MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

The boards of directors of Sun American Bancorp, a single bank holding company organized under the laws of the State of Delaware, its subsidiary, Sun American Bank, and Independent Community Bank, both of which are Florida commercial banks, have unanimously approved an agreement to merge Independent Community Bank with and into Sun American Bank. Each Independent Community Bank shareholder may elect to receive 6.4463 shares of Sun American Bancorp common stock, or a cash payment of $34.81, or a combination of Sun American Bancorp common stock and cash, for each share of Independent Community Bank common stock owned. However, because not more than 42% of the total number of shares of Independent Community Bank common stock outstanding at the effective time of the merger may be converted into cash consideration and the remaining outstanding shares will be converted into Sun American Bancorp common stock, you may receive a combination of cash and shares of Sun American Bancorp common stock for your shares of Independent Community Bank that is different than what you elect, depending on the elections made by other Independent Community Bank shareholders. You will receive cash in lieu of any fractional shares of Sun American Bancorp common stock that you would otherwise receive in the merger, based on the market value of Sun American Bancorp common stock determined shortly before the effective time of the merger.

Sun American Bancorp common stock is listed on the American Stock Exchange under the trading symbol “SBK.”  On November 17, 2006, the date of execution of the merger agreement, the closing price of a share of Sun American Bancorp common stock was $5.39. On February 12, 2007, the closing price of a share of Sun American Bancorp common stock was $5.15. There is no established public trading market for the shares of Independent Community Bank common stock and management of Independent Community Bank is not aware of the pricing on the sporadic sales of such stock in private transactions.

The merger cannot be completed unless the shareholders of Independent Community Bank approve the merger agreement and certain other conditions are satisfied or waived. Independent Community Bank has scheduled a special meeting for its shareholders to vote on the merger agreement for March 23, 2007. Independent Community Bank’s board of directors unanimously recommends that its shareholders vote “FOR” approval of the merger agreement. This document describes the merger, the documents related to the merger, the special meeting and other related matters. It constitutes a proxy statement of Independent Community Bank and a prospectus relating to Sun American Bancorp’s issuance of up to 4.6 million shares of common stock in connection with the merger. We urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the “Risk Factors” section beginning on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Sun American Bancorp common stock to be issued in connection with the merger are not deposits or savings accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated February 12, 2007 and it is first being distributed to Independent Community Bank shareholders on or about February 14, 2007.

INDEPENDENT COMMUNITY BANK

250 Tequesta Drive, Suite 101

Tequesta, Florida 33469

Notice of Special Meeting of Shareholders to be held on March 23, 2007

To the Shareholders of Independent Community Bank:

You are cordially invited to attend the special meeting of shareholders of Independent Community Bank, which will be held at 250 Tequesta Drive, Suite 101, Tequesta, Florida 33469 on March 23, 2007, at 10:30 a.m., local time, for the following purposes:

1.

to approve the agreement and plan of merger, dated as of November 17, 2006, by and among Sun American Bancorp, Sun American Bank and Independent Community Bank and the transactions contemplated by the merger agreement, including the merger of Independent Community Bank with and into Sun American Bank, with Sun American Bank being the surviving company in the merger, as more fully described in the accompanying proxy statement/prospectus;

2.

to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal, as more fully described in the accompanying proxy statement/prospectus; and

3.

to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

Only shareholders of record at the close of business on February 9, 2007 are entitled to vote at the special meeting or any postponements or adjournments of the special meeting. The affirmative vote of a majority of the shares entitled to vote at the special meeting is required to approve Proposal 1 listed above. The affirmative vote of a majority of the votes cast at the special meeting is required to approve Proposal 2.

If Proposal 1 is approved and the merger is consummated, then each shareholder of Independent Community Bank who votes against the approval of the merger agreement or provides written notice to Independent Community Bank at or prior to the special meeting indicating that such shareholder dissents from the merger agreement may be entitled to receive payment in cash of the value of the shareholder’s shares of Independent Community Bank common stock. The dissenters’ rights of any Independent Community Bank shareholder are contingent upon strict compliance with the requirements of Section 658.44 of the Florida Statutes, relating to the rights of dissenting shareholders. For a summary of these requirements, see “The Merger — Dissenters’ Rights” in the proxy statement/prospectus. The full text of Section 658.44 is included as Appendix B to the proxy statement/prospectus.

The board of directors unanimously recommends that the shareholders vote “FOR” the Proposals 1 and 2 listed above.

Regardless of whether you plan to attend the special meeting, please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure you that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Timothy L. Leathers
President and Chief Executive Officer

Tequesta, Florida

February 14, 2007

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE VOTING PROCEDURES

FOR THE SPECIAL MEETING

1

SUMMARY

4

The Companies

4

Special Meeting of Independent Community Bank Shareholders and Recommendation of
Independent Community Bank Board of Directors

4

Special Meeting of Sun American Bancorp Stockholders

5

The Merger

5

Reasons for the Merger Transaction

5

Merger Consideration

6

Allocation Process

7

Election Procedures

7

Delivery of Merger Consideration

8

Treatment of Independent Community Bank Stock Options

8

Conditions to the Merger

8

Termination of the Merger Agreement

9

Termination Fee

10

Material United States Federal Income Tax Consequences

11

Interests of Directors and Executive Officers of Independent Community Bank in the Merger

11

Opinion of Financial Advisor

11

Regulatory Approvals

12

Accounting Treatment

12

Comparative Rights of Sun American Bancorp Stockholders and Independent Community
Bank Shareholders

12

Dissenters’ Rights

12

Resales of Shares of Sun American Bancorp Common Stock

12

Recent Developments Affecting Sun American Bancorp — Acquisition of Certain Assets and

Liabilities of Beach Bank and Approval of Reverse Stock Split

13

Recent Developments Affecting Sun American Bancorp – Unaudited Financial Information at

and for the Fiscal Year and Fiscal Quarter Ended December 31, 2006

14

Management’s Discussion and Analysis of Recent Developments

15

SUN AMERICAN BANCORP SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

18

INDEPENDENT COMMUNITY BANK SELECTED HISTORICAL FINANCIAL DATA

19

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

20

MARKET VALUE OF SUN AMERICAN BANCORP AND INDEPENDENT COMMUNITY

BANK COMMON STOCK

21

RISK FACTORS

22

Risks Related to the Merger Transaction

22

Risks Related to Our Business

25

Risks Related to an Investment in Our Securities

29

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

32

THE MERGER

33

Background of and Reasons for the Merger Transaction

33

Opinion of Financial Advisor

35

Funding of the Merger

40

Regulatory Approvals

40

Accounting Treatment

40

Interests of Directors and Executive Officers of Independent Community Bank in the Merger

40

i

Material United States Federal Income Tax Consequences

43

Dissenters’ Rights

47

Resales of Shares of Sun American Bancorp Common Stock

47

TERMS OF THE MERGER AGREEMENT

48

Payment of Merger Consideration

48

Allocation Process

48

Election Procedures

49

Deposit of Merger Consideration

50

Delivery of Merger Consideration

50

Treatment of Fractional Shares

50

Treatment of Independent Community Bank Stock Options

51

Management and Operations After the Merger Transaction

51

Representations and Warranties

51

Conditions to the Merger Transaction

54

Amendment, Waiver and Termination

55

Termination Fee

56

Conduct of Business Pending the Merger Transaction

56

Expenses

58

SUN AMERICAN BANCORP AND BEACH BANK UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

59

SUN AMERICAN BANCORP AND INDEPENDENT COMMUNITY BANK

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

65

INFORMATION ABOUT SUN AMERICAN BANCORP AND SUN AMERICAN BANK

72

General

72

Competition

74

Supervision and Regulation

74

Employees

81

Description of Property

82

Legal Proceedings

84

SUN AMERICAN BANCORP’S MANAGEMENT’S DISCUSSION AND ANALYSIS

OR PLAN OF OPERATION

86

Overview

86

Results of Operations

87

Discussion of Changes in Financial Condition

92

Critical Accounting Policies

101

Earning Assets

102

Liabilities and Shareholders’ Equity

111

Quantitative and Qualitative Disclosures about Market Risk

120

DIRECTORS AND EXECUTIVE OFFICERS OF SUN AMERICAN BANCORP

122

Board of Directors and Executive Officers

122

Committees of the Board of Directors

124

Independence of the Board of Directors

124

Compensation Committee Interlocks and Insider Participation

125

Director Compensation

125

SUN AMERICAN BANCORP’S EXECUTIVE COMPENSATION

126

Compensation Discussion and Analysis

126

Summary Compensation Table

130

Grants of Plan–Based Awards in Fiscal Year 2006

131

Option Exercises and Stock Vested in Fiscal Year 2006

131

Outstanding Equity Awards at Fiscal 2006 Year-End

132

Employment Contracts and Termination of Employment Arrangements and

Potential Payments Upon Termination or Change in Control

132

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF SUN AMERICAN BANCORP

135

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

SUN AMERICAN BANCORP

137

DESCRIPTION OF SUN AMERICAN BANCORP STOCK

142

INFORMATION ABOUT INDEPENDENT COMMUNITY BANK

144

General

144

Lending Activities

144

Employees

146

Description of Property

146

Legal Proceedings

146

Changes in Certifying Accountant

147

INDEPENDENT COMMUNITY BANK’S MANAGEMENT’S DISCUSSION

AND ANALYSIS OR PLAN OF OPERATION

148

General

148

Overview

148

Critical Accounting Policies

148

Average Balance Sheet

150

Liquidity and Capital Resources

152

Equity and Capital Resources

153

Lending Activities

154

Asset Quality

155

Investment Activities

156

Deposit Accounts

158

Results of Operations

160

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

INDEPENDENT COMMUNITY BANK

162

COMPARATIVE RIGHTS OF SUN AMERICAN BANCORP STOCKHOLDERS AND

INDEPENDENT COMMUNITY BANK SHAREHOLDERS

164

Size and Election of the Board of Directors

164

Removal of Directors

164

Special Meetings of Stockholders; Action without a Meeting

165

Quorum Requirements for Meetings of Stockholders

165

Mergers, Share Exchanges, Sales of Assets

165

Amendment of Articles or Certificate of Incorporation and By-Laws

166

Transfer Restrictions

166

Rights of Preemption

166

Rights of Dissenting Stockholders

167

Preferred Stock

167

Business Combinations

167

Directors’ Liability

168

Indemnification and Advancement

168

INFORMATION ABOUT BEACH BANK

170

General

170

Lending Activities

170

Investment Activities

174

Deposit Accounts

176

Legal Proceedings

176

BEACH BANK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

178

Overview

178

Critical Accounting Policies

179

Liquidity and Capital Resources

179

Results of Operations

181

Discussion of Changes in Financial Condition

188

SPECIAL MEETING OF INDEPENDENT COMMUNITY BANK SHAREHOLDERS

193

Meeting Date, Time, Place and Record Date

193

Matters to be Considered at the Special Meeting of Shareholders

193

Quorum and Vote Required

193

Voting of Proxies

193

Revocability of Proxies

194

Solicitation of Proxies

194

Recommendation of the Board of Directors

194

PROPOSAL 1 TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF

NOVEMBER 17, 2006, BY AND AMONG SUN AMERICAN BANCORP, SUN AMERICAN

BANK AND INDEPENDENT COMMUNITY BANK AND THE TRANSACTIONS

CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER OF

INDEPENDENT COMMUNITY BANK WITH  AND INTO SUN AMERICAN BANK, WITH

SUN AMERICAN BANK BEING THE SURVIVING  COMPANY IN THE MERGER

195

Required Vote

195

The Merger

195

Dissenters’ Rights

195

Principal Effect of Non-Approval of Proposal 1

195

PROPOSAL 2 TO ADJOURN THE SPECIAL MEETING TO A LATER DATE OR DATES,

IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE

NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE

PROPOSAL 1

196

Required Vote

196

Adjournment of the Special Meeting

196

Dissenters’ Rights

196

Principal Effect of Non-Approval of Proposal 2

196

OTHER MATTERS

197

SHAREHOLDER PROPOSALS

197

LEGAL MATTERS

197

EXPERTS

197

WHERE YOU CAN FIND MORE INFORMATION

197

INDEX TO SUN AMERICAN BANCORP AND SUBSIDIARIES CONSOLIDATED

FINANCIAL STATEMENTS

 F-1

INDEX TO INDEPENDENT COMMUNITY BANK FINANCIAL STATEMENTS

 F-41

INDEX TO BEACH BANK FINANCIAL STATEMENTS

 F-69

APPENDIX A	— Agreement and Plan of Merger A-1
APPENDIX B	— Section 658.44 Florida Statutes B-1
APPENDIX C	— Opinion of Financial Advisor C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE VOTING PROCEDURES FOR THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the Independent Community Bank special meeting of shareholders. The questions and answers may not address all questions that may be important to you as an Independent Community Bank shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus and the appendices to this proxy statement/prospectus.

Q.

Why am I receiving this proxy statement/prospectus?

A.

On November 17, 2006, Independent Community Bank entered into a definitive agreement and plan of merger with Sun American Bancorp, a holding company organized under the laws of the State of Delaware, and its subsidiary, Sun American Bank, a Florida commercial bank. Pursuant to the merger agreement, Independent Community Bank intends to merge with and into Sun American Bank, with Sun American Bank being the surviving company in the merger, referred to as the merger transaction in the proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. For specific information regarding the merger agreement, please refer to the section entitled “Terms of the Merger Agreement” in this proxy statement/prospectus. Independent Community Bank will hold a special meeting of its shareholders to obtain approval of certain proposals in connection with the merger transaction. See the section entitled “Special Meeting of Independent Community Bank Shareholders” in this proxy statement/prospectus for information about the special meeting.

This document includes a proxy statement of Independent Community Bank, a notice to Independent Community Bank shareholders in accordance with the Florida Business Corporation Act and the Florida Banking Code and a prospectus of Sun American Bancorp for the shares of its common stock that it will issue to Independent Community Bank shareholders in connection with the merger. This proxy statement/prospectus contains important information about Sun American Bancorp, the merger transaction and the special meeting, and you should read it carefully.

Q:

What should I do now?

A.

After you have carefully read this proxy statement/prospectus, indicate on your enclosed proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. You should also complete your form of election and letter of transmittal, enclosed with this proxy statement/prospectus, to specify the type of merger consideration you prefer to receive.

Q:

What will I receive in the merger?

A:

If the merger is completed, your shares of Independent Community Bank common stock will be converted into the right to receive shares of Sun American Bancorp common stock and/or cash. You are entitled to elect for each Independent Community Bank share you own whether you want to receive, subject to adjustments:

•

$34.81 in cash; or

•

6.4463 shares of Sun American Bancorp common stock.

Cash will be paid in lieu of issuing fractional shares.

The merger agreement provides that not more than 42% of the outstanding shares of Independent Community Bank common stock may be converted into cash, with the balance of the outstanding Independent Community Bank shares of common stock converted into shares of Sun American Bancorp common stock. If Independent Community Bank shareholder elections would result in the payment of cash consideration for more than 42%, or the issuance of shares of Sun American Bancorp common stock for more than 58%, of the outstanding Independent Community Bank shares, then your elections will be subject to proration as described under “Terms of the Merger Agreement — Allocation Process.” As a result of the proration, you may not receive cash or Sun American Bancorp shares to the full extent that you elect.

Based on the price of Sun American Bancorp common stock of $5.40 per share and assuming the cash out of all outstanding Independent Community Bank stock options, the transaction value is estimated at $40.9 million.

As of February 12, 2007, the closing price for a share of Sun American Bancorp common stock was $5.15. You should obtain the current market price for shares of Sun American Bancorp common stock prior to making your election of the merger consideration. Sun American Bancorp common stock is listed on the American Stock Exchange under the trading symbol “SBK.”

Q:

Which form of merger consideration should I choose?

A:

The form of merger consideration that you should choose when completing the enclosed form of election and letter of transmittal depends upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q:

What will happen if I do not make an election as to some or all of my Independent Community Bank shares?

A:

Your non-election will either be treated as an election for cash, Sun American Bancorp common stock, or a combination of both, depending on the elections that are made by other Independent Community Bank shareholders. If you do not make an election, it is impossible to predict at this point what merger consideration you will receive.

Q:

If I am voting against the merger agreement, should I still make an election?

A:

Yes. If you are voting against the merger agreement, but do not exercise your dissenters’ rights, you should complete and submit your form of election and letter of transmittal. If the merger agreement is approved by the Independent Community Bank shareholders and becomes effective, you will receive merger consideration based on the form of election and letter of transmittal you submit. If you fail to submit the form of election and letter of transmittal, your Independent Community Bank shares will be treated as described in the preceding answer.

Q:

Can I change my election?

A:

Yes. You can change your election by submitting a new form of election and letter of transmittal to the exchange agent prior to the election deadline, which is 5:00 p.m., local time, on March 22, 2007. After the election deadline, no changes may be made.

Q:

Why did the board of directors of Independent Community Bank call the special meeting of shareholders?

A:

The board of directors of Independent Community Bank called the special meeting of shareholders because the merger agreement must be approved by Independent Community Bank shareholders prior to the effective time of the merger of Independent Community Bank with and into Sun American Bank.

Q:

Why is my vote important?

A.

If you do not return your proxy card or vote in person at the special meeting, your shares of common stock cannot be included in the calculation of the number of shares considered to be present at the special meeting for quorum purposes. If a quorum is not present at the special meeting of shareholders, we will be required to postpone the meeting and may have to re-solicit your proxy, which will cost additional time and expense.

The merger agreement must be approved by the holders of a majority of the shares of Independent Community Bank common stock entitled to vote at the Independent Community Bank special meeting. Therefore, your failure to vote, by proxy or in person, will have the same effect as a vote against the merger agreement. If the merger agreement and transactions contemplated by the merger agreement are not approved by the Independent Community Bank shareholders, Independent Community Bank will be unable to consummate the merger transaction and its shareholders will not benefit from the effects of the merger transaction.

Directors and executive officers of Independent Community Bank who collectively hold an aggregate of 443,497 shares (excluding options), or approximately 40.7%, of the Independent Community Bank common stock, are entitled to vote at the special meeting. The directors of Independent Community Bank, other than Mr. Leathers, have entered into voting agreements obligating them to vote for the merger transaction and the executive officers of Independent Community Bank, including Mr. Leathers, have indicated that they intend to vote for the merger transaction.  As a result, approval of the merger transaction proposal will only require the approval of approximately 10% of the remaining shareholders.  Thus, approval of the merger transaction proposal is virtually assured.

Q:

Can I change my vote after I have submitted my proxy?

A.

Yes. You may change your vote at any time before your proxy card is voted at the special meeting of Independent Community Bank shareholders. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Independent Community Bank’s corporate office as indicated on the special meeting notice for delivery prior to the special meeting on March 23, 2007. Third, you can attend the special meeting of shareholders and vote your shares in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:

Am I entitled to dissenters’ rights?

A:

Yes. Under Florida banking law, you will be entitled to dissenters’ rights in connection with the merger transaction. See “The Merger — Dissenters’ Rights” for additional information regarding the procedures for exercising dissenters’ rights.

Q:

Are there risks I should consider in deciding whether to vote for the approval of the merger agreement and whether to exercise my dissenters’ rights?

A:

Yes. You should carefully consider the information set forth in the “Risk Factors” section of this proxy statement/prospectus beginning on page 22.

Q:

Did a financial advisor to Independent Community Bank render a fairness opinion in connection with the merger transaction?

A:

Yes. In deciding to approve the terms of the merger agreement, the Independent Community Bank board of directors obtained an opinion of its financial advisor regarding the fairness of the merger consideration from a financial point of view. For more information regarding the fairness opinion, see “The Merger — Opinion of Financial Advisor.”

Q

What are the tax consequences of the merger to me?

A:

We have structured the merger so that if you exchange Independent Community Bank shares solely for Sun American Bancorp shares in the merger you will not recognize any gain or loss for federal income tax purposes. Taxable gain may result, however, to the extent an Independent Community Bank shareholder receives cash instead of Sun American Bancorp common stock (including cash received in lieu of fractional shares of Sun American Bancorp common stock). Blank Rome LLP will provide an opinion to Sun American Bancorp (i) that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) that the discussion of the material federal income tax consequences of the merger under the section entitled “The Merger — Material United States Federal Income Tax Consequences” is correct. See the discussion of the tax implications below under the section entitled “The Merger — Material United States Federal Income Tax Consequences” for more information. Your tax consequences will depend on your personal situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:

When is the merger transaction expected to be completed?

A:

Independent Community Bank and Sun American Bancorp are working to complete the merger transaction as quickly as possible. Sun American Bancorp must first obtain the necessary regulatory approvals and the merger agreement is subject to the approval of Independent Community Bank shareholders at the special meeting. Sun American Bancorp currently expects to complete the merger transaction by the end of the first quarter of fiscal 2007.

Q:

Whom should I contact with questions about the merger or the special meeting?

A.

You should contact Timothy Leathers at Independent Community Bank, 250 Tequesta Drive, Suite 101, Tequesta, Florida 33469, tel.:  561-746-1190.

SUMMARY

This summary, together with the preceding Questions and Answers section, highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger and for a more complete description of the terms of the merger agreement, you should read carefully this entire proxy statement/prospectus, including appendices. Sun American Bancorp provides page references parenthetically to direct you to a more complete description in the proxy statement/prospectus of the topics included in this summary.

The Companies (pages 72 and 144)

Sun American Bancorp

1200 N. Federal Highway, Suite 111-A

Boca Raton, Florida  33432

(561) 826-0464

Sun American Bancorp, organized under the laws of the State of Delaware, is a holding company for Sun American Bank, with total consolidated assets of $330.5 million at September 30, 2006. Through its banking subsidiary, Sun American Bank, which is a Florida commercial bank, Sun American Bancorp provides general commercial banking services. Sun American Bank’s primary market areas are Miami-Dade, Broward, and Palm Beach County in southeast Florida, where it currently operates twelve full-service branch offices and one specialty branch office.

Independent Community Bank

250 Tequesta Drive, Suite 101

Tequesta, Florida 33469

(561) 746-1190

Independent Community Bank is a Florida commercial bank, with total assets of $122.6 million at September 30, 2006. Independent Community Bank offers commercial and consumer loans to borrowers through its branch in Tequesta, Florida. Independent Community Bank also offers checking and savings accounts and certificates of deposit to its customers. Independent Community Bank’s market area is Palm Beach County located in southeast Florida.

Special Meeting of Independent Community Bank Shareholders and Recommendation of Independent Community Bank Board of Directors (page 193)

The special meeting of Independent Community Bank shareholders is scheduled to be held at 250 Tequesta Drive, Suite 101, Tequesta, Florida 33469 at 10:30 a.m., local time, on March 23, 2007. At the Independent Community Bank special meeting, you will be asked to consider and vote on a proposal to approve the merger agreement and transactions contemplated by the merger agreement. Only Independent Community Bank shareholders of record as of the close of business on February 9, 2007 are entitled to vote at the Independent Community Bank special meeting and any adjournments or postponements of the Independent Community Bank special meeting.

Approval of the merger agreement requires the affirmative vote of holders of a majority of the shares of Independent Community Bank common stock entitled to vote at the Independent Community Bank special meeting. As of the record date, there were 1,090,473 shares of Independent Community Bank common stock outstanding and entitled to vote at the special meeting. The directors and executive officers of Independent Community Bank (and their affiliates), as a group, owned approximately 40.7% of the outstanding shares of Independent Community Bank common stock entitled to vote at the special meeting, as of the record date. None of the directors and executive officers of Sun American Bancorp, or their affiliates, owned any shares of Independent Community Bank common stock entitled to vote at the Independent Community Bank special meeting as of the record date.

The Independent Community Bank board of directors approved the merger agreement and the proposed merger. The Independent Community Bank board of directors believes that the merger agreement, including the merger contemplated by the merger agreement, is advisable and fair to, and in the best interests of, Independent Community Bank and its shareholders, and therefore recommends that Independent Community Bank shareholders vote “FOR” the proposal to approve the merger agreement. In reaching its decision, the Independent Community

Bank board of directors considered a number of factors, which are described in the section captioned “The Merger — Background of and Reasons for the Merger Transaction.” Because of the wide variety of factors considered, the Independent Community Bank board of directors did not believe it was practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision. Pursuant to voting agreements, entered into at the time the merger agreement was signed, between Sun American Bancorp and each director of Independent Community Bank other than Timothy Leathers, such directors agreed, among other things, to vote or cause to be voted all shares beneficially owned by them in favor of approval of the merger agreement and the transactions contemplated by the merger agreement.

Special Meeting of Sun American Bancorp Stockholders

The special meeting of Sun American Bancorp stockholders was held on December 27, 2006 at which the stockholders approved, among other proposals, the issuance and sale of up to 4,600,000 shares of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank and assumption of options to purchase approximately 808,372 shares of common stock. No further approval of the stockholders of Sun American Bancorp is required with respect to the merger agreement.

As of November 20, 2006, the record date for the Sun American Bancorp special meeting, there were 19,470,259 shares of Sun American Bancorp common stock outstanding and entitled to vote. The directors and executive officers of Sun American Bancorp (and their affiliates), as a group, beneficially owned approximately 8% of the outstanding shares of Sun American Bancorp common stock entitled to vote at the Sun American Bancorp special meeting, as of the record date. None of the directors and executive officers of Independent Community Bank, or their affiliates, owned any shares of Sun American Bancorp common stock entitled to vote at the Sun American Bancorp special meeting, as of the record date.

The Merger (page 33)

On November 17, 2006, Sun American Bancorp, its subsidiary, Sun American Bank, and Independent Community Bank entered into the merger agreement, pursuant to which Independent Community Bank intends to merge with and into Sun American Bank. Sun American Bank will be the surviving bank in the merger and will continue its corporate existence under the laws of the State of Florida. A copy of the merger agreement is attached as Appendix A and is incorporated by reference into this proxy statement/prospectus.

There can be no assurances that the merger of Independent Community Bank with and into Sun American Bank will be completed as the respective obligations of each party to effect the merger are subject to the satisfaction at or prior to the closing date of several conditions.

Reasons for the Merger Transaction (page 33)

Independent Community Bank board of directors believes that the merger transaction is fair to, and in the best interests of, Independent Community Bank and its shareholders. In reaching its decision to approve the merger agreement, Independent Community Bank board of directors consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the limitations of the bank’s current market and the potential for enhancement of shareholder value as well as:

•

that Sun American Bancorp is paying a premium of 3.9 tangible book value based on normalized equity of 7.5% and dollar for dollar on the excess capital of Independent Community Bank, adding value to the shareholders’ shares;

•

that, because both Independent Community Bank and Sun American Bank are local financial institutions, the merger transaction will result in an expanded presence in the local financial institutions’ market, serving business and retail financial needs with local decision-making and serving a greater base of individuals and businesses overall;

•

the opportunity for the shareholders, customers and employees to benefit from the expanded network of Sun American Bank branches and the access to a greater selection of products and services;

•

that, although the Sun American Bancorp shares are thinly traded, Sun American Bancorp is a listed company on the American Stock Exchange and, upon the effectiveness of the merger, the shareholders, other than directors and executive officers of Independent Community Bank, will be obtaining registered securities that are not restricted as to resale;

•

the positive impact of the merger transaction on Independent Community Bank employees and customers and the communities served by Independent Community Bank; and

•

that the merger transaction is subject to certain conditions, including the approval of the shareholders, the receipt of regulatory approvals, and the registration with the Securities and Exchange Commission, referred to as the SEC in this proxy statement/prospectus, of the shares to be issued by Sun American Bancorp in the merger transaction.

Sun American Bancorp’s board of directors believes that the merger transaction is fair to, and in the best interest of, Sun American Bancorp and its stockholders. In reaching its decision to approve the merger agreement, Sun American Bancorp’s board of directors consulted with its management, as well as with its financial advisors, and considered a variety of factors, including the following:

•

the expectation that the rate of earnings growth of the combined company would be greater than Sun American Bancorp could achieve separately;

•

the analysis of the business, operations, financial condition, earnings and prospects of Independent Community Bank including the information obtained in Sun American Bancorp’s due diligence review of Independent Community Bank;

•

the complementary nature of Sun American Bank’s and Independent Community Bank’s businesses, management and employee cultures and the geographic locations of their respective banks; and

•

the strategic opportunity presented by a combination of Sun American Bank and Independent Community Bank.

Merger Consideration (pages 48 and 50)

If the merger is completed, your shares of Independent Community Bank common stock will be converted into the right to receive shares of Sun American Bancorp common stock and/or cash.  You are entitled to elect for each Independent Community Bank share you own whether you want to receive, subject to adjustments:

•

$34.81 in cash; or

•

6.4463 shares of Sun American Bancorp common stock.

Cash will be paid in lieu of issuing fractional shares based on the formula in the merger agreement.

Based on the price of Sun American Bancorp common stock of $5.40 per share and assuming the cash out of all outstanding Independent Community Bank stock options, the transaction value is estimated at $40.9 million. Sun American Bancorp expects to issue between approximately 4,100,000 and 4,600,000 shares of common stock in connection with the merger depending upon how many options to purchase shares of Independent Community Bank common stock held by Independent Community Bank’s directors, officers and employees are exercised prior to closing. Sun American Bancorp does not know which options, if any, will be exercised prior to closing and no option holder is legally obligated to exercise his or her options prior to closing. If no options to purchase shares of Independent Community Bank common stock are exercised prior to closing, Sun American Bancorp will assume options to purchase up to approximately 125,401 shares of Independent Community Bank common stock (808,372 shares of Sun American Bancorp common stock on an as converted basis). The merger consideration for 42% of the outstanding shares of Independent Community Bank common stock will be paid in cash, and there may be allocations of cash or stock made to Independent Community Bank shareholders to ensure that this requirement is satisfied.

Directors and executive officers of Independent Community Bank collectively own approximately 443,497 shares, or 40.7%, of the outstanding Independent Community Bank common stock (exclusive of options). Such individuals have the right to acquire an additional 117,906 shares of Independent Community Bank stock pursuant to the exercise of options. The directors and executive officers of Independent Community Bank are not contractually obligated to select either cash or stock as merger consideration. Directors and officers of Independent Community Bank hold 452,351 shares of Independent Community Bank common stock as of the record date (excluding options) and have indicated their present intention to elect to receive shares of Sun American Bancorp common stock in exchange for 241,373 shares of Independent Community Bank common stock and cash for the remaining 210,978 shares of Independent Community Bank common stock held by them. Directors and officers of Independent Community Bank holding options to purchase 60,916 shares of Independent Community Bank common stock have indicated that they presently intend to elect to convert their options into options to purchase Sun American Bancorp common stock. The remaining directors and officers of Independent Community Bank holding options to purchase 48,136 shares of Independent Community Bank common stock have indicated their present intention to convert their Independent Community Bank options into cash. If directors and executive officers elected to receive cash for the approximately 40.7% of the outstanding shares of Independent Community Bank common stock owned by them, the other shareholders electing to receive cash as merger consideration, as well as these directors and executive officers electing cash, may not receive all of the merger consideration requested in cash.

Allocation Process (page 48)

The merger agreement provides that 42% of the outstanding shares of Independent Community Bank common stock will be converted into cash, with the balance of the outstanding Independent Community Bank common stock converted into Sun American Bancorp common stock. In the event Independent Community Bank shareholders elect to convert more or less than 42% of Independent Community Bank shares to cash, the allocation process set forth in the merger agreement describes how cash and shares of Sun American Bancorp common stock will be allocated among electing Independent Community Bank shareholders. See “Terms of the Merger Agreement – Allocation Process” for additional detailed information regarding the allocation process.

Election Procedures (page 49)

Each holder of Independent Community Bank common stock as of February 9, 2007 will be entitled to elect to receive shares of Sun American Bancorp common stock, cash or any combination of stock and cash in exchange for his or her shares of Independent Community Bank common stock, subject to the allocation process set forth above. An Independent Community Bank shareholder must complete and submit an enclosed form of election and letter of transmittal, which should be received by the exchange agent,Olde Monmouth Stock Transfer Co., Inc., prior to the election deadline of 5:00 p.m., local time, on March 22, 2007.

The form of election and letter of transmittal must be accompanied by the stock certificates to which the form of election and letter of transmittal relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in the form of election and letter of transmittal, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are delivered to the exchange agent by the time required in the guarantee of delivery. Should the stock certificates covered by the guarantee of delivery not be delivered within the time set forth on such guarantee, an otherwise proper election will be invalidated unless otherwise determined by Sun American Bancorp, in its sole discretion, and any shares evidenced by such certificates will be deemed non-election shares.

Independent Community Bank shareholders may, at any time prior to the election deadline, change or revoke their election by sending written notice to be received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election and letter of transmittal. Independent Community Bank shareholders may also revoke their election by withdrawing their stock certificates, or the guarantee of delivery of such certificates, previously deposited with the exchange agent prior to the election deadline. Subject to the terms of the exchange agent agreement, Sun American Bancorp has, in its reasonable discretion, the power to determine the effectiveness of each Independent Community Bank shareholder election. Should Sun American Bancorp determine that an election was defective, the shares of Independent Community Bank common stock covered by such election will be treated as though no election was made with respect to such shares. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification from Sun American Bancorp or Independent Community Bank that the merger agreement was terminated.

Delivery of Merger Consideration (page 50)

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail Independent Community Bank shareholders who fail to make an effective election (i) instructions for surrendering stock certificates in exchange for merger consideration and any cash in lieu of fractional shares of Sun American Bancorp common stock and (ii) a letter of transmittal. Independent Community Bank shareholders who surrender their stock certificates to the exchange agent, accompanied by a properly completed form of election and letter of transmittal, will thereafter be entitled to receive, promptly after the effective time of the merger, merger consideration and any cash in lieu of fractional shares of Sun American Bancorp common stock in respect of the shares of Independent Community Bank common stock surrendered. Until such certificates are surrendered, each certificate will represent, after the effective time of the merger, only the right to receive, without interest, merger consideration and any cash in lieu of fractional shares of Sun American Bancorp common stock to be issued or paid as consideration therefor.

Treatment of Independent Community Bank Stock Options (page 51)

At the effective time of the merger, each option granted by Independent Community Bank under its option plans, whether or not vested that is outstanding and unexercised immediately prior to the effective time of the merger will be converted, at the option of the holder, into: (i) the right to receive a cash payment in an amount equal to (a) any positive difference between the amount of $34.81 and the exercise price per share of each such stock option multiplied by (b) the number of shares subject to the stock option; or (ii) an option to purchase shares of Sun American Bancorp common stock. The number of shares underlying such option to purchase Sun American Bancorp common stock will be determined pursuant to the calculation set forth in the merger agreement.

Conditions to the Merger (page 54)

The respective obligation of each party to effect the merger transaction is subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

•

the merger agreement must be approved and adopted by the requisite vote of the holders of the outstanding shares of Independent Community Bank;

•

Sun American Bancorp’s shares of common stock to be issued in the merger transaction must be authorized for listing on the American Stock Exchange;

•

all required regulatory approvals must be obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired;

•

the registration statement of which this proxy statement/prospectus is a part must be effective under the Securities Act and no stop order shall have been issued, initiated or threatened by the SEC;

•

no order, injunction or decree issued by any court or agency or prohibition preventing the consummation of the merger transaction shall be in effect. No statute, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restricts or makes illegal consummation of the merger transaction; and

•

Sun American Bancorp and each of Messrs. Timothy Leathers and Reid French and Ms. Joyce Pinder, who are executives of Independent Community Bank, shall have entered into a new employment agreement, pursuant to the terms as described in the merger agreement, as of the date of closing.

Sun American Bancorp’s obligation to effect the merger transaction also is subject to the satisfaction or its waiver at or prior to the effective time of the merger of the following conditions:

•

(i) the representations and warranties of Independent Community Bank set forth in the merger agreement (other than those regarding the capitalization of Independent Community Bank) shall be true and correct as of the date of the merger agreement and as of the closing date; and (ii) the representations and warranties of Independent Community Bank’s capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date, subject to the provisions in the merger agreement;

•

Independent Community Bank shall have performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

receipt of a certificate of an executive officer of Independent Community Bank stating that, to his or her knowledge, certain conditions have been met;

•

each member of the Independent Community Bank board of directors, other than Timothy L. Leathers, shall have executed a non-competition agreement;

•

receipt of a legal opinion of Shumaker, Loop & Kendrick, LLP, counsel to Independent Community Bank;

•

receipt of Independent Community Bank’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Florida;

•

receipt of a certificate of good standing of Independent Community Bank;

•

termination of existing employment and executive continuity agreements with Messrs. Leathers and French and Ms. Pinder;

•

receipt of release and waiver letters; and

•

preparation by Independent Community Bank, and review by Sun American Bancorp, of all tax returns with respect to taxable periods ending on or before the closing date.

The obligation of Independent Community Bank to effect the merger transaction also is subject to the satisfaction or waiver by Independent Community Bank at or prior to the effective time of the merger of the following conditions:

•

(i) Sun American Bancorp’s representations and warranties as set forth in the merger agreement (other than those regarding its capitalization) shall be true and correct as of the date of the merger agreement and as of the closing date; and (ii) the representations and warranties of its capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•

Sun American Bancorp shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

Independent Community Bank’s approval of the exchange agent agreement and the form of both the letter of transmittal and the instructions relating to it prior to the effective time of the merger; and

•

Independent Community Bank’s receipt of a certificate of an executive officer of Sun American Bancorp stating that, to his knowledge, certain conditions have been met.

Termination of the Merger Agreement (page 55)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger transaction by the shareholders of Independent Community Bank:

•

by mutual consent of the parties;

•

by either party upon written notice to the other party: (i) 30 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental entity unless, within such 30 day period, a petition for rehearing or an amended application has been filed, provided, however, that no party shall have the right to terminate the merger agreement if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party; or (ii) if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the merger transaction;

•

if the merger transaction shall not have been consummated on or before June 30, 2007, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

•

by either party if the approval required for the consummation of the merger transaction is not obtained by reason of the failure to obtain the required vote of Independent Community Bank’s shareholders at a duly held meeting or at any adjournment or postponement thereof;

•

by either party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there shall have been a material breach of any of the representations or warranties set forth in the merger agreement on the part of the non-terminating party, which breach is not cured within 30 days following written notice to the breaching party, or which breach, by its nature, cannot be cured prior to the closing of the merger transaction; provided, however, that neither party shall have the right to terminate the merger agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the merger transaction;

•

by Sun American Bancorp in the event the required regulatory approval contains conditions to approval that it reasonably believes to be onerous; or

•

by Sun American Bancorp, upon the failure of the parties to the voting agreement to: (i) vote all of their shares of Independent Community Bank common stock in favor of the transactions contemplated by the merger agreement; and (ii) to the extent permitted under applicable law, to recommend that the merger transaction be approved by the Independent Community Bank shareholders.

Termination Fee (page 56)

Independent Community Bank is obligated to pay Sun American Bancorp a termination fee of $1.25 million in connection with the following triggering events:

•

prior to the termination of the merger agreement pursuant to its terms or within six months after the termination of the merger agreement by Sun American Bancorp or Independent Community Bank because the requisite shareholder approval has not been obtained, an “acquisition proposal,” as defined in the merger agreement, is made to Independent Community Bank and Independent Community Bank accepts such acquisition proposal by entering into a definitive purchase agreement with the third party;

•

Independent Community Bank materially breaches the merger agreement; or

•

the voting agreement parties fail (i) to vote all of their shares of Independent Community Bank common stock which they are entitled to vote in favor of the transactions contemplated by the merger agreement at the meeting of Independent Community Bank shareholders pursuant to the voting agreement, and (ii) to the extent permitted under applicable law, to recommend that the transaction be approved by the Independent Community Bank shareholders.

If Independent Community Bank fails promptly to pay the termination fee set forth above and, to obtain such payment, Sun American Bancorp or Sun American Bank commences a suit which results in a judgment against Independent Community Bank for such termination fee, Independent Community Bank is obligated to pay to Sun American Bancorp and Sun American Bank their out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, in connection with such suit, together with interest on such termination fee at the prime rate in effect on the date such payment was required to be made.

Material United States Federal Income Tax Consequences (page 43)

Sun American Bancorp and Independent Community Bank expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. Blank Rome LLP will provide an opinion to Sun American Bancorp (i) that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and (ii) that the discussion of the material federal income tax consequences of the merger under the section entitled “The Merger — Material United States Federal Income Tax Consequences” is correct. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•

an Independent Community Bank shareholder converting all of his or her shares of Independent Community Bank common stock solely for Sun American Bancorp common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of fractional shares of Sun American Bancorp common stock);

•

an Independent Community Bank shareholder converting all of his or her shares of Independent Community Bank common stock solely for cash in the merger or who receives cash pursuant to the exercise of dissenters’ rights will recognize gain or loss in an amount equal to the difference between the amount of cash received and the Independent Community Bank shareholder’s aggregate tax basis in the shares of Independent Community Bank common stock surrendered for cash;

•

an Independent Community Bank shareholder converting all of his or her shares of Independent Community Bank common stock for a combination of Sun American Bancorp common stock and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received in the merger and (2) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Sun American Bancorp common stock received in the merger over (b) the Independent Community Bank shareholder’s aggregate tax basis in its Independent Community Bank common stock surrendered in exchange for Sun American Bancorp common stock and cash; and

•

Cash payments received by Independent Community Bank shareholders in lieu of fractional shares of Sun American Bancorp common stock will be treated as if such fractional shares had been issued in the merger and then redeemed by Sun American Bancorp. An Independent Community Bank shareholder receiving such cash will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such shareholder’s tax basis in the fractional share and the amount of cash received. The capital gain or loss will be long-term if the holding period for such Independent Community Bank common stock is more than one year as of the date of the exchange.

We urge you to contact your own tax advisor to understand fully how the merger will affect you. See the discussion of the tax implications below under the section entitled “The Merger — Material United States Federal Income Tax Consequences.”

Interests of Directors and Executive Officers of Independent Community Bank in the Merger (page 40)

Certain directors and executive officers of Independent Community Bank have interests in the merger transaction that are different from, or in addition to, the interests of Independent Community Bank shareholders. These interests may cause some of Independent Community Bank’s directors and executive officers to view the proposed transaction differently than Independent Community Bank shareholders may view it.

Opinion of Financial Advisor (page 35)

In connection with the merger, the Independent Community Bank board of directors received a written opinion, dated November 16, 2006, from its financial advisor, Hovde Financial LLC, referred to as Hovde in this proxy statement/prospectus, to the effect that, as of the date of the opinion and based on and subject to various considerations described in the opinion, the consideration to be paid to holders of Independent Community Bank common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of the written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Hovde in rendering its opinion, is attached to this proxy statement/prospectus as Appendix C. You should read the entire opinion carefully. The opinion of Hovde is directed to the Independent Community Bank board of directors and does not constitute a recommendation to any Independent Community Bank shareholder as to how to vote at the Independent Community Bank special meeting, which form of consideration to elect or any other matter relating to the proposed merger.

Regulatory Approvals (page 40)

The merger transaction cannot be completed unless and until Sun American Bancorp obtains all regulatory approvals. The merger transaction must be approved by the Board of Governors of the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, and by Florida’s Office of Financial Regulation. Applications seeking approval of the merger transaction were accepted for review by the Office of Financial Regulation on January 16, 2007 and the Federal Reserve Board on January 25, 2007, respectively. In addition, approval of the American Stock Exchange is required in connection with the issuance of shares of Sun American Bancorp common stock in connection with the merger transaction. Such approval was received from the American Stock Exchange on December 28, 2006.

Sun American Bancorp and Independent Community Bank are not aware of any other material governmental approvals or actions that are required for consummation of the merger. Should any other approval or action be required, it presently is contemplated that such approval or action will be sought.

Accounting Treatment (page 40)

The merger transaction will be accounted for using the purchase method of accounting for financial reporting purposes. For accounting purposes, Sun American Bank has been identified as the acquiring entity and Independent Community Bank as the acquired entity. Under purchase accounting, the assets and liabilities of an acquired company as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and include the results of the acquired company since the date of acquisition.

Comparative Rights of Sun American Bancorp Stockholders and Independent Community Bank Shareholders (page 164)

Sun American Bancorp is a Delaware corporation, subject to, among other things, the laws set forth in the General Corporation Law of the State of Delaware. Independent Community Bank is a Florida commercial bank, subject to, among other things, the laws set forth in the Florida Business Corporation Act. Upon the closing of the merger transaction and the subsequent distribution of Sun American Bancorp common stock to Independent Community Bank shareholders pursuant to the merger agreement, the rights of Independent Community Bank shareholders receiving Sun American Bancorp common stock will be governed by Delaware law. In addition, the Independent Community Bank shareholders will be subject to Sun American Bancorp’s Amended and Restated Certificate of Incorporation and By-Laws, which differ from the Articles of Incorporation and By-Laws of Independent Community Bank.

Dissenters’ Rights (page 47)

Shareholders of Independent Community Bank have the right, under Section 658.44 of the Florida Statutes, to dissent and, if the merger is completed, to receive the value of their Independent Community Bank shares in cash. A copy of Section 658.44 is attached as Appendix B to the proxy statement/prospectus.

Resales of Shares of Sun American Bancorp Common Stock (page 47)

Shares of Sun American Bancorp common stock which Independent Community Bank’ shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be “affiliates” of Independent Community Bank. Affiliates generally include directors, executive officers and holders of 10% or more of Independent Community Bank common stock. Independent Community Bank has agreed to provide to Sun American Bancorp the written agreement of each person who may be deemed its “affiliate” that such person will not dispose of any shares of Sun American Bancorp common stock he or she receives in the merger, except in compliance with the Securities Act.

Recent Developments Affecting Sun American Bancorp — Acquisition of Certain Assets and Liabilities of Beach Bank and Approval of Reverse Stock Split

Sun American Bancorp continually is presented with and seeks out acquisition opportunities to enhance its banking franchise in the State of Florida. Sun American Bancorp expects to continue pursuing opportunities that may arise, although no assurance can be given as to the timing of any future acquisitions.

In addition to the merger agreement with Independent Community Bank, Sun American Bancorp and its subsidiary, Sun American Bank, recently completed the acquisition of certain assets and the assumption of certain liabilities of Beach Bank, a Florida chartered commercial bank located in Miami Beach, Florida, as described below.

On May 17, 2006, Sun American Bancorp, Sun American Bank and Beach Bank entered into an asset acquisition and assumption agreement, which was subsequently amended as of November 17, 2006, pursuant to which Sun American Bank acquired substantially all of the assets, less $1,000,000 in cash and certain other assets, and assumed substantially all of the liabilities of Beach Bank, referred to as the acquisition transaction in this proxy statement/prospectus. The acquisition transaction closed on December 29, 2006 and Sun American Bancorp issued as acquisition transaction consideration shares of its common stock.

Prior to the closing, Beach Bank operated from its main office in Miami Beach, Florida and a full service branch office in South Miami, Florida. These former Beach Bank offices are now operated as offices of Sun American Bank. Beach Bank’s market area included Miami-Dade County located in southeastern Florida. Beach Bank also offered checking, savings and certificates of deposits to its customers. At September 30, 2006, Beach Bank had deposits of $116.1 million, total gross loans of $74.2 million, total assets of $127.1 million and shareholders’ equity of $9.1 million. Beach Bank had a total risk based capital of 13.16% at September 30, 2006. The acquisition transaction consideration was 3,745,740 shares of Sun American Bancorp common stock, subject to adjustment as provided in the acquisition agreement.  The acquisition transaction consideration was determined by multiplying 2.35 times the book value of Beach Bank calculated based upon the estimated closing balance sheet, subject to adjustment based on the final audited balance sheet as expressly provided in the acquisition agreement, and further determined in accordance with the procedures of the acquisition agreement, divided by the per share value of $5.00, which was determined based upon the procedures set forth in the acquisition agreement, less 200,000 shares representing the $1.0 million in cash held back by Beach Bank and not acquired by the bank.

Of the 3,745,740 shares of common stock, 25% of such shares were delivered to Beach Bank and transferred to the Beach Bank Liquidating Trust for the benefit of Beach Bank’s shareholders.  The remaining 75% of such shares, less the amount of shares that corresponded to the premium for directors and officers liability insurance, which was paid at closing, were delivered to the escrow agent to be distributed in accordance with the terms of the acquisition agreement and the escrow agreement. See “Information About Beach Bank” and “Beach Bank’s Management’s Discussion and Analysis or Plan of Operation” for additional information regarding Beach Bank.

On October 5, 2004, Beach Bank consented to enter into an Order to Cease and Desist, referred to as the Order in this proxy statement/prospectus, as proposed by the FDIC.  The FDIC found during its May 10, 2004 examination of Beach Bank that it had deficiencies in violation of statutory requirements in the areas of policies, procedures, enhanced due diligence, customer identification programs, know your customer documentation, currency transaction reporting, suspicious activity reporting, and account monitoring.

The Order required Beach Bank to, among other things, formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, have and retain qualified management, maintain a Tier 1 Leverage Capital ratio of not less than 7%, a Tier 1 Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, charge off certain classified assets, maintain an adequate allowance for loan losses, reduce classified assets and adopt sound lending and collection policies. At December 31, 2005, management of Beach Bank believed that it had made significant progress in complying with the terms of the Order. On December 27, 2006, the FDIC, the Financial Crimes Enforcement Network and the Florida Office of Financial Regulation assessed an $800,000 civil money penalty against Beach Bank for alleged violations of anti-money laundering laws, which were cited in the Order. Sun American Bank is not subject to the Order and Sun American Bancorp did not assume the civil money penalty as a result of the transaction with Beach Bank.

At the special meeting of Sun American Bancorp stockholders on December 27, 2006, the stockholders approved an amendment and restatement of Sun American Bancorp’s Amended and Restated Certificate of

Incorporation to effect a 1 share for 2.5 shares reverse stock split to occur not later than the fourth quarter of 2007. As of the date of this proxy statement/prospectus, the board of directors of Sun American Bancorp has not effected the reverse stock split. In addition, no per share or other information in this proxy statement/prospectus has been adjusted to reflect the reverse stock split.

Recent Developments Affecting Sun American Bancorp – Unaudited Financial Information at and for the Fiscal Year and Fiscal Quarter Ended December 31, 2006

The selected consolidated balance sheet data as of December 31, 2006 and statement of operations data for the year ended December 31, 2006 and for the three months ended December 31, 2005 and 2006 presented below are unaudited. In the opinion of management, the unaudited selected data reflect all adjustments necessary for a fair presentation of the results of such periods. The consolidated balance sheet data as of December 31, 2005 and the statement of operations data for the year ended December 31, 2005 are derived from Sun American Bancorp’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The information set forth below is not necessarily indicative of the expectations of results for future operations and should be read in conjunction with the consolidated financial statements and notes thereto included in this proxy statement/prospectus.

			December 31,
			2006	2005
			(Dollars in Thousands)

Selected Consolidated Balance Sheet Data:
Cash and cash equivalents			$56,315	$27,581
Securities			57,518	26,369
Loans, net			350,743	210,665
Total assets			503,123	277,151
Total deposits			402,978	193,465
Total stockholders’ equity			84,680	59,625
Book value per common share			3.65	3.22

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2006	2005	2006	2005
	(Dollars in Thousands)

Selected Consolidated Statements of Operations Data:
Net interest income	$3,682	$3,436	$15,202	$11,303
Provision for loan losses	(457)	(38)	338	475
Noninterest income	238	239	859	1,075
Noninterest expense	3,778	2,691	13,779	8,982
Income tax benefit (expense)	1,236	—	1,236	—
Minority Interest	(1)	—	(1)	(2)
Net income (loss)	$1,834	$1,022	$3,179	$2,919
Basic earnings (loss) per share	$0.09	$0.06	$0.17	$0.24
Diluted earnings (loss) per share	0.08	0.05	0.14	0.21

Selected Financial Ratios:
Return on average assets	1.93%	1.55%	0.97%	1.24%
Return on average equity	11.31%	7.73%	5.12%	8.50%
Ratio of average equity to average assets	16.97%	20.12%	18.96%	14.62%

Management’s Discussion and Analysis of Recent Developments

Discussion of Changes in Financial Condition from December 31, 2005 to December 31, 2006

General. Total assets increased by $225.9 million, or 81%, from $277.2 million at December 31, 2005 to $503.1 million at December 31, 2006, $111.9 million of which was due to internal growth and $114.0 million of which was due to the asset acquisition of Beach Bank, which was completed in December 2006. Total loans receivable increased by $140.0 million, or 66%, to $350.7 million at December 31, 2006 from $210.7 million at December 31, 2005. The increase in these earning assets was the result of additional loan originations from Sun American Bank’s branch network and the acquisition of $68.0 million of loans in connection with the Beach Bank asset acquisition. Securities increased $31.1 million, or 118%, to $57.5 million at December 31, 2006 from $26.4 million at December 31, 2005. The increase in the securities portfolio was primarily due to the acquisition of $24.7 million of securities in connection with the Beach Bank asset acquisition.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $56.3 million at December 31, 2006, compared to $27.6 million at December 31, 2005. The increase of $28.7 million was primarily due to the acquisition of $16.1 million of cash in connection with the Beach Bank asset acquisition. The increase also was due to the receipt of proceeds from fourth quarter deposit gathering efforts which had yet to be invested.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio increased $31.1 million, or 118%, to $57.5 million at December 31, 2006 from $26.4 million at December 31, 2005. The increase in the securities portfolio was primarily due to the acquisition of $24.7 million of securities in connection with the Beach Bank asset acquisition.

Loans Receivable. Total loans were $350.7 million at December 31, 2006, an increase of $140.0 million, or 66%, from $210.7 million at December 31, 2005. This increase resulted primarily from the net increases in residential and commercial real estate loan production through internal growth and the acquisition of $68.0 million of loans in connection with the Beach Bank asset acquisition.

Premises and Equipment. Premises and equipment totaled $8.0 million at December 31, 2006, compared to $2.0 million at December 31, 2005. The increase of 300% is primarily due to branch expansion efforts conducted in 2006 during which the build out of five new branches and the operations center were financed.

Liabilities

Deposits. Deposits increased by $209.5 million at December 31, 2006 from December 31, 2005, of which approximately $106.0 million was as a result of the Beach Bank acquisition and approximately $103.5 million was generated through internal growth.

Federal Home Loan Bank Advances. FHLB borrowings at December 31, 2006 amounted to $11.0 million, compared to $21.0 million at December 31, 2005. The $10.0 million decrease was due to the repayment of FHLB borrowings during 2006, which was a result of the growth of core deposits that was sufficient to meet asset funding requirements. Sun American Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

Capital

Stockholders’ equity was $84.7 million at December 31, 2006, an increase of $25.1 million, or 42%, from $59.6 million at December 31, 2005. The increase was due primarily to the issuance of 3,704,000 shares of common stock, representing $18.5 million of the increase, in connection with the closing of the Beach Bank asset acquisition on December 29, 2006. In addition, $6.5 million was received in additional capital through the exercise of warrants and options.

Results of Operations for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2006

In this section, unless the context provides otherwise, references to 2006 and 2005 are to the fiscal years ended December 31, 2006 and 2005, respectively.

Net income for 2006 was $3.2 million, compared to net income of $2.9 million for 2005. Earnings for 2006 as compared to 2005 were primarily impacted by a $3.9 million increase in net interest income and a $1.2 million income tax benefit as a result of a reduction in the valuation allowance against deferred tax assets, which were partially offset by a $4.8 million increase in non-interest expenses.

Net Interest Income. Net interest income before provision for loan losses for 2006 was $15.2 million, compared to $11.3 million for 2005, an increase of $3.9 million, or 35%. Interest income and fees on loans increased by $7.8 million, or 53%, in 2006 as compared to 2005. The increase in loan income resulted from an increase in total average loan balances outstanding to $254.6 million for 2006 from $188.1 million for 2005 (excluding assets acquired in the Beach Bank transaction).

Total interest expense increased $5.2 million, or 111%, from $4.7 million for 2005 to $9.9 million for 2006. The increase in interest expense primarily was the result of an increase in average interest bearing deposit account balances to $250.9 million for 2006 from $137.7 million for 2005.

Provision for Loan Losses. Through the normal review of the allowance for loan losses, despite the increase in the loan portfolio, management determined to reduce the allowance for loan losses in the three months ended December 31, 2006 by $609,000, which resulted in an annual provision for loan losses of $338,000 in 2006, compared to an annual provision for loan losses of $475,000 in 2005. The reduction of the allowance for loan losses was due to improved historic performance of the loan portfolio.

Non-Interest Income. Total non-interest income decreased $200,000, or 18%, from $1.1 million for 2005 to $0.9 million for 2006 due to a reduction of rates on service charges to customers.

Non-Interest Expense. Total non-interest expense increased by $4.8 million, or 53%, from $9.0 million for 2005 to $13.8 million for 2006.

Salaries and benefits increased to $7.2 million in 2006 from $4.2 million in 2005. This reflects an increase of $3.0 million, or 71%. The increase was primarily due to salary increases and the addition of 28 people in 2006 to service the larger banking operation. Occupancy and equipment expense increased to $3.0 million in 2006 from $1.7 million in 2005, an increase of $1.3 million, or 76%. This increase was due to new leases that Sun American Bank entered into for five new branch locations as well as the new operations center. Data and item processing costs increased by $224,000, or 45%, to $722,000 for 2006 from $498,000 for 2005. The increase was due to the growth in the number of clients and the volume of transactions processed for the larger banking business in 2006.

Other expenses increased to $2.9 million in 2006 from $2.5 million in 2005. This is an increase of $400,000, or 16%, and reflects the larger size of Sun American Bank across most areas of its business.

Provision for Income Taxes. A net tax benefit of $1.2 million was recorded in 2006. The net tax benefit was the result of a reduction in the valuation allowance against deferred tax assets of $1.7 million based upon management’s assessment and expectation of generating sufficient future taxable income to realize the deferred tax assets in the future. This was partially offset by $500,000 of current income tax expense for 2006. No provision for income taxes was recorded in 2005 as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets. The valuation allowance decreased $1.2 million in 2005 eliminating the need to provide for income tax expense.

Results of Operations for the Three Months Ended December 31, 2005 Compared to the Three Months Ended December 31, 2006

Net income for the three months ended December 31, 2006 was $1.8 million, compared to net income of $1.0 million for the three months ended December 31, 2005. Earnings for the three months ended December 31, 2006 as compared to the three months ended December 31, 2005 were primarily impacted by a $300,000 increase in net interest income, a $457,000 reduction in the allowance for loan losses and a $1.2 million income tax benefit as a result of a reduction in the valuation allowance against deferred tax assets, which were partially offset by a $1.1 million increase in non-interest expenses.

Net Interest Income. Net interest income before provision for loan losses for the three months ended December 31, 2006 was $3.7 million, compared to $3.4 million for the three months ended December 31, 2005, an increase of $300,000, or 9%. The increase was due to higher loan balances and rates in 2006 compared to 2005. This was partially offset by an increase in interest expense of $2.0 million, or 143%, from $1.4 million for the three months ended December 31, 2005 to $3.4 million for the three months ended December 31, 2006. The increase was due to higher average deposit balances of $297.6 million in 2006 and an increase in rates paid on deposits in 2006.

Provision for Loan Losses. Through the normal review of the allowance for loan losses, despite the increase in the loan portfolio, management determined to reduce the allowance for loan losses in the three months ended December 31, 2006 by $609,000, which resulted in a negative provision of $457,000, compared to a negative provision of $39,000 in the three months ended December 31, 2005. The reduction of the allowance for loan losses was due to improved historic performance of the loan portfolio.

Non-Interest Expense. Total non-interest expense increased by $1.1 million, or 40%, from $2.7 million for the three months ended December 31, 2005 to $3.8 million for the three months ended December 31, 2006. The increase in non-interest expenses reflects the internal growth of Sun American Bank, which included more staff, client transactions and occupancy costs due to five new branch offices and the new operations center in 2006 compared to 2005.

Provision for Income Taxes. A net tax benefit of $1.2 million was recorded in the three months ended December 31, 2006. The net tax benefit was the result of a reduction in the valuation allowance against deferred tax assets of $1.7 million due to management’s assessment and expectation of generating sufficient future taxable income to realize the deferred tax assets, which was partially offset by $500,000 of current income tax expense for 2006. No provision for income taxes was recorded in the three months ended December 31, 2005.

SUN AMERICAN BANCORP SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA

The consolidated statement of operations data for the years ended December 31, 2003, 2004, and 2005 and the consolidated balance sheet data as of December 31, 2003, 2004 and 2005 are derived from Sun American Bancorp’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the nine months ended September 30, 2005 and 2006 and the consolidated balance sheet data as of September 30, 2006 are derived from Sun American Bancorp’s unaudited consolidated financial statements included in this proxy statement/prospectus. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the expectations of results for the full year. The information set forth below is not necessarily indicative of the expectations of results for future operations and should be read in conjunction with the consolidated financial statements and notes thereto included in this proxy statement/prospectus.

	September 30,		December 31,
	2006	2005	2005	2004	2003
	(Dollars in Thousands)

Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,102	$4,208	$27,581	$6,214	$3,190
Securities	28,828	20,588	26,369	21,415	19,277
Loans, net	272,378	206,850	210,665	153,730	66,197
Total assets	330,501	243,503	277,151	191,467	94,100
Total deposits	236,678	177,950	193,465	158,158	80,133
Total stockholders’ equity	63,490	42,839	59,625	20,746	9,847
Book value per common share	3.30	2.98	3.22	2.44	1.73

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2006	2005	2005	2004	2003
	(Dollars in Thousands)

Selected Consolidated Statements of Operations Data:
Net interest income	$11,520	$7,867	$11,303	$6,519	$3,735
Provision for loan losses	795	514	475	1,397	978
Noninterest income	621	836	1,075	969	654
Noninterest expense	10,000	6,291	8,982	6,319	3,854
Minority Interest	(1)	(1)	(2)	—	—
Net income (loss)	$1,345	$1,897	$2,919	$(228)	$(443)
Basic earnings (loss) per share	$0.07	$0.18	$0.24	$(0.05)	$(0.08)
Diluted earnings (loss) per share	0.06	0.16	0.21	(0.05)	(0.08)

Selected Financial Ratios:
Return on average assets	0.58%	1.12%	1.24%	(0.14)%	(0.47)%
Return on average equity	5.02%	9.19%	8.50%	(1.33)%	(4.65)%
Ratio of average equity to average assets	20.09%	12.21%	14.62%	10.68%	10.16%

INDEPENDENT COMMUNITY BANK SELECTED
HISTORICAL FINANCIAL DATA

The statement of operations data for the years ended December 31, 2004 and 2005 and the balance sheet data as of December 31, 2004 and 2005 are derived from Independent Community Bank’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. The statement of operations data for the nine months ended September 30, 2005 and 2006 and the balance sheet data as of September 30, 2005 and 2006 are derived from Independent Community Bank’s unaudited financial statements included in this proxy statement/prospectus. The results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the expectations of results for the full year. The information set forth below is not necessarily indicative of the expectations of results for future operations and should be read in conjunction with the financial statements and notes thereto included in this proxy statement/prospectus.

	September 30,		December 31,
	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)

Selected Balance Sheet Data:
Cash and cash equivalents	$3,110	$13,226	$26,794	$12,568
Securities	11,977	10,822	10,418	13,413
Loans, net	105,685	103,130	107,597	79,577
Total assets	122,649	128,587	146,401	106,968
Total deposits	98,540	106,701	124,042	90,226
Total stockholders’ equity	13,905	11,810	12,168	10,857
Book value per common share	12.86	11.04	11.34	10.16

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2006	2005	2005	2004
	(Dollars in Thousands, except per share amounts)
Selected Statements of Operations Data:
Net interest income	$4,413	$3,686	$5,134	$3,041
Provision for loan losses	0	460	645	508
Noninterest income	140	126	179	196
Noninterest expense	2,114	1,687	2,357	1,875
Taxes	875	657	909	331
Net income	$1,564	$1,008	$1,402	$523
Basic earnings per share	$1.45	$0.94	$1.31	$0.64
Diluted earnings per share	$1.41		$1.28

Selected Financial Ratios:
Return on average assets	1.62%	1.10%	1.13%	0.59%
Return on average equity	15.95%	11.85%	12.18%	6.86%
Ratio of average equity to average assets	10.16%	9.28%	9.32%	8.54%

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following summary presents selected information about Sun American Bancorp’s and Independent Community Bank’s net income per share and book value per share of common stock, respectively, in comparison with pro forma information giving effect to the merger transaction. The selected financial information should be read in conjunction with Sun American Bancorp’s audited consolidated financial statements and the notes thereto and the unaudited consolidated financial statements and the notes thereto, each of which is included elsewhere in this proxy statement/prospectus and the unaudited pro forma condensed combined financial statement of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank. The selected financial information also should be read in conjunction with Independent Community Bank’s audited financial statements and the notes thereto and the unaudited financial statements and the notes thereto, each of which is included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the merger transaction was consummated at the beginning of the periods indicated, nor is it necessarily indicative of the future combined results of operations or financial position. No dividends were declared or paid by either Sun American Bancorp or Independent Community Bank during the fiscal year ended December 31, 2005 or during the nine months ended September 30, 2006.

	For the Nine Months Ended September 30, 2006	For the Year Ended December 31, 2005
Net Income per Common Share — Basic
Sun American Bancorp
Historical	$0.04	$0.06
Pro Forma Combined	0.08	0.08
Independent Community Bank
Historical	1.45	1.31
Pro Forma Equivalent	0.54	0.52

Net Income per Common Share — Diluted
Sun American Bancorp
Historical	0.04	0.05
Pro Forma Combined	0.07	0.07
Independent Community Bank
Historical	1.41	1.26
Pro Forma Equivalent	0.46	0.46

	As of September 30, 2006	As of December 31, 2005
Book Value per Common Share
Sun American Bancorp
Historical	$3.53	$3.54
Pro Forma Combined	3.81	N/A
Independent Community Bank
Historical	12.86	11.34
Pro Forma Equivalent	24.55	N/A

Tangible Book Value per Common Share
Sun American Bancorp
Historical	2.74	2.65
Pro Forma Combined	2.13	N/A
Independent Community Bank
Historical	12.86	11.34

MARKET VALUE OF SUN AMERICAN BANCORP AND INDEPENDENT COMMUNITY BANK COMMON STOCK

Sun American Bancorp common stock is traded on the American Stock Exchange under the trading symbol “SBK.” During 2005, the high and low trades, respectively, were $5.13 on August 5, 2005 and $3.50 on April 6, 2005. Sun American Bancorp common stock closed trading on November 16, 2006, which is the date immediately preceding the public announcement of the merger transaction, at a price of $5.39 per share. On February 12, 2007, Sun American Bancorp closed at a price of $5.15.

The following table shows the quarterly high and low sales prices for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004.

	2006		2005		2004
	High	Low	High	Low	High	Low
First quarter	$5.65	$4.30	$4.25	$3.82	$4.70	$2.50
Second quarter	5.55	4.90	4.25	3.50	4.85	3.25
Third quarter	5.60	5.00	5.13	3.90	3.38	2.50
Fourth quarter	5.76	5.00	5.05	3.98	4.11	3.04

Sun American Bancorp is subject to legal limitations under federal and state laws affecting the frequency and amount of dividends that may be paid to its stockholders. Banking regulators may restrict the ability of any bank holding company subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. As a Delaware corporation, Sun American Bancorp may not declare and pay dividends on its capital stock if the amount paid exceeds an amount equal to the surplus that represents the excess of its net assets over paid-in-capital or, if there is no surplus, its net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on Sun American Bancorp common stock if it becomes insolvent or the payment of dividends will render it insolvent. Sun American Bancorp has never paid, and does not in the foreseeable future anticipate paying, cash dividends on its common stock.

As of February 9, 2007, 23,233,243 shares of Sun American Bancorp common stock were issued and outstanding and were held by approximately 649 stockholders of record.

Independent Community Bank common stock is not traded on any public market and management of Independent Community Bank is not aware of the pricing on the sporadic sales of such stock in private transactions. Independent Community Bank has not paid a dividend to its shareholders in the fiscal years ended December 31, 2005 and 2004, nor during 2006. As of February 9, 2007, 1,090,473 shares of Independent Community Bank common stock were issued and outstanding and were held by 196 shareholders of record.

RISK FACTORS

As a result of the merger transaction, Independent Community Bank shareholders that become Sun American Bancorp stockholders will be subject to the risks related to the merger transaction, Sun American Bancorp’s business and investment in Sun American Bancorp’s securities. You should consider these matters in connection with the other information that we have included into this proxy statement/prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected.

You should consider the following risk factors as well as the other information contained in this proxy statement/prospectus, including, but not limited to, the financial statements and the related notes, in evaluating the proposals to be voted on at the Independent Community Bank special meeting and whether to exercise your statutory dissenters’ rights in connection with the merger transaction.

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to Sun American Bancorp and its subsidiary Sun American Bank.

Risks Related to the Merger Transaction

You may not receive the form of merger consideration that you elect.

Although Independent Community Bank shareholders will have the opportunity to elect the form of merger consideration they prefer to receive, the merger agreement provides for a proration of the merger consideration among certain Independent Community Bank shareholders in the event the Independent Community Bank shareholders collectively elect to receive cash consideration for more or less than 42% of the outstanding shares of Independent Community Bank common stock.

Depending on which form of merger consideration you elect to receive and which form of merger consideration other Independent Community Bank shareholders elect to receive, your election may be subject to proration and, therefore, you may not receive all or a portion of the merger consideration in the form you elect. This may result in adverse tax consequences to you. You will not know which form of merger consideration you will receive until after we complete the merger.

If an Independent Community Bank shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.

Pursuant to Section 658.44 of the Florida Statutes, an Independent Community Bank shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each Independent Community Bank share of common stock held by such shareholder. The value of the Independent Community Bank share of common stock, as determined in accordance with the Florida Banking Code, may be less than the value of a share of the Independent Community Bank common stock such shareholder would otherwise receive pursuant to the merger agreement. See the section entitled “The Merger – Dissenters’ Rights.”

We may fail to realize all of the anticipated benefits of the acquisition transaction if we cannot successfully resolve the regulatory issues that existed at Beach Bank prior to the acquisition.

The success of the acquisition transaction depends, in part, upon our management’s ability to successfully solve regulatory issues encountered by Beach Bank, such as those underlying the FDIC Cease and Desist Order between the FDIC and Beach Bank dated November 15, 2004. Although our management is confident that these regulatory issues can be solved successfully when the Beach Bank branches are operated by our personnel and under our operating system, there can be no assurance that our management will be able to do so. If our management is unable to successfully solve these regulatory issues, the anticipated benefits and cost savings of the acquisition transaction may not be realized fully or at all or may take longer to realize than expected.

Unanticipated costs relating to the merger transaction could reduce our future earnings per share.

We believe we have reasonably estimated the likely costs of integrating the operations of Independent Community Bank into Sun American Bank and the incremental costs of operating Independent Community Bank as a part of Sun American Bank. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected operating expenses, such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of our earnings per share. In other words, if the merger transaction is completed and we incur such unexpected costs and expenses as a result of the merger transaction, we believe that our earnings per share of common stock could be less than they would have been if the merger transaction had not been completed.

Independent Community Bank directors and executive officers have interests in the merger transaction that are different from, or in addition to, the interests of Independent Community Bank shareholders.

In considering the information contained in this proxy statement/prospectus, you should be aware that certain Independent Community Bank directors and executive officers have interests in the merger transaction that are different from, or in addition to, the interests of Independent Community Bank shareholders. Independent Community Bank directors, other than Timothy Leathers, who collectively own approximately 38.5% of the outstanding Independent Community Bank common stock, have agreed to vote in favor of the merger agreement and transactions contemplated by the merger agreement. These voting agreements may have the effect of discouraging a third party from making a proposal to acquire Independent Community Bank. In addition, directors and officers of Independent Community Bank who hold 210,978 shares of common stock and options to purchase an additional 48,136 shares of Independent Community Bank common stock presently intend to elect to receive cash in exchange for their Independent Community Bank shares and options. There can be no assurance that one or more of the directors or officers will elect a different mix of cash and Sun American Bancorp common stock at closing. In addition, certain executive officers of Independent Community Bank will enter into one year employment agreements with Sun American Bank that entitle them to an annual performance-based cash bonus and stock options. These officers will also receive payments upon the closing of the merger transaction aggregating $519,599. Mr. Leathers’ employment agreement includes a base salary of $150,000 and a minimum performance bonus of $30,000. Mr Leathers will also be entitled to the exclusive use of the Sun American Bank automobile (a 2005 Volvo S8 or comparable automobile). For a description of the interests of Independent Community Bank directors and executive officers, see “The Merger — Interests of Directors and Executive Officers of Independent Community Bank in the Merger.” These circumstances may cause some of Independent Community Bank directors and executive officers to view the proposed transaction differently than you may view it.

Because the market price of our common stock will fluctuate, Independent Community Bank shareholders cannot be sure of the exact market value of our common stock, if any, that they will receive in the merger transaction.

Under the terms of the merger agreement, we will issue shares of our common stock for approximately 58% of the outstanding shares of Independent Community Bank common stock as part of the merger consideration. The market price of our common stock may change as a result of a variety of factors, including general market and economic conditions, changes in our business, operations and prospects, and regulatory considerations. Many of these factors are beyond our control and are not necessarily related to a change in our financial performance or condition. The market value of our common stock that will be available for distribution to an Independent Community Bank shareholder in the merger transaction will decline or increase with declines or increases in the market price of our common stock prior to, and will not be known until, the closing date.

There can be no assurance that the value of our common stock that Independent Community Bank shareholders are entitled to receive in the merger transaction will be substantially equivalent to the market price of our common stock at the time the Independent Community Bank shareholders vote to approve the merger agreement and transactions contemplated by the merger agreement. We urge you to obtain current market quotations for our common stock. Our common stock is currently listed on the American Stock Exchange under the trading symbol “SBK.”

The termination fee set forth in the merger agreement may limit the opportunity for Independent Community Bank shareholders to realize a greater price for their shares that could be paid by a third party.

The merger agreement would require Independent Community Bank to pay Sun American Bancorp a termination fee of $1.25 million if, among other circumstances, Independent Community Bank accepts an acquisition proposal from a third party by entering into a definitive purchase agreement with such third party. We required Independent Community Bank to agree to the termination fee provisions as a condition to our willingness to enter into the merger agreement. However, these provisions may discourage a third party interested in acquiring all or a significant part of Independent Community Bank from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, or the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Independent Community Bank than it might otherwise have proposed to pay.

The merger transaction must be approved by multiple governmental and regulatory agencies.

Before the merger transaction and related transactions may be completed, various approvals must be obtained from the Board of Governors of the Federal Reserve System, the Florida Office of Financial Regulation and the SEC. These governmental and regulatory entities may impose conditions on the completion of the merger transaction or require changes to the terms of the merger transaction. Applications seeking approval of the merger transaction were accepted for review by the Office of Financial Regulation on January 16, 2007 and the Federal Reserve Board on January 25, 2007, respectively.

Although we and Independent Community Bank do not currently expect that any such condition or changes would be imposed, there can be no assurance that there will not be, and such conditions or changes could have the effect of delaying completion of the merger transaction or imposing additional costs on us or limiting our revenues following the merger transaction, any of which might have a material adverse effect on us following the merger transaction. We and Independent Community Bank can mutually agree not to complete the merger transaction for any reason, including if the regulatory approvals received in connection with the completion of the merger transaction include any conditions or restrictions that would so materially adversely impact the economic benefits of the merger transaction so as to render inadvisable the consummation of the merger transaction.

We and Independent Community Bank may choose not to proceed with the merger transaction if it is not completed by June 30, 2007 or if all conditions to closing are not met or waived.

The merger is subject to certain contingencies and conditions, including, but not limited to, the approval and adoption of the merger agreements by the Independent Community Bank shareholders at the special meeting and the receipt of various governmental and regulatory approvals, as discussed above. Either we or Independent Community Bank can terminate the merger agreement if the merger transaction has not been completed by June 30, 2007, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement. There can be no assurance that all conditions to the merger transaction will have been satisfied or waived by June 30, 2007. See “Terms of the Merger Agreement.”

If the merger transaction is not completed, we and Independent Community Bank will have incurred substantial expenses without realizing the expected benefits.

We and Independent Community Bank have incurred substantial expenses in connection with the merger transaction. The completion of the merger transaction depends upon the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger transaction is not completed, these expenses may have a material adverse effect on the financial condition of us and/or Independent Community Bank because neither company would have realized the expected benefits of the merger transaction.

Risks Related to Our Business

Loan losses would have a material adverse effect on our financial condition and operating results and could cause our insolvency, which would negatively impact the value of our common stock.

As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that the value of the collateral securing the payment of their loans, if any, may not be sufficient to assure repayment.

Our loan portfolio includes: (i) commercial and residential mortgage loans principally secured by real estate; (ii) other commercial loans; and (iii) consumer and home equity loans. Our credit risk with respect to our consumer and commercial loan portfolios relates principally to the general creditworthiness of individuals and businesses within our local market area and the value of the collateral held as security for the repayment of the loan. Our credit risk with respect to our residential and commercial real estate mortgage portfolio relates principally to the general creditworthiness of individuals and businesses and the value of real estate serving as security for the repayment of the loans. Loan losses could have a material adverse effect on our financial condition and operating results and could cause our insolvency, which may negatively impact the value of our common stock.

A decline in the value of the collateral securing our loans could result in an increase in losses on foreclosure, which could adversely affect our financial condition and negatively impact the value of our common stock.

Declining real estate values increase the loan-to-value ratios of loans we previously made, which, in turn, increases the probability of a loss in the event the borrower defaults and we have to sell the mortgaged property. In addition, delinquencies, foreclosures on loans and losses from delinquent and foreclosed loans generally increase during economic slowdowns or recessions. As a result, the market value of the real estate or other collateral underlying our loans may not, at any given time, be sufficient to satisfy the outstanding principal amount of the loans, which could adversely affect our financial condition and negatively impact the value of our common stock. In addition, any significant decline in real estate values reduces the ability of borrowers to use home equity as collateral for borrowings. This reduction in real estate values may reduce the number of loans we are able to make, which could also adversely affect our operating results and negatively impact the value of our common stock.

Our allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect our financial condition and operating results and may negatively impact the value of our common stock.

From time to time, we have to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of the collateral securing loans. We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, our management evaluates our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including, but not limited to, the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

At December 31, 2005, our impaired assets totaled $2.3 million, or 1.1% of total gross loans, and our allowance for loan losses totaled $2.1 million. Our impaired assets were $10.7 million at September 30, 2006, or 3.9% of total gross loans, and our allowance for loan losses totaled $2.9 million. The increase was mostly due to the downgrading of two construction loans that incurred cost overruns prompting an advance of additional funds. The loans continue on accrual status. If our assumptions and judgments prove to be incorrect, our current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Federal and state regulators also periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs could have an adverse effect on our financial condition and operating results, which may negatively impact the value of our common stock.

Our level of growth in recent years may not continue if our growth strategy is not successful.

In recent years, we have experienced significant growth through acquisitions and internal generation of new business. We intend to continue to expand our business through internal growth by opening new branches, adding to our loan portfolio and bringing in new deposits as well as through the acquisition of the assets and assumption of deposits of other banks as opportunities are identified. However, our ability to sustain continued growth depends upon several factors outside of our control, including economic conditions generally and in Florida in particular, as well as interest rate trends. We can provide no assurance that we will continue to be successful in increasing the volume of our loans and deposits at acceptable risk and asset quality levels and upon acceptable terms, while managing the costs and implementation risks associated with this growth strategy. There can be no assurance that any further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through acquisitions.

Acquisitions that we may engage in involve risks, which could negatively affect our operations and reduce the value of our common stock.

As part of our growth strategy, we completed, and may engage in the future in, bank or other acquisitions. Generally, acquisitions involve numerous risks, including, but not limited to:

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difficulties in assimilating operations of the acquired institution and implementing uniform standards, controls, procedures and policies;

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exposure to asset quality problems of the acquired institution;

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maintaining adequate regulatory capital;

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diversion of management’s attention from other business concerns;

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risks and expenses of entering new geographic markets;

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potential significant loss of depositors or loan customers from the acquired institution;

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loss of key employees of the acquired institution; and

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exposure to undisclosed or unknown liabilities of an acquired institution.

Any of these acquisition risks could result in unexpected losses or expenses and thereby reduce the expected benefits of the acquisition. Moreover, our failure to successfully integrate future acquisitions and manage our growth could adversely affect our business, results of operations, financial condition and future prospects.

We may be unable to successfully integrate Beach Bank’s operations and the operations of Independent Community Bank and achieve the projected cash savings and other benefits anticipated.

The acquisition transaction and the merger transaction involve the integration of Beach Bank and Independent Community Bank. The difficulties of integrating the operations of Beach Bank and Independent Community Bank with Sun American Bank, at essentially the same time include, but are not limited to:

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integrating personnel with diverse business backgrounds;

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combining different corporate cultures; and

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retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of us, our subsidiary bank, Beach Bank and Independent Community Bank, the loss of key personnel, disruption of each bank’s business or inconsistencies in standard, controls and policies that could adversely affect our operations or our ability to achieve some of the cost savings or other benefits of these transactions. The integration of Beach Bank and Independent Community Bank with Sun American Bank will require the experience and expertise of certain key employees of Sun American Bank and such other banks who are expected to be retained by us. We cannot be sure, however, that we will be successful in retaining these employees for the time period necessary to successfully integrate Beach Bank and Independent Community Bank operations.

The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisitions, along with the integration of Beach Bank and Independent Community Bank, could have an adverse effect on our business and results of operation.

We have experienced operating losses in the past, and continued losses may negatively impact our financial position and the value of our common stock.

We incurred net losses of $228,035 and $442,655 for the fiscal years ended December 31, 2004 and 2003, respectively. Although for the fiscal year ended December 31, 2005 and for the first nine months of 2006, we had net income of $2.9 million and $1.3 million, respectively, there can be no assurance that we will continue to be profitable in the future. For the fiscal year ended December 31, 2004, our loss reflected the discontinuance of a loan product known as “Business Manager” for which we wrote off approximately $582,000, as well as integration costs associated with the purchase of Gulf Bank of approximately $222,000. For the fiscal year ended December 31, 2003, our loss reflected loan write-offs of approximately $1.1 million. If we experience losses, our financial position could be negatively impacted and the value of our common stock may decline.

The geographic concentration of our operations in Florida makes our business highly susceptible to local economic conditions, and an economic downturn or recession or adverse weather conditions in Florida may adversely affect our ability to operate profitably, which could reduce the value of our common stock.

Unlike larger banking organizations that are more geographically diversified, our operations are currently concentrated in Miami-Dade, Broward and Palm Beach Counties in Florida. As a result of this geographic concentration in the Florida market, our financial results depend largely upon economic conditions in this market area. A deterioration or recession in economic conditions in this market could result in one or more of the following:

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an increase in loan delinquencies;

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an increase in problem assets and foreclosures;

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a decrease in the demand for our products and services; and

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a decrease in the value of collateral for loans, especially real estate, and reduction in the customers’ borrowing power.

In addition, because a large portion of our loan portfolio is secured by properties located in Florida, the occurrence of a natural disaster, such as a hurricane, could result in a decline in deposits and loan originations, a decline in the value or destruction of mortgaged properties and an increase in the risk of delinquencies, foreclosures or loss on loans originated by us in that state.

Environmental laws and regulations and other environmental considerations may restrict our ability to foreclose on loans secured by real estate or increase costs associated with those loans, which could adversely affect our financial condition and negatively impact the value of our common stock. If we foreclosed upon a property that had environmental liabilities, we could face significant liability.

Our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws that pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, we may not discover the environmental contamination until after we made the loan or after we foreclosed on a loan. If we foreclosed upon a property that had environmental liabilities, we could face significant liability.

In addition to federal or state laws, owners or former owners of a contaminated site may be subject to common law claims, including tort claims, by third parties based on damages and costs resulting from environmental contamination migrating from the property. Other environmental considerations, such as pervasive mold infestation of real estate securing our loans, may also restrict our ability to foreclose on delinquent loans. To the extent that we sustain losses due to the environmental issues that may arise in connection with our loans, such losses could adversely affect our financial condition and impact the value of our common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and depositors could lose confidence in our financial reporting, which could adversely affect our business and the value of our common stock.

Beginning in the second quarter of fiscal 2005, we began a process to document and evaluate our internal control over financial reporting in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, including, among other matters, management’s assessment of the effectiveness of our internal control over financial reporting. In this regard, management has hired an external consultant, been dedicating internal resources and adopted a detailed work plan to: (i) assess and document the adequacy of our internal control over financial reporting; (ii) take steps to improve control processes, where appropriate; (iii) verify through testing that controls are functioning as documented; and (iv) implement a continuous reporting and improvement process for internal control over financial reporting.

On a number of occasions, we did not timely furnish a Current Report on Form 8-K to report events required to be reported on such form. We note that failures to timely furnish these forms were due to human performance error, not a process deficiency.

If we fail to correct any issues in the design or operating effectiveness of our internal control over financial reporting or fail to prevent fraud, current and potential stockholders and depositors could lose confidence in our financial reporting, which could adversely affect our business, financial condition and results of operations and the value of our common stock.

Government regulation may have an adverse effect on our profitability and growth, which may decrease the value of our common stock.

We are subject to extensive federal and state government supervision and regulation. Our ability to continue to grow profitably could be adversely affected by federal and state banking laws and regulations that limit the manner in which we accept deposits, make loans, purchase securities, pay dividends and engage in banking and other businesses. These laws and regulations are subject to change and such changes may adversely impact our business and profitability due to the costs related to compliance with these requirements or changes that may be required to our operations.These laws and regulations are intended primarily to protect depositors, not stockholders. In 2005, we entered into agreements with federal and state regulators to remain well capitalized and improve our policies and procedures in administrative areas affecting internal audit, asset and liability management and compliance and agreed to periodically report to the regulatory authorities on our progress in these areas. These agreements ended in 2006. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to financial institutions that are less regulated and may have an adverse affect on our profitability, which may decrease the value of our common stock. Future legislation or government policy may also adversely affect our operations.

Competition from other financial institutions could adversely affect our profitability and growth, which may reduce the value of our common stock.

As a small commercial bank we face substantial competition in all phases of our operations from a variety of different competitors, including many large financial institutions. Competition for deposits, loans, and other financial services comes from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than Sun American Bank. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services, such as trust, investment and full service international banking, that Sun American Bank does not currently provide. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Competition from various financial institutions could hinder our growth strategy and ability to attain profitable operations, which may reduce the value of our common stock.

From time to time we are subject to litigation, the impact of which on our financial position is uncertain. The inherent uncertainty related to litigation makes it difficult to predict the ultimate outcome or potential liability that we may incur as a result of these matters.

We and Sun American Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to our business. Management does not believe that there is any pending proceeding against us or Sun American Bank, which, if determined adversely, would have a material effect on our business or financial position.

On June 2, 2006, we, Michael Golden, and Franklin Financial Group, LLC were named as defendants in a civil suit filed by Sam Caliendo and G. Carlton Marlowe, both former members of our board of directors, Case No. 502006CA005467XXXXMB, Palm Beach County Circuit Court. The plaintiffs allege that they did not receive compensation, including options and warrants that were promised to them while they were board members. Mr. Caliendo further alleges that he was not paid for services provided to Mr. Golden, individually, and to Franklin Financial Group, LLC. No specific damage amount was alleged in the complaint.We and Mr. Golden have moved to dismiss the complaint and deny the allegations.

We believe that we have several defenses to the claims raised by this lawsuit and intend to vigorously defend the lawsuit. Due to the inherent uncertainties in litigation and because the ultimate resolution of this proceeding is influenced by factors outside of our control, we are currently unable to predict the ultimate outcome of this litigation or its impact on our financial condition or results of operations. However, to the extent that our management will be required to participate in or otherwise devote substantial amounts of time to the defense of this lawsuit, such activities would result in the diversion of our management resources from our business operations and the implementation of our growth strategy, which may negatively impact our results of operations.

Risks Related to an Investment in Our Securities

There is not presently an active market for shares of our common stock and, therefore, you may be unable to sell any shares of common stock in the event that you need a source of liquidity.

Although our common stock is listed on the American Stock Exchange, the trading in our common stock has substantially less liquidity than the trading in the securities of many other companies listed on that market. A public trading market in our common stock having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. In the event an active market for our common stock does not develop, you may be unable to resell your shares of common stock at or above the merger consideration price per share or at any price.

Issuance of shares of our common stock upon the exercise or conversion of derivative securities may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock.

As of February 9, 2007, 23,233,243 shares of our common stock were issued and outstanding. We have reserved approximately an additional 13,231,349 shares of common stock for issuance in connection with previously issued securities that are exercisable or convertible into common stock, which represents 57% of our outstanding common stock. We also have reserved 5,918,033 shares of common stock in connection with our benefit plans and 200,000 shares of common stock in connection with our warrant plan. Should existing holders of warrants or other securities exercisable or convertible into shares of our common stock exercise or convert such derivative securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of common stock, reduce the proportionate voting power of existing holders of common stock and reduce the value of our common stock and outstanding warrants.

Due to the issuance of up to 4,600,000 shares of our common stock and assumption of options to purchase up to approximately 125,401 shares of Independent Community Bank common stock, which can be converted into 808,372 shares of our common stock at the effective time of the merger of Independent Community Bank with and into Sun American Bank, the outstanding shares of our common stock would be subject to further dilution. As of

February 9, 2007, we had approximately 7,417,375 shares of our common stock available for future issuances, which issuances would cause further dilution.

A substantial number of our outstanding shares of common stock or shares issuable upon the exercise of options and warrants are eligible for future sale and the sale of our shares of common stock into the market may depress our stock price.

Our stock price may be depressed by future sales of our shares of common stock or the perception that future sales may occur. As of February 9, 2007, 23,233,243 shares of our common stock were issued and outstanding, of which 14,595,771 shares have previously been registered with the SEC. As of February 9, 2007, 15,561,506 shares issuable upon the exercise of options or warrants have been registered for resale with the SEC, including 5,829,460 shares underlying options issued under our Amended and Restated Directors Stock Option Plan, our Amended and Restated Incentive Stock Option Plan and our Amended and Restated 2005 Stock Option and Stock Incentive Plan, 4,857,100 shares underlying Series D common stock purchase warrants, 4,084,358 shares underlying Series F common stock purchase warrants, 50,000 shares underlying Series G common stock purchase warrants and 740,588 shares underlying common stock purchase warrants issued to placement agents in connection with certain private placements that occurred between August 2005 and February 2006. We are unable to estimate the amount, timing or nature of future sales of common stock. Sales of substantial amounts of common stock in the public market, or the perception that these sales may occur, may lower the common stock’s market price.

Due to the issuance of up to 4,600,000 shares of our common stock and assumption of options to purchase up to approximately 125,401 shares of Independent Community Bank common stock, which can be converted into 808,372 shares of our common stock at the effective time of the merger of Independent Community Bank with and into Sun American Bank, an increased number of shares of our common stock will be eligible for future sale, which also may depress our stock price.

We may issue shares of preferred stock that could be entitled to dividends, liquidation preferences and other special rights and preferences not shared by holders of our common stock.

We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. We may issue shares of preferred stock in one or more series as our board of directors may from time to time determine without stockholder approval. The voting powers, preferences and other special rights and the qualifications, limitations or restrictions of each such series of preferred stock may differ from each other. The issuance of any such series of preferred stock could materially adversely affect the rights of holders of our common stock and could reduce the value of our common stock.

Anti-takeover provisions and the regulations to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.

Anti-takeover provisions in the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and By-Laws, including the right to issue “blank check” preferred stock, as well as approvals required under banking laws and regulations, could hinder or delay a change in control of our company, including transactions in which holders of common stock might otherwise receive a premium over the market price of their shares at the time of the transaction.

We do not pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future.

We are subject to legal limitations under federal and state laws affecting the frequency and amount of dividends that may be paid to our stockholders. Banking regulators may restrict the ability of any bank holding company subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus, which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net profits for the current and/or immediately preceding fiscal year. Under applicable Delaware case law, dividends may not be paid on our common stock if we become insolvent or the payment of dividends will render us insolvent. We do not pay, and we do not anticipate paying, any cash dividends on the common stock in the foreseeable future.

We have entered into certain related party transactions with our directors.

As of September 30, 2006, Sun American Bank has four lines of credit extended to business entities affiliated with two of its directors, who also serve on our board of directors, in the aggregate principal amount of approximately $7.0 million. The current balance outstanding on these lines of credit is approximately $6.9 million and all of these loans are considered performing in accordance with their terms. Although the amounts outstanding on these lines of credit do not exceed the appraised value of the real estate securing such lines, there can be no assurance that this will continue in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act in this proxy statement/prospectus, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this proxy statement/prospectus. Forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions and are intended to be made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” and “plans” and similar expressions are intended to identify forward-looking statements. Our ability to predict projected results or the effect of events on our operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this proxy statement/prospectus. Factors that could affect our assumptions and predictions include, but are not limited to, the risk that: (i) the merger transaction will not be completed and we and Independent Community Bank will have incurred substantial expenses without realizing the expected benefits; (ii) the merger transaction must be approved by multiple governmental and regulatory agencies; (iii) we may fail to realize all of the anticipated benefits of the merger transaction; (iv) Independent Community Bank shareholders cannot be sure of the exact market value of our common stock that they will receive in the merger transaction because the market price of our common stock will fluctuate; (v) we and Independent Community Bank may choose not to proceed with the merger transaction if it is not completed by June 30, 2007 or if all conditions to closing are not met or waived; (vi) loan losses would have a material adverse effect on our financial condition and operating results; (vii) a decline in the value of the collateral securing our loans could result in an increase in losses on foreclosure; (viii) our growth strategy may not be successful; (ix) the geographical concentration of our business in Florida makes it highly susceptible to local economic and business conditions; (x) changes in interest rates may adversely affect our financial condition; and (xi) competition from other financial institutions could adversely affect our profitability and growth. You should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statements.

THE MERGER

Background of and Reasons for the Merger Transaction

Background of the Merger Transaction

Over the past several years, there has been increasing consolidation of the banking industry. This consolidation has been fueled by, among other things, national and state banking-related legislation that has enabled certain financial institutions to benefit from the economies of scale and greater efficiencies available to combined entities. Financial institutions have sought suitable combinations as means of obtaining such benefits.

From time to time over the past several years, during regularly scheduled board of directors’ meetings, the directors of Independent Community Bank discussed the business and prospects of Independent Community Bank, conditions in the business and community banking market in Florida, and the merger activity among financial institutions in the state. In addition, during this time, Independent Community Bank was approached by several parties who expressed moderate to serious interest in acquiring Independent Community Bank. Independent Community Bank did not enter into any agreements with any such parties as it did not believe that the transactions would afford Independent Community Bank’s shareholders the opportunity to receive any meaningful return on their investment.

On March 15, 2006, Independent Community Bank’s board met for a general discussion of Independent Community Bank’s strategic options. The board heard a presentation from Hovde which discussed Independent Community Bank’s strategic options. The board subsequently decided to retain Hovde on March 17, 2006. On March 24, 2006, Hovde and Independent Community Bank signed an engagement letter in which they agreed that Hovde would serve as exclusive financial advisor to Independent Community Bank in connection with the potential sale of Independent Community Bank.

As a part of its engagement, Hovde discussed with Independent Community Bank the timing and process for the marketing of Independent Community Bank and additional information regarding the banking industry and market conditions in general. Hovde also discussed bank holding companies and investor groups that, in its opinion, could have an interest in acquiring Independent Community Bank and had the necessary financial resources to carry out the transaction and to obtain regulatory approvals. While not making a final decision whether to pursue any business combination transaction, Independent Community Bank did authorize Hovde to solicit indications of interest that might warrant serious consideration and potentially result in an agreement to merge or Independent Community Bank otherwise being acquired. During April and May 2006, Hovde, with the assistance of Independent Community Bank’s management, performed a due diligence review of Independent Community Bank and completed a detailed offering memorandum to be distributed to potential buyers. Hovde also advised Independent Community Bank to begin the marketing process after its May financial results were available.

After a thorough review of potential buyers, Hovde contacted the most suitable potential buyers during June and July 2006. Twenty eight of these potential buyers expressed interest and received the confidential offering memorandum containing detailed information about Independent Community Bank. On July 26, 2006, Hovde distributed June 30, 2006, financial information to all of the interested parties. On August 22, 2006, Hovde reported to members of Independent Community Bank’s board of directors that six institutions had submitted written preliminary indications of interest. Hovde reviewed each of these proposals, including the financial terms of each proposal, the business, operations and prospects of each bidder, and the financial terms of other business combinations in the banking industry. Of the three highest valued indications of interest, all were for a combination of stock and cash (including Sun American Bancorp’s) but the third bid (which was lower than the other two) contained illiquid stock consideration in a privately-held banking institution.

During September 2006, Hovde had more in-depth discussions with the two highest bidders and both parties were invited to conduct on-site due diligence visits. Sun American Bancorp visited during the third weekend of September and the other party visited during the third week in September 2006. On October 6, 2006, Hovde reported to Independent Community Bank’s board that both parties had submitted revised indication of interest letters and neither party had materially changed its offer from its original offer. While the other offer was slightly higher (only $100,000) to Sun American Bancorp’s offer in aggregate consideration, it contained a mix of 75% stock and 25% cash from an out-of-state institution with only one branch located in northeast Florida. The Independent Community Bank’s board felt that the compatible cultural mix and a combination with Sun American

Bancorp’s franchise (which has twelve branches focused on southeast Florida) created a more attractive opportunity. As a result, the board determined that Sun American Bancorp’s offer was preferable and Hovde informed Sun American Bancorp the following day that the board had chosen Sun American Bancorp as the winning bidder.

During October and November 2006, Independent Community Bank representatives and Sun American Bancorp representatives discussed the background, philosophies and corporate culture of Sun American Bancorp and Independent Community Bank, their strategic directions, future plans, and other issues. The parties also discussed the parameters relating to a possible transaction between the two parties, including integration issues, the exchange ratio, non-compete agreements, severance costs for employees, Sun American Bancorp’s outstanding warrants, employment agreements, and regulatory and compliance issues. Concurrently, Hovde, representatives of Independent Community Bank and Sun American Bancorp, together with their legal and financial advisors, negotiated the terms of the merger agreement.

On November 15, 2006, Independent Community Bank’s board of directors held its regularly scheduled meeting at which representatives of Hovde and Independent Community Bank’s legal advisors participated. Hovde and the attorneys briefed Independent Community Bank’s board of directors on the results of final negotiations concerning the merger agreement and related matters. The Independent Community Bank’s board of directors discussed, among other matters, the proposed terms of the merger, including financial terms. Specifically, Independent Community Bank’s board of directors discussed the structure of the transaction, merger consideration terms, the representations, warranties and covenants of the parties, the material adverse change clause, and certain other non-financial issues. The Independent Community Bank’s board of directors reviewed the recent draft of the merger agreement and ancillary documents. During the meeting, Hovde advised the board that it was of the opinion, which opinion was subsequently confirmed in writing, that as of that date and based on and subject to the procedures followed, assumptions made, matters considered and limitations on review described in its opinion, that the consideration to be received by Independent Community Bank’s shareholders under the merger agreement is fair from a financial point of view. See “─ Opinion of Financial Advisor.” Following these discussions, Independent Community Bank’s board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Independent Community Bank’s board of directors authorized Independent Community Bank’s officers to execute the merger agreement upon receiving confirmation that Sun American Bancorp had approved the merger agreement and the transactions contemplated by the merger agreement.

On November 17, 2006, Independent Community Bank, Sun American Bancorp and Sun American Bank signed the merger agreement and issued a press release publicly announcing the merger.

Independent Community Bank’s Reasons for the Merger Transaction

Independent Community Bank board of directors believes that the merger transaction is fair to, and in the best interests of, Independent Community Bank and its shareholders. In reaching its decision to approve the merger agreement, Independent Community Bank board of directors consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the limitations of the bank’s current market and the potential for enhancement of shareholder value as well as:

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that Sun American Bancorp is paying a premium of 3.9 tangible book value based on normalized equity of 7.5% and dollar for dollar on the excess capital of Independent Community Bank, adding value to the shareholders’ shares;

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that, because both Independent Community Bank and Sun American Bank are local financial institutions, the merger transaction will result in an expanded presence in the local financial institutions’ market, serving business and retail financial needs with local decision-making and serving a greater base of individuals and businesses overall;

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the opportunity for the shareholders, customers and employees to benefit from the expanded network of Sun American Bank branches and the access to a greater selection of products and services;

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that, although the Sun American Bancorp shares are thinly traded, Sun American Bancorp is a listed company on the American Stock Exchange and, upon the effectiveness of the merger, the shareholders, other than directors and executive officers of Independent Community Bank, will be obtaining registered securities that are not restricted as to resale;

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the positive impact of the merger transaction on Independent Community Bank employees and customers and the communities served by Independent Community Bank; and

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that the merger transaction is subject to certain conditions, including the approval of the shareholders, the receipt of regulatory approvals, and the registration with the SEC of the shares to be issued by Sun American Bancorp in the merger transaction.

The foregoing discussion of the factors considered by Independent Community Bank board of directors is not intended to be exhaustive, but rather includes material factors considered by Independent Community Bank board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated therein, Independent Community Bank board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. Independent Community Bank board of directors considered all these factors as a whole and considered them to be overall favorable to, and to support, a determination that the merger agreement is in the best interests of Independent Community Bank and its shareholders.

Sun American Bancorp’s Reasons for the Merger Transaction

Sun American Bancorp’s board of directors believes that the merger transaction is fair to, and in the best interest of, Sun American Bancorp and its stockholders. In reaching its decision to approve the merger agreement, Sun American Bancorp’s board of directors consulted with its management, as well as with its legal advisors, and considered a variety of factors, including the following:

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the expectation that the rate of earnings growth of the combined company would be greater than Sun American Bank could achieve separately;

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the analysis of the business, operations, financial condition, earnings and prospects of Independent Community Bank, including the information obtained in Sun American Bancorp’s due diligence review of Independent Community Bank;

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the complementary nature of Sun American Bank’s and Independent Community Bank’s businesses, management and employee cultures and the geographic locations of the respective banks; and

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the strategic opportunity presented by a combination of Sun American Bank and Independent Community Bank.

The foregoing discussion of the factors considered by Sun American Bancorp’s board of directors is not intended to be exhaustive, but rather includes material factors considered by Sun American Bancorp’s board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated therein, Sun American Bancorp’s board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. Sun American Bancorp’s board of directors considered all these factors as a whole and considered them to be overall favorable to, and to support, a determination that the merger agreement is in the best interests of Sun American Bancorp and its stockholders.

Opinion of Financial Advisor

Hovde has delivered to the board of directors of Independent Community Bank its opinion that, based upon and subject to the various considerations set forth in its written opinion dated November 16, 2006, the total transaction consideration to be paid to the shareholders of Independent Community Bank, is fair from a financial point of view as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by Independent Community Bank upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated November 16, 2006, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. The shareholders of Independent Community Bank should read this opinion in its entirety.

Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The board of directors of Independent Community Bank selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Hovde will receive a fee from Independent Community Bank for performing a financial analysis of the merger and rendering a written opinion to the board of directors of Independent Community Bank as to the fairness, from a financial point of view, of the merger to the shareholders of Independent Community Bank. The Independent Community Bank has also agreed to indemnify Hovde against any claims, losses and expenses arising out of the merger or Hovde’s engagement that did not arise from Hovde’s gross negligence or willful misconduct.

Hovde’s opinion is directed only to the fairness, from a financial point of view, of the total merger consideration, and, as such, does not constitute a recommendation to any shareholder of Independent Community Bank as to how the shareholder should vote at Independent Community Bank’s special meeting of shareholders. The summary of the opinion of Hovde set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of Independent Community Bank by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the board of directors of Independent Community Bank, but it does summarize all of the material analyses performed and presented by Hovde.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Independent Community Bank and its fairness opinion.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Independent Community Bank and Sun American Bancorp. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the transaction consideration, from a financial point of view, to the shareholders of Independent Community Bank. The analyses do not purport to be an appraisal or to reflect the prices at which a bank might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Independent Community Bank might engage. In addition, as described above, Hovde’s opinion to the board of directors of Independent Community Bank was one of many factors taken into consideration by the board of directors of Independent Community Bank in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Independent Community Bank and Sun American Bancorp and material prepared in connection with the merger, including, among other things, the following:

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the merger agreement and all attachments thereto;

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certain historical publicly available information concerning Independent Community Bank and Sun American Bancorp;

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certain internal financial statements and other financial and operating data concerning Independent Community Bank and Sun American Bancorp;

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certain financial projections prepared by the management of Independent Community Bank and Sun American Bancorp;

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certain other information provided to Hovde by members of the senior management of Independent Community Bank and Sun American Bancorp for the purpose of reviewing the future prospects of Independent Community Bank and Sun American Bancorp, including financial forecasts related to the respective businesses, earnings, assets, and liabilities;

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the nature and terms of recent merger and acquisition transactions to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

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analyzed the pro forma impact of the merger on the combined bank’s earnings, consolidated capitalization and financial ratios;

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such other information and factors as we have deemed appropriate; and

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Hovde also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by Independent Community Bank and Sun American Bancorp were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Independent Community Bank and Sun American Bancorp as to the future financial performance of Independent Community Bank and Sun American Bancorp. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Independent Community Bank or Sun American Bancorp.

Analysis of Selected Mergers. As part of its analysis, Hovde reviewed three groups of comparable merger transactions. The first peer group included transactions, which have been announced since January 1, 2005, that involved target banks and thrifts in the United States that had assets between $100 million and $200 million and a return on average assets of greater than 1.00%, referred to as the Nationwide Merger Group in this proxy statement/prospectus. This Nationwide Merger Group consisted of the following 36 transactions:

Buyer	Seller
Reserve Financial Associates LLC (OH)	Business Bank of Florida Corp (FL)
Highlands Bancshares Inc. (TX)	First Jacksboro Bkshrs Inc. (TX)
Plains Bancorp Inc. (TX)	First National Bank of Lamesa (TX)
Industry Bancshares Inc. (TX)	Community Bancorp. Inc. (TX)
Bank Holdings (NV)	NNB Holdings Inc. (NV)
Community Bank Shares of IN (IN)	Bancshares Inc. (IN)
First Mid-Illinois Bancshares (IL)	Mansfield Bancorp Inc. (IL)
First Muskogee Financial Corp. (OK)	First Financial Bancshares (OK)
GB&T Bancshares Inc. (GA)	Mountain Bancshares Inc. (GA)
Summit Bank Corp. (GA)	Concord Bank NA (TX)
Wells Fargo & Co. (CA)	Fremont NB of Canon City (CO)
Texas United Bancshares Inc. (TX)	Northwest Bancshares Inc (TX)
Orrstown Financial Services (PA)	First National Bank of Newport (PA)
Great Western Bancorp (NE)	Security Bank (SD)
Union Bankshares Corp. (VA)	Prosperity B&TC (VA)
CCB Corporation (MO)	Acquisition Corporation (KS)
Commercial Capital Bancorp (CA)	CalNet Business Bank NA (CA)
Alpine Banks of Colorado (CO)	First Colorado Bankshares Inc. (CO)
Liberty Shares Inc. (GA)	Peoples Banking Corporation (GA)

Buyer	Seller
Frontier Financial Corp. (WA)	Northstar Financial Corp. (WA)
First State Bancorp. (NM)	New Mexico Financial Corp. (NM)
Cullen/Frost Bankers Inc. (TX)	TX Community Bancshares Inc. (TX)
Pacific Continental Corp. (OR)	NWB Financial Corp. (WA)
Community Partners Bancorp (NJ)	Town Bank (NJ)
First Financial Bankshares (TX)	Bridgeport Financial Corp. (TX)
Frandsen Financial Corporation (MN)	QCF Bancorp Inc. (MN)
Glacier Bancorp Inc. (MT)	Thompson Falls Holding Bank (MT)
Sterling Bancshares Inc. (TX)	Prestonwood Bancshares Inc. (TX)
Farmers Capital Bank Corp. (KY)	Citizens Bancorp Inc. (KY)
First Community Bancorp (CA)	Pacific Liberty Bank (CA)
First Security Group Inc. (TN)	Jackson Bank & Trust (TN)
Community Bancorp Inc. (CA)	Rancho Bernardo Community Bank (CA)
Home Bancshares Inc. (AR)	Mountain View Bancshares Inc. (AR)
Venture Financial Group (WA)	Washington Commercial Bancorp (WA)
Exchange National Bancshares (MO)	Bank 10 (MO)
FCB Bancorp (CA)	South Coast Bancorp Inc. (CA)

Hovde also reviewed comparable mergers involving banks headquartered in the Southeast United States (MS, AL, GA, FL, TN, SC, VA and NC) announced since June 1, 2005, in which the seller had assets between $100 million and $400 million and a return on average assets above 0.75%, referred to as the Southeastern Merger Group in this proxy statement/prospectus. This Southeastern Merger Group consisted of the following 28 transactions:

Buyer	Seller
Whitney Holding Corp. (LA)	Signature Financial Holdings (FL)
Reserve Financial Associates LLC (OH)	Business Bank of Florida Corp (FL)
United Community Banks Inc. (GA)	Southern Bancorp Inc. (GA)
Bancshares of Florida Inc. (FL)	Old Florida Bankshares Inc. (FL)
PrivateBancorp Inc. (IL)	Piedmont Bancshares Inc. (GA)
Castle Creek Capital LLC (CA)	Bankshares Inc. (FL)
Security Bank Corp. (GA)	Homestead Bank (GA)
Riverside Banking Bank (FL)	First Community Bank Holding Corp. (FL)
NBC Capital Corp. (MS)	SunCoast Bancorp Inc. (FL)
Banc Corp. (AL)	Kensington Bankshares Inc. (FL)
BNC Bancorp (NC)	SterlingSouth B&TC (NC)
Hometown Banking Bank Inc. (FL)	First of Homestead Inc. (FL)
GB&T Bancshares Inc. (GA)	Mountain Bancshares Inc. (GA)
Seacoast Banking Corp. of FL (FL)	Big Lake Financial Corporation (FL)
Union Bankshares Corp. (VA)	Prosperity B&TC (VA)
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
Synovus Financial Corp. (GA)	Banking Corporation of Florida (FL)
Gwinnett Commercial Group Inc. (GA)	Buford Banking Group Inc. (GA)
Liberty Shares Inc. (GA)	Peoples Banking Corporation (GA)
Security Bank Corp. (GA)	Rivoli Bancorp Inc. (GA)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
South Georgia Bank Holding Co (GA)	Community National Bancorp. (GA)
First Security Group Inc. (TN)	Jackson Bank & Trust (TN)
Coastal Banking Co. (SC)	First Capital Bank Holding Cp (FL)
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)

Hovde then reviewed comparable mergers involving banks and thrifts headquartered in Florida that have announced since January 1, 2004 with total assets between $100 million and $500 million, referred to as the Florida Merger Group in this proxy statement/prospectus. This Florida Merger Group consisted of the following 25 transactions:

Buyer	Seller
Whitney Holding Corp. (LA)	Signature Financial Holdings (FL)
Reserve Financial Associates LLC (OH)	Business Bank of Florida Corp (FL)
Bancshares of Florida Inc. (FL)	Old Florida Bankshares Inc. (FL)
Castle Creek Capital LLC (CA)	Bankshares Inc. (FL)
Mercantile Bancorp Inc. (IL)	Royal Palm Bancorp Inc. (FL)
Riverside Banking Bank (FL)	First Community Bank Holding Corp. (FL)
NBC Capital Corp. (MS)	SunCoast Bancorp Inc. (FL)
Banc Corp. (AL)	Kensington Bankshares Inc. (FL)
Hometown Banking Bank Inc. (FL)	First of Homestead Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Big Lake Financial Corporation (FL)
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
Synovus Financial Corp. (GA)	Banking Corporation of Florida (FL)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
Coastal Banking Co. (SC)	First Capital Bank Holding Cp (FL)
First Busey Corp. (IL)	Tarpon Coast Bancorp (FL)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
Fidelity Bankshares Inc. (FL)	First Community Bancorp Inc. (FL)
Whitney Holding Corp. (LA)	Madison Bancshares Inc. (FL)
Citizens Banking Corp (FL)	American Banking Corp. (FL)
Capital City Bank Group Inc. (FL)	Quincy State Bank (FL)

Hovde calculated the averages of the following relevant transaction ratios in the Nationwide Merger Group, the Southeastern Merger Group and the Florida Merger Group: the percentage of the offer value to the acquired bank’s total assets; the multiple of the offer value to the acquired bank’s tangible book value; the multiple of the offer value to the acquired bank’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $40.9 million. In calculating the multiples for the merger, Hovde used Independent Community Bank’s earnings for the twelve months ended September 30, 2006, and Independent Community Bank’s tangible book value, total assets, and core deposits as of September 30, 2006. The results of this analysis are as follows:

	Offer Value to			Ratio of Tangible Book Value Premium to Core Deposits (%)
	Total Assets (%)	Tangible Book Value (x)	12 months Preceding Earnings (x)

Independent Community Bank	33.2	2.93	20.8	30.8

Nationwide Merger Group average	23.2	2.41	19.6	20.5

Southeastern Merger Group average	25.4	2.83	25.6	25.6

Florida Merger Group average	24.7	3.08	26.2	25.1

Discounted Cash Flow Analysis. Hovde estimated the present value of all shares of Independent Community Bank’s common stock by estimating the value of Independent Community Bank’s estimated future earnings stream beginning in 2007. Reflecting Independent Community Bank’s internal projections and Hovde estimates, Hovde assumed net income in 2007, 2008, 2009, 2010 and 2011 of $2.030 million, $2.316 million, $2.562 million, $2.906 million, and $3.110 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 13.0%, 14.0%, 15.0%, 16.0% and 17.0%. In order to derive the terminal value of Independent Community Bank beyond 2011, Hovde assumed a terminal value based on a sale multiple of between 21.0x and 25.0x (with the median being the 16 year Florida average) applied to projected earnings in 2011. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Independent Community Bank’s common stock. This analysis and its underlying assumptions yielded a range of aggregate values for Independent Community Bank’s stock of approximately $29.2 million (at a 17.0% discount rate and a 21.0x terminal multiple) to $41.5 million (at a 13.0% discount rate and a 25.0x terminal multiple). The average aggregate value of the range was $35.5 million (at a 15.0% discount rate and a 23.4x terminal multiple) compared to total merger consideration of $40.9 million.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the transaction consideration was fair from a financial point of view to the shareholders of Independent Community Bank.

Funding of the Merger

Sun American Bank will need cash in an amount ranging from approximately $15.8 million to $19.1 million, depending on how many options to purchase shares of Independent Community Bank common stock are exercised prior to the closing, to fund the cash portion of the merger consideration. The primary source for the cash portion of the purchase price will be the working capital of Sun American Bank.

Regulatory Approvals

The merger transaction cannot be completed unless and until Sun American Bancorp obtains all regulatory approvals. The merger transaction must be approved by the Board of Governors of the Federal Reserve Board, referred to as the Federal Reserve Board in this proxy statement/prospectus, pursuant to the Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, and by Florida’s Office of Financial Regulation. Applications seeking approval of the merger transaction were accepted for review by the Office of Financial Regulation on January 16, 2007 and the Federal Reserve Board on January 25, 2007, respectively. In addition, approval of the American Stock Exchange is required in connection with the issuance of shares of Sun American Bancorp common stock in connection with the merger transaction. Such approval was received from the American Stock Exchange on December 28, 2006.

Accounting Treatment

The merger transaction will be accounted for using the purchase method of accounting for financial reporting purposes. For accounting purposes, Sun American Bank has been identified as the acquiring entity and Independent Community Bank as the acquired entity. Under purchase accounting, the assets and liabilities of an acquired company as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and include the results of the acquired company since the date of acquisition.

Interests of Directors and Executive Officers of Independent Community Bank in the Merger

Certain directors and executive officers of Independent Community Bank have interests in the merger transaction that are different from, or in addition to, the interests of Independent Community Bank shareholders. These interests, as described below, may cause some of Independent Community Bank directors and executive officers to view the proposed transaction differently than Independent Community Bank shareholders may view it.

Voting Agreements with Independent Community Bank Directors

On November 17, 2006, each of Messrs. Bols, Brice, Henderson, Lipin, Schnell and Zuccarelli, constituting all members of the board of directors of Independent Community Bank, other than Timothy Leathers, entered into a voting agreement with Sun American Bancorp. As of the record date for the special meeting of Independent

Community Bank shareholders, the foregoing members of the board of directors beneficially owned, in the aggregate, approximately 38.5% of Independent Community Bank common stock entitled to vote at the special meeting.

The description of certain material terms and conditions of the form of the voting agreement provided below is qualified in its entirety by reference to the copy of such agreement attached as Exhibit A to Appendix A included in this proxy statement/prospectus.

Directors Bols, Brice, Henderson, Lipin, Schnell and Zuccarelli, pursuant to the voting agreement, each agree to vote, or cause to be voted, all of his shares of Independent Community Bank common stock, in person or by proxy, (i) for approval of the merger agreement and the transactions contemplated by the merger agreement at any meeting of the Independent Community Bank shareholders duly held for such purpose, and (ii) against any action or proposal that is intended, or could reasonably be expected, to delay or adversely affect the transactions contemplated by the merger agreement. In the event that any of the foregoing directors vote any shares of common stock covered by the voting agreement in a manner that does not comply with the terms of the voting agreement, such vote shall be considered null and void, and the director deemed to have revoked his prior proxies and irrevocably constituted and appointed Sun American Bancorp, or its designee, as proxy to vote and otherwise act with respect to all such shares of Independent Community Bank common stock at any meeting of the shareholders of Independent Community Bank (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the shareholders of Independent Community Bank, on the matters and in the manner specified above.

The voting agreement relates solely to the capacity of the foregoing directors as shareholders of Independent Community Bank and is not in any way intended to affect the exercise of their responsibilities and fiduciary duties as a director or officer of Independent Community Bank, which responsibilities and fiduciary duties take precedence over their position as an Independent Community Bank shareholder. However, the foregoing directors acknowledge and agree that the exercise of their responsibilities and fiduciary duties as a director or officer of Independent Community Bank shall not alter their obligation to comply with the terms of the voting agreement, nor shall the exercise of any such responsibilities and fiduciary duties by the directors affect any of Sun American Bancorp’s rights under the voting agreement.

The voting agreement shall terminate on the earliest of (i) the date that the merger agreement is terminated in accordance with its terms, or (ii) the effective time of the merger.

Employment Agreements with Independent Community Bank Officers

At the closing, Sun American Bank and each of Messrs. Timothy Leathers and Reid French and Ms. Joyce Pinder, Independent Community Bank’s President and Chief Executive Officer; Senior Vice President and Senior Lending Officer; and Senior Vice President and Branch Administration Officer, respectively, will enter into employment agreements in their capacities as Regional President (Northern Region); Senior Vice President and Senior Lending Officer, Northern Region; and Senior Vice President, respectively. Upon the completion of the merger, Mr. Leathers will become an executive officer of Sun American Bank.

The following is a brief summary of certain material terms common to the form of the employment agreement, which is attached hereto as Exhibit C to Appendix A, that Sun American Bank intends to enter into with these executives, and certain actual terms applicable to Mr. Leathers’ employment agreement.

Each executive will be employed for an initial term of one year, referred to as the employment term in this proxy statement/prospectus, which may be extended by the mutual agreement of the parties.

The employment agreement does not prohibit the executive from serving as an officer or director of any entity or business enterprise, or otherwise participating in educational, welfare, social, religious and civic organizations; provided, however, that during the employment term, the executive will not serve as a director or officer of any entity or business enterprise which engages in a business that competes directly with the business of Sun American Bank.

The employment agreement also does not prohibit the executive from making any investments in the securities of any entity or business enterprise; provided, however, that during the employment term, the executive will not make any investments (other than “passive investments”) in the securities of any entity or business enterprise which engages in a business that competes directly with the business of Sun American Bank. For the purposes of the employment agreement, an investment will be considered a “passive investment” to the extent that such securities (i) are actively traded on a United States national securities exchange, the OTC Bulletin Board or on any foreign securities exchange, and (ii) represent, at the time such investment is made, less than five percent of the aggregate voting power of such entity or business enterprise.

During the employment term, Sun American Bank will pay to Messrs. Leathers and French and Ms. Pinder, an annual salary, referred to as the base salary in this proxy statement/prospectus. Mr. Leathers’ base salary will be $150,000. Following the end of each fiscal year of Sun American Bank during the employment term, the executive will receive a fiscal year end bonus if Sun American Bank attains the financial performance targets for such fiscal year as set forth on the schedule to the employment agreement. Mr. Leathers’ minimum performance bonus, as described above, will be $30,000. During the employment term, Mr. Leathers will be entitled to the exclusive use of the bank automobile (a 2005 Volvo S80 or comparable automobile) and Mr. French and Ms. Pinder will receive a car allowance.

As soon as practical after the closing, the compensation committee of the board of directors of Sun American Bancorp will have a meeting to approve an option grant to Mr. Leathers for the purchase of 35,000 shares of Sun American Bancorp common stock, for an exercise price per share equal to the fair market value of a share of Sun American Bancorp common stock on the date the Sun American Bancorp compensation committee action. The compensation committee also will approve option grants to Mr. French and Ms. Pinder. All terms and conditions of the option agreement with the executive will be in accordance with the terms and conditions of the standard option agreement issued by Sun American Bancorp pursuant to its Amended and Restated 2005 Stock Option and Stock Incentive Plan.

Sun American Bank will reimburse the executive for all necessary and reasonable expenses actually incurred or paid by the executive during the employment term in connection with the performance of the executive’s duties and obligations to Sun American Bank in accordance with the employment agreement, in accordance with Sun American Bank’s policies from time to time in effect.

During the employment term, the executive may, subject to applicable eligibility requirements, participate in such insurance and health and medical benefits as are generally made available to the senior executives of Sun American Bank pursuant to such plans as are from time to time maintained by Sun American Bank.

The employment agreement includes executive’s non-solicitation and non-competition covenants and a covenant regarding the protection of confidential information.

In the event of the termination of the executive during the employment term for any reason, except as set forth below, the executive’s employment under the employment agreement will automatically terminate as of the date of termination; provided, however, that the executive or his estate or legal representative, as the case may be, will be entitled to receive, and Sun American Bank will pay the executive or his estate or legal representative, as the case may be, (i) the base salary owing to the executive under the employment agreement through the date of termination and (ii) any business expenses which were properly reimbursable to the executive through the date of termination.

In the event of the termination of the executive during the employment term by Sun American Bank without “cause,” as such term is defined in the employment agreement, or by the executive for “good reason,” as such term is defined in the employment agreement, the executive’s employment under the employment agreement will automatically terminate as of the date of termination; provided, however, that the executive or his estate or legal representative, as the case may be, will be entitled to receive, and Sun American Bank will pay the executive or his estate or legal representative, as the case may be, (i) the base salary owing to the executive under the employment agreement through the date of termination; (ii) any business expenses which were properly reimbursable to the executive through the date of termination; and (iii) severance equal to the remaining base salary that would have otherwise been due the executive through the end of the employment term had there been no early termination.

The employment agreement may be modified, amended, altered or supplemented only by a written agreement executed by each of the parties to the employment agreement.

In addition to the foregoing terms, the voting agreement and the employment agreement contain various representations and covenants, as applicable, which are customary for these types of agreements.

Payments to Independent Community Bank Officers

On December 7, 2006, Mr. Timothy Leathers entered into an amendment to his employment agreement, and Mr. Reid French and Ms. Joyce Pinder entered into a supplement to their respective executive continuity agreements, with Independent Community Bank. Pursuant to the amended employment agreement, Mr. Timothy L. Leathers is entitled to receive the payment of an amount equal to two times his prior 12 months’ salary at the effective time of the merger. Mr. Reid French and Ms. Joyce Pinder are entitled, pursuant to their respective supplemented executive continuity agreements, to receive the payment of an amount equal to their prior 12 months’ salary at the effective time of the merger.

Pursuant to the Independent Community Bank severance policy, officers of Independent Community Bank who are terminated in connection with the merger transaction are entitled to receive a payment equal to their respective three months’ salary.

Options to Purchase Shares of Independent Community Bank Common Stock

At the effective time of the merger, each unexercised option granted by Independent Community Bank under its option plans will be converted, at the option of the holder, into: (i) the right to receive a cash payment in an amount equal to (a) any positive difference between the amount of $34.81 and the exercise price per share of each stock option multiplied by (b) the number of shares subject to the stock option; or (ii) an option to purchase shares of Sun American Bancorp common stock.

Holders of Independent Community Bank stock options will not be subject to the allocation procedures applicable to holders of outstanding shares of Independent Community Bank common stock. Therefore, a holder can convert all of his or her options into the right to receive a cash payment from Sun American Bancorp  or an option to purchase shares of Sun American Bancorp common stock as provided above. As of the record date, the directors and executive officers of Independent Community Bank held, in the aggregate, 46.5% of outstanding options to purchase Independent Community Bank common stock. Directors and officers of Independent Community Bank holding options to purchase 60,916 shares of Independent Community Bank common stock have indicated that they presently intend to elect to convert their options into options to purchase shares of Sun American Bancorp common stock. The remaining directors and officers of Independent Community Bank holding options to purchase 48,136 shares of Independent Community Bank stock have indicated their present intention to convert their Independent Community Bank options into cash. However, these individuals are not bound to do so and may elect a different mix of cash and options to purchase shares of Sun American Bancorp common stock at closing.

Material United States Federal Income Tax Consequences

General

The following discussion summarizes certain material United States federal income tax consequences of the merger to Independent Community Bank shareholders, assuming that the merger is effected as described in the merger agreement and this proxy statement/prospectus. The following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code in this proxy statement/prospectus, existing Treasury Regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to the shareholders of Independent Community Bank.

Any discussion of federal tax issues in this proxy statement/prospectus is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, shareholders are hereby notified that: (A) any discussion of federal tax issues in this proxy statement/prospectus is not intended or written to be used, and it cannot be used by shareholders, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is not written to support the promotion or marketing of the transactions or matters addressed herein; and (C) shareholders should seek advice based on their particular circumstances from an independent tax advisor.

This discussion does not address all U.S. federal income tax considerations that may be relevant to particular Independent Community Bank shareholders in light of their individual circumstances or to Independent Community Bank shareholders who are subject to special rules, such as:

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financial institutions and mutual funds;

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banks;

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insurance companies;

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investment companies;

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retirement plans;

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tax-exempt organizations;

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dealers in securities;

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traders in securities that elect to use a mark-to-market method;

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persons that hold their Independent Community Bank common stock as part of a straddle, a hedge against a currency risk or a constructive sale or conversion transaction;

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persons that are or who hold their Independent Community Bank common stock through partnerships or pass-through entities;

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persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts;

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persons whose functional currency is not the U.S. dollar;

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persons who hold Independent Community Bank common stock as qualified small business stock within the meaning of section 1202 of the Code;

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persons who are subject to the alternative minimum tax provisions of the Code; or

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persons who acquired their Independent Community Bank common stock in connection with a stock option or stock purchase plans or in some other compensatory transaction.

The summary is limited to taxpayers who (i) hold their shares of Independent Community Bank common stock as “capital assets” (generally, held for investment) and (ii) are U.S. holders for federal income tax purposes. You are a U.S. holder for U.S. federal income tax purposes if you are:

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an individual citizen or resident of the United States,

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a corporation created or organized in the United States or under the laws of the United States or of any state (including the District of Columbia),

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an estate whose income is subject to U.S. federal income tax regardless of its source, or

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a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) certain circumstances apply and the trust has validly elected to be treated as a United States person.

In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Furthermore, the discussion does not address the tax consequences of transactions effected before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which person’s acquire Independent Community Bank common stock or dispose of Sun American Bancorp common stock.

This discussion and the opinion of Blank Rome LLP assumes that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code and is subject to certain assumptions, limitations and qualifications and is based upon the truth and accuracy of certain factual representations made by Sun American Bancorp and Independent Community Bank and upon the condition that there is no adverse change in U.S. federal income tax law. This discussion does not bind the Internal Revenue Service from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings.

Independent Community Bank shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Exchanges of Independent Community Bank Common Stock

In the opinion of Blank Rome LLP and assuming that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code, the following U.S. federal income tax consequences will result to Independent Community Bank shareholders:

Exchange of Independent Community Bank Common Stock Solely for Sun American Bancorp Common Stock. An Independent Community Bank shareholder that exchanges all of its Independent Community Bank common stock solely for Sun American Bancorp common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of a fractional share of Sun American Bancorp common stock, as discussed below). The aggregate tax basis of shares of Sun American Bancorp common stock received in the merger will be equal to the aggregate tax basis of the shares of Independent Community Bank common stock surrendered in exchange therefor, and an exchanging Independent Community Bank shareholder’s holding period in the Sun American Bancorp common stock received in the merger will include the holding period of the Independent Community Bank common stock surrendered in exchange therefor.

Exchange of Independent Community Bank Common Stock for Sun American Bancorp Common Stock and Cash. An Independent Community Bank shareholder that exchanges all of its Independent Community Bank common stock for a combination of Sun American Bancorp common stock and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Sun American Bancorp common stock received in the merger over (b) the Independent Community Bank shareholder’s aggregate tax basis in its Independent Community Bank common stock surrendered in exchange therefor.

An Independent Community Bank shareholder’s aggregate tax basis in the Sun American Bancorp common stock received in the merger will be equal to the shareholder’s aggregate tax basis in its Independent Community Bank common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. An Independent Community Bank shareholder’s holding period for Sun American Bancorp common stock received in the merger will include the holding period of the Independent Community Bank common stock surrendered in the merger.

The gain recognized upon receipt of a combination of stock and cash will be capital gain unless, as discussed below, the Independent Community Bank shareholder’s receipt of cash has the effect of a distribution of a dividend under Code Section 302, in which case the gain will be treated as ordinary income to the extent of the holder’s ratable share of accumulated earnings and profits, as calculated for U.S. federal income tax purposes.

For purposes of determining whether a Independent Community Bank shareholder’s receipt of cash has the effect of a distribution of a dividend, the Independent Community Bank shareholder will be treated as if it first exchanged all of its Independent Community Bank common stock solely in exchange for Sun American Bancorp common stock and then Sun American Bancorp immediately redeemed a portion of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to the Independent Community Bank shareholder if such receipt is, with respect to the Independent Community Bank shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend”, the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Sun American Bancorp following the merger. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code.

If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Independent Community Bank shareholder’s holding period for its Independent Community Bank common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized by a Independent Community Bank shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual Independent Community Bank shareholders at the long-term capital gains rate, provided that certain holding period requirements have been met. The determination as to whether a Independent Community Bank shareholder will recognize a capital gain or ordinary income as a result of its exchange of Independent Community Bank common stock for a combination of Sun American Bancorp common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each Independent Community Bank shareholder is urged to consult its own tax advisor with respect to this determination.

Exchange of Independent Community Bank Common Stock Solely for Cash. An Independent Community Bank shareholder that exchanges all of its shares of Independent Community Bank common stock solely for cash in the merger or who receives cash pursuant to the exercise of dissenters’ rights will (unless treated as a dividend under Section 302(b) of the Code, as discussed above) recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between the amount of cash received and the Independent Community Bank shareholder’s aggregate tax basis in the shares surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss if the Independent Community Bank shareholder’s holding period for its Independent Community Bank common stock is more than one year as of the date of the exchange.

Any gain recognized by a Independent Community Bank shareholder and classified as a dividend under Section 302 of the Code, as discussed above, will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual Independent Community Bank shareholders at the long-term capital gains rate, provided that certain holding period requirements have been met. Gain treated as ordinary income will be taxed at ordinary income rates.

The same analysis concerning dividend treatment, as discussed above, will apply to gain recognized upon the receipt of all cash except that the deemed redemption may be treated as if it occurred from Independent Community Bank and not from Sun American Bancorp. The tax result should be the same except in cases in which the attribution rules may cause differing constructive ownership results. For example, an Independent Community Bank shareholder who receives all cash in the merger or pursuant to the exercise of dissenters’ rights will generally not be treated as receiving a dividend if he or she is not treated as constructively owning any Sun American Bancorp stock following the merger. The determination as to whether a Independent Community Bank shareholder will recognize a capital gain or ordinary income is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each Independent Community Bank shareholder is urged to consult its own tax advisor with respect to this determination.

Cash Received Instead of a Fractional Share of Sun American Bancorp Common Stock. Subject to the discussion above regarding possible dividend treatment, cash payments received by Independent Community Bank shareholders in lieu of fractional shares of Sun American Bancorp common stock will be treated as if such fractional shares had been issued in the merger and then redeemed by Sun American Bancorp. Subject to the discussion above regarding possible dividend treatment, an Independent Community Bank shareholder receiving such cash will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such Independent Community Bank shareholder’s tax basis in the fractional share and the amount of cash received. The capital gain or loss will be long-term if the holding period for such Independent Community Bank common stock is more than one year as of the date of the exchange.

Tax Treatment of the Entities

No gain or loss will be recognized by Sun American Bancorp or Independent Community Bank as a result of the merger.

Information Reporting and Backup Withholding

In general, an Independent Community Bank shareholder receiving cash in the merger will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply if the exchanging Independent Community Bank shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS Form W-9). Certain holders (including, among others, U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging Independent Community Bank shareholder will be creditable against the Independent Community Bank shareholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS.

Independent Community Bank shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Independent Community Bank shareholders receiving Sun American Bancorp common stock in the merger should file a statement with their United States federal income tax returns for the year in which the merger occurs setting forth the tax basis in the Independent Community Bank common stock exchanged in the merger and the fair market value of the Sun American Bancorp common stock and the amount of cash, if any, received in the merger.

No ruling from the IRS has been or will be requested in connection with the merger and the IRS could adopt a contrary position which could be sustained by a court.

The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Independent Community Bank shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Dissenters’ Rights

Under Florida law, each shareholder of Independent Community Bank entitled to vote on the merger transaction who complies with the procedures set forth in Section 658.44 of the Florida Statutes, relating to the rights of dissenting shareholders, is entitled to receive in cash the value of his or her shares of Independent Community Bank common stock. An Independent Community Bank shareholder must comply strictly with the procedures set forth in Section 658.44. Failure to follow any such procedures will result in a termination or waiver of his or her dissenters’ rights.

To perfect dissenters’ rights, a holder of Independent Community Bank common stock must vote against special approval of the merger agreement or provide written notice to Independent Community Bank at or prior to the meeting of the shareholders indicating that such shareholder dissents from the merger agreement. Such written notification must be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Independent Community Bank, 250 Tequesta Drive, Suite 101, Tequesta, Florida 33469, Attention: Corporate Secretary. All such communications should be signed by or on behalf of the dissenting Independent Community Bank shareholder in the form in which his or her shares are registered on the books of Independent Community Bank. If a shareholder has not provided written notice of dissent at or prior to the special meeting and such shareholder does not vote against the merger agreement, the shareholder will be deemed to have waived his or her dissenters’ rights. Note that a failure to return a proxy card and an abstention from voting at the special meeting will not be deemed to be a vote against the merger agreement for purposes of determining a shareholder’s dissenters’ rights.

The foregoing does not purport to be a complete statement of the provisions of the Florida Statutes relating to statutory dissenters’ rights and is qualified in its entirety by reference to Section 658.44, which is reproduced in full in Appendix B to this proxy statement/prospectus and which is incorporated herein by reference.

Resales of Shares of Sun American Bancorp Common Stock

Shares of Sun American Bancorp common stock which Independent Community Bank’ shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be “affiliates” of Independent Community Bank. Affiliates generally include directors, executive officers and holders of 10% or more of Independent Community Bank common stock. Independent Community Bank has agreed to provide to Sun American Bancorp the written agreement of each person who may be deemed its “affiliate” that such person will not dispose of any shares of Sun American Bancorp common stock he or she receives in the merger, except in compliance with the Securities Act.

TERMS OF THE MERGER AGREEMENT

The description of certain material terms and conditions of the merger agreement set forth below is qualified in its entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, which is incorporated herein by reference.

On November 17, 2006, Sun American Bancorp, Sun American Bank and Independent Community Bank entered into the merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Independent Community Bank will merge with and into Sun American Bank.

Payment of Merger Consideration

At the effective time of the merger, each share of Independent Community Bank common stock issued and outstanding, except such shares of Independent Community Bank common stock owned by Sun American Bancorp or Sun American Bank, will be converted into the right to elect to receive, subject to adjustment: (i) cash in the amount of $34.81; or (ii) 6.4463 shares of Sun American Bancorp common stock.

Allocation Process

The merger agreement provides that 42% of the outstanding shares of Independent Community Bank common stock will be converted into cash, with the balance of the outstanding Independent Community Bank common stock converted into Sun American Bancorp common stock. Within five business days after the effective time of the merger, Sun American Bancorp will cause the exchange agent, Olde Monmouth Stock Transfer Co., Inc., to allocate among holders of Independent Community Bank common stock the right to receive cash consideration or stock consideration as described below.

Should Independent Community Bank shareholders elect to convert more than 42% of Independent Community Bank shares to cash, then:

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such shareholders electing to receive shares of Sun American Bancorp common stock will receive Sun American Bancorp common stock for their Independent Community Bank shares;

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such shareholders who fail to make an election will receive Sun American Bancorp common stock for their Independent Community Bank shares; and

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such shareholders electing to receive cash will receive a combination of cash and stock for their Independent Community Bank shares. The portion of a shareholder’s stock that will be converted to cash is equal to the product obtained by multiplying the number of shares that the shareholder elected to convert to cash by a fraction, the numerator of which is 42% of all issued and outstanding shares of Independent Community Bank common stock, except such shares of Independent Community Bank common stock owned by Sun American Bancorp or its subsidiaries, and the denominator of which is the total number of cash election shares for which a cash election is made. The remaining shares not converted to cash will be converted to Sun American Bancorp common stock.

Should Independent Community Bank shareholders elect to convert less than 42% of Independent Community Bank shares to cash and the amount by which 42% of Independent Community Bank shares exceeds the total number of cash election shares is less than or equal to the total number of shares for which no election is made, then:

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such shareholders who elect to receive cash will receive cash for their Independent Community Bank shares;

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such shareholders who elect to receive shares of Sun American Bancorp common stock will receive Sun American Bancorp common stock for their Independent Community Bank shares; and

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such shareholders who fail to make an election will receive a combination of cash and stock for their Independent Community Bank shares. The portion of a shareholder’s stock that will be converted to cash is equal to the product obtained by multiplying the total number of shares for which no election is made by such shareholder by a fraction, the numerator of which is the amount by which 42% of all issued and outstanding Independent Community Bank common stock, except such shares of Independent Community Bank common stock owned by Sun American Bancorp or its subsidiaries, exceeds the total number of cash election shares, and the denominator of which is the total number of shares for which no election is made. The remaining shares not converted to cash will be converted into Sun American Bancorp common stock.

Should Independent Community Bank shareholders elect to convert less than 42% of Independent Community Bank shares to cash and the amount by which 42% of Independent Community Bank shares exceeds the total number of cash election shares is greater than the total number of shares for which no election is made, then:

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such shareholders who elect to receive cash will receive cash for their Independent Community Bank shares;

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such shareholders who fail to make an election will receive cash for their Independent Community Bank shares; and

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such shareholders who elect to receive shares of Sun American Bancorp common stock will receive a combination of cash and stock for their Independent Community Bank shares. The portion of a shareholder’s stock that will be converted to cash is equal to the product obtained by multiplying the number of shares such shareholder elected to convert to Sun American Bancorp common stock by a fraction, the numerator of which is the amount equal to the difference between the number by which 42% of all issued and outstanding Independent Community Bank common stock, except such shares of Independent Community Bank common stock owned by Sun American Bancorp or its subsidiaries, exceeds the total number of cash election shares and the total number of shares for which no election is made, and the denominator of which is the total number of shares for which shareholders elect to receive shares of Sun American Bancorp common stock. The remaining shares not converted to cash will be converted into Sun American Bancorp common stock.

Election Procedures

Each holder of Independent Community Bank common stock as of February 9, 2007 will be entitled to elect to receive shares of Sun American Bancorp common stock, cash or any combination of stock and cash in exchange for his or her shares of Independent Community Bank common stock, subject to the allocation process set forth above. An Independent Community Bank shareholder must complete and submit an enclosed form of election and letter of transmittal, which should be received by the exchange agent prior to the election deadline of 5:00 p.m., local time, on March 22, 2007.

The form of election and letter of transmittal must be accompanied by the stock certificates to which the form of election and letter of transmittal relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in the form of election and letter of transmittal, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are delivered to the exchange agent by the time required in the guarantee of delivery. Should the stock certificates covered by the guarantee of delivery not be delivered within the time set forth on such guarantee, an otherwise proper election will be invalidated unless otherwise determined by Sun American Bancorp, in its sole discretion, and any shares evidenced by such certificates will be deemed non-election shares.

Independent Community Bank shareholders may, at any time prior to the election deadline, change or revoke their election by sending written notice to be received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election and letter of transmittal. Independent Community Bank shareholders may also revoke their election by withdrawing their stock certificates, or the guarantee of delivery of such certificates, previously deposited with the exchange agent prior to the election deadline. Subject to the terms of the exchange agent agreement, Sun American Bancorp has, in its reasonable discretion, the power to determine the effectiveness of each Independent Community Bank shareholder election. Should Sun American Bancorp determine that an election was defective, the shares of Independent Community Bank common stock covered by such election will be treated as though no election was made with respect to such shares. All elections will automatically be deemed revoked upon receipt by the exchange agent of written notification from Sun American Bancorp or Independent Community Bank that the merger agreement was terminated.

Subject to the terms of the exchange agent agreement, Sun American Bancorp has, in its reasonable discretion, the right to make all determinations, not inconsistent with the terms of the merger agreement, governing: (i) the validity of the form of election and letter of transmittal and compliance by any Independent Community Bank shareholder with the election procedures; (ii) the manner and extent to which each Independent Community Bank shareholder election will be taken into account in making the determinations set forth in the allocation process above; (iii) the issuance and delivery of Sun American Bancorp common stock certificates to Independent Community Bank shareholders as stock consideration; and (iv) the method of payment of cash to Independent Community Bank shareholders as cash consideration and in lieu of fractional shares of Sun American Bancorp common stock.

Deposit of Merger Consideration

At or prior to the effective time of the merger, we will deposit, or cause to be deposited, into the exchange fund, with the exchange agent: (i) stock certificates representing the total number of shares of Sun American Bancorp common stock that Independent Community Bank shareholders have a right to receive as a result of the merger and (ii) immediately available funds constituting the total cash amount that Independent Community Bank shareholders have the right to receive as a result of the merger.

Delivery of Merger Consideration

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail Independent Community Bank shareholders who fail to make an effective election (i) instructions for surrendering stock certificates in exchange for merger consideration and any cash in lieu of fractional shares of Sun American Bancorp common stock and (ii) a letter of transmittal. Independent Community Bank shareholders who surrender their stock certificates to the exchange agent, accompanied by a properly completed form of election and letter of transmittal or letter of transmittal, will thereafter be entitled to receive, promptly after the effective time of the merger, merger consideration and any cash in lieu of fractional shares of Sun American Bancorp common stock in respect of the shares of Independent Community Bank common stock surrendered. Until such certificates are surrendered, each certificate will represent, after the effective time of the merger, only the right to receive, without interest, merger consideration and any cash in lieu of fractional shares of Sun American Bancorp common stock to be issued or paid as consideration therefor.

Any portion of the exchange fund that remains unclaimed by shareholders of Independent Community Bank as of the first anniversary of the effective time of the merger will be paid to Sun American Bancorp. Any former shareholders of Independent Community Bank may thereafter look only to Sun American Bancorp with respect to receiving their merger consideration, any cash in lieu of any fractional shares and unpaid dividends and distributions on the Sun American Bancorp common stock, if any, deliverable in respect of each share of Independent Community Bank common stock such shareholder holds as determined pursuant to the merger agreement, in each case, without any interest thereon.

If any Independent Community Bank stock certificate is lost, stolen or destroyed, the exchange agent will issue the appropriate merger consideration in exchange for the lost, stolen or destroyed stock certificate if the person claiming such certificate to be lost, stolen or destroyed makes an affidavit of that fact and, if reasonably required by the exchange agent or Sun American Bancorp, posts a bond in such amount as Sun American Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Treatment of Fractional Shares

Independent Community Bank shareholders will not receive fractional shares of Sun American Bancorp common stock. In lieu of fractional shares, each shareholder of Independent Community Bank will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the fair market value of Sun American Bancorp common stock as described below by (ii) the fraction of a share (after taking into account all shares of Independent Community Bank common stock held by such shareholder at the effective time of the merger and rounded to the nearest one thousandth when expressed in decimal form) of Sun American Bancorp common stock which such shareholder would otherwise be entitled to receive. For purposes of the merger agreement in this proxy statement/prospectus, fair market value shall mean the average of the closing price per share of Sun American Bancorp common stock for the 20 trading days prior to the effective time of the merger.

Treatment of Independent Community Bank Stock Options

Directors, officers and employees have the right to acquire an additional 125,401 shares of Independent Community Bank common stock pursuant to the exercise of options. At the effective time of the merger, each option granted by Independent Community Bank under its option plans, whether vested or not vested, that is outstanding and unexercised immediately prior to the effective time of the merger will cease to represent a right to acquire shares of Independent Community Bank common stock and will have no effect and the agreements evidencing grants of options that are unexercised thereunder, and any other agreements between Independent Community Bank and an optionee regarding options will terminate, and each such option will be converted, at the option of the optionee, into (i) the right to receive a cash payment promptly after the effective time of the merger in an amount equal to (a) any positive difference between the amount of $34.81 and the per share exercise price of each such stock option multiplied by (b) the number of shares subject to such stock option, or (ii) an option to purchase shares of Sun American Bancorp common stock, in which event Sun American Bancorp will assume each such option to purchase Independent Community Bank common stock, in accordance with the terms of the applicable Sun American Bancorp stock plan and stock option or other agreement by which it is evidenced. Sun American Bancorp does not know which options, if any, will be exercised prior to closing and no option holder is legally obligated to exercise his or her options prior to closing.

As of the effective time of the merger, (i) the number of shares of Sun American Bancorp common stock subject to the Independent Community Bank stock option assumed by Sun American Bancorp will be equal to the number of shares of Independent Community Bank common stock subject to such Independent Community Bank stock option immediately prior to the effective time or the merger multiplied by 6.4463, rounded down to the nearest share, and (ii) the per share exercise price under each such Independent Community Bank stock option will be adjusted by dividing the per share exercise price under each such Independent Community Bank stock option by 6.4463, provided that such exercise price will be rounded up to the nearest cent.

Independent Community Bank will deliver to Sun American Bancorp prior to the effective time of the merger a list of all Independent Community Bank option holders, and will use its best efforts to deliver to Sun American Bancorp prior to the effective time of the merger a letter from each option holder stating his or her election to receive cash or an option for Sun American Bancorp common stock. If Independent Community Bank does not deliver a letter from an option holder stating his or her election to receive cash or an option for Sun American Bancorp common stock, then such holder will be deemed to have elected to receive a cash payment.

Management and Operations After the Merger Transaction

No changes to executive management or the board of directors of Sun American Bancorp or Sun American Bank are anticipated following consummation of the merger transaction, except that Timothy L. Leathers, President and Chief Executive Officer of Independent Community Bank, will join the executive management team.

Timothy L. Leathers, age 54, has been director, President and Chief Executive Officer of Independent Community Bank since 2001. He served as Executive Vice President of Premier Community Bank of Florida where he was responsible for the operations of the bank and its holding company, P.C.B. Bancorp, Inc., from 1991 to 2001. He was Assistant Vice President of The First National Bank of Clearwater from 1977 to 1991. Mr. Leathers has a Bachelor of Arts Degree from the College of Business Administration at the University of South Florida. He also has completed his Controllership Certification from the University of Wisconsin’s School of Banking.

Representations and Warranties

The merger agreement contains various customary representations and warranties by Independent Community Bank relating to, among other things:

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organization, valid existence, good standing and similar corporate matters and the accuracy of its books and records;

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its capitalization;

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the power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated therein and the submission to its shareholders to approve the merger agreement and the consummation of the transactions contemplated therein;

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absence of consents or approvals of or filings or registrations with any governmental entity;

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absence of violation of any provision of its governance documents, or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or absence of a breach of any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation;

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existence of licenses, franchises and permits;

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timely filing of regulatory reports;

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the delivery of its financial statements and the accuracy of information contained in the financial statements in addition to their conformity with generally accepted accounting principles;

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disclosure of its deposits;

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broker’s or finder’s fees payable in connection with the merger agreement;

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real and personal property owned or leased by it;

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its intellectual property;

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the condition of its fixed assets and equipment;

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the absence of certain changes or events since December 31, 2005;

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the absence of legal proceedings;

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compliance regarding tax matters;

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matters concerning its employees;

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disclosure of all material contracts;

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absence of any written agreement, consent agreement or memorandum of understanding, any commitment letter or similar undertaking to, any extraordinary supervisory letter from, or any board resolutions adopted at the request of any regulatory agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business;

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environmental matters;

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receipt by it of an opinion from Hovde Financial LLC to the effect that, as of the date thereof and subject to the matters set forth therein, the merger consideration to be received by its shareholders is fair to such shareholders from a financial point of view;

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insurance policies held by it;

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absence of facts or conditions relating to it that would prevent the obtainment of regulatory approvals for the merger transaction;

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its loan portfolio;

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having no reason to believe that the merger transaction will fail to qualify as a reorganization under Section 368(a) of the Code;

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having taken all necessary action to exempt the transactions contemplated by the merger agreement from any restrictive provision of: (i) any applicable moratorium, control share, fair price, business combination, or other anti-takeover laws and regulations; or (ii) its Articles of Incorporation or Bylaws;

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absence of any agreement to merge, consolidate, sell or purchase assets or any other agreement that contemplates a business combination of any kind or any agreement obligating it to issue, sell or authorize the sale or transfer of any shares of its capital stock, except its stock options;

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absence of misleading or untrue statements of a material fact;

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absence of undisclosed liabilities;

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adequacy of allowance for loan losses;

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compliance with laws;

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absence of material contract defaults;

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other regulatory matters;

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proper authorization of, valuation of and accounting for, options grants; and

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compliance with Section 409A of the Code.

The merger agreement contains various customary representations and warranties by Sun American Bancorp relating to, among other things:

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organization, valid existence, good standing and similar corporate matters;

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its capitalization;

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its power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated therein and the absence of any violation of any provision of its governance documents or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or no breach of any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation;

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absence of consents or approvals of or filings or registrations with any governmental entity;

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disclosure of its SEC filings;

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filing of its regulatory reports;

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delivery of financial statements;

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absence of broker’s fees payable in connection with the merger transaction except as stated in the merger agreement;

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absence of certain changes or events since December 31, 2005;

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material compliance of the prospectus and the registration statement on Form S-4 with the provisions of the Securities Act and the rules and regulations thereunder;

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compliance with laws;

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absence of ownership of Independent Community Bank common stock;

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absence of facts or conditions that would prevent the obtainment of regulatory approvals for the merger transaction; and

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having no reason to believe that the merger transaction will fail to qualify as a reorganization under Section 368(a) of the Code.

Conditions to the Merger Transaction

The respective obligation of each party to effect the merger transaction is subject to the satisfaction at or prior to the effective time of the merger of the following conditions:

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the merger agreement must be approved and adopted by the requisite vote of the holders of the outstanding shares of Independent Community Bank;

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Sun American Bancorp’s shares of common stock to be issued in the merger transaction must be authorized for listing on the American Stock Exchange;

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all required regulatory approvals must be obtained and must remain in full force and effect and all statutory waiting periods in respect thereof must have expired;

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the registration statement of which this proxy statement/prospectus is a part must be effective under the Securities Act and no stop order shall have been issued, initiated or threatened by the SEC;

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no order, injunction or decree issued by any court or agency or prohibition preventing the consummation of the merger transaction shall be in effect. No statute, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restricts or makes illegal consummation of the merger transaction; and

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Sun American Bancorp and each of Messrs. Timothy Leathers and Reid French and Ms. Joyce Pinder, who are executives of Independent Community Bank, shall have entered into a new employment agreement, pursuant to the terms as described in the merger agreement, as of the date of closing.

Sun American Bancorp’s obligation to effect the merger transaction also is subject to the satisfaction or its waiver at or prior to the effective time of the merger of the following conditions:

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(i) the representations and warranties of Independent Community Bank set forth in the merger agreement (other than those regarding the capitalization of Independent Community Bank) shall be true and correct as of the date of the merger agreement and as of the closing date; and (ii) the representations and warranties of Independent Community Bank’s capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date, subject to the provisions in the merger agreement;

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Independent Community Bank shall have performed, in all material respects, all obligations required to be performed by it under the merger agreement at or prior to the closing date;

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receipt of a certificate of an executive officer of Independent Community Bank stating that, to his or her knowledge, certain conditions have been met;

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each member of the Independent Community Bank board of directors, other than Timothy L. Leathers, shall have executed a non-competition agreement;

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receipt of a legal opinion of Shumaker, Loop & Kendrick, LLP, counsel to Independent Community Bank;

•

receipt of Independent Community Bank’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Florida;

•

receipt of a certificate of good standing of Independent Community Bank;

•

termination of existing employment and executive continuity agreements with Messrs. Leathers and French and Ms. Pinder;

•

receipt of release and waiver letters; and

•

preparation by Independent Community Bank, and review by Sun American Bancorp, of all tax returns with respect to taxable periods ending on or before the closing date.

The obligation of Independent Community Bank to effect the merger transaction also is subject to the satisfaction or waiver by Independent Community Bank at or prior to the effective time of the merger of the following conditions:

•

(i) Sun American Bancorp’s representations and warranties as set forth in the merger agreement (other than those regarding its capitalization) shall be true and correct as of the date of the merger agreement and as of the closing date; and (ii) the representations and warranties of its capitalization shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date;

•

Sun American Bancorp shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•

Independent Community Bank’s approval of the exchange agent agreement and the form of both the letter of transmittal and the instructions relating to it prior to the effective time of the merger; and

•

Independent Community Bank’s receipt of a certificate of an executive officer of Sun American Bancorp stating that, to his knowledge, certain conditions have been met.

Amendment, Waiver and Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger transaction by the shareholders of Independent Community Bank:

•

by mutual consent of the parties;

•

by either party upon written notice to the other party: (i) 30 days after the date on which any request or application for a required regulatory approval shall have been denied or withdrawn at the request or recommendation of the governmental entity unless, within such 30 day period, a petition for rehearing or an amended application has been filed, provided, however, that no party shall have the right to terminate the merger agreement if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party; or (ii) if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the merger transaction;

•

if the merger transaction shall not have been consummated on or before June 30, 2007, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

•

by either party if the approval required for the consummation of the merger transaction is not obtained by reason of the failure to obtain the required vote of Independent Community Bank’s shareholders at a duly held meeting or at any adjournment or postponement thereof;

•

by either party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, if there shall have been a material breach of any of the representations or warranties set forth in the merger agreement on the part of the non-terminating party, which breach is not cured within 30 days following written notice to the breaching party, or which breach, by its nature, cannot be cured prior to the closing of the merger transaction; provided, however, that neither party shall have the right to terminate the merger agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the merger transaction;

•

by Sun American Bancorp in the event the required regulatory approval contains conditions to approval that it reasonably believes to be onerous; or

•

by Sun American Bancorp, upon the failure of the parties to the voting agreement to: (i) vote all of their shares of Independent Community Bank common stock in favor of the transactions contemplated by the merger agreement; and (ii) to the extent permitted under applicable law, to recommend that the merger transaction be approved by the Independent Community Bank shareholders.

The merger agreement may be amended by written agreement of the parties provided, however, that there may not be, without further approval of the Independent Community Bank shareholders, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to Independent Community Bank shareholders as contemplated in the merger agreement.

Termination Fee

Independent Community Bank is obligated to pay Sun American Bancorp a termination fee of $1.25 million in connection with the following triggering events:

•

prior to the termination of the merger agreement pursuant to its terms or within six months after the termination of the merger agreement by Sun American Bancorp or Independent Community Bank because the requisite shareholder approval has not been obtained, an “acquisition proposal,” as defined in the merger agreement, is made to Independent Community Bank and Independent Community Bank accepts such acquisition proposal by entering into a definitive purchase agreement with the third party;

•

Independent Community Bank materially breaches the merger agreement; or

•

the voting agreement parties fail (i) to vote all of their shares of Independent Community Bank common stock which they are entitled to vote in favor of the transactions contemplated by the merger agreement at the meeting of Independent Community Bank shareholders pursuant to the voting agreement, and (ii) to the extent permitted under applicable law, to recommend that the transaction be approved by the Independent Community Bank shareholders.

If Independent Community Bank fails promptly to pay the termination fee set forth above and, to obtain such payment, Sun American Bancorp or Sun American Bank commences a suit which results in a judgment against Independent Community Bank for such termination fee, Independent Community Bank is obligated to pay to Sun American Bancorp and Sun American Bank their out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, in connection with such suit, together with interest on such termination fee at the prime rate in effect on the date such payment was required to be made.

Conduct of Business Pending the Merger Transaction

Covenants of Independent Community Bank

During the period from the date of the merger agreement and until the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or with Sun American Bancorp’s prior written consent, Independent Community Bank shall carry on its business in the ordinary course consistent with past practice and shall not:

•

declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

•

(i) repurchase, redeem or otherwise acquire (except for the acquisition of shares of Independent Community Bank common stock or Sun American Bancorp common stock held in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties) any shares of the capital stock of Independent Community Bank, or any securities convertible into or exercisable for any shares of the capital stock of Independent Community Bank; (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) except pursuant to the merger agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

•

amend its Articles of Incorporation, Bylaws or other similar governing documents;

•

make any capital expenditures other than those that: (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair; and (ii) in any event are in an amount of no more than $25,000 in the aggregate;

•

enter into any new line of business, or other than in the ordinary course of business consistent with past practice, originate any new kinds of loans or originate any loans not consistent with past practice;

•

acquire or agree to acquire, by any manner, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practice;

•

take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger transaction not being satisfied;

•

change its methods of accounting in effect at December 31, 2005, except as required by changes in generally accepted accounting principles or regulatory accounting principles;

•

(i) except for (A) amending the employment agreement with Timothy L. Leathers to provide for the payment of an amount equal to two times his prior 12 months’ salary upon the closing of the transactions contemplated by the merger agreement and the termination of the employment agreement, (B) amending the executive continuity agreements with Reid French and Joyce Pinder to provide for the payment of an amount equal to their prior 12 months’ salary upon the closing of the transactions contemplated by the merger agreement and the termination of the executive continuity agreements, (C) as required by applicable law, (D) as otherwise required in the merger agreement, or (E) as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between it or one or more of its current or former directors, officers or employees or any affiliate of any such person; or (ii) except for annual salary increases and cash bonuses consistent with past practice, or as required by the terms of existing employment contracts or applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date of the merger agreement (including, without limitation, the granting of any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

•

sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements; or acquire any broker deposits or increase the rates currently paid on its deposit products, in an amount that exceeds the rates generally paid on similar products by other banking institutions in its market area;

•

incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•

file any application to relocate or terminate the operations of any of its banking offices;

•

create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space involving payments by it in excess of $25,000 per year;

•

make any loans in excess of $3.5 million, including, but not limited to, loan purchases and loan participations;

•

take or cause to be taken any action that would or could reasonably be expected to prevent the merger transaction from qualifying as a reorganization under Section 368(a) of the Code;

•

make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability or decreasing any tax attribute of Independent Community Bank;

•

make changes to loan loss reserves without Sun American Bancorp’s prior review and written approval;

•

issue any securities or options to purchase securities other than in connection with the exercise of outstanding stock options; or

•

agree to do any of the foregoing.

Covenants of Sun American Bancorp

Except as otherwise contemplated by the merger agreement or consented to in writing by Independent Community Bank, Sun American Bancorp shall not, and shall not permit any of its subsidiaries to:

•

declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

•

take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger transaction not being satisfied;

•

take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any requisite regulatory approval;

•

take or cause to be taken any action that would or could reasonably be expected to prevent the merger transaction from qualifying as a reorganization under Section 368(a) of the Code; or

•

agree to do any of the foregoing.

Expenses

The merger agreement provides that expenses incurred in connection with the merger agreement and the transactions contemplated therein will be paid by the party incurring such costs and expenses.

SUN AMERICAN BANCORP AND BEACH BANK
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Sun American Bancorp and Beach Bank and has been prepared by Sun American Bancorp to illustrate the effects of the acquisition transaction. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 and the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005 give effect to the acquisition transaction, accounted for under the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the effective date of the acquisition transaction. Any excess purchase price is recorded as goodwill.

The unaudited pro forma condensed combined consolidated financial statements have been prepared based on preliminary estimates of fair values and the estimated closing balance sheet delivered to Sun American Bancorp by Beach Bank prior to the closing of the acquisition transaction. Pursuant to the acquisition agreement, Beach Bank must prepare and deliver to Sun American Bancorp a final audited balance sheet as of the date prior to the closing of the acquisition transaction. Accordingly, the unaudited pro forma condensed combined consolidated financial statements do not reflect additional adjustments that may be required based on the final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006. The actual amounts recorded based on the final audited balance sheet may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities could cause material differences in the information presented.

The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 has been derived from the unaudited interim financial statements of Sun American Bancorp and Beach Bank included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statement of income for the fiscal year ended December 31, 2005 is based on the audited financial statements of Sun American Bancorp and Beach Bank included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statements of income give effect to the acquisition transaction as if it had been consummated as of January 1, 2005. The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the acquisition transaction.

The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Sun American Bancorp and Beach Bank, including the notes thereto, included elsewhere in this proxy statement/prospectus. The pro forma financial information is based on certain assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the acquisition transaction been consummated during the periods or as of the date for which the pro forma financial information is presented.

SUN AMERICAN BANCORP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2006
	Sun American Bancorp	Beach Bank	Purchase Accounting Adjustment	(m)	Pro Forma Consolidated
	(In thousands, except per share data)
ASSETS
Cash and balances due from financial institutions	$8,102	$2,093	$(2,042)	(a)	$8.153
Federal funds sold	1,000	24,384	—		25,384
Total cash and cash equivalents	9,102	26,477	(2,042)		33,537
Securities available for sale	5,190	500	—		5,690
Securities held to maturity	23,638	24,509	(789)	(b)	47,358
Net Loans	272,378	73,022	(1,000)	(c)	344,400
Federal Reserve Stock	1,702	—	—		1,702
Federal Home Loan Bank Stock	1,814	241	—		2,055
Premises and fixed assets	7,986	1,233	(216)	(d)	9,003
Accrued Interest Receivable	1,626	640	—		2,266
Goodwill	5,287	—	11,286	(e)	16,573
Intangible Assets	564	—	970	(f)	1,534
Other assets	1,214	440	110	(g)	1,764
	$330,501	$127,062	$8,319		$465,882
LIABILITIES
Deposits
Noninterest-bearing	$29,190	$18,219	$—		$47,409
Interest-bearing	207,488	97,882	(30)	(h)	305,340
Total Deposits	236,678	116,101	(30)		352,749
Federal funds purchased and securities sold u/a to repurchase	772	1,198	—		1,920
FHLB borrowings	28,000	—	—		28,000
Accrued expense and other liabilities	1,584	633	—		2,217
Total Liabilities	266,984	117,932	(30)		384,886
Minority Interest	27	—	—		27
STOCKHOLDERS’ EQUITY
Common Stock	419	6,039	(6,002)	(i)	456
Capital Surplus	67,822	3,685	13,757	(j)	85,264
Undivided Profits	(4,551)	(594)	594	(k)	(4,551)
Unrealized Loss on AFS securities	(200)	—	—		(200)
Total Stockholders’ Equity	63,490	9,130	8,349		80,969
	$330,501	$127,062	$8,319		$465,882
Number of Common Shares Outstanding	19,218	6,039	3,704	(l)	22,922
Total book value per common share	$3.30	$1.51			$3.53
Tangible book value per common share	$3.00	$1.51			$2.74
Pro forma equivalent book value per common share for Beach Bank common shares exchanged for Sun American Bancorp common shares					$2.17

———————

a)

To record direct costs of issuing common stock ($100) and $1.0 million in cash excluded from the acquired assets and payment of additional operating expenses ($942) reflected for the estimated closing balance sheet.

b)

To record fair value adjustment of securities.

c)

To record fair value adjustment of loans.

d)

Adjustment to carrying value of premises and equipment for obsolete fixed assets.

e)

Goodwill (see Note 2).

f)

Core deposit intangible.

g)

To record fair value of Miami Beach branch lease.

h)

To record fair value adjustment of certificates of deposit.

i)

To eliminate Beach Bank equity accounts ($6,039) and to issue 3,704,000 shares of Sun American Bancorp common stock ($37) with a par value of $0.01.

j)

To eliminate Beach Bank equity accounts ($3,685), record direct costs of issuing common stock ($100), and record capital surplus upon issuance of (3,704,000) shares of Sun American Bancorp common stock and to reduce combined equity for payment of additional pre-closing expenses.

k)

To eliminate Beach Bank equity accounts ($594).

l)

Issuance of Sun American Bancorp common stock to purchase substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. The estimated number of shares for issuance is calculated as proceeds of $8,395 (capital as reflected in the estimated closing balance sheet) times 2.35 less $1.0 million of excluded assets and the payment of the directors’ and officers’ liability insurance premium ($207), all divided by $5.00 per share, which equals 3,704,000 shares.

(m)

The purchase accounting adjustments do not reflect additional adjustments that may be required based on the Beach Bank final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006.

SUN AMERICAN BANCORP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Nine Months Ended September 30, 2006
	Sun American Bancorp	Beach Bank	Purchase Accounting Adjustment	(f)	Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$17,996	$5,425	$268	(a)	$23,689
Interest expense	6,476	2,106	8	(b)	8,590
Net interest income	11,520	3,319	260		15,099
Provision for loan losses	795	—	—		795
Net interest income after provision for loan loses	10,725	3,319	260		14,304
Noninterest income	621	316	—		937
Noninterest expenses
Salaries and employee benefits	5,229	1,918	—		7,147
Occupancy, furniture and equipment expense	2,084	738	(27)	(c)	2,795
Other operating expenses	2,688	1,573	124	(d)	4,385
Noninterest expenses	10,001	4,229	97		14,327
Net income	$1,345	$(594)	$163		$914

Basic net income per common share	$0.07	$(0.10)			$0.04
Diluted net income per common share	$0.06	$(0.10)			$0.04
Weighted average common shares outstanding, basic	18,850	6,039	3,704	(e)	22,554
Weighted average common shares outstanding, diluted	22,367	6,039	3,704	(e)	26,071
Pro forma equivalent net income per common share for Beach Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.02
Diluted					$0.02

———————

a)

To record amortization of fair value adjustments of loans ($150) and securities ($118) over a 5 year straight line method.

b)

To record amortization of fair value adjustments of certificates of deposit over a 3 year straight line method.

c)

To record reduction in depreciation expense related to decrease in carrying value of equipment (-$54) and to record amortization of the fair value of leases ($27).

d)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

e)

Issuance of Sun American Bancorp common stock to purchase substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. The estimated number of shares for issuance is calculated as proceeds of $8,395 (capital as reflected on the estimated closing balance sheet) times 2.35 less $1.0 million of excluded assets  and the payment of the directors’ and officers’ liability insurance premium ($207), all divided by $5.00 per share, which equals 3,704,000 shares.

(f)

The purchase accounting adjustments do not reflect additional adjustments that may be required based on the Beach Bank final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006.

SUN AMERICAN BANCORP
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2005
	Sun American Bancorp	Beach Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$16,043	$6,928	$358	(a)	$23,329
Interest expense	4,740	1,981	10	(b)	6,731
Net interest income	11,303	4,947	348		16,598
Provision for loan losses	475	325	—		800
Net interest income after provision for loan losses	10,828	4,622	348		15,798
Noninterest income	1,075	631			1,706
Noninterest expenses
Salaries and employee benefits	4,247	2,577	—		6,824
Occupancy, furniture and equipment expense	1,724	947	(35)	(c)	2,636
Other operating expenses	3,013	3,876	204	(d)	7,093
Noninterest expenses	8,984	7,400	169		16,553
Net income	$2,919	$(2,147)	$179		$951

Basic net income per common share	$0.24	$(0.36)			$0.06
Diluted net income per common share	$0.21	$(0.36)			$0.05
Weighted average common shares outstanding, basic	12,123	6,039	3,704	(e)	15,827
Weighted average common shares outstanding, diluted	13,604	6,039	3,704	(e)	17,309
Pro forma equivalent net income per common share for Beach Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.04
Diluted					$0.03

———————

a)

To record amortization of fair value adjustments of loans ($200) and securities ($158) over a 5 year straight line method.

b)

To record amortization of fair value adjustments of certificates of deposit over a 3 year straight line method.

c)

To record reduction in depreciation expense related to decrease in carrying value of equipment (-$72) and to record amortization of the fair value of leases ($37).

d)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

e)

Issuance of Sun American Bancorp common stock to purchase substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. The estimated number of shares for issuance is calculated as proceeds of $8,395 (capital as reflected in the estimated closing balance sheet) times 2.35 less $1.0 million of excluded assets and the payment of the director’s and officers’ liability insurance premium ($207), all divided by $5.00 per share, which equals 3,704,000 shares.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

These unaudited pro forma condensed consolidated financial statements have been prepared based upon historical financial information of Sun American Bancorp and Beach Bank giving effect to the acquisition transaction and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the acquisition transaction actually taken place during the periods or at the dates indicated and do not purport to be indicative of future financial position or results of operations. The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with the historical financial statements.

The acquisition transaction will be accounted for using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed consolidated statements of income combine the historical consolidated statement of income of Sun American Bancorp and historical statement of income of Beach Bank, for the fiscal year ended December 31, 2005, and for the nine months ended September 30, 2006, giving effect to the acquisition transaction and related events as if they had been consummated on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Sun American Bancorp and the historical balance sheet of Beach Bank, giving effect to the acquisition transaction and related events as if they had been consummated on September 30, 2006.

The unaudited pro forma condensed statements of income do not give effect to any anticipated cost savings or revenue enhancements in connection with the acquisition transaction.

Note 2 – Purchase Price and Purchase Accounting Adjustments

Sun American Bancorp
(In thousands, except per share data)

Sun American Bancorp shares issued for outstanding shares of Beach Bank	3,704
Fair value of Sun American Bancorp stock	$5.00
Subtotal	$18,521
Add: $1.0 million in cash as an excluded asset	1,000

Pro forma purchase price	$19,521

Net assets of Beach Bank per September 30, 2006 financial statements	$9,130

Purchase accounting adjustments to carrying value of asset or liability: (a)
Securities	(789)
Loans	(1,000)
Premises & Equipment	(216)
Core Deposit Intangible	970
Branch Lease	110
Certificates of Deposit	30
Net pro forma purchase accounting adjustments	(895)
Goodwill	$11,286

———————

a)

These purchase accounting adjustments are preliminary estimates and are subject to change primarily as a result of changes in market interest rates or decline in credit quality of the loan and investment security portfolio.

SUN AMERICAN BANCORP AND INDEPENDENT COMMUNITY BANK
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based on the historical financial statements of Sun American Bancorp and Independent Community Bank and has been prepared to illustrate the effects of the merger transaction. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2006 and the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 and for the year ended December 31, 2005 give effect to the the merger transaction, accounted for under the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the effective dates of the merger transaction. Any excess purchase price is recorded as goodwill.

These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts recorded as of the closing of the merger transaction may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. In addition, the impact of ongoing integration activities, the timing of the closing of the merger transaction and other changes in Independent Community Bank’s net tangible and intangible assets that occur prior to the closing of merger transaction could cause material differences in the information presented.

The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2006 has been derived from the unaudited pro forma condensed consolidated statement of income of Sun American Bancorp that has been adjusted to reflect the acquisition of Beach Bank and the unaudited interim financial statements of Independent Community Bank included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2005 is based on the unaudited pro forma condensed consolidated statement of income of Sun American Bancorp that has been adjusted to reflect the acquisition of Beach Bank and the audited financial statements of Independent Community Bank included elsewhere in this proxy statement/prospectus. These unaudited pro forma condensed consolidated statements of income give effect to the merger transaction as if each had been consummated as of January 1, 2005. The unaudited pro forma condensed consolidated financial statements do not give effect to any anticipated cost savings or revenue enhancements in connection with the merger transaction.

The unaudited pro forma condensed combined consolidated financial statements of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank have been prepared based on preliminary estimates of fair values and the estimated closing balance sheet delivered to Sun American Bancorp by Beach Bank prior to the closing of the acquisition transaction. Pursuant to the acquisition agreement, Beach Bank must prepare and deliver to Sun American Bancorp a final audited balance sheet as of the date prior to the closing of the acquisition transaction. Accordingly, the unaudited pro forma condensed combined consolidated financial statements of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank do not reflect additional adjustments that may be required based on the final audited balance sheet, such as any adjustments that may result from events occurring subsequent to the date of the estimated closing balance sheet, including the $800,000 civil money penalty assessed against Beach Bank on December 27, 2006. The actual amounts recorded based on the final audited balance sheet may differ materially from the information presented in the unaudited pro forma condensed combined consolidated financial statements of Sun American Bancorp that have been adjusted to reflect the acquisition of Beach Bank. In addition, the impact of ongoing integration activities could cause material differences in the information presented.

The unaudited pro forma condensed consolidated financial statements should be considered together with the historical financial statements of Sun American Bancorp and Independent Community Bank, including the notes thereto, included elsewhere in this proxy statement/prospectus. The pro forma information is based on certain assumptions described in the accompanying notes to Unaudited Pro Forma Condensed Consolidated Financial Information and does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the merger transaction been consummated during the periods or as of the date for which the pro forma information is presented.

SUN AMERICAN BANCORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2006
	Sun American Bancorp	Independent Community Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(In thousands, except per share data)
ASSETS
Cash and balances due from financial institutions	$8,153	$3,021	$(100)	(a)	$11,074
Federal funds sold	25,384	89	(19,070)	(b)	6,403
Total cash and cash equivalents	33,537	3,110	(19,170)		17,477
Securities available for sale	5,690	9,977	—		15,667
Securities held to maturity	47,358	2,000	(74)	(c)	49,284
Net Loans	344,400	105,685	(207)	(d)	449,878
Federal Reserve Stock	1,702	—	—		1,702
Federal Home Loan Bank Stock	2,055	608	—		2,663
Premises and fixed assets	9,003	322	(50)	(e)	9,275
Accrued Interest Receivable	2,266	499	—		2,765
Goodwill	16,573	—	23,713	(f)	40,286
Intangible Assets	1,534	—	3,580	(g)	5,114
Other assets	1,764	488	—		2,212
	$465,882	$122,649	$7,792		$596,323
LIABILITIES
Deposits
Noninterest-bearing	47,409	14,422	—		61,831
Interest-bearing	305,340	84,118	(41)	(h)	389,417
Total Deposits	352,749	98,540	(41)		451,248
Federal funds purchased and securities sold u/a to repurchase	1,920	2,956	—		4,876
FHLB borrowings	28,000	7,000	—		35,000
Accrued expense and other liabilities	2,217	248	—		2,465
Total Liabilities	384,886	108,744	(41)		493,589
Minority Interest	27	—	—		27
SHAREHOLDERS’ EQUITY
Common Stock	456	5,408	(5,368)	(i)	496
Capital Surplus	85,264	4,827	16,871	(j)	106,862
Undivided Profits	(4,551)	3,819	(3,819)	(k)	(4,551)
Unrealized G/L on AFS securities	(200)	(149)	149	(l)	(200)
Total Shareholders’ Equity	80,969	13,905	7,833		102,707
	$465,882	$122,649	$7,792		$596,323

Number of Common Shares Outstanding	22,922	1,082	4,044	(m)	26,966
Total book value per common share	$3.53	$12.86			$3.81
Tangible book value per common share	$2.74	$12.86			$2.13
Pro forma equivalent book value per common share for Independent Community Bank common shares exchanged for Sun American Bancorp common shares					$24.55

———————

a)

To record direct costs of issuing common stock ($100).

b)

Cash consideration payable to Independent Community Bank for outstanding shares ($15,813) and cash consideration payable ($3,257) to Independent Community Bank for outstanding options.

c)

To record fair value adjustment of investment securities.

d)

To record fair value adjustment of loans.

e)

Adjustment to carrying value of premises and equipment for obsolete fixed assets.

f)

Goodwill (see Note 2).

g)

Core deposit intangible.

h)

To record fair value adjustment of certificates of deposits.

i)

To eliminate Independent Community Bank equity accounts ($5,408) and to issue 4.0 million shares ($40) of Sun American Bancorp common stock with a par value of $0.01.

j)

To eliminate Independent Community Bank equity accounts ($4,827), record direct costs of issuing common stock ($100), and record capital surplus upon issuance of 4.0 million shares of Sun American Bancorp common stock.

k)

To eliminate Independent Community Bank ($3,819) equity accounts.

l)

To eliminate Independent Community Bank ($149) equity accounts.

m)

Issuance of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank (4.044 million shares, assuming no outstanding options to purchase shares of Independent Community Bank common stock are exercised prior to the closing).

SUN AMERICAN BANCORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Nine Months Ended September 30, 2006
	Sun American Bancorp	Independent Community Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(In thousands, except per share data)
Interest income	$23,689	$7,092	$(683)	(a)	$30,098
Interest expense	8,590	2,679	—		11,269
Net interest income	15,099	4,413	(683)		18,829
Provision for loan losses	795	—	—		795
Net interest income after provision for loan losses	14,304	4,413	(683)		18,034
Noninterest income	937	140	—		1,077
Noninterest expenses
Salaries and employee benefits	7,147	1,268	—		8,415
Occupancy, furniture and equipment expense	2,795	340	(13)	(b)	3,122
Other operating expenses	4,385	506	457	(c)	5,348
Noninterest expenses	14,327	2,114	444		16,885
Income before taxes	914	2,439	(1,127)		2,226
Income tax expense	—	875	(875)	(d)	—
Net income	$914	$1,564	$(252)		$2,226

Basic net income per common share	$.04	$1.45	—		$.08
Diluted net income per common share	$.04	$1.41	—		$.07
Weighted average common shares outstanding, basic	22,554	1,082	4,044	(e)	26,598
Weighted average common shares outstanding, diluted	26,071	1,110	4,044	(e)	30,115
Pro forma equivalent net income per common share for Independent Community Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.54
Diluted					$0.46

———————

a)

To record amortization of fair value adjustments of loans ($26) and investments ($6) over a 5 to 9 year periods using straight line and accelerated methods which approximate the interest method and to decrease interest income ($715) for the cost of funds used to purchase Independent Community Bank at a federal funds rate of 5%.

b)

To record reduction in depreciation expense related to decrease in carrying value of equipment.

c)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

d)

No income taxes are recorded as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets associated with NOL carryforwards.

e)

Issuance of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank (4.044 million shares, assuming no outstanding options to purchase shares of Independent Community Bank common stock are exercised prior to the closing).

SUN AMERICAN BANCORP

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31, 2005
	Sun American Bancorp	Independent Community Bank	Purchase Accounting Adjustment		Pro Forma Consolidated
	(in thousands, except per share data)
Interest income	$23,329	$7,517	$(911)	(a)	$29,935
Interest expense	6,731	2,383	(41)	(b)	9,155
Net interest income	16,598	5,134	(952)		20,780
Provision for loan losses	800	645	—		1,445
Net interest income after provision for loan losses	15,798	4,489	(952)		19,335
Noninterest income	1,706	179	—		1,885
Noninterest expenses
Salaries and employee benefits	6,824	1,274	—		8,098
Occupancy, furniture and equipment expense	2,636	388	(17)	(c)	3,007
Other operating expenses	7,093	695	752	(d)	8,540
Noninterest expenses	16,553	2,357	735		19,645
Income before taxes	951	2,311	(1,687)		1,575
Income tax expense	—	909	(909)	(e)	—
Net income	$951	1,402	$(778)		$1,575

Basic net income per common share	$.06	$1.31			$.08
Diluted net income per common share	$.05	$1.26			$.07
Weighted average common shares outstanding, basic	15,827	1,071	4,044	(f)	19,871
Weighted average common shares outstanding, diluted	17,309	1,111	4,044	(f)	21,353
Pro forma equivalent net income per common share for Independent Community Bank common shares exchanged for Sun American Bancorp common shares
Basic					$0.52
Diluted					$0.46

———————

a)

To record amortization of fair value adjustments of loans ($35) and investments ($8) over a 5 to 9 year periods using straight line and accelerated methods which approximate the interest method and to decrease interest income ($954) for the cost of funds used to purchase Independent Community Bank at a federal funds rate of 5%.

b)

To record amortization of fair value adjustments of certificates of deposit over a 1 year straight line method.

c)

To record reduction in depreciation expense related to decrease in carrying value of equipment.

d)

To record amortization of core deposit intangible over a 9 year period using an accelerated method.

e)

No income taxes are recorded as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets associated with NOL carryforwards.

f)

Issuance of Sun American Bancorp common stock in connection with the merger of Independent Community Bank with and into Sun American Bank (4.044 million shares, assuming no outstanding options to purchase shares of Independent Community Bank common stock are exercised prior to the closing).

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

These unaudited pro forma condensed consolidated financial statements have been prepared based upon historical financial information of Sun American Bancorp and Independent Community Bank giving effect to the merger transaction and other related adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited pro forma condensed consolidated combined financial statements should be read in conjunction with the historical financial statements.

The merger transaction will be accounted for using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States.

The unaudited pro forma condensed consolidated statements of income combine the historical consolidated statements of income of Sun American Bancorp and historical statement of income of Independent Community Bank, for the fiscal year ended December 31, 2005, and for the nine months ended September 30, 2006, giving effect to the merger transaction and related events as if they had been consummated on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Sun American Bancorp and the historical balance sheet of Independent Community Bank, giving effect to the merger transaction and related events as if they had been consummated on September 30, 2006.

The unaudited pro forma condensed statements on income do not give effect to any anticipated cost savings or revenue enhancements in connection with the transaction.

Note 2 – Purchase Price and Purchase Accounting Adjustments

	Sun American Bancorp
	(in thousands, except per share data)
Sun American Bancorp shares to be issued for outstanding shares of Independent Community Bank	4,044
Fair value of Sun American Bancorp stock	$5.40
Fair value of Sun American Bancorp stock to be issued	$21,838
Payment for outstanding shares of Independent Community Bank	15,813
Payment for outstanding options of Independent Community Bank	3,257	(b)
Pro forma purchase price	$40,908

Net assets of Independent Community Bank per September 30, 2006 financial statements	$13,905

Purchase accounting adjustments to carrying value of asset or liability: (a)
Investment Securities	(74)
Loans	(207)
Premises & Equipment	(50)
Core Deposit Intangible	3,580
Certificate of Deposits	41
Net pro forma purchase accounting adjustments	3,290
Goodwill	$23,713

———————

a)

These purchase accounting adjustments are preliminary estimates and are subject to change primarily as a result of changes in market interest rates or decline in credit quality of the loan and investment security portfolio.

b)

Pro forma amount of cash to be paid for Independent Community Bank stock options at September 30, 2006.

Per Option Value as defined in agreement
Dollar per option	$34.81
Less: Weighted average exercise price per option	10.55
Per Option Value	$24.26
Total stock options outstanding	134,291
Total pro forma amount of cash due to option holders	$3,257,900

INFORMATION ABOUT SUN AMERICAN BANCORP AND SUN AMERICAN BANK

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to Sun American Bancorp and its subsidiary Sun American Bank.

General

History

We are a single bank holding company headquartered in Boca Raton, Florida and organized under the laws of the State of Delaware. The corporate office is located at 1200 N. Federal Highway, Suite 111-A in Boca Raton, Florida  33432. Our telephone number is (561) 826-0464. We are a reporting company and file the following reports and other information with the SEC: Form 10-KSB, Form 10-QSB, Form 8-K, and Schedule 14A. Our financial information and reporting history may be accessed through the EDGAR online service.

We were originally incorporated in 1992 under the name of PCM Acquisition Group, Inc., for the sole purpose of acquiring Florida First International, which was renamed Southern Security Bank Corporation. In 2000, while under a cease and desist order from federal bank regulators, Southern Security Bank was reorganized and infused with new capital by a group of investors. In 2001, Southern Security Bank Corporation acquired the assets and assumed deposits and certain liabilities of PanAmerican Bank. As part of the transaction, Southern Security Bank adopted the name PanAmerican Bank and the company was renamed PanAmerican Bancorp. In 2004, PanAmerican Bancorp acquired the assets and assumed deposits and certain liabilities of Gulf Bank and entered into an assignment and sublease agreements for the lease of the three Gulf Bank branches in Miami-Dade County, Florida. On January 12, 2006, we changed our name from PanAmerican Bancorp to Sun American Bancorp. Our board of directors and stockholders approved the name change. In addition, the trading symbol for our common stock was changed from “PNB” to “SBK.”  On January 20, 2006, we also changed the name of our bank subsidiary from PanAmerican Bank to Sun American Bank.

Sun American Bank

We own 99.9% of the issued and outstanding common shares of Sun American Bank. Sun American Bank is chartered by the State of Florida and is engaged in general commercial banking providing a wide range of loan and deposit services. Sun American Bank’s deposit accounts are insured by the FDIC and it is a member of the Federal Reserve System and the Federal Home Loan Bank. Sun American Bank’s primary market areas are Miami-Dade, Broward, and Palm Beach County in southeast Florida, where it currently operates twelve full-service branch offices, including two branch offices added as a result of the transaction with Beach Bank. In addition, Sun American Bank operates one specialty branch office in Palm Beach County.

Deposit services for personal and business customers include a variety of checking accounts, which include interest-earning, low-cost checking, and senior checking. Savings, money market accounts, and certificates of deposit with a wide variety of terms and rates are also offered. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services. Management does not believe that the deposits or the business of Sun American Bank in general are seasonal in nature. Deposit levels may, however, vary with local and national economic conditions.

Mortgage lending activities include commercial, industrial, and residential loans secured by real estate. Sun American Bank’s customers are predominantly small to medium sized businesses, individual investors and consumers. Commercial lending activities include originating secured and unsecured loans and lines of credit, and providing cash management services to a variety of businesses. Sun American Bank also provides a merchant credit card program. Sun American Bank’s installment loan department makes direct auto, home equity, home improvement, and personal loans to individuals.

Management is not aware of any environmental liabilities that would have a material adverse effect on the operations or earnings of our company or Sun American Bank.

Financial Highlights

We have experienced significant growth in recent years through select acquisitions and internal generation of new business. Management has focused on growing the loan portfolio by concentrating on origination of high-

quality real estate loans, and by competitively pricing deposit products to maintain our interest rate spread. Management has also closely monitored operating expenses in an effort to enhance the financial results. Highlights are noted below:

•

Total assets have grown from $191.5 million at December 31, 2004 to $277.2 million at December 31, 2005, an increase of 44.8%. Total assets have grown from $277.2 million at December 31, 2005 to $330.5 million at September 30, 2006, an increase of 19.2%.

•

Total loans have grown from $153.7 million at December 31, 2004 to $210.7 million at December 31, 2005, an increase of 37.1%. Total loans have grown from $210.7 million at December 31, 2005 to $272.4 million at September 30, 2006, an increase of 29.3%.

•

Total deposits have grown from $158.2 million at December 31, 2004 to $193.5 million at December 31, 2005, an increase of 22.3%. Total deposits have grown from $193.5 million at December 31, 2005 to $236.7 million at September 30, 2006, an increase of 22.3%.

•

Stockholders’ equity has grown from $20.7 million at December 31, 2004 to $59.6 million at December 31, 2005, an increase of 187.9%. Stockholders’ equity has grown from $59.6 million at December 31, 2005 to $63.5 million at September 30, 2006, an increase of 6.5%.

Growth Strategy

We intend to continue to expand our business through internal growth as well as through the select acquisition of the assets and assumption of deposits of other banks as opportunities are identified. We will also seek to acquire other community banks in South Florida subject to favorable pricing considerations. We intend to grow internally by opening new branches, adding to our loan portfolio and bringing in new deposits. We also intend to grow our capital base on a continuing basis as it is part of our business strategy of maintaining a “well” capitalized position. We intend to pursue this business strategy while managing asset quality.

Operating Strategy

Focus on increasing net loans. Our lending activities focus primarily on providing local businesses with commercial business loans and loans secured by real estate. We are increasing our efforts to develop new business relationships and have increased our marketing efforts. Typically, we seek commercial lending relationships with customers borrowing up to $10.0 million. Sun American Bank’s legal lending limit for secured and unsecured loans was $13.1 million and $7.8 million, respectively, as of December 31, 2005, and $13.5 million and $8.1 million, respectively, as of September 30, 2006. In addition, we share participation in loans with other banks for loans generated that exceed our or the other bank’s legal lending limit.

Attract and retain highly qualified and productive staff across all levels of the organization and focusing on low net overhead. Key to our growth and profitability is management’s experience in providing community banking services and the ability to create a culture committed to both proactive sales and disciplined credit quality. Our practice of employing highly qualified and productive individuals at all levels of the organization is key to meeting business goals and maintaining lower costs.

Enhance and upgrade our business platform to support business growth. We will continue to invest in systems, technology and people to facilitate an administrative infrastructure that is efficient and maintains a satisfactory level of internal control and regulatory compliance.

Maintain the level of earning assets as they relate to operating expenses in order to improve profitability. We are pursuing a growth strategy by increasing the level of earning assets, primarily through increases in the loan portfolio, and by increasing the level of capital in support of this growth. At the same time, we are continually analyzing our operating expenses to find areas where costs can be reduced through greater efficiency.

Increase our capital base to support business growth. The periodic addition of new capital to support business growth is a core component required to permit us to achieve growth plans. In 2005, we completed several private offerings of equity securities that contributed $35.5 million of net new capital to us. In addition to the private placement offerings, $919,000 of new capital was raised through the exercise of warrants and options. In the first quarter of 2006, we completed a private offering to an accredited investor of equity securities that contributed

$125,000 of net new capital to us. In addition to this private placement offering, 2.1 million of new capital was raised through the exercise of warrants and options through the first nine months of 2006.

Market Area

Our primary market areas for loan and deposit growth are Miami-Dade, Broward, and Palm Beach counties in southeast Florida where we operate ten full-service banking offices. This metropolitan area has a large and diverse population. Southeast Florida traditionally has strong tourism and taxable sales. The area experiences high tourism and housing demand both of which benefit from the influx of visitors and residents migrating from the northern states, Canada, other Florida counties, Latin America, the Caribbean, and Europe. We have also experienced a growing demand for commercial loans throughout our market areas.

The diverse South Florida region includes a large population of retirees. In addition, many of Sun American Bank’s customers, due to their Hispanic backgrounds, speak Spanish. In Miami-Dade County, Sun American Bank has six full service banking offices. In Broward County, the bank has two full service banking branches located in the cities of Hollywood and Ft. Lauderdale. In Palm Beach County, the bank has four full service branches located in the cities of Boca Raton, Boynton Beach, Delray Beach and Palm Beach Gardens. The bank also has one specialty branch office in Palm Beach County.

Competition

We face substantial competition in all phases of operations from a variety of different competitors, including many large financial institutions. Competition for deposits, loans, and other financial services come from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than Sun American Bank. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Sun American Bank does not currently provide. In addition, many of Sun American Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Sun American Bank competes by offering high levels of attention to its customers, providing personalized services that its larger competitors cannot match. In those instances where Sun American Bank is unable to provide services a customer needs, it arranges for those services to be provided by other banks with which it has business relationships.

We maintain a strong community orientation by, among other things, supporting active participation of our employees in local business, charitable, civic, school and church activities.

Supervision and Regulation

We and Sun American Bank are highly regulated entities, which are governed by various federal, state and governmental authorities. As explained more fully below, federal and Florida banking laws and regulations govern all areas of our and Sun American Bank’s operations, including reserves, loans, capital, payment of dividends, establishment and closing of branches, the granting of credit under equal and fair conditions, and the disclosure of the cost and terms of such credit. As our primary federal regulator, the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board in this proxy statement/prospectus, has authority to initiate civil and administrative actions and take other measures against Sun American Bank and its institution-affiliated parties, which include its officers, directors, employees, 10%-or-greater shareholders and (under certain circumstances) its professionals, for any violation of law or any action that constitutes an unsafe or unsound banking practice. Such enforcement actions include the issuance of cease and desist orders, civil money penalties, and the removal of and prohibition against its institution-affiliated parties from actively participating in the conduct of its affairs.

Bank Holding Company Regulation and Supervision

We are a single-bank holding company, registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act in this proxy statement/prospectus. As such, we and Sun American Bank are subject to the supervision, examination, and reporting requirements of the BHC Act, and the regulations of the Federal Reserve Bank. We are required to file periodic reports with the Federal Reserve Bank and such additional information as the Federal Reserve Bank may require pursuant to the BHC Act. The Federal Reserve Bank may conduct examinations of us and Sun American Bank. Under Federal Reserve Bank regulations and other

Federal Reserve Bank authority, we are required to serve as a source of financial and managerial strength to Sun American Bank and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Bank’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks may be considered by the Federal Reserve Bank to be an unsafe and unsound banking practice or a violation of the Federal Reserve Bank’s regulations or both.

The BHC Act, generally prohibits us from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Bank to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Bank must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, all have been determined by the Federal Reserve Bank to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve Bank has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Change of Holding Company Control. With regard to bank holding companies, the BHC Act requires that every bank holding company obtain the prior approval of the Federal Reserve Bank before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Bank is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

The BHC Act further prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Bank has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Bank, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, any person or group of persons must obtain the approval of the Federal Reserve Bank under the BHC Act, before acquiring 25% (5% in the case of an acquirer that is already a bank holding company) or more of the outstanding common stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over the bank holding company.

Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999, referred to as the GLB Act in this proxy statement/prospectus, significantly changed the regulatory structure and oversight of the financial services industry. Effective March 12, 2000, the GLB Act repealed the provisions of the Depression-era Glass-Steagall Act that restricted banks and securities firms from affiliating with one another. It also revised the BHC Act to permit a qualifying bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the prior approval of the Federal Reserve Bank.

Management does not believe that the GLB Act has or will have an immediate positive or negative material effect on operations. In addition, we have not elected to become a financial holding company for purposes of the GLB Act and, therefore, cannot engage in the expanded range of activities afforded to financial holding companies. However, the GLB Act may have the result of increasing the amount of competition that Sun American Bank faces from larger financial service companies, many of which have substantially more financial resources than Sun American Bank, which may now offer banking services in addition to insurance and brokerage services.

Bank Regulation and Supervision

As a Federal Reserve Bank member state bank, the principal federal regulator of Sun American Bank is the Federal Reserve Bank and, therefore, Sun American Bank is subject to the regulations and administrative practices of the Federal Reserve Bank. In addition, as a state bank chartered by the State of Florida, Sun American Bank is subject to the Florida Banking Code, which is administered by the Office of Financial Regulation as well as the rules and regulations of the Office of Financial Regulation. The deposit obligations of Sun American Bank are insured by the FDIC in the maximum individual amounts of $100,000 each. The Florida Department of Financial Services supervises and regulates all areas of Sun American Bank’s operations, including, without limitation, its loans, mortgages, issuance of securities, annual shareholders meeting, capital adequacy requirements, payment of dividends and the establishment or termination of branches. As a state-chartered banking institution in the State of Florida, Sun American Bank is empowered by statute, subject to limitations expressed therein, to take savings and time deposits, to accept checking accounts, to pay interest on such deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of companies and to undertake other various banking services on behalf of its customers.

As a state-chartered member of the Federal Reserve System, the bank is subject to capital requirements imposed by the Federal Reserve Bank. The Federal Reserve Bank requires state-chartered member banks to comply with risk-based capital standards and to maintain a minimum leverage ratio. As of September 30, 2006, Sun American Bank was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

In 2005, we entered into agreements with the federal and state regulators to remain well capitalized and improve our policies and procedures in administrative areas affecting internal audit, asset and liability management and compliance and agreed to periodically report to the regulatory authorities on our progress in these areas. These agreements ended in 2006.

Change of Bank Control. Florida and federal law restrict the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, stockholders of financial institutions are less likely to benefit from the rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other companies.

Under Florida law, no person or group of persons may, directly or indirectly or acting by or through one or more persons, purchase or acquire a controlling interest in any bank that would result in the change in control of that bank unless the Florida Department of Financial Services first shall have approved such proposed acquisition. A person or group will be deemed to have acquired “control” of a bank: (i) if the person or group, directly or indirectly or acting by or through one or more other persons, owns, controls, or has power to vote 25% or more of any class of voting securities of the bank, or controls in any manner the election of a majority of the directors of the bank; or (ii) if the Florida Department of Financial Services determines that such person exercises a controlling influence over the management or policies of the bank. In any case where a proposed purchase of voting securities would give rise to a presumption of control, the person or group who proposes to purchase the securities must first file written notice of the proposal to the Florida Department of Financial Services for its review and approval. Subsections 658.27(2)(c) and 658.28(3), Florida Statutes, refer to a potential change of control of a financial institution at a 10% or more threshold and rebuttable presumption of control. Accordingly, the name of any subscriber acquiring more than 10% of the voting securities of Sun American Bank must be submitted to the Florida Department of Financial Services for prior approval.

Federal law imposes additional restrictions on acquisitions of stock in banks that are members of the Federal Reserve System. Under the federal Change in Bank Control Act of 1978, as amended, and the regulations thereunder, a person or group must give advance notice to the Federal Reserve Bank before acquiring control of any state member bank. Upon receipt of such notice, the Federal Reserve Bank either may approve or disapprove the acquisition. That statute creates a rebuttable presumption of control if a member or group acquires 10% or more of a bank’s voting stock and if one or more other “control factors” as set forth in that statute are present.

Interstate Banking and Branching

Florida banks are permitted by Florida statute to branch statewide. Such branch banking, however, is subject to prior approval by the Office of Financial Regulation, and agreement by the Federal Reserve Bank and the

FDIC. Any approval by the Office of Financial Regulation, Federal Reserve Bank and the FDIC of branching by Sun American Bank would take into consideration several factors, including our level of capital, the prospects and economics of the proposed branch office, and other considerations deemed relevant by the Office of Financial Regulation, Federal Reserve Bank and the FDIC for purposes of determining whether approval should be granted to open a branch office.

Affiliate and Insider Restrictions

Sun American Bank’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution, including us and our non-bank subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of Sun American Bank. The aggregate amount of covered transactions with all affiliates is limited to 20% of Sun American Bank’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, we are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies, and we may not purchase the securities of any affiliate other than a subsidiary.

Sun American Bank’s authority to extend credit to insiders, such as executive officers, directors and 10% shareholders, as well as entities controlled by insiders, is also governed by federal law. Loans to insiders are required to be made on terms substantially the same as those offered to unaffiliated individuals and must not involve more than the normal risk of repayment. An exception exists for loans made to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans Sun American Bank may make to insiders based, in part, on its capital position and requires certain board approval procedures to be followed.

Investment Activities

Sun American Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit of other federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, Sun American Bank may also invest a portion of its assets in commercial paper and corporate debt securities. As a Federal Reserve Bank member bank, Sun American Bank is required to maintain an investment in Federal Reserve Bank stock. In addition, Sun American Bank is a member of the Federal Home Loan Bank of Atlanta and is required to maintain an investment in Federal Home Loan Bank stock. Sun American Bank is required under state and federal regulations to maintain a minimum amount of liquid assets.

A committee consisting of Sun American Bank officers and directors determines appropriate investments in accordance with the board of directors’ approved investment policies and procedures. Our investment policies generally limit investments to U.S. Government and U.S. Government agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. Our investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, credit quality, yield, settlement date and maturity of the investment, Sun American Bank’s liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposit maturities and anticipated loan amortization and repayments). The effect that the proposed investment would have on Sun American Bank’s credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Lending Activities

Community Reinvestment Act; Fair Lending. Sun American Bank is subject to a variety of fair lending laws and reporting obligations involving home mortgage lending operations and Community Reinvestment Act, referred to as the CRA in this proxy statement/prospectus, activities. The CRA generally requires the federal banking agencies to evaluate the record of a bank in meeting the credit needs of its local communities, including low-and moderate-income neighborhoods. Each financial institution’s efforts in meeting community credit needs are evaluated as part of the examination process pursuant to twelve assessment factors. A bank can also become subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities or assessing whether to approve certain applications such as mergers, acquisitions and applications to open a branch or facility. At Sun American Bank’s most recent evaluation during 1999, the Federal Reserve Bank rated Sun American Bank “Satisfactory” in complying with its CRA obligations.

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or the providing of any property or service.

Federal and Florida law further provide loans-to-one borrower limits. A bank may extend credit to any person, including any related interest of that person, up to an amount of 15% of its capital for loans and lines of credit, which are unsecured. A bank may extend credit to any person, including any related interest of that person, up to an amount of 25% of its capital for loans and lines of credit, which are amply and entirely secured. When outstanding loans consist of both secured and unsecured portions, the secured and unsecured portions may not exceed 25% of the capital of the lending bank, and the unsecured portion may not exceed 15% of the capital of the lending bank.

Allowance for Loan Losses. Management believes it has established the existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. However, there can be no assurance that regulators, in reviewing Sun American Bank’s loan portfolio, will not request us to increase significantly the allowance for loan losses. Additionally, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that a substantial increase will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Deposit Activities and Other Sources of Funds

Deposit Insurance Assessments. Deposit accounts in Sun American Bank are insured by the FDIC, generally up to a maximum of $100,000 per separately insured depositor, and up to a maximum of $250,000 on certain retirement accounts, including traditional and Roth individual retirement accounts. The FDIC maintains a risk-based deposit insurance assessment system by which institutions are assigned to one of four categories based on their capitalization and other supervisory information. An institution’s assessment rate depends upon the category to which it is assigned. Assessment rates for member institutions are determined semi-annually by the FDIC.

The FDIC has the authority to increase deposit insurance assessments if it determines such increases are appropriate to maintain the reserves of the deposit insurance fund or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on fund members.

In addition to assessments for deposit insurance, all FDIC-insured institutions are required to pay assessments to the FDIC to fund payments on bonds issued in the late 1980’s by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

The Federal Deposit Insurance Reform Act of 2005, referred to as the Reform Act in this proxy statement/prospectus, was enacted on February 8, 2006 as a part of the Deficit Reduction Act of 2005. Effective March 31, 2006, the Bank Insurance Fund and the Savings Association Insurance Fund were merged into a new combined fund, called the Deposit Insurance Fund. The Reform Act: (i) increases deposit insurance coverage for retirement accounts to $250,000; (ii) indexes the current $100,000 insurance coverage limit for standard accounts and the new $250,000 limit for retirement accounts to reflect inflation (with adjustments for inflation every five years, commencing January 1, 2011); (iii) requires the FDIC to assess annual deposit insurance premiums on all banks and savings institutions; (iv) gives a one-time insurance assessment credit totaling $4.7 billion to banks and savings institutions in existence on December 31, 1996 that can be used to offset premiums otherwise due; (v) imposes a cap on the level of the Deposit Insurance Fund and provides for dividends or rebates when the fund grows beyond specified levels; (vi) adopts a historical basis concept for distributing the aforementioned one-time credit and dividends (with each institution’s historical basis to be determined by a formula that looks back to the institution’s assessment base in 1996 and adds premiums paid since that time); and (vii) authorizes revisions to the current risk-

based system for assessing premiums, including setting the fixed designated reserve ratio requirement within a range between 1.15% and 1.5% of insured deposits.

The increase in insurance coverage for retirement accounts was effective as of April 1, 2006. The one-time insurance assessment credit to banks and savings institutions was effective as of November 17, 2006. As of January 1, 2007, the fixed designated reserve ratio for the Deposit Insurance Fund will be set at 1.25%. In addition, as of January 1, 2007, the cap imposed on the Deposit Insurance Fund level and the payment of dividends when the fund grows beyond specified levels becomes effective. The FDIC is required to adopt final rules for the rest of the provisions no later than 270 days after enactment.

Based upon the FDIC’s final rule on the one-time assessment credit, all institutions in existence on December 31, 1996 (including successor institutions as defined in the new rule) who paid assessments prior to said time will be notified by the FDIC of the amount of such institution’s one-time credit based on the institution’s 1996 assessment base. The credit may be used to offset deposit insurance assessments commencing in 2007 and 90% of such assessments in years 2008, 2009 and 2010 to the extent the institution has sufficient credits available. The institution may request a review of the FDIC’s determined credit if the institution disagrees with the calculation, its eligibility or its assessment base.

As a result of the FDIC’s final rule in connection with the Deposit Insurance Fund cap and the dividend and rebate determination, the FDIC will determine annually whether the reserve ratio at the end of the prior year equals or exceeds 1.35% of estimated insured deposits or exceeds 1.5%, thereby triggering a dividend requirement. The FDIC will pay eligible institutions a dividend of 50% of the amount in the Deposit Insurance Fund when the reserve ratio is above 1.35%. When the reserve ratio exceeds 1.5%, the FDIC is generally required to pay eligible institutions a dividend of 100% of the amount in the Deposit Insurance Fund.

While the assessment method has not been fully determined yet, Sun American Bank will face deposit insurance premium expenses. The web site for the FDIC is www.fdic.gov. The information on the web site is not and should not be considered part of this proxy statement/prospectus and is not incorporated by reference in this proxy statement/prospectus. This web site is and is only intended to be an inactive textual reference.

Deposit Accounts. Most of Sun American Bank’s depositors are residents of the State of Florida. Deposits are attracted from within Sun American Bank’s market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular checking accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, Sun American Bank considers current market interest rates, profitability to the bank, matching deposit and loan products and its customer preferences and concerns. Sun American Bank reviews its deposit mix and pricing weekly.

Borrowings. Sun American Bank has the ability to borrow from correspondent banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged. We have established a correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. At December 31, 2005, Sun American Bank maintained an unsecured line of credit of $5.0 million and we maintained a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of December 31, 2005 and September 30, 2006.

Equity and Capital Resources. Sun American Bank is subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of Sun American Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

Sun American Bank’s capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require us to maintain minimum amounts and ratios, set forth in the table later in this proxy statement/prospectus of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Management believes that as of September 30, 2006, we have met the capital adequacy requirements as defined by these definitions, and were well capitalized.

Dividends. There are various limitations under law on the ability of Sun American Bank to pay dividends. The Federal Reserve Bank and the Florida Department of Financial Services also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice. Under Florida law applicable to banks and subject to certain limitations, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, the board of directors of a bank may declare a dividend of so much of the bank’s aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board shall deem to be appropriate and, with the approval of the Florida Department of Financial Services, may declare a dividend from retained earnings for prior years. Before declaring a dividend, a bank must carry 20% of its net profits for any preceding period as is covered by the dividend to its surplus fund, until the surplus fund is at least equal to the amount of its common stock then issued and outstanding. No dividends may be paid at any time when a bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law or any written statement with the Florida Department of Financial Services or a federal regulatory agency.

Anti-Money Laundering and Anti-Terrorism Legislation. On October 26, 2001, the President of the United States signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and domestic and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

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to conduct enhanced scrutiny of certain account relationships to guard against money laundering and report any suspicious transaction;

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to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, certain accounts as needed to guard against money laundering and report any suspicious transactions;

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to ascertain with respect to any foreign correspondent bank customer, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

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to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

On September 26, 2002, the United States Department of the Treasury adopted final rules pursuant to Sections 314(a) and (b) of the USA PATRIOT Act designed to increase the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

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expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in an information request submitted by the Financial Crimes Enforcement Network;

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notify the Financial Crimes Enforcement Network if an account or transaction is identified;

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designate a contact person to receive information requests;

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limit use of information provided by the Financial Crimes Enforcement Network to: (i) reporting to the Financial Crimes Enforcement Network; (ii) determining whether to establish or maintain an account or engage in a transaction; and (iii) assisting the financial institution in complying with the Bank Secrecy Act; and

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maintain adequate procedures to protect the security and confidentiality of Financial Crimes Enforcement Network requests.

Under the new rules, a financial institution under certain circumstances may also share with other financial institutions, information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering.

On September 26, 2002, the United States Department of the Treasury also adopted a new rule under the authority of Sections 313 and 319(b) of the USA PATRIOT Act intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

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are prohibited from providing correspondent accounts to foreign shell banks;

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are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

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must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept service of legal process; and

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must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

At September 30, 2006, Sun American Bank did not maintain any correspondent accounts for non-U.S. banking institutions.

On April 30, 2003, the United States Department of the Treasury issued final regulations under Section 326 of the USA PATRIOT Act that require banks to adopt written customer identification programs that will require them to:

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verify the identify of any person seeking to open an account;

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maintain records of the information used to verify identity; and

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consult government known or suspected terrorist lists to determine whether the customer appears on any such list.

The foregoing requirements were included in Sun American Bank’s anti-money laundering program as of September 30, 2006 as required by the USA PATRIOT Act.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation’s financial institutions. Management cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board’s power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Employees

At September 30, 2006, there were 93 full time employees of Sun American Bank. A portion of three employees’ salaries is charged to us. The employees are provided with group life, health, major medical, dental and vision insurance, and long term disability. None of our or Sun American Bank’s employees is represented by any collective bargaining units. We consider our employee relations to be good.

Description of Property

Sun American Bank owns two parcels of real property, one of which is located at 2770 S.W. 27th Avenue, Miami, Florida, which houses a branch of Sun American Bank. As of September 30, 2006, the cost of this property was $896,000 less accumulated depreciation of $60,000 resulting in a net book value of $837,000. The other owned parcel of real property is a parcel of land located in Delray Beach, Florida, which will be used for a future branch site. The land was purchased in 2006 at a cost of $3.0 million.

As of September 30, 2006, we have leased 13 facilities and the material terms of these leases are as follows:

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Sun American Bank’s main office, full service branch office and our corporate office

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1200 N. Federal Highway, Boca Raton, Florida

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5,388 square feet

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10 year term, expiring September 2012

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The base rent (including CAM and other costs) is approximately $30 per square foot at September 30, 2006, resulting in total annual rent of approximately $160,000.

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Full service branch office

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3400 Coral Way, Miami, Florida

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11,464 square feet

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3 year term, expiring February 16, 2007 with option to renew lease for one 3 year period

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The rent (including CAM and other costs) is approximately $34 per square foot at September 30, 2006, resulting in total annual base rent of approximately $389,000.

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Full service branch office

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3475 Sheridan Street, Hollywood, Florida

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4,800 square feet

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10 year term, option to renew lease was exercised at December 31, 2003 to extend term to December 31, 2013

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The rent (including CAM and other costs) is approximately $41 per square foot at September 30, 2006, resulting in total annual base rent of approximately $196,000.

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Full service branch office

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2500 N.W. 97th Avenue, Miami, Florida

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2,986 square feet

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Assumption of 10 year term, expiring August 14, 2009 with 2 options to renew for 2 five year periods

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The base rent (including CAM and other costs) is approximately $25 per square foot at September 30, 2006, resulting in total annual rent of approximately $74,000.

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Full service branch office

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3501 West Boynton Beach Boulevard, Boynton Beach, Florida

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1,600 square feet

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5 year term, expiring August 31, 2010

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The base rent (including CAM and other costs) is approximately $29 per square foot at September 30, 2006, resulting in total annual rent of approximately $46,000.

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Full service branch office – Opened March 13, 2006

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2000 PGA Boulevard, Palm Beach Gardens, Florida

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3,648 square feet

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10 year term, expiring November 30, 2015

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The base rent (including CAM and other costs) is approximately $41 per square foot at September 30, 2006, resulting in total annual rent of approximately $150,000.

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Full service branch office – Opened August 14, 2006

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221 Miracle Mile, Coral Gables, Florida

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4,000 square feet

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5 year term, expiring October 31, 2010

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The base rent (including CAM and other costs) is approximately $52 per square foot at September 30, 2006, resulting in total annual rent of approximately $207,000.

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Full service branch office – Opened December 29, 2006

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555 Arthur Godfrey Road, Miami Beach, Florida

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4,900 square feet

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10 year term, expiring February 28, 2010

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The base rent (including CAM and other costs) is approximately $31 per square foot at September 30, 2006, resulting in total annual rent of approximately $152,000.

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Full service branch office – Opened December 29, 2006

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8099 South Dixie Highway, South Miami, Florida

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2,500 square feet

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10 year term, expiring May 21, 2013, with two options to renew for 5 years each

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The base rent (including CAM and other costs) is approximately $40 per square foot at September 30, 2006, resulting in total annual rent of approximately $79,000.

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Full service branch office – Opened January 22, 2007

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350 SE 2nd Street, Ft. Lauderdale, Florida

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3,500 square feet

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10 year term, expiring May 31, 2016

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The base rent (including CAM and other costs) is approximately $65 per square foot at September 30, 2006, resulting in total annual rent of approximately $226,000.

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Full service branch office – Opened January 22, 2007

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2160 West Atlantic Ave, Delray Beach, Florida

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3,816 square feet

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10 year term, expiring February 29, 2016

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The base rent (including CAM and other costs) is approximately $46 per square foot at September 30, 2006, resulting in total annual rent of approximately $177,000.

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Full service branch office – Scheduled to open in the second quarter of 2007

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9293 Glades Road, Boca Raton, Florida

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5,000 square feet

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10 year term, expiring December 1, 2016

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The base rent (including CAM and other costs) will be approximately $40 per square foot as of the lease commencement date, resulting in total annual rent of approximately $202,000.

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Full service branch office – Scheduled to open in the fourth quarter of 2007

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170 SE Monterrey Road, Stuart, Florida

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3,800 square feet of buildable space

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20 year term land lease, expiring January 31, 2027

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The base rent as of the lease commencement date amounts to a total annual rent of approximately $150,000.

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Specialty service branch office – Opened January 22, 2007

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11381 Prosperity Farms Road, Palm Beach Gardens, Florida

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200 square feet

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1 year term, expiring November 1, 2007, with five options to renew for 1 year each

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The base rent is approximately $38 per square foot at January 22, 2007, resulting in total annual rent of approximately $7,500.

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Bank Operations Center – Opened September 11, 2006

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7300 Corporate Center Drive, Miami, Florida

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14,973 square feet

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5 year term, expiring January 31, 2011

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The base rent (including CAM and other costs) is approximately $27 per square foot at September 30, 2006, resulting in total annual rent of approximately $405,000.

Management believes that each of our current facilities is adequate and well suited to our current operations.

Legal Proceedings

We and Sun American Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to our business. Management does not believe that there is any pending proceeding against us or Sun American Bank, which, if determined adversely, would have a material effect on our business or financial position.

On May 12, 2004, Fausto Marquez commenced an action against Sun American Bank, Case No. 03-21466 20, Miami-Dade County Circuit Court. Mr. Marquez alleged that Sun American Bank had interfered with his efforts to purchase Gulf Bank. The trial court has dismissed the claims, with prejudice. On November 29, 2006, the appellate court affirmed the decision of the trial court which had dismissed the complaint. As of February 9, 2007, no appeal has been filed. This matter has concluded in favor of Sun American Bank and no further appeals have been taken and any further appeals are time barred.

On June 2, 2006, Sun American Bancorp, Michael Golden, and Franklin Financial Group, LLC were named as defendants in a civil suit brought by former board members Sam Caliendo and G. Carlton Marlowe, Case No. 502006CA005467XXXXMB, Palm Beach County Circuit Court. The plaintiffs allege that they did not receive compensation, including options and warrants, that were promised to them while they were board members. Mr. Caliendo further alleges that he was not paid for services provided to Mr. Golden, individually, and to Franklin Financial Group, LLC. No specific damage amount was alleged in the complaint. Sun American Bancorp and Mr. Golden have moved to dismiss the complaint and deny the allegations. Management cannot determine the outcome of the lawsuit at this time, or estimate the probability of loss, and therefore, no liability has been established.

SUN AMERICAN BANCORP’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to Sun American Bancorp and its subsidiary Sun American Bank.

Overview

Our primary market and service area is Broward, Miami-Dade and Palm Beach counties where we operated twelve full service banking offices and one specialty branch office as of January 22, 2007. We have grown significantly in recent years due to the acquisition of certain assets, and assumption of certain liabilities, of PanAmerican Bank in December 2001, Gulf Bank in February 2004 and Beach Bank in 2006. Since these transactions, we have pursued a growth strategy, increasing our level of earning assets, primarily through increases in the loan portfolio by concentrating on the origination of commercial loan products, by competitively pricing deposit products to grow client deposits while maintaining an interest rate spread, and by increasing the level of capital in support of this growth. The periodic addition of new capital to support business growth is a core component required to permit us to realize growth plans.

During the nine months ended September 30, 2006, our capital base was increased by approximately $2.1 million through the exercise of our warrants and employee stock options. During 2005 and the first quarter of 2006, we completed several private offerings to investors which added $35.5 million and $125,000, respectively, of net new capital. The first private placement in March of 2005 involved the sale of 1,586,000 units at an offering price of $4.00 per unit, each of which consisted of one share of common stock and one Class E Warrant. Each Class E Warrant has a five year term and provides the holder with the right to purchase one share of common stock for $4.25. We received net proceeds of $5.7 million from this offering. The other private placements involved the sale of 8,266,000 units at an offering price of $4.00 per unit, each of which consisted of one share of common stock and one Class F Warrant. Each Class F Warrant has a five year term and provides the holder with the right to purchase 0.5 share of common stock for $4.00 per share. We received net proceeds of $29.9 million from this offering. We are committed to raising additional capital as required to meet business growth requirements and maintain Sun American Bank’s status as a well capitalized financial institution. Sun American Bank’s capital exceeded statutory guidelines at December 31, 2005 and September 30, 2006. There were no dividends declared in the fiscal years ended December 31, 2005 and 2004 nor in the nine months ended September 30, 2006.

We intend to continue to expand our business through internal growth as well as through the select acquisition of the assets and assumption of deposits of other banks if and when opportunities are identified. We will also seek to acquire other community banks in South Florida subject to favorable pricing considerations. We intend to grow internally by opening new branches, adding to our loan portfolio and bringing in new deposits. We also intend to grow our capital base on a continuing basis as it is part of our business strategy of maintaining a “well” capitalized position. We intend to pursue this business strategy while managing asset quality.

As of December 31, 2005, we had total assets of $277.2 million, net loans of $210.7 million, deposits of $193.5 million and stockholders’ equity of $59.6 million. Average total assets increased by $74.4 million during the fiscal year ended December 31, 2005 due to management’s efforts to grow Sun American Bank. Capital growth corresponded with the overall growth of Sun American Bank. The average equity to average assets ratio increased to 14.62% during the fiscal year ended December 31, 2005 from 10.68% during the fiscal year ended December 31, 2004. As of September 30, 2006, we had total assets of $330.5 million, net loans of $272.4 million, deposits of $236.7 million and stockholders’ equity of $63.5 million.

Our results of operations are primarily dependent upon the results of operations of Sun American Bank. Sun American Bank conducts a commercial banking business, which generally consists of attracting deposits from the general public, supplemented by Federal Home Loan Bank advances and capital infusions from us, and applying a majority of these funds (typically 75% to 90%) to the origination of commercial loans to small businesses, consumer loans, and secured real estate loans in its local trade area of South Florida. The balance of Sun American Bank’s portfolio (approximately 10% to 25%) is generally held in cash and invested in government guaranteed or sponsored investment grade securities.

Our profitability depends primarily on generating sufficient net interest income (the difference between interest income received from loans and investments and the interest expense incurred on deposits and borrowings)

to offset operating expenses. Any excess thereof is pre-tax profit earned by Sun American Bank. The careful balance sought between the interest rate earned, frequency of rate changes, and interest rate paid to Sun American Bank’s deposit base, determines the nature and extent to which it may be profitable. For example, if the income generated by net interest income plus non-interest income is in excess of operating expenses and loan loss reserves, Sun American Bank should be operating profitably. Non-interest income consists primarily of service charges and fees on deposit accounts. Non-interest expenses consist primarily of personnel compensation and benefits, occupancy and related expenses, data processing costs, deposit insurance premiums paid to the FDIC, as well as other operating expenses.

One of the strategies to maintain current profits of Sun American Bank is to control operating expenses. Management’s goal is to control the growth of operating expenses at a slower rate than the rate at which we grow our revenues. To accomplish this goal, management continues to analyze our operations to find areas where costs can be reduced through greater efficiency or through renegotiated contracts. We have improved profitability since 2001. Net income was $2.9 million for the fiscal year ended December 31, 2005, as compared to net losses of $228,000 and $443,000 for the fiscal years ended December 31, 2004 and 2003, respectively. Earnings in the fiscal year ended December 31, 2005 were driven by a 61% increase in average net loans resulting in higher net interest income and loan fees, coupled with a strong focus on credit quality, which resulted in lower provision for loan losses. This improvement in revenues and provision for loan losses more than offset the increases in non-interest expenses. Net income was $1.3 million for the nine months ended September 30, 2006, as compared to net income of $1.9 million for the nine months ended September 30, 2005. The decrease in net income was due, in part, to the recognition of stock-based compensation expense upon adoption of and in accordance with SFAS No. 123R, “Share Based Payment,” referred to as FAS 123R in this proxy statement/prospectus, of approximately $424,000.

On November 1, 2006, the Company announced that it had established Sun American Financial, LLC, a new residential mortgage company formed as a subsidiary of Sun American Bank. Sun American Financial, LLC, will provide residential mortgage services to Sun American Bank’s customers. In addition, the Company announced the creation of Sun American Wealth Management, a new financial services division of Sun American Bank. Sun American Wealth Management, in partnership with UVEST Financial Services, an NASD registered broker-dealer, will provide bank customers with access to a wide variety of investment and insurance products and services.

Results of Operations

Results of Operations for the Nine Months Ended September 30, 2006 Compared to the Nine Months Ended September 30, 2005

We reported net income of $1.3 million for the nine months ended September 30, 2006 compared to net income of $1.9 million for the nine months ended September 30, 2005. Included in the results for the nine months ended September 30, 2006 is the recognition of stock-based compensation expense upon adoption of and in accordance with FAS 123R of approximately $424,000. Basic and diluted earnings per share from continuing operations were $0.07 and $0.06, respectively, for the nine months ended September 30, 2006. Basic and diluted earnings per share were $0.18 and $0.16, respectively, for the nine months ended September 30, 2005, after a $14,361 dividend on preferred stock. Basic and diluted earnings per share reflect 9.2 million shares issued since June 2005.

The change in the results of operations from the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005 was due to an improvement in net interest income related to the increase in the commercial real estate and residential real estate loan portfolios during the period. The increase in net interest income was more than offset by higher provision for loan losses, a decrease in non-interest income, an increase in non-interest expense, and stock-based compensation as more fully discussed below.

Net Interest Income. Net interest income before provision for loan losses for the nine months ended September 30, 2006 was $11.5 million, compared to $7.9 million for the nine months ended September 30, 2005, an increase of $3.6 million, or 46%.

Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity), federal funds sold and Federal Reserve Bank stock increased by $523,000, or 64%, to $1,338,000 for the nine months ended September 30, 2006 from $815,000 for the nine months ended September 30,

2005, primarily due to a 72 basis point increase in yield from 2005 and by an increase of $11.0 million, or 38%, in average volume investments and federal funds sold.

Interest and fees on loans increased by $6.2 million, or 60%, in the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. The increase in loan income resulted from an increase in total average loan balances outstanding of $63.6 million from $181.8 million for the nine months ended September 30, 2005 to $245.4 million for the same period in 2006. The increase in the average balance of loans was primarily due to increasing loan origination. These volume increases were further enhanced by higher interest yields of 141 basis points when comparing the nine months ended September 30, 2006 versus the nine months ended September 30, 2005. The yield on interest-earning assets was 8.43% for the nine months ended September 30, 2006, a 131 basis point increase from 7.12% for the nine months ended September 30, 2005. Sun American Bank has experienced an impact from rising interest rates in 2006 and assets have been invested at higher rates in the nine months ended September 30, 2006.

Total interest expense increased $3.1 million, or 92%, to $6.5 million for the nine months ended September 30, 2006 as compared to $3.4 million for the nine months ended September 30, 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances of $61.8 million, or 46%, to $195.8 million for the nine months ended September 30, 2006 from $133.9 million for the same period in 2005. The increase in deposit interest expense was primarily attributed to the increase in volume of deposits as well as increased rates of 131 basis points on a year over year basis. Conversely, other average borrowings decreased to $16.4 million for the nine months ended September 30, 2006 as compared to $21.9 million for nine months ended September 30, 2005. This decrease was primarily due to lower average FHLB advances of $5.8 million on a year over year basis.

Non-Interest Income. Total non-interest income decreased $215,000, or 26%, to $621,000 for the nine months ended September 30, 2006 from $836,000 for the nine months ended September 30, 2005. This decrease was primarily due to a change to Sun American Bank’s funds availability policy favorable to clients resulting in lower fee income from not sufficient funds (NSF) and uncollected funds service charges.

Non-Interest Expense. Total non-interest expense increased by $3.7 million, or 59%, to $10.0 million for the nine months ended September 30, 2006 period from $6.3 million for the nine months ended September 30, 2005. The increase was primarily due to the increased size of Sun American Bank and to the recognition of stock-based compensation expense upon adoption of SFAS No. 123R in 2006. Excluding stock-based compensation expense of $424,000, non-interest expense increased by $3.3 million or 58%, to $9.6 million for the nine months ended September 30, 2006 period from $6.3 million for the nine months ended September 30, 2005.

The increase in total non-interest expense over the previous year was partially due to a $2.3 million, or 77%, increase in salaries and employee benefits for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005, due primarily to increases in staffing and to stock-based compensation expense recognized in 2006. Sun American Bank has added new staff across most business lines due to increased volume of activity and in order to develop new client business and service existing client needs. As of September 30, 2006, the number of full time equivalent employees was 93 compared to 66 as of September 30, 2005. Excluding stock-based compensation expense of $424,000, salaries and employee benefits increased $1.9 million, or 63%, during the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.

Occupancy and equipment expenses were $2.1 million for the nine months ended September 30, 2006 compared to $1.2 million for the nine months ended September 30, 2005. This increased cost was primarily due to rent expenses for two new branch locations, two other branch locations to be opened later in the year and in early 2007, and rent expense for a new operations center that was inaugurated in September 2006.

Other expenses increased $565,000 to $2.7 million for the nine months ended September 30, 2006 as compared to $2.1 million for the nine months ended September 30, 2005. This increase was due to higher costs in many operating expense categories due to the larger size of Sun American Bank, including advertising, data processing, director’s fees, insurance, telecommunication costs related to the implementation of a voice over IP network, and costs associated with the name change in early 2006 from PanAmerican Bank to Sun American Bank and PanAmerican Bancorp to Sun American Bancorp. During the nine months ended September 30, 2006, approximately $235,000 was spent on an advertising campaign promoting the Bank’s services and new brand as well as other expenditures associated with the name change.

Provision for Loan Losses. Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of Sun American Bank’s loans will become delinquent. Regardless of the underwriting criteria utilized, Sun American Bank may experience losses as a result of many factors beyond its control, including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the collateral that supports Sun American Bank’s loan portfolio.

Management determined a provision totaling $795,000 was needed for the nine months ended September 30, 2006, due to new loan business booked during this period and additional reserves for impaired loans. The provision for the nine months ended September 30, 2005 was $514,000.

Provision for Income Taxes. The realization of deferred tax assets associated with the net operating loss carryforward, as well as other deductible temporary differences, is dependent upon generating sufficient future taxable income. A valuation allowance against the deferred tax asset has been recorded to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization. No income tax expense or benefit has been recorded for the nine months ended September 30, 2006 and 2005. As of September 30, 2006, we generated sufficient taxable income and incurred a current tax liability of $587,000. However, management reversed the valuation allowance and recorded an offset to current tax expense effectively realizing a deferred tax asset associated with net operating loss carryforwards that can be utilized this fiscal year. A current tax provision is expected for the full 2006 fiscal year.

Results of Operations from December 31, 2004 to December 31, 2005

In this section, unless the context provides otherwise, references to 2005 and 2004 are to the fiscal years ended December 31, 2005 and 2004, respectively.

Net income for 2005 was $2.9 million, compared to a net loss of $228,000 for 2004. This represents a positive change of $3.1 million. Earnings for 2005 as compared to 2004 were primarily impacted by a $4.8 million increase in net interest income, a decrease in the provision for loan loss of $0.9 million, partially offset by a $2.7 million increase in operating expenses. The increased size of the business was due to organic growth of the loan and deposit portfolio in 2005 and the full year impact of the growth initiatives taken in 2004.

Net Interest Income. Net interest income before provision for loan losses for 2005 was $11.3 million, compared to $6.5 million for 2004, an increase of $4.8 million, or 73%. Income from interest earning deposits, securities (available-for-sale and held-to-maturity), federal funds sold, Federal Home Loan Bank stock and Federal Reserve Bank stock increased by $352,000 from $846,000 for 2004, primarily due to a $3.5 million, or 13%, increase in average volume of investments during the period. In addition, the average interest yield on investments increased to 4.02% in 2005 from 3.86% in 2004 and the average interest yield on federal funds sold increased to 3.31% in 2005 from 1.07% in 2004. Interest income and fees on loans increased by $6.9 million, or 86%, in 2005 as compared to 2004. The increase in loan income resulted from an increase in total average loan balances outstanding to $188.1 million for 2005 from $116.8 million for 2004. The largest increases were $43.9 million and $26.4 million in commercial real estate and residential real estate loans, respectively. These increases related to volume were enhanced by significantly higher average interest yields experienced by Sun American Bank on the overall loan portfolio in 2005 of 7.89% compared to 6.85% in 2004. The yield on total interest-earning assets was 7.32% for 2005, a 119 basis point increase from 6.13% for 2004, primarily as a result of improved yields in the loan portfolio due to increasing market interest rates.

Total interest expense increased $2.4 million, or 107%, from $2.3 million for 2004 to $4.7 million for 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $137.7 million for 2005 from $101.1 million for 2004. The average balance of NOW and money market accounts increased $5.3 million in 2005. Average balances of certificates of deposit increased $32.4 million during 2005. When additional funds were needed to fulfill lending commitments and securities purchases, management increased deposits by promoting and adjusting the interest rate paid on deposit accounts. In addition funding was obtained through the FHLB. The average balance of FHLB borrowings increased $17.3 million in 2005. In addition to the increase in the average balance of deposits, there was an increase in the yield paid on interest-bearing deposits and liabilities to 2.97% for 2005 from 2.17% for 2004.

Provision for Loan Losses. Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of our loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, they may experience losses as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of Sun American Bank’s collateral securing the loans.

The allowance for loan loss as of December 31, 2005 was $2.1 million, compared to $1.7 million at December 31, 2004. Through the normal review of the allowance for loan losses, management determined additional provision was required due to the increase in loan balances in the year.

Management further identified its Business Manager relationships as a principle area of concern and eliminated the product line by taking a write off of $582,000 in the first quarter of 2004. In addition, management charged off a further $514,000 in 2004 of loans for which it was determined that the borrower had insufficient ability to repay.

Non-Interest Income. Total non-interest income increased $106,000, or 11%, from $969,000 for 2004 to $1.1 million for 2005.

Service charges on deposit accounts increased to $1.1 million in 2005 from $1.0 million in 2004, an increase of 7%. Fees were higher due to a larger client base. Also included in non-interest income was a $8,000 gain on the sale of a security classified as available-for-sale during 2005. There was a sale of an investment security classified as available-for-sale in 2004 that resulted in a loss of $33,000 in 2004.

Non-Interest Expense. Total non-interest expense increased by $2.7 million, or 42%, from $6.3 million for 2004 to $9.0 million for 2005. The increase in non-interest expenses reflects the impact of the growth of Sun American Bank in 2005 both from the Gulf Bank transaction and internal growth.

Salaries and benefits increased to $4.2 million in 2005 from $2.8 million in 2004. This is an increase of $1.4 million, or 50%. The increase was due to the addition of 19 people in 2005 to service a larger banking operation. Occupancy and equipment expense increased to $1.7 million in 2005 from $1.5 million in 2004, an increase of $269,000, or 18%. This increase was due to the cost of operating three new branches in the Miami-Dade area acquired as part of the Gulf Bank transaction for the full year of 2005, compared to only 10 months in 2004. In addition, Sun American Bank’s Boynton Beach branch in Palm Beach County commenced operations in April 2005. Data and item processing costs decreased by $23,000, or 4%, to $498,000 for 2005 from $520,000 for 2004. Excluding $222,000 of integration costs incurred in 2004 to combine the former Gulf Bank operations into our bank systems, data and item processing costs increased by $199,000, mostly the result of a larger customer and deposit base of Sun American Bank in 2005.

Other expenses increased to $2.5 million in 2005 from $1.5 million in 2004. This is an increase of $1.0 million, or 67%, and reflects the larger size of Sun American Bank. Professional fees increased by $562,000 primarily due to increased costs for general counsel, Sarbanes-Oxley compliance, recruiting, and investor relations. Advertising expenses increased by $162,000 in 2005 as a result of various special rate promotions in local media as well as costs associated with the name change from PanAmerican Bank. Directors’ fees of $120,000 were paid in 2005, but none were paid in 2004. Internal and external audit costs increased by $113,000 due to the growing complexity and size of Sun American Bank. In the current environment in which Sun American Bank operates, there is a continued need to allocate more resources to meet regulatory compliance requirements particularly for the new Bank Secrecy Act and USA PATRIOT Act and the Sarbanes-Oxley Act. Management expects to experience higher expenses in future years to meet compliance requirements.

Provision for Income Taxes. We recorded no income taxes in 2005 as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets. The valuation allowance decreased $1.2 million in 2005 eliminating the need to provide for income tax expense. In 2004, we recorded a valuation allowance in an amount equal to our net deferred tax assets.

Results of Operations From December 31, 2003 to December 31, 2004

In this section, unless the context provides otherwise, references to 2004 and 2003 are to the fiscal years ended December 31, 2004 and 2003, respectively.

The net loss recognized for 2004 was $228,000, compared to a net loss of $443,000 for 2003. This was a positive change of $215,000. Earnings for 2004 as compared to 2003 were primarily impacted by a $2.8 million increase in net interest income, offset by a $2.5 million increase in operating expenses and a $419,000 increase in the provision for loan losses. The increased size of the business is due to the acquisition of certain assets and liabilities of Gulf Bank in February 2004 and due to internal growth of the loan and deposit portfolio in 2004.

Net Interest Income. Net interest income before provision for loan losses for 2004 was $6.5 million as compared to $3.7 million for 2003, an increase of $2.8 million, or 76%. Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity), federal funds sold, Federal Home Loan Bank stock and Federal Reserve Bank stock increased by $258,000 from $588,000 for 2003, primarily due to a $6.5 million, or 31%, increase in average volume of investments during the period. Management used funds invested in lower-yielding federal funds at December 31, 2003 to purchase investments with higher yields during 2004. Interest and fees on loans increased by $3.7 million, or 84%, in 2004 compared to 2003. The increase in loan income resulted from an increase in total average loan balances outstanding to $116.7 million for 2004 from $65.4 million for 2003. The largest increases were $7.0 million and $42.9 million in commercial loans and commercial real estate loans, respectively. These increases related to volume were enhanced by modestly higher average interest yields experienced by Sun American Bank on the overall loan portfolio in 2004 of 6.85% compared to 6.64% in 2003. The yield on total interest-earning assets was 6.13% for 2004, a 43 basis point increase from 5.70% for 2003, primarily as a result of improved yields in the loan portfolio.

Total interest expense increased $1.1 million, or 92%, from $1.2 million for 2003 to $2.3 million for 2004. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $101.1 million for 2004 from $64.1 million for 2003. The average balance of NOW and money market accounts decreased $7.4 million in 2004. Average balances of certificates of deposit increased $40.4 million during 2004. When additional funds were needed to fulfill lending commitments and securities purchases, management used liquidity of $28 million that was received in the Gulf Bank transaction plus increased deposits by adjusting the interest paid on deposit accounts. In addition, funding was obtained through the FHLB. In addition to the increase in the average balance of deposits, there was an increase in the yield paid on interest-bearing deposits to 2.17% for 2004 from 1.79% for 2003.

Provision for Loan Losses. Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of our loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, they may experience losses as a result of many factors beyond their control, including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of Sun American Bank’s collateral securing the loans.

The allowance for loan loss as of December 31, 2004 was $1.7 million, compared to $738,000 at December 31, 2003. Through the normal review of the allowance for loan losses, management determined additional provision was required due to the increase in loan balances in the year.

Management further identified its Business Manager relationships as a principal area of concern and eliminated the product line by taking a write off of $582,000 in the first quarter of 2004. In addition, management charged off a further $514,000 in 2004 of loans for which it was determined that the borrower had insufficient ability to repay.

Non-Interest Income. Total non-interest income increased $315,000, or 48%, from $654,000 for 2003 to $969,000 for 2004. The increase of total other income was the result of the increased size of Sun American Bank in 2004 due to the Gulf Bank transaction.

Service charges on deposit accounts increased to $1.0 million in 2004 from $601,000 in 2003, an increase of 66%. Fees were higher due to a larger client base and due to efforts by management to improve fee collection processes in 2004. Also included in non-interest income was a $33,000 loss on the sale of a security classified as available-for-sale during 2004. There were sales of investments classified as held-to-maturity that resulted in a net gain of $38,000 in 2003. This was an isolated transaction that was required upon discovery that purchase of the investment exceeded investment guidelines at the time of purchase.

Non-Interest Expense. Total non-interest expense increased by $2.4 million, or 61.5%, from $3.9 million for 2003 to $6.3 million for 2004. The increase in non-interest expenses reflects the impact of the growth of Sun American Bank in 2004 both from the Gulf Bank transaction and internal growth.

Salaries and benefits increased to $2.8 million in 2004 from $1.7 million in 2003. This is an increase of $1.1 million, or 65%. The increase was due to the addition of 26 people in 2004 to service a larger banking operation. Occupancy and equipment expense increased to $1.5 million in 2004 from $667,000 in 2003, an increase of $788,000, or 118%. This increase was due to the added space required to house the larger banking operations in our Coral Way, Miami office, which served as our corporate headquarters until August 2006. It is also due to the cost of operation of three new branches in the Miami-Dade area acquired as part of the Gulf Bank transaction. Data and item processing costs increased by $155,000, or 42.4%, to $520,000 for 2004 from $365,000 for 2003, primarily due to $222,000 of integration costs to combine former Gulf Bank operations into our bank systems and offset by operational efficiencies.

Other expenses increased to $1.5 million in 2004 from $1.1 million in 2003. This is an increase of $400,000, or 36%, and reflects the larger size of Sun American Bank subsequent to the Gulf Bank transaction. Professional fees increased by $77,000, and insurance costs (general liability and FDIC) increased by $94,000 due to higher asset values. Communication expenses (telephone and computer) increased by $170,000 in 2004. In the current environment that Sun American Bank operates in there is a continued need to allocate more resources to meet regulatory compliance requirements particularly for the new Bank Secrecy Act and USA PATRIOT Act and the Sarbanes-Oxley Act. Management expects to experience higher expenses in future years to meet compliance requirements.

Provision for Income Taxes. We have recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. No income tax benefits have been provided for 2004 and 2003 because there was not sufficient evidence to support the position that the losses generated would be utilized in the future. As we become profitable, management expects to realize some substantial benefits from a reduction of federal income tax expense.

Discussion of Changes in Financial Condition

Discussion of Changes in Financial Condition from December 31, 2005 to September 30, 2006

General. Total assets increased by $53.3 million, or 19%, from $277.2 million at December 31, 2005 to $330.5 million at September 30, 2006, with the increase invested principally in loans. Net loans receivable increased by $61.7 million, or 29%, to $272.4 million at September 30, 2006 from $210.7 million at December 31, 2005. The increase in these earning assets was the result of net loan originations during the nine months ended September 30, 2006. The securities portfolio and cash decreased by $16.1 million to $37.9 million at September 30, 2006 from $54.0 million at December 31, 2005. The decrease was due to the use of cash to partially fund loans. The following is a discussion of the significant fluctuations between the September 30, 2006 and December 31, 2005 balance sheets.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $9.1 million at September 30, 2006, compared to $27.6 million at December 31, 2005. The decrease of $18.5 million was principally due to the use of cash to partially fund loan growth.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio increased $2.4 million, or 9%, to $28.8 million at September 30, 2006 from $26.4 million at December 31, 2005. The increase was due to new purchases exceeding scheduled principal payments.

Loans Receivable. Net loans receivable increased by $61.7 million, or 29%, to $272.4 million at September 30, 2006 from $210.7 million at December 31, 2005. The increase in these earning assets was the result of net loan originations during the nine months ended September 30, 2006.

Asset Quality and Non-Performing Assets. In the normal course of business, we have recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, we have established an allowance for loan losses, which totaled $2.9 million at September 30, 2006. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on Sun American Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Our allowance for loan and credit losses was analyzed and deemed to be adequate by management at September 30, 2006.

Sun American Bank’s impaired loans were $10.7 million at September 30, 2006, or 3.9% of total gross loans, compared to $2.3 million at December 31, 2005, or 1.1% of total gross loans. The increase was mostly due to the downgrading of two construction loans that incurred cost overruns prompting an advance of additional funds. The loans continue on accrual status. Assets that are classified as impaired are those deemed by management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets that are classified as impaired have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. The impaired assets are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

The total impaired assets and the percentage of total loans that are classified as impaired assets at September 30, 2006 and December 31, 2005 are listed in the table below. There was no other real estate owned (OREO) at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
	(Dollars in thousands)

Impaired loans and discount	$10,673	$2,319
Other real estate owned and repossessions	—	—
Total impaired and other	$10,673	$2,319

Percent impaired and other/total loans	3.9%	1.1%

Gross loans	$275,325	$212,784

Nonperforming assets consist of loans that are past due 90 days or more that are still accruing interest, loans on non-accrual status and OREO and other foreclosed assets. The following table sets forth information with respect to non-performing assets identified by Sun American Bank at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
	(Dollars in thousands)
Non-accrual loans:
Commercial and residential real estate	$—	$—
Commercial	32	290
Consumer	—	—
Accrual loans past due 90 days or more:
Commercial and residential real estate	—	—
Commercial	431	—
Consumer	19	—
Real estate owned & repossessions	—	—
Total nonperforming assets	$482	$290

Total nonperforming assets have increased in the nine months ended September 30, 2006 from December 31, 2005 by $192,000, or 66%. In management’s best judgment, all nonperforming assets are either fully collateralized or appropriately reserved based on circumstances known at this time.

Management does not believe that the interest income that would have been earned in the nine months ended September 30, 2006 and in the fiscal year ended December 31, 2005 had all nonaccrual loans performed in accordance with their original terms is a material amount.

Premises and Equipment. Premises and equipment increased by $6.0 million, or 296%, to $8.0 million at September 30, 2006, from $2.0 million at December 31, 2005. The increase in premises and equipment was due to the purchase of vacant land in Palm Beach County to be used as a future branch site as well as leasehold improvements for the new operations center in Miami, two new branches already opened in 2006 and for future branches being constructed.

Liabilities

Deposits. Deposits increased to $236.7 million at September 30, 2006 from $193.5 million at December 31, 2005. The increase of 22% during the nine months ended September 30, 2006 is the result of an advertising campaign to raise core deposits, which attracted new clients to Sun American Bank’s branch network.

Sun American Bank continues to further develop its niche in the small and medium size businesses and individuals within its trade area in the South Florida markets. These vary by location, as the Miami and Boca Raton branches are located in mixed communities of business and residential. The Hollywood branch is more focused on personal banking, with a retirement community and a large family country club community in the immediate vicinity of the office. There are also large commercial facilities nearby. These factors play an important role in Sun American Bank’s activity and performance in meeting the deposit and credit needs of the community. Checking accounts represent an important composition of the deposit mix and Sun American Bank has historically maintained satisfactory levels of this type of deposit because of its policy of relationship banking. Sun American Bank is developing new deposit products to retain existing customers and attract new deposit clients. Although Sun American Bank operates its branches in a highly competitive banking market, the ratio of loans to deposits has remained at acceptable levels.

The table below includes a breakdown of Sun American Bank’s non-interest bearing and interest bearing accounts as of September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005

	(Dollars in Thousands)
Noninterest-bearing accounts	$29,189	$32,971
Interest-bearing accounts:
NOW accounts	104,046	35,561
Money market accounts	13,687	18,068
Savings accounts	4,295	3,737
Certificates of deposit under $100,000	49,698	63,160
Certificates of deposit $100,000 and more	35,763	39,968
Total interest-bearing deposits	207,489	160,494

Total deposits	$236,678	$193,465

Debt. Sun American Bank maintains an unsecured line of credit of $5.0 million and we maintain a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of September 30, 2006 and December 31, 2005.

Federal Home Loan Bank Advances. FHLB borrowings totaled $28.0 million at September 30, 2006, compared to $21.0 million at December 31, 2005. The increase of $7.0 million, or 33%, was primarily due to Sun American Bank borrowing on a short term basis to meet liquidity needs. Sun American Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

Securities Sold under Repurchase Agreements. Securities sold under repurchase agreements were $722,000 at September 30, 2006, compared to $1,021,000 at December 31, 2005. These repurchase agreements are secured by securities held by Sun American Bank.

Capital

Our total stockholders’ equity was $63.5 million at September 30, 2006, an increase of $3.9 million, or 6%, from $59.6 million at December 31, 2005. The increase of $3.9 million includes $2.1 million of net proceeds from the issuance of common stock and from exercises of warrants and options and $1.3 million of earnings.

We and Sun American Bank are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. The regulations require us and Sun American Bank to meet specific capital adequacy guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Sun American Bank’s capital classification is also subject to qualitative judgment by the regulators about interest rate risk, concentration of credit risk and other factors.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Sun American Bank is required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Member banks operating at or near the minimum ratio levels are expected to have well diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, high liquidity, and well managed on- and off-balance sheet activities, and in general, be considered strong organizations with a composite 1 rating under the CAMEL rating system for banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio may require an additional 100 or 200 basis points.

Our and Sun American Bank’s capital ratios at September 30, 2006 and December 31, 2005 are listed in the table below.

Capital Ratios	September 30, 2006	December 31, 2005	Adequate	Well Capitalized

Sun American Bancorp
Total risk-weighted capital	20.47%	23.31%	>8%	>10%
Tier 1 risk-weighted capital	19.42%	22.36%	>4%	>6%
Tier 1 leverage capital	17.78%	21.02%	>4%	>5%

Sun American Bank
Total risk-weighted capital	18.41%	21.83%	>8%	>10%
Tier 1 risk-weighted capital	17.36%	20.89%	>4%	>6%
Tier 1 leverage capital	15.94%	19.63%	>4%	>5%

Based upon these ratios, we and Sun American Bank are considered to be well capitalized. We continue to evaluate the interest rate exposure, control systems, earnings, asset quality, and liquidity through various monitoring systems to maintain an acceptable level of risk.

Discussion of Changes in Financial Condition from December 31, 2004 to December 31, 2005

General. Total assets increased by $85.7 million, or 45%, from $191.5 million at December 31, 2004 to $277.2 million at December 31, 2005, with the increase invested principally in loans, securities held-to-maturity, and federal funds sold. Total loans receivable increased by $57.0 million, or 37%, to $210.7 million at December 31, 2005 from $153.7 million at December 31, 2004. The increase in these earning assets was the result of additional net loan activity from Sun American Bank’s branch network. Securities increased $5.0 million, or 23.1%, to $26.4 million at December 31, 2005 from $21.4 million at December 31, 2004. The increases in loans and securities were funded by an increase in deposits in 2005 of $35.3 million and additional FHLB advances of $13.0 million. This growth was further supplemented by the addition of $36.4 million of new capital.

We are committed to expanding our business through internal growth as well as through purchase opportunities, while maintaining strong asset quality and continuing strong capital growth. Management’s strategy for achieving these objectives includes continuing our primary focus of increasing originations of high-quality commercial real estate, land acquisition, and construction loans at appropriate yields for enhancing interest income and improving our efficiency and controlling operating costs. The following is a discussion of the significant fluctuations between the December 31, 2005 and December 31, 2004 balance sheets.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $27.6 million at December 31, 2005, compared to $6.2 million at December 31, 2004. The increase of $21.4 million was primarily due to higher federal funds sold levels at the end of 2005 in anticipation of funding needs for new loans. Management added additional liquidity in 2005 through deposit taking, capital injections and FHLB borrowing activities to respond to higher loan demand.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio increased $5.0 million, or 23.1%, to $26.4 million at December 31, 2005 from $21.4 million at December 31, 2004. New securities were purchased during 2005 using available excess cash. As part of the current investment strategy, we attempted to earn more income from the investment portfolio by balancing the assets against the liquidity needed for loan funding. The investment strategy for 2005 was to focus on the acquisition of high quality fixed income investments with terms to maturity that do not exceed seven years. Management believes that laddered investment purchases within this time frame provided the best opportunities to maximize investment yield while maintaining a defensive position in a rising interest rate environment.

Loans Receivable. Total loans were $210.7 million at December 31, 2005, an increase of $57.0 million, or 37%, from $153.7 million at December 31, 2004. This increase resulted primarily from net increases in residential and commercial real estate loan production through internal growth.

Asset Quality and Non-Performing Assets. In the normal course of business, we have recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, we have established an allowance for loan losses, which totaled $2.1 million at December 31, 2005. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on Sun American Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Our allowance for loan and credit losses was analyzed and deemed to be adequate by management at December 31, 2005.

Sun American Bank’s impaired loans were $2.3 million at December 31, 2005, or 1.1% of total gross loans, compared to $2.1 million at December 31, 2004, or 1.3% of total gross loans. Assets that are classified as impaired are those deemed by management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets that are classified as impaired have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. The impaired assets are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

The total impaired assets and the percentage of total loans that are classified as impaired assets at December 31, 2005 and 2004 are listed in the table below. There was no other real estate owned (OREO) at December 31, 2005 and 2004.

	At December 31,
	2005	2004
	(Dollars in Thousands)
Classified loans and discount	$2,319	$2,057
Other real estate owned and repossessions	—	—
Total classified and other	$2,319	$2,057
Percent classified and other/total loans	1.1%	1.3%
Gross loans	$212,785	$155,408

Nonperforming assets consist of loans that are past due 90 days or more that are still accruing interest, loans on non-accrual status and OREO and other foreclosed assets. The following table sets forth information with respect to non-performing assets identified by Sun American Bank at December 31, 2005 and 2004.

	At December 31,
	2005	2004
	(Dollars in thousands)
Non-accrual loans:
Commercial and residential real estate	$—	$—
Commercial	290	141
Consumer	—	—
Accrual loans past due 90 days or more:
Commercial and residential real estate	—	—
Commercial	—	—
Consumer	—	—
Real estate owned & repossessions	—	—
Total nonperforming assets	$290	$141

Nonperforming assets have increased $149,000, or 106%, from $141,000 at December 31, 2004 to $290,000 at December 31, 2005. In management’s best judgment, all nonperforming assets are either fully collateralized or appropriately reserved based on circumstances known at this time.

Management does not believe that the interest income that would have been earned in the fiscal years ended December 31, 2005 and 2004 had all nonaccrual loans performed in accordance with their original terms is a material amount.

Premises and Equipment. Premises and equipment totaled $2.0 million at December 31, 2005, compared to $1.9 million at December 31, 2004. The increase of 5% is primarily due to the acquisition of select fixed assets.

Liabilities

Deposits. Deposits increased $35.3 million at December 31, 2005 from December 31, 2004. In the South Florida market, Sun American Bank is able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on deposit accounts, primarily money market and NOW accounts. When additional funds are needed to fulfill lending commitments, Sun American Bank can, by means of marketing efforts and by adjusting the interest paid on deposit accounts, attract new deposits and retain existing accounts. In addition, Sun American Bank can utilize institutional (broker) deposits on a limited basis. At December 31, 2005, brokered deposits were $13.0 million.

The table below includes a breakdown of Sun American Bank’s non-interest bearing and interest bearing accounts as of December 31, 2005 and 2004.

	Deposits at December 31,
	2005	2004
	(Dollars in Thousands)
Noninterest-bearing accounts	$32,971	$36,231
Interest-bearing accounts:
NOW accounts	35,561	9,542
Money market accounts	18,068	21,029
Savings accounts	3,737	4,910
Certificates of deposit under $100,000	63,160	40,183
Certificates of deposit $100,000 and more	39,968	46,263
Total interest-bearing deposits	160,494	121,927
Total deposits	$193,465	$158,158

Debt. Sun American Bank maintains an unsecured line of credit of $5.0 million and we maintain a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of December 31, 2005, compared to $2.5 million outstanding at December 31, 2004 under Sun American Bank’s unsecured line of credit.

Federal Home Loan Bank Advances. FHLB borrowings at December 31, 2005 amounted to $21.0 million, compared to $8.0 million at December 31, 2004. In August 2004, Sun American Bank was accepted into membership of the Federal Home Loan Bank of Atlanta. Sun American Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $1.0 million at December 31, 2005, compared to $1.3 million at December 31, 2004. The decrease was due to a reduction of client participation in the program in 2005.

Capital

Our stockholders’ equity was $59.6 million at December 31, 2005, an increase of $38.9 million, or 187%, from $20.7 million at December 31, 2004. The increase was primarily due to the net proceeds from two private placements during 2005 amounting to approximately $35.5 million and comprehensive income of $2.8 million. In addition, we received $0.9 million in additional capital through the exercise of warrants and options. In the first quarter of 2005, we redeemed 315 preferred shares with a par value of $315,000.

We and Sun American Bank are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. The regulations require us and Sun American Bank to meet specific capital adequacy guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Sun American Bank’s capital classification is also subject to qualitative judgment by the regulators about interest rate risk, concentration of credit risk and other factors.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Sun American Bank is required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Member banks operating at or near the minimum ratio levels are expected to have well diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, high liquidity, and well managed on- and off-balance sheet activities, and in general, be considered strong organizations with a composite 1 rating under the CAMEL rating system for banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio may require an additional 100 or 200 basis points.

Our and Sun American Bank’s capital ratios at December 31, 2005 and December 31, 2004 are listed in the table below.

Capital Ratios	December 31, 2005	December 31, 2004	Adequate	Well Capitalized

Sun American Bancorp
Total risk-weighted capital	23.31%	10.09%	>8%	>10%
Tier 1 risk-weighted capital	22.36%	8.87%	>4%	>6%
Tier 1 leverage capital	21.02%	8.24%	>4%	>5%
Sun American Bank
Total risk-weighted capital	21.83%	10.03%	>8%	>10%
Tier 1 risk-weighted capital	20.89%	9.00%	>4%	>6%
Tier 1 leverage capital	19.63%	8.37%	>4%	>5%

Based upon these ratios, we and Sun American Bank are considered to be well capitalized. We continue to evaluate the interest rate exposure, control systems, earnings, asset quality, and liquidity through various monitoring systems to maintain an acceptable level of risk.

Discussion of Changes in Financial Condition from December 31, 2003 to December 31, 2004

General. Total assets increased by $97.4 million, or 104%, from $94.1 million at December 31, 2003 to $191.5 million at December 31, 2004, with the increase invested principally in loans and securities available-for-sale. Total loans receivable increased by $87.5 million, or 132%, to $153.7 million at December 31, 2004 from $66.2 million at December 31, 2003. The increase in these earning assets was the result of additional net loan activity from the branches of $45.5 million and the acquisition of $42.0 million of new loans as part of the Gulf Bank transaction. Securities increased $2.1 million, or 10.8%, to $21.4 million at December 31, 2004 from

$19.3 million at December 31, 2003. The increases in loans and securities were funded by an increase in deposits in 2004 of $78.1 million ($67.0 million of which was assumed in the Gulf Bank transaction), as well as the addition of FHLB advances of $8.0 million in 2004. This growth was further supplemented by the addition of $10.9 million of new capital, most of which was obtained in a May 2004 public offering.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $6.2 million at December 31, 2004, compared to $3.2 million at December 31, 2003. The increase of $3.0 million, or 94%, was primarily due to higher federal funds purchase levels at the end of 2004. Management added additional liquidity in 2004 through deposit taking, capital injections and FHLB borrowing activities to respond to higher loan demand.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio increased $2.1 million, or 10.8%, to $21.4 million at December 31, 2004 from $19.3 million at December 31, 2003. New securities were purchased during 2003 using available excess cash. As part of our investment strategy in 2004, management attempted to earn more income from the investment portfolio by balancing the assets against the liquidity needed for loan funding. The investment strategy for 2004 was to focus on the acquisition of high quality fixed income investments with terms to maturity that do not exceed five years. Management believes that laddered investment purchases within this time frame provided the best opportunities to maximize investment yield while maintaining a defensive position in a rising interest rate environment.

Loans Receivable. Total loans were $153.7 million at December 31, 2004, an increase of $87.5 million, or 132%, from $66.2 million at December 31, 2003. This increase resulted primarily from net increases in commercial and commercial real estate loan production of $45.5 million through internal growth, as well as the acquisition of $42.0 million of new loans as part of the Gulf Bank transaction.

Asset Quality and Non-Performing Assets. In the normal course of business, we have recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, we have established an allowance for loan losses, which totaled $1.7 million at December 31, 2004. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on Sun American Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Our allowance for loan and credit losses was analyzed and deemed to be adequate by management at December 31, 2004.

Sun American Bank’s impaired loans were $2.1 million at December 31, 2004, or 1.3% of total gross loans, compared to $1.7 million at December 31, 2003, or 2.6% of total gross loans. Assets that are classified as impaired are those deemed by management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets that are classified as impaired have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. The impaired assets are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

The total impaired assets and the percentage of total loans that are classified as impaired assets at December 31, 2004 and 2003 are listed in the table below. There was no other real estate owned (OREO) at December 31, 2004 and 2003.

	At December 31,
	2004	2003
	(Dollars in Thousands)
Classified loans and discount	$2,057	$1,720
Other real estate owned and repossessions	—	—
Total classified and other	$2,057	$1,720
Percent classified and other/total loans	1.3%	2.6%
Gross loans	$155,408	$67,071

Nonperforming assets consist of loans that are past due 90 days or more that are still accruing interest, loans on non-accrual status and OREO and other foreclosed assets. The following table sets forth information with respect to non-performing assets identified by Sun American Bank at December 31, 2004 and 2003.

	At December 31,
	2004	2003
	(Dollars in thousands)
Non-accrual loans:
Commercial and residential real estate	$—	$—
Commercial	141	818
Consumer	—	—
Accrual loans past due 90 days or more:
Commercial and residential real estate	—	—
Commercial	—	—
Consumer	—	—
Real estate owned & repossessions	—	—
Total nonperforming assets	$141	$818

Nonperforming assets have decreased $677,000, or 83%, to $141,000 at December 31, 2004 from $818,000 at December 31, 2003. Accrual loans over 90 days decreased by $705,000. In management’s best judgment, all nonperforming assets are either fully collateralized or appropriately reserved based on circumstances known at this time.

Management does not believe that the interest income that would have been earned in the fiscal years ended December 31, 2004 and 2003 had all nonaccrual loans performed in accordance with their original terms is a material amount.

Premises and Equipment. Premises and equipment totaled $1.9 million at December 31, 2004, compared to $1.7 million at December 31, 2003. The increase of 12% during 2004 is primarily due to the acquisition of select fixed assets in conjunction with the Gulf Bank transaction. Also, as part of the Gulf Bank transaction, we acquired leases on three new branch locations in the greater Miami area during 2004.

Liabilities

Deposits. Deposits increased $78.0 million at December 31, 2004 from December 31, 2003. In the South Florida market, management is able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on deposit accounts, primarily money market accounts. When additional funds are needed to fulfill lending commitments, management can, by means of marketing efforts and by adjusting the interest paid on deposit accounts, attract new deposits and retain existing accounts. Sun American Bank acquired $67.0 million of new deposit liabilities as part of the Gulf bank transaction. In addition, Sun American Bank added $13.0 million of institutional (broker) deposits in 2004.

The table below includes a breakdown of Sun American Bank’s non-interest bearing and interest bearing accounts as of December 31, 2004 and 2003.

	Deposits at December 31,
	2004	2003
	(Dollars in Thousands)
Noninterest-bearing accounts	$36,231	$17,054
Interest-bearing accounts:
NOW accounts	9,542	4,076
Money market accounts	21,029	18,935
Savings accounts	4,910	1,605
Certificates of deposit under $100,000	40,183	15,007
Certificates of deposit $100,000 and more	46,263	23,456
Total interest-bearing deposits	121,927	63,079
Total deposits	$158,158	$80,133
Federal Home Loan Bank Advances. In August 2004, Sun American Bank was accepted into membership of the Federal Home Loan Bank of Atlanta. At that time, we assumed $3.0 million of advances previously issued to

Gulf Bank. Sun American Bank had increased the outstanding borrowings from the FHLB to $8.0 million at year end. No amounts were due to the FHLB in 2003.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $1.3 million at December 31, 2004, compared to $2.4 million at December 31, 2003. The decrease was due to a reduction of client participation in the program in 2004.

Capital

Our stockholders’ equity was $20.7 million at December 31, 2004, an increase of $10.9 million, or 111%, from $9.8 million at December 31, 2003. The increase is primarily due to a capital infusion from a public offering in May 2004. During January 2004, we issued 3,100 shares of preferred stock totaling $3.1 million in a private placement, which partially funded the purchase of certain of the assets Gulf Bank. At December 31, 2004, 315 preferred shares with a par value of $315,000 were issued and outstanding.

We and Sun American Bank are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. The regulations require us and Sun American Bank to meet specific capital adequacy guidelines that include quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Our and Sun American Bank’s capital classification is also subject to qualitative judgment by the regulators about interest rate risk, concentration of credit risk and other factors.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Sun American Bank is required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Member banks operating at or near the minimum ratio levels are expected to have well diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, high liquidity, and well managed on- and off-balance sheet activities, and in general, be considered strong organizations with a composite 1 rating under the CAMEL rating system for banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio may require an additional 100 or 200 basis points.

Our and Sun American Bank’s capital ratios at December 31, 2004 and December 31, 2003 are listed in the table below.

Capital Ratios	December 31, 2004	December 31, 2003	Adequate	Well Capitalized

Sun American Bancorp
Total risk-weighted capital	10.09%	(1)	>8%	>10%
Tier 1 risk-weighted capital	8.87%	(1)	>4%	>6%
Tier 1 leverage capital	8.24%	(1)	>4%	>5%

Sun American Bank
Total risk-weighted capital	10.03%	10.67%	>8%	>10%
Tier 1 risk-weighted capital	9.00%	9.71%	>4%	>6%
Tier 1 leverage capital	8.37%	8.01%	>4%	>5%

———————

(1)

At December 31, 2003, the total assets of Sun American Bank were below $150.0 million. As such, capital ratios were not required or calculated for Sun American Bancorp at that time.

Based upon these ratios, we and Sun American Bank are considered to be well capitalized. We continue to evaluate the interest rate exposure, control systems, earnings, asset quality, and liquidity through various monitoring systems to maintain an acceptable level of risk.

Critical Accounting Policies

Our accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. We have identified five policies as being critical because they require management to make judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

Allowance for Loan Losses. Our accounting for the allowance for loan losses is a critical policy that is discussed in detail in this section. See “– Earning Assets” below.

Goodwill and Intangible Assets. We test goodwill and other intangible assets for impairment annually. The test requires us to determine the fair value of our reporting unit and compare the reporting unit’s fair value to its carrying value. The fair value of the reporting unit is estimated using management valuation models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting unit may affect future earnings through the recognition of a goodwill impairment charge. At December 31, 2005, (the goodwill impairment testing date) the fair value of our reporting unit was greater than its carrying value; therefore, goodwill was not impaired. If the fair value of reporting unit declines below the carrying amount, we would have to perform the second step of the impairment test. This step requires us to fair value all assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation.

Acquisitions. We account for our business combinations based on the purchase method of accounting. The purchase method of accounting requires us to fair value the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. The fair values may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different fair value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

Securities. We record our securities available-for-sale in our statement of financial condition at fair value. We use market price quotes for valuation. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. As a consequence, we may not be able to realize the quoted market price upon sale. We adjust our securities available-for-sale to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value through the income statement.

Income Taxes. We file a consolidated federal income tax return. We use the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Our management, in consultation with the audit committee of our board of directors, has reviewed and approved these critical accounting policies.

Earning Assets

A primary strategy of the company continues to be to increase the level of earning assets as they relate to operating expenses in order to improve profitability. We are pursuing a growth strategy by increasing the level of earning assets, primarily through increases in loan origination in the communities we serve and by increasing the level of capital in support of this growth. Interest-earning assets, which consist of loans, investments, federal funds sold, Federal Home Loan Bank Stock, and Federal Reserve Bank Stock, totaled $305.7 million at September 30, 2006, a $44.7 million, or 17%, increase from December 31, 2005. Interest-earning assets totaled $261.0 million at December 31, 2005, an $84.7 million, or 48%, increase from $176.3 million at December 31, 2004.

Lending Activities

Our principal lending areas have been defined as all census tracts within the tri-county area of Palm Beach, Broward and Miami-Dade Counties, Florida. Sun American Bank’s customers are predominantly small- to medium-

sized businesses, individual investors and consumers. Collateralized loans, the most common of which follow, are extended on similar terms to all of Sun American Bank’s customers and have an inherent degree of risk:

•

Cash-secured loans as well as loans guaranteed by agencies of the United States Government represent a nominal level of risk.

•

Loans secured by marketable securities represent a low degree of risk.

•

Commercial and residential real estate loans, including construction and land development loans, represent a moderate degree of risk.

•

Loans secured by automobiles, boats and equipment represent a moderate to medium level of risk.

•

Unsecured loans represent a high level of risk.

As a significant part of our growth strategy, we are increasing our efforts to develop new business relationships and are increasing our marketing efforts. Typically, we seek commercial lending relationships with customers borrowing up to $10.0 million. Sun American Bank’s legal lending limit for secured and unsecured loans was $13.5 million and $8.1 million, respectively, as of September 30, 2006. Sun American Bank’s legal lending limit for secured and unsecured loans was $13.1 million and $7.8 million, respectively, as of December 31, 2005 and $4.1 million and $2.5 million, respectively, as of December 31, 2004. During 2005 and the first quarter of 2006, we raised $35.6 million of net new capital through several private offerings, thus increasing Sun American Bank’s legal lending limit and allowing it to meet the loan needs of larger customers. Sun American Bank also has approximately 13 participating loans with other banks, which totaled approximately $13.3 million as of September 30, 2006, compared to 16 participating loans with other banks, which totaled approximately $5.0 million as of December 31, 2005.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on mortgage loans generally give us the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of loans tends to increase, however, when current loan market rates are substantially higher than rates on existing loans and, conversely, decrease when rates on existing loans are substantially higher than current loan market rates.

Sun American Bank extends credit with terms, rates and fees commensurate with those in its market place for like types of credit. Loan maturities may positively or negatively impact Sun American Bank’s GAP position and, ultimately, its profitability.

Loan Solicitation and Processing. Loan applicants come primarily through the efforts of Sun American Bank’s loan officers who seek out existing customers, referrals by realtors, previous and present customers, business acquaintances, and walk-ins. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant’s employment, income and credit standing. On mortgage loans, an appraisal of the real estate offered as collateral generally is undertaken by an independent fee appraiser certified by the State of Florida.

Commercial Real Estate Loans. Sun American Bank’s primary lending focus is making commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. Commercial real estate loans are generally secured by first liens on real estate, and typically have variable rates and amortize over a 15 to 25 year period, with balloon payments due at the end of five to ten years. At September 30, 2006, commercial real estate loans represented 66% of the total loan portfolio, compared to 64% at December 31, 2005. The average balance of commercial real estate loans was $156.7 million for the nine months ended September 30, 2006. Income from these loans totaled $10.6 million for the nine months ended September 30, 2006. At December 31, 2005, commercial real estate loans represented 64% of the total loan portfolio, compared to 70% at December 31, 2004. The average balance of commercial real estate loans was $123.1 million for the fiscal year ended December 31, 2005 and $79.3 million for the fiscal year ended December 31, 2004. Income from these loans totaled $9.7 million and $5.5 million for the fiscal years ended December 31, 2005 and 2004, respectively.

Commercial Loans. Another lending focus of Sun American Bank is to small- and medium-sized businesses in a variety of industries. We make a broad range of short- and medium-term commercial lending products available to businesses, including working capital lines, purchases of machinery, and business expansion (including acquisition of real estate and improvements). At September 30, 2006, commercial loans represented 9% of the total loan portfolio, compared to 12% at December 31, 2005. The average balance of commercial loans was $29.3 million for the nine months ended September 30, 2006. Income from these loans totaled $1.9 million for the nine months ended September 30, 2006. At December 31, 2005, commercial loans represented 12% of the total loan portfolio compared to 13% at December 31, 2004. The average balance of commercial loans was $26.9 million for the fiscal year ended December 31, 2005 and $25.5 million for the fiscal year ended December 31, 2004. Income from these loans totaled $2.2 million and $1.6 million for the fiscal years ended December 31, 2005 and 2004, respectively.

Consumer Lending. Sun American Bank offers a variety of loan and deposit products and services to retail customers through its branch network. Loans to retail customers include residential real estate loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2006, residential real estate loans represented 23% of the total loan portfolio, compared to 23% at December 31, 2005. The average balance of residential real estate loans was $58.6 million for the nine months ended September 30, 2006. Income from these loans totaled $3.9 million for the nine months ended September 30, 2006. At December 31, 2005, residential real estate loans represented 23% of the total loan portfolio, compared to 15% at December 31, 2004. The average balance of residential real estate loans was $34.5 million for the fiscal year ended December 31, 2005 and $8.1 million for the fiscal year ended December 31, 2004. Income from these loans totaled $2.7 million and $484,000 for the fiscal years ended December 31, 2005 and 2004, respectively.

At September 30, 2006, consumer, home equity, installment, and other loans represented 2% of the total loan portfolio, compared to 1% at December 31, 2005. The average balance of consumer, home equity and installment loans was $3.8 million for the nine months ended September 30, 2006. Income from these loans totaled $233,000 for the nine months ended September 30, 2006. Income from these loans totaled $125,000 for the six months ended June 30, 2006. At December 31, 2005, consumer, home equity, installment, and other loans represented 1% of the total loan portfolio, compared to 2% at December 31, 2004. The average balance of consumer, home equity and installment loans was $3.6 million for the fiscal year ended December 31, 2005 and $3.9 million for the fiscal year ended December 31, 2004. Income from these loans totaled $276,000 and $310,000 for the fiscal years ended December 31, 2005 and 2004, respectively.

Loan Portfolio Summary. Major categories of loans included in the portfolio are as follows (in thousands):

	September 30, 2006	December 31,
		2005	2004	2003	2002	2001

Commercial loans	$23,892	$25,563	$19,509	$22,585	$17,411	$11,269
Commercial real estate loans	181,347	136,096	109,145	37,608	31,340	21,80
Residential real estate loans	63,293	48,254	23,623	2,466	8,959	7,411
Consumer and home equity	6,284	2,595	3,220	4,283	2,915	4,599
Other	1,084	801	269	129	251	5
	275,900	213,309	155,766	67,071	60,876	45,064
Net deferred loan fees	(575)	(525)	(358)	(136)	(92)	(29)
Allowance for loan losses	(2,947)	(2,119)	(1,678)	(738)	(748)	(514)
Net Loans	$272,378	$210,665	$153,730	$66,197	$60,036	$44,521

Loan Maturity Schedule. The following schedule sets forth the time to contractual maturity of our loan portfolio at September 30, 2006 and December 31, 2005. Loans that have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

September 30, 2006	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$23,892	$18,182	$4,938	$772
Commercial real estate	181,347	67,774	62,892	50,681
Residential real estate	63,293	30,561	17,499	15,233
Consumer and home equity	6,284	1,116	1,473	3,695
Other	1,084	1,084	—	—
	275,900	$118,717	$86,802	$70,381
Net deferred loan fees	(575)
	$275,325

At September 30, 2006, fixed rate loans due after one year were approximately $32.1 million and adjustable rate loans due after one year were approximately $125.1 million.

December 31, 2005	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$25,563	$18,014	$6,607	$942
Commercial real estate	136,096	49,784	38,646	47,666
Residential real estate	48,254	19,767	11,583	16,904
Consumer and home equity	2,595	704	608	1,283
Other	801	801	—	—
	213,309	$89,070	$57,444	$66,795
Net Deferred Loan Fees	(525)
	$212,784

At December 31, 2005, fixed rate loans due after one year were approximately $28.2 million and adjustable rate loans due after one year were approximately $96.0 million.

Asset Quality. Management seeks to maintain the quality of assets through conservative underwriting and lending practices. The earning asset portfolio (exclusive of investment securities) is generally split into five categories, four of which are types of loans, and the fifth is other, which includes overdrafts. Loan concentrations are defined as loans outstanding that are segregated into similar collateral types and/or nature of cash-flow income generation, which may cause a correspondingly similar impact with a particular economic or other condition. We routinely monitor these concentrations in order to make necessary adjustments in our lending practices that most clearly reflect the economic conditions and trends, loan ratios, loan covenants, asset valuations, and industry trends.

Displayed below are the percentages of the gross loan portfolio as of September 30, 2006, December 31, 2005 and December 31, 2004:

	September 30, 2006	December 31,
Loan Distribution		2005	2004

Commercial Loans	9%	12%	13%
Commercial real estate loans	66%	64%	70%
Residential real estate loans	23%	23%	15%
Consumer, home equity, other	2%	1%	2%

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk loans. In view of the relative significance of real estate related loans, a downturn in the value of real property could have an adverse impact on profitability. As part of Sun American Bank’s loan policy and loan management strategy, we typically limit our loan-to-value ratio to a maximum of 50% to 80% depending on the type of real property being secured. The use of qualified third party state certified appraisers for property valuations, and property inspections by knowledgeable bank officials help mitigate real property loan risks.

The Loan and Discount Committee of the board of directors of Sun American Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures and standards. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral, early detection of loan degradation, and regional economic conditions.

Regulatory Classification of Assets. Generally, interest on loans is accrued and credited to income based on the outstanding balance of the contract obligations of each loan or receivable contract. It is Sun American Bank’s policy to discontinue the accrual of interest income and classify loans or assets as non-accrual when principal or interest is past due 90 days or more and/or the loan is not properly and/or adequately collateralized, or if in the belief of management, principal and/or interest is not likely to be paid in accordance with the terms of the obligation and/or documentation. As of September 30, 2006, delinquent loans greater than 30 and less than 90 days totaled $68,000 and impaired loans totaled $10.7 million. As of December 31, 2005 and 2004, delinquent loans greater than 30 and less than 90 days totaled $1,301,300 and $544,000, respectively, and impaired loans totaled $2.3 million and $2.1 million, respectively.

Foreclosed Assets. Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they are sold. When property is acquired, it is initially recorded at fair value on the date of acquisition. Subsequent to foreclosure, foreclosed assets are carried at the lower of the carrying amount or fair value, less estimated selling costs. Sun American Bank held no OREO or repossessions at September 30, 2006 and December 31, 2005 and 2004.

Non-Performing Assets. Non-performing assets consist of loans that are past due 90 days or more that are still accruing interest, loans on nonaccrual status and other real estate owned and other foreclosed assets. The following table sets forth information with respect to nonperforming assets identified by Sun American Bank for the nine months ended September 30, 2006 and the fiscal years ended December 31:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Nonaccrual Loans
Commercial loans	$32	$290	$121	$—	$28	$—
Commercial and residential real estate	—	—	20	798	—	—
Accrual loans – past due 90 days or more
Commercial and residential real estate	431	—	—	—	—	—
Commercial loans	19
Installment	—	—	—	—	7	26
Restructured loans	—	—	—	20	—	—
Other real estate owned and repossessions	—	—	—	—	—	348
Total nonperforming assets	$482	$290	$141	$818	$35	$374

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio. Additions to the allowance may result from recording provision for loan losses or loan recoveries, while charge-offs are deducted from the allowance. Management estimates the allowance for loan loss balance required by using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. For analytical purposes, the allowance consists of two components, Non-Specific and Specific.

Non-Specific Allowance: The methodology used in establishing non-specific allowances is based on a broad risk analysis of the portfolio. All significant portfolio segments, including concentrations, are analyzed. The amount of the non-specific allowance is based upon a statistical analysis that derives appropriate formulas, which are adjusted by management’s subjective assessment of current and future conditions. The determination includes an analysis of loss and recovery experience in the various portfolio segments over at least the last three fiscal years. Results of the historical loss analysis are adjusted to reflect current and anticipated conditions.

Specific Allowance: All significant commercial and industrial loans classified as either “substandard” or “doubtful” are reviewed at the end of each period to determine if a specific reserve is needed for that credit. The determination of a specific reserve for an impaired asset is evaluated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.”  The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events.

Allowance for Loan Loss Activity. Activity in the allowance for loan losses for nine months ended September 30, 2006 and for the fiscal years ended December 31, are as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
Balance, beginning	$2,119,396	$1,678,191	$738,147	$747,750	$513,601	$398,992
Amounts charged off:
Commercial loans	—	(57,266)	(1,083,848)	(823,479)	(588)	(72,000)
Consumer loans	(1,060)	(20,953)	(11,908)	(72,835)	(23,695)	(67,999)
Commercial and residential real estate	—	—	—	(154,543)	—	—
Recoveries of amounts charged off:
Commercial loans	—	107,403	159,609	47,784	17,774	39,628
Consumer loans	6,335	5,819	21,191	10,913	7,658	14,980
Commercial and residential real estate	26,787	—	—	4,491	—	—
Net (charge-offs) recoveries	32,062	35,003	(914,956)	(987,669)	1,149	(85,391)
Provision for loan losses	795,304	475,350	1,397,000	978,066	233,000	—
Reallocation of reserve for unfunded Commitments	—	(69,148)	—	—	—	—
Acquisition related adjustment (1)	—	—	458,000	—	—	200,000
Balance, ending	$2,946,762	$2,119,396	$1,678,191	$738,147	$747,750	$513,601

Ratio of net (charge-offs) recoveries to average loans outstanding during the period	0.00%	0.00%	(0.06)%	(1.51)%	0.02%	0.40%

———————

(1)

The adjustment in 2004 and in 2001 is the allowance required on acquisition of loans from the Gulf Bank transaction and from the PanAmerican Bank transaction, respectively.

Through the normal review of the allowance for loan losses, management determined additional provision was required due to a growth of the loan portfolio during the nine months ended September 30, 2006 and the fiscal year ended December 31, 2005. In 2004, management discontinued the Business Manager product as it had determined that the product did not fit well with the current product mix. Phase out of the product was completed in the first quarter of 2004, and we charged off approximately $582,000 of Business Manager loans in 2004. In addition, management charged off an additional $514,000 of loans for which it was determined that the borrower had insufficient ability to repay. Impaired loans totaled $10.7 million at September 30, 2006, compared to $2.3 million at December 31, 2005 and $2.1 million at December 31, 2004. Non-performing assets totaled $482,000 at September 30, 2006, compared to $290,000 at December 31, 2005 and $141,000 at December 31, 2004.

The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category. The allocation of the allowance for loan losses as of September 30, 2006 and December 31, is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
Commercial loans	$255,180	$254,328	$218,164	$250,970	$209,370	$128,375
Commercial real estate loans	1,936,885	1,356,413	1,174,734	413,362	388,830	246,580
Residential real estate loans	676,004	487,461	251,729	29,526	112,163	87,295
Consumer, home equity, and other	78,693	21,194	33,564	44,289	37,387	51,351

Total allowance for loan losses	$2,946,762	$2,119,396	$1,678,191	$738,147	$747,750	$513,601

The percentage of loans in each category to total loans as of September 30, 2006 and December 31, is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
Commercial loans	9%	12%	13%	34%	29%	25%
Commercial real estate loans	66%	64%	70%	56%	51%	48%
Residential real estate loans	23%	23%	15%	4%	15%	17%
Consumer, home equity, and other	2%	1%	2%	6%	5%	10%
Total allowance for loan losses	100%	100%	100%	100%	100%	100%

Certain Relationships and Related Transactions. At September 30, 2006, Sun American Bank had four lines of credit outstanding to business entities affiliated with two of its directors, Stephen Perrone and Alberto Valle, each of whom also serve on our board of directors, in the aggregate amount of $6.9 million. Accrued interest on these loans amounted to $23,553 at September 30, 2006. The loans are secured by real estate and are believed to be collectible. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment. At December 31, 2005, Sun American Bank had two lines of credit outstanding to business entities affiliated with Stephen Perrone, in the aggregate amount of $5.9 million. Accrued interest on these loans amounted to $1,144 at December 31, 2005. Both of these lines of credit were still outstanding as of September 30, 2006.

Investment Activities

Sun American Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, we may also invest a portion of our assets in commercial paper and corporate debt securities. As a Federal Reserve Bank member bank, we are required to maintain an investment in Federal Reserve Bank stock. Sun American Bank is also a member of the Federal Home Loan Bank and is required to maintain an investment in Federal Home Loan Bank stock. Under state and federal regulations, a certain amount of the investments must be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” referred to as FAS 115 in this proxy statement/prospectus, requires the investments to be categorized as “held-to-maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. FAS 115 allows debt securities to be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held-to-maturity.”  Debt and equity securities held for current resale are classified as “trading securities.”  Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available-for-sale.”  Such securities are reported at fair value and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

A committee consisting of Sun American Bank officers and directors determines appropriate investments in accordance with the board of directors’ approved investment policies and procedures. The investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. The investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on our credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as us. Such U.S. Government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of Sun American Bank’s liabilities and obligations. These types of securities also permit Sun American Bank to improve its regulatory capital because they have a low risk capital weighting.

Investment Portfolio. Our investment securities portfolio consists of high quality securities. The maturity distribution of the securities portfolio is reflected in the following table (except for the U.S. Government Mortgage Fund, which has no fixed maturity date). The average yield for the investment portfolio increased to 4.21% at September 30, 2006 from 4.08% at December 31, 2005. The average yield for the investment portfolio was 3.89% at December 31, 2004.

	Maturities of Investment Securities at September 30, 2006
	One Year Or Less		Through Five Years		Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in Thousands)
Corporate Bonds, Preferreds & REITs:
Held to maturity	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
Available for sale	—	—	—	—	—	—	—	—	—	—
Mortgage-backed Securities:
Held to maturity	—	—	—	—			1,583	3.65%	1,583	3.65%
Available for Sale	—	—	—	—	11	6.68%	1	4.29%	12	6.54%
U.S. government agencies:
Held to Maturity	3,001	4.64%	14,065	3.75%	4,989	4.65%	—	—	22,055	4.05%
Available for sale	—	—	—	—	—	—	—	—		—
U.S. Govt Mortgage Fund	—	—	—	—	—	—	—	—	5,178	5.03%
Total	$3,001	4.64%	$14,065	3.75%	$5,000	4.66%	$1,584	3.65%	$28,828	4.21%

	Maturities of Investment Securities at December 31, 2005
	One Year Or Less		Through Five Years		Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in Thousands)
Corporate Bonds, Preferreds & REITs:
Held to maturity	$251	5.30%	$—	—%	$—	—%	$—	—%	$251	5.30%
Available for sale	—	—	—	—	—	—	—	—	—	—
Mortgage-backed Securities:
Held to maturity	—	—	—	—			1,859	3.23%	1,859	3.23%
Available for Sale	—	—	—	—	14	6.53%	1	3.12%	15	6.32%
U.S. government agencies:
Held to Maturity	5,010	3.01%	11,053	4.38%	2,988	3.80%	—	—	19,051	3.89%
Available for sale	—	—	—	—	—	—	—	—		—
U.S. Govt Mortgage Fund	—	—	—	—	—	—	—	—	5,193	4.81%
Total	$5,261	3.14%	$11,053	4.38%	$3,002	3.84%	$1,860	3.23%	$26,369	4.08%

Carrying Value of Securities. Major categories of investment securities and their accounting treatment included in the portfolio at September 30, 2006 and December 31 are as follows (in thousands):

	September 30, 2006		2005		2004		2003
	Available-for-Sales	Held-to- Maturity	Available- for-Sale	Held-to- Maturity	Available- for-Sale	Held-to- Maturity	Available- For-Sale	Held-to- Maturity
U.S. Government agencies (1)	$—	22,055	$—	$19,051	$—	$13,132	$—	$8,166
Mortgage-backed	12	1,583	15	1,859	269	2,401	32	2,964
Corporate	—	—	—	251	—	257	—	264
U.S. Govt Mortgage Fund	5,178	—	5,193	—	5,356	—	7,851	—
Total Investment Securities	$5,190	$23,638	$5,208	$21,161	$5,625	$15,790	$7,883	$11,394

———————

(1)

Includes Federal Home Loan Bank securities with a book value of $13.1 million and market value of $13.0 million at September 30, 2006, which securities represent greater than 10% of our stockholders’ equity.

Valuation of Securities. We record securities available-for-sale in our statement of financial condition at fair value. We use market price quotes for valuation. Equity securities available-for-sale trade daily on various stock exchanges. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of shares that we own in some of these equity securities may be in excess of the securities average daily trading volume. As a consequence, we may not be able to realize the quoted market price upon sale. Equity securities available-for-sale are adjusted to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

At September 30, 2006, the fair value and net unrealized loss associated with our securities available-for-sale was $5.2 million and $322,000, respectively. At December 31, 2005, the fair value and net unrealized loss associated with our securities available-for-sale was $5.2 million and $306,000, respectively.

Liquidity. Regulatory agencies require that Sun American Bank maintain sufficient liquidity to operate in a sound and safe manner. The principal sources of liquidity and funding are generated by the operations of Sun American Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities is determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and are continuously evaluated as part of the asset/liability management process. Historically, Sun American Bank has increased its level of deposits to allow for its planned asset growth. The level of deposits is influenced by general interest rates, economic conditions and competition, among other things. South Florida is a fast growing area with intense competition from other financial service providers. Management has found that adjusting pricing, or introducing new products, produces increased deposit growth. Adjusting the rate paid on money market accounts can quickly adjust the level of deposits. Management believes that Sun American Bank is currently operating in a stable environment.

In 2004, Sun American Bank became a member of the Federal Home Loan Bank of Atlanta. Sun American Bank has begun to access this vehicle to add a new source of liquidity to its business. At September 30, 2006 and December 31, 2005, Sun American Bank had $28.0 million and $21.0 million, respectively, of FHLB fixed rate advances to assist in funding its loan portfolio growth. Sun American Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB. Liquidity at September 30, 2006 consisted of $9.1 million in cash and cash equivalents and $5.2 million in available-for-sale securities for a total of $14.3 million, compared to liquidity at December 31, 2005, which consisted of $27.6 million in cash and cash equivalents and $5.2 million in available-for-sale securities for a total of $32.8 million. Liquidity at December 31, 2004 was $11.8 million.

If additional liquidity is needed, Sun American Bank has established a correspondent banking relationship with Independent Bankers Bank of Lake Mary, Florida. This relationship provides Sun American Bank with the ability to borrow from an unsecured line of credit to supplement liquidity up to the amount of $5.0 million. Interest is calculated on any outstanding balance at the prevailing market federal funds rate. Sun American Bank also has the ability to sell investments from the portfolio under a repurchase agreement with this correspondent bank. Similarly, we maintain a separate secured line of credit of $2.0 million with Independent Bankers Bank. There were no borrowings under these lines of credit at September 30, 2006 and December 31, 2005.

Liabilities and Shareholders’ Equity

The liability side of the balance sheet has great significance to the profitable operation of a bank. Deposits are the major source of Sun American Bank’s funds for lending and other investment activities. Deposits are attracted principally from within Sun American Bank’s primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts and certificates of deposits, referred to as CD’s in this proxy statement/prospectus. Maturity terms, service fees and withdrawal penalties are established on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Deposits and loan repayments are the major sources of funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Sun American Bank may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources. Sun American Bank maintains a membership with the Federal Home Loan Bank, which acts as an alternate source for borrowing as needed. Periodically, Sun American Bank may purchase broker deposits to supplement deposits gathered through the branch network in order to fund loans as required.

Deposit Accounts

Deposits are attracted from within Sun American Bank’s market area and substantially all of the depositors are residents of the State of Florida. Deposit services for personal and business customers include a variety of checking accounts, which include interest-earning, low-cost checking, and senior checking. Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for Sun American Bank, which has historically maintained satisfactory levels of this type of deposits, because of its policy of relationship banking. Money market accounts are priced competitively within Sun American Bank’s market area of Palm Beach, Broward, and Miami-Dade counties. Management can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts, which are very liquid. Sun American Bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors. The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Consumers have access to ATMs, safe deposit boxes, direct deposit and online banking services. In addition, businesses can use Sun American Bank’s merchant credit card program.

In determining the terms of the deposit accounts, management considers current market interest rates, profitability to Sun American Bank, matching deposit and loan products and customer preferences and concerns. Sun American Bank currently offers certificates of deposit for terms not exceeding 60 months. As a result, management believes that it is better able to match the repricing of liabilities to the repricing of the loan portfolio. Management reviews the deposit mix and pricing weekly. From time to time, management will supplement the level of CD’s by purchasing them through a brokerage facility. At September 30, 2006 and December 31, 2005, Sun American Bank had $18.0 million of deposits outstanding that had been facilitated through brokerage relationships.

Deposit Insurance Assessments. Deposit accounts are insured by the FDIC, generally up to a maximum of $100,000 per separately insured depositor, and up to a maximum of $250,000 on certain retirement accounts, including traditional and Roth individual retirement accounts. The FDIC maintains a risk-based deposit insurance assessment system by which institutions are assigned to one of four categories based on their capitalization and other supervisory information. An institution’s assessment rate depends upon the category to which it is assigned. Assessment rates for member institutions are determined semi-annually by the FDIC.

The FDIC has the authority to increase deposit insurance assessments if it determines such increases are appropriate to maintain the reserves of the deposit insurance fund or to fund the administration of the FDIC. In addition, the FDIC is authorized to levy emergency special assessments on fund members.

In addition to assessments for deposit insurance, all FDIC-insured institutions are required to pay assessments to the FDIC to fund payments on bonds issued in the late 1980s by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017.

The Federal Deposit Insurance Reform Act of 2005, referred to as the Reform Act in this proxy statement/prospectus, was enacted on February 8, 2006 as a part of the Deficit Reduction Act of 2005. Effective March 31, 2006, the Bank Insurance Fund and the Savings Association Insurance Fund were merged into a new combined fund, called the Deposit Insurance Fund. The Reform Act: (i) increases deposit insurance coverage for retirement accounts to $250,000; (ii) indexes the current $100,000 insurance coverage limit for standard accounts and the new $250,000 limit for retirement accounts to reflect inflation (with adjustments for inflation every five years, commencing January 1, 2011); (iii) requires the FDIC to assess annual deposit insurance premiums on all banks and savings institutions; (iv) gives a one-time insurance assessment credit totaling $4.7 billion to banks and savings institutions in existence on December 31, 1996 that can be used to offset premiums otherwise due; (v) imposes a cap on the level of the Deposit Insurance Fund and provides for dividends or rebates when the fund grows beyond specified levels; (vi) adopts a historical basis concept for distributing the aforementioned one-time credit and dividends (with each institution’s historical basis to be determined by a formula that looks back to the institution’s assessment base in 1996 and adds premiums paid since that time); and (vii) authorizes revisions to the current risk-based system for assessing premiums, including setting the fixed designated reserve ratio requirement within a range between 1.15% and 1.5% of insured deposits.

The increase in insurance coverage for retirement accounts was effective as of April 1, 2006. The one-time insurance assessment credit to banks and savings institutions was effective as of November 17, 2006. As of January 1, 2007, the fixed designated reserve ratio for the Deposit Insurance Fund will be set at 1.25%. In addition, as of January 1, 2007, the cap imposed on the Deposit Insurance Fund level and the payment of dividends when the fund grows beyond specified levels becomes effective. The FDIC is required to adopt final rules for the rest of the provisions no later than 270 days after enactment.

Based upon the FDIC’s final rule on the one-time assessment credit, all institutions in existence on December 31, 1996 (including successor institutions as defined in the new rule) who paid assessments prior to said time will be notified by the FDIC of the amount of such institution’s one-time credit based on the institution’s 1996 assessment base. The credit may be used to offset deposit insurance assessments commencing in 2007 and 90% of such assessments in years 2008, 2009 and 2010 to the extent the institution has sufficient credits available. The institution may request a review of the FDIC’s determined credit if the institution disagrees with the calculation, its eligibility or its assessment base.

As a result of the FDIC’s final rule in connection with the Deposit Insurance Fund cap and the dividend and rebate determination, the FDIC will determine annually whether the reserve ratio at the end of the prior year equals or exceeds 1.35% of estimated insured deposits or exceeds 1.5%, thereby triggering a dividend requirement. The FDIC will pay eligible institutions a dividend of 50% of the amount in the Deposit Insurance Fund when the reserve ratio is above 1.35%. When the reserve ratio exceeds 1.5%, the FDIC is generally required to pay eligible institutions a dividend of 100% of the amount in the Deposit Insurance Fund.

While the assessment method has not been fully determined yet, Sun American Bank will face deposit insurance premium expenses. The web site for the FDIC is www.fdic.gov. The information on the web site is not and should not be considered part of this proxy statement/prospectus and is not incorporated by reference in this proxy statement/prospectus. This web site is and is only intended to be an inactive textual reference.

Deposit Balances and Rates. The following table sets forth the average balances of the deposit portfolio of Sun American Bank for the nine months ended September 30, 2006 and for the fiscal years ended December 31, 2005, 2004 and 2003. Management views the deposit base as a good core deposit base that is stable and improving. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	Nine Months Ended September 30, 2006
	Average Balance	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$34,212	0.00%	15%
Interest bearing accounts:
NOW accounts	85,709	4.29%	37%
Money market deposit	15,356	3.55%	7%
Savings accounts	3,758	1.11%	2%
Time deposits	90,934	4.07%	39%
Total deposits	$229,969

	2005			2004
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$41,366	0.00%	23%	$36,006	0.00%	26%
Interest bearing accounts:
NOW accounts	11,446	1.14%	6%	7,877	0.60%	6%
Money market deposit	20,297	1.91%	11%	18,513	1.18%	14%
Savings accounts	4,644	1.08%	3%	5,770	0.88%	4%
Time deposits	101,339	3.32%	57%	68,977	2.57%	50%
Total deposits	$179,092			$137,143

	2003
	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$17,328	0.00%	21%
Interest bearing accounts:
NOW accounts	5,308	0.66%	7%
Money market deposit	28,490	0.98%	35%
Savings accounts	1,747	0.50%	2%
Time deposits	28,578	2.49%	35%
Total deposits	$81,451

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of September 30, 2006 and December 31, 2005 and 2004 is as follows:

	September 30, 2006	December 31, 2005	December 31, 2004
Three months or less	$10,359	$8,908	$17,023
Over three through six months	5,870	11,706	7,391
Over six through twelve months	14,610	12,413	11,701
Over twelve months	4,924	6,941	10,459
	$35,763	$39,968	$46,574

Correspondent Relationships. Correspondent banking involves one bank providing services to another bank that cannot provide that service itself for economic or organizational reasons. Sun American Bank purchases correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment service, coin and currency supplies, overline and liquidity loan participations, and sales of loans to or loan participation with correspondent banks. Sun American Bank also sells loan participations to correspondent banks with respect to loans that exceed its lending limit.

Sun American Bank has an established correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. As compensation for services provided by the correspondent, Sun American Bank maintains certain balances with the correspondent in non-interest bearing accounts. Such compensating balances are not considered significant to the operations of Sun American Bank.

Borrowings. Sun American Bank has the ability to borrow from its correspondent banks to supplement the supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged.

In addition, we pledge securities to secure repurchase agreements. Additional details regarding securities sold under agreements to repurchase for the nine months ended September 30, 2006 and the fiscal years ended December 31, 2005 and 2004 are as follows:

	September 30,	December 31,
	2006	2005	2004
	(dollars in thousands)
Maximum amount outstanding at any month-end	$1,476	$1,241	$2,466
Average balance for the period	964	625	2,453
Average interest rate	3.85%	2.59%	0.73%
Average interest rate paid at period end	4.25%	3.45%	1.68%

Federal Home Loan Bank Advances. In August 2004, Sun American Bank was accepted into membership of the Federal Home Loan Bank of Atlanta. At that time, Sun American Bank assumed $3.0 million of advances previously issued to Gulf Bank. These advances carry a fixed rate of interest and were $28.0 million, $21.0 million and $8.0 million at September 30, 2006, December 31, 2005 and December 31, 2004, respectively. Sun American

Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

Equity and Capital Resources. We are subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have a direct material effect on our financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Sun American Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require Sun American Bank to maintain minimum amounts and ratios, set forth in the table below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Management believes that as of September 30, 2006 and December 31, 2005, Sun American Bank has met the capital adequacy requirements as defined by these definitions.

The column below with the heading “Bank” presents the capital ratios for Sun American Bank. The column below with the heading “Corp” presents the capital ratios for the consolidated business. The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

		September 30, 2006
Regulator Definition for each Capital Tier Category		Corp	Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	20.5%	18.4%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	19.4%	17.4%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	17.8%	15.9%	4.0%	5.0%

		December 31, 2005
Regulator Definition for each Capital Tier Category		Corp	Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	23.3%	21.8%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	22.4%	20.9%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	21.0%	19.6%	4.0%	5.0%

We continue to evaluate the interest rate exposure, control systems, earnings, asset quality, and liquidity through various monitoring systems to maintain an acceptable level of risk.

Average Balance Sheet. The following table contains for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	Nine Months Ended September 30, 2006
	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Securities (1)	$29,265	$955	4.36%
Federal funds sold	10,838	383	4.73
Loans :
Commercial loans (2)	26,325	1,892	9.61
Commercial real estate loans (2)	156,672	10,590	9.04
Consumer loans (2)	1,994	126	8.47
Residential real estate loans(2)	58,613	3,942	8.99
Home equity and other loans(2)	1,824	107	7.88
Total loans (2)	245,428	16,657	9.07
Total interest earning assets	285,531	17,995	8.43
Noninterest-earning assets	24,839
Total assets	$310,370
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$101,065	3,159	4.18
Savings accounts	3,758	31	1.11
Certificates of deposit	90,934	2,769	4.07
Total interest-bearing deposits	195,758	5,959	4.07
Federal funds purchased, securities sold under repurchase agreements and other	1,313	43	4.36
Federal Home Loan Bank advances	15,117	473	4.18
Total interest-bearing liabilities	212,188	6,475	4.08
Noninterest bearing liabilities	35,833
Stockholders’ equity	62,349
Total liabilities and stockholders’ equity	$310,370
Net interest income and net yield on interest-earning assets		$11,520	5.39%

(continued)

	For the years ended December 31,
	2005			2004
	Average Balance	Interest (3)	Average Yield/Rate	Average Balance	Interest (3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Securities (1)	$23,587	$947	4.02%	$19,741	$762	3.86%
Federal funds sold	7,598	251	3.31	7,917	85	1.07
Loans :
Commercial loans (2)	26,865	2,201	8.19	25,521	1,605	6.42
Commercial real estate loans (2)	123,133	9,693	7.87	79,276	5,507	7.03
Consumer loans (2)	2,232	167	7.47	2,239	143	6.40
Residential real estate loans(2)	34,475	2,675	7.76	8,062	484	6.01
Home equity and other loans(2)	1,356	109	8.01	1,673	167	9.94
Total loans (2)	188,061	14,845	7.89	116,771	8,002	6.85
Total interest earning assets	219,246	16,043	7.32	144,429	8,849	6.13
Noninterest-earning assets	15,580			15,973
Total assets	$234,826			$160,402
Liabilities and Stockholders Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$31,743	517	1.63	$26,390	267	1.01
Savings accounts	4,644	50	1.08	5,770	51	0.88
Certificates of deposit	101,339	3,365	3.32	68,977	1,770	2.57
Total interest-bearing deposits	137,726	3,932	2.85	101,137	2,088	2.06
Federal funds purchased, securities sold under repurchase agreements and other	946	38	4.00	3,016	53	1.76
Federal Home Loan Bank advances	20,463	770	3.76	3,114	188	6.04
Total interest-bearing liabilities	159,135	4,740	2.98	107,267	2,329	2.17
Noninterest bearing liabilities	41,366			36,006
Stockholders’ equity	34,325			17,129
Total liabilities and stockholders’ equity	$234,826			$160,402
Net interest income and net yield on interest-earning assets		$11,303	5.16%		$6,520	4.51%

(continued)

	Year Ended December 31, 2003
	Average Balance	Interest (3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Securities (1)	$16,656	$539	3.24%
Federal funds sold	4,481	48	1.07
Loans :
Commercial loans (2)	18,549	1,100	5.93
Commercial real estate loans (2)	36,442	2,483	6.81
Consumer loans (2)	2,456	188	7.65
Residential real estate loans(2)	2,927	207	7.07
Business Manager		238	9.29
Home equity and other loans(2)	2,485	129	5.19
Total loans (2)	65,420	4,345	6.64
Total interest earning assets	86,557	4,932	5.70
Noninterest-earning assets	7,114
Total assets	$93,671
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$33,798	445	1.32
Savings accounts	1,747	9	0.52
Certificates of deposit	28,578	726	2.54
Total interest-bearing deposits	64,123	1,180	1.84
Federal funds purchased, securities sold under repurchase agreements and other	2,705	17	0.63
Total interest-bearing liabilities	66,828	1,197	1.79
Noninterest bearing liabilities	17,328
Stockholders’ equity	9,515
Total liabilities and stockholders’ equity	$93,671
Net interest income and net yield on interest-earning assets		$3,735	4.32%

———————

(1)

Includes securities and Federal Reserve Bank stock and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes fee income on loans.

Rate/Volume Analysis. The impact of management’s strategies can be seen in the Analysis of Changes in Interest Income and Interest Expense table below. The table indicates changes in net interest income resulting either from changes in average balances or to changes in average rates for earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); (iii) change in rate/volume (change in rate multiplied by change in volume); and (iv) total change in rate and volume.

	Nine Months Ended September 30, 2006 vs. Nine Months Ended September 30, 2005
	Increase (Decrease) Attributable to
	Volume	Rate	Rate/ Volume	Net
	(dollars in thousands)
Interest income on:
Investments	$188	$67	$18	$273
Federal funds sold	99	86	65	250
Loans receivable	3,647	1,918	671	6,236
Total interest income from Interest-earning assets	3,934	2,071	754	6,759
Interest expense on:
NOW and money market accounts	720	634	1,501	2,855
Savings accounts	(10)	1	—	(9)
Certificates of deposit	(197)	597	(49)	351
Federal funds purchased under repurchase agreement and other	9	2	1	12
Federal Home Loan Bank advances	(159)	77	(21)	(103)
Total interest expense from Interest-bearing liabilities	363	1,311	1,432	3,106
Increase (decrease) in net Interest income	$3,571	$760	$(678)	$3,653

	2005 vs. 2004 Increase (Decrease) Attributable to				2004 vs. 2003 Increase (Decrease) Attributable to
	Volume	Rate	Rate/ Volume	Net	Volume	Rate	Rate/ Volume	Net
	(Dollars in Thousands)
Interest income on:
Investments	$148	$31	$6	$185	$100	$103	$20	$223
Federal funds sold	(3)	177	(8)	166	37	—	—	37
Loans receivable	4,883	1,218	742	6,843	3,410	139	109	3,658
Total interest income from Interest-earning assets	5,028	1,426	740	7,194	3,547	242	129	3,918
Interest expense on:
NOW and money market accounts	54	163	33	250	(98)	(104)	24	(178)
Savings accounts	(10)	11	(2)	(1)	21	6	15	42
Certificates of deposit	832	517	246	1,595	1,026	8	10	1,044
Federal funds purchased under repurchase agreement and other	(36)	67	(46)	(15)	2	31	3	36
Federal Home Loan Bank advances	1,048	(71)	(395)	582	—	—	188	188
Total interest expense from Interest-bearing liabilities	1,888	687	(164)	2,411	951	(59)	240	1,132
Increase (decrease) in net Interest income	$3,140	$739	$904	$4,783	$2,596	$301	$(111)	$2,786

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Sun American Bank’s primary market risk exposure is interest rate risk. Interest rate risk is the exposure of financial condition to adverse movements in interest rates. Sun American Bank’s income is derived primarily from the excess of interest collected on interest-earning assets over the interest paid on interest-bearing liabilities. The rates of interest earned on assets and owed on liabilities generally are established contractually for a period of time. Because market interest rates change over time, Sun American Bank is exposed to lower profitability if it cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and stockholder value; however, excessive levels of interest rate risk could pose a significant threat to Sun American Bank’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Sun American Bank’s safety and soundness. Sun American Bank’s interest rate risk is monitored using its GAP analysis on a monthly basis.

We do not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the board of directors, management does not intend to engage in such activities in the immediate future.

Asset/Liability Management

A principal objective of Sun American Bank’s asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the asset and liability committee of Sun American Bank that establishes policies and monitors results to control interest rate sensitivity.

The asset and liability committee examines the extent to which Sun American Bank’s assets and liabilities are interest rate sensitive and monitors its interest rate sensitivity GAP. An asset or liability is considered to be interest rate-sensitive if it will be repriced or mature within the time period analyzed, usually one year or less. The interest rate sensitivity GAP is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time periods. During a period of rising interest rates, a positive GAP would tend to result in an increase in net interest income; and a negative GAP would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to adversely affect net interest income.

If the repricing of Sun American Bank’s assets and liabilities were equally flexible and moved concurrently, the impact of any increases or decreases in interest rates on net interest income would be minimal. However, as commercial banking companies generally have a significant quantity of their earning assets in Rate-Over-Prime, rate-adjusted-day-of-change earning assets, GAP management is critical, as very few, if any, rate-sensitive liabilities (deposit accounts) adjust at such a rapid frequency.

The asset and liability committee evaluates Sun American Bank’s GAP position, and stratifies these results according to how often the repayment of particular assets and liabilities are impacted by changes in interest rates. Additionally, income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates; thus, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Additionally, certain types of earning assets (variable rate mortgage loans, for example) may have interest caps, which may limit the level of rate increases, even though general market interest rates increase. GAP management is further complicated by asset (loan) prepayment and/or early withdrawal of liabilities (deposits). In volatile interest rate markets, the level of assets and liabilities assumed by Sun American Bank may not have accounted for the deviation that has occurred in the unpredictable interest rate environment.

Therefore, management’s and the asset and liability committee’s strategy is to maintain a balanced interest rate risk position to protect Sun American Bank’s net interest margin from market fluctuations. They review, on at least a monthly basis, the maturity and repricing of assets and liabilities for the various time periods considered.

The following tables represents Sun American Bank’s cumulative GAP position as of September 30, 2006 and December 31, 2005.

September 30, 2006	Within Three Months	Zero to Twelve Months	Zero to Three Years	Zero to Five Years	Over Five Years	Total
	(Dollars in Thousands)
ASSETS:
Immediately repricing investments	$9,102	$9,102	$9,102	$9,102	$9,102	$9,102
Fixed investments	8,179	8,179	15,247	22,244	32,343	32,343
Loans	184,560	205,403	246,993	255,442	275,325	275,325
Total repricing assets	201,841	222,684	271,342	286,788	316,770	316,770
Nonearning assets						13,731
Total assets	$201,841	$222,684	$271,342	$286,788	$316,770	$330,501
LIABILITIES:
NOW accounts	$104,046	$104,046	$104,046	$104,046	$104,046	$104,046
Money market accounts	13,687	13,687	13,687	13,687	13,687	13,687
Savings accounts	4,295	4,295	4,295	4,295	4,295	4,295
Total core deposits	122,027	122,027	122,027	122,027	122,027	122,027
Certificates of deposit	29,134	69,034	83,623	85,461	85,461	85,461
Other borrowed funds	17,722	22,722	28,722	28,722	28,722	28,722
Total repricing liabilities	168,883	213,783	234,372	236,210	236,210	236,210
Demand deposits						29,189
Other liabilities						1,612
Shareholders’ equity						63,490
Total liabilities and equity	$168,883	$213,783	$234,372	$236,213	$236,210	$330,501
Asset/liability GAP, cumulative	32,958	8,901	36,970	50,575	80,560
Rate sensitive assets /rate sensitive liabilities, cumulative	1.20	1.04	1.16	1.21	1.34
Target	.80-2.00	.80-1.50	.80-1.50	.80-1.50	.80-1.50

December 31, 2005	Within Three Months	Zero to Twelve Months	Zero to Three Years	Zero to Five Years	Over Five Years	Total
	(Dollars in Thousands)
ASSETS:
Immediately repricing investments	$27,581	$27,581	$27,581	$27,581	$27,581	$27,581
Fixed investments	5,444	10,454	15,012	21,057	28,954	28,954
Loans	119,742	138,744	171,154	190,628	212,785	212,785
Total repricing assets	152,767	176,779	213,747	239,716	269,320	269,320
Nonearning assets						7,831
Total assets	$152,767	$176,779	$213,747	$239,716	$269,320	$277,151
LIABILITIES:
NOW accounts	$35,562	$35,562	$35,562	$35,562	$35,562	$35,562
Money market accounts	18,068	18,068	18,068	18,068	18,068	18,068
Savings accounts	3,737	3,737	3,737	3,737	3,737	3,737
Total core deposits	57,367	57,367	57,367	57,367	57,367	57,367
Certificates of deposit	19,683	77,277	99,887	103,120	103,121	103,121
Other borrowed funds	11,026	11,026	22,026	22,026	22,026	22,026
Total repricing liabilities	88,076	145,670	179,280	182,513	182,514	182,514
Demand deposits						32,971
Other liabilities						2,041
Shareholders’ equity						59,625
Total liabilities and equity	$88,076	$145,670	$179,280	$182,513	$182,514	$277,151
Asset/liability GAP, cumulative	64,691	31,109	34,467	57,203	86,806
Rate sensitive assets /rate sensitive liabilities, cumulative	1.73	1.21	1.19	1.31	1.48
Target	.80-2.00	.80-1.50	.80-1.50	.80-1.50	.80-1.50

DIRECTORS AND EXECUTIVE OFFICERS OF SUN AMERICAN BANCORP

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to Sun American Bancorp and its subsidiary Sun American Bank.

Board of Directors and Executive Officers

Our Amended and Restated Certificate of Incorporation, in conjunction with our Amended and Restated By-Laws, provides that the number of directors constituting the board of directors shall be not less than five nor more than twenty-five with the exact number of directors to be fixed from time to time exclusively by resolution passed by a majority of our board of directors. The board has set the number of directors at seven In accordance with our Amended and Restated Certificate of Incorporation, our board of directors is divided into three classes, designated Classes I, II and III, which are to be comprised of a number of directors as nearly equal in number as possible. Directors serve for a three-year term and until each director’s respective successor has been duly elected and qualified or until the director’s resignation or removal. As a result, each year approximately one-third of our directorship is subject to reelection, providing for additional stability and continuity.

Information regarding directors and their ages as of February 9, 2007 is listed below. The information provided excludes Hugo A. Castro, who resigned as our director and officer on January 4, 2007.

Name	Age	Title/Position	Director Since	Present Term Expires	Class
James F. Partridge	77	Chairman of the Board	2000	2008	III
Nelson Famadas, Ph.D	58	Vice Chairman of the Board	2002	2007	II
Michael E. Golden	62	Director, President and Chief Executive Officer	2002	2008	III
Leonard F. Marinello*	67	Director	2000	2009	I
Stephen L. Perrone	63	Director	2001	2007	II
Michael F. Rosinus	48	Director	2005	2009	I
Alberto Valle	69	Director	2000	2008	III

———————

*

The daughter of Mr. Marinello is married to the son of Hugo A. Castro, our former director and executive officer.

The business experience for the past 5 years, unless otherwise indicated, of each member of the board of directors is set forth below.

James F. Partridge: Mr. Partridge has been Chairman of the board of directors since April 2000. He also has been a director of Sun American Bank since April 2000. He retired as President of Visa International, Latin America and Caribbean Region, on June 30, 1999 after serving in a variety of capacities since 1978. Mr. Partridge initially joined the management team of Visa International as Vice President in charge of the Development Division for the Western United States, Latin America and Asia-Pacific. At present, he serves as a Strategic Director on the Regional Board of Directors of Visa International and is Chairman of its Executive & Planning Committee.

Nelson Famadas, Ph.D.: Dr. Famadas has been our director and Vice Chairman since May 2002. He also has been a director of Sun American Bank since February 2002. He has served as Chairman and Chief Executive Officer of Gables Holding Corporation, a real estate development company, since 1991. He serves on the board of directors of various civic and charitable organizations both in Puerto Rico and Florida. He is also a member of the board of directors of a community-based home healthcare agency, as well as of two non-profit hospitals. He is presently an Adjunct Professor at Florida International University’s School of Business Administration, lecturing in Operations Management.

Michael E. Golden: Mr. Golden has been our director since March 2002 and President and Chief Executive Officer since June 2002. He also has been Chairman of the Board and Chief Executive Officer of Sun American Bank since August 2005 and its President since January 2007. Mr. Golden is President of Sun American Financial LLC, which is 51% owned by Sun American Bank. He has been in the investment banking/securities business for over 25 years. He was a Senior Vice President in sales and management at Smith Barney from 1979 to 1989. In 1989, he founded a securities firm, First Colonial Securities Group, which grew nationwide to 25 offices and 200 retail brokers specializing in asset management and investment banking. Mr. Golden worked at First Colonial Securities Group until March 2001 and acted as a private investor from March 2001 until April 2002 and as a private securities broker from April to June 2002. He also has been on the board of directors of other banks and industrial companies. He is currently Chairman of the Kid Academy, a child-learning center that he founded in 1987. He is a graduate of Temple University and earned a Bachelor of Arts degree, majoring in Accounting and Economics.

Leonard F. Marinello: Mr. Marinello has been our director since April 2000. He also has been a director of Sun American Bank since April 2000. He is founder, President and Chief Executive Officer of Allied Plating Supplies, Inc., a company engaged in the metal finishing business located in Hialeah, Florida, which was formed in 1957. He was a director of Commercial Trust Bank from 1988 to 1993. During his tenure at Commercial Trust Bank, he was an active member of its Loan and Audit Committees. He also has served as a director of several privately held companies, including Allied Plating Supplies, Inc. (Chairman), Arch Drain Block Co. (Chairman), Brick Oven Pizzaria and Royal Sport, Inc. He is a graduate of the University of Miami, where he received a Bachelor’s Degree in Finance.

Stephen L. Perrone: Mr. Perrone has been our director since September 2001. He also has been a director of Sun American Bank since September 2001. He is founder and President of Brickell Bay Capital Group, a private investment firm, which was formed in 1996. Prior to founding Brickell Bay Capital Group, he was a partner with the law offices of Shutts & Bowen in Miami, Florida, where he began his legal career in 1968. He has been active in community affairs, having been past president of the Miami Downtown Lions Club and the Coral Gables South Miami Khoury Baseball League, where he was active for 12 years. He was a founding member of the Archdiocese of Miami Education Foundation. He also has served on the board of directors of Gulliver Schools and the Miami City Ballet. He is a Certified Public Accountant, licensed in Florida.

Michael F. Rosinus: Mr. Rosinus has been our director since November 2005. He also has been a director of Sun American Bank since March 2006. He has been the managing partner of Rosinus Financial Fund, L.P. since January 2006. He was a portfolio manager at Tiedeman Investment Group and a general partner in Tiedeman Rosinus LP from 1998 to 2006.

Alberto Valle: Mr. Valle has been our director since September 2001. He also has been a director of Sun American Bank since September 2001. He has been a Vice President at BMC Development at Woods Walk, Inc. since 1987. He was employed by Athlone of Florida, Inc. from 1987 to 2002. He was a director of Commercial Trust Bank from 1988 to 1993. He also served as Vice President and Lending Officer for Commercial Bank and Trust from 1985 to 1988. He attended the Havana Institute in Havana, Cuba where he received a Bachelor in Science Degree.

The business experience for the past 5 years, unless otherwise indicated, of our executive officers who are not also directors, is set forth below.

Alfredo M. Barreiro: Mr. Barreiro, age 39, has been the Chief Operating Officer of our Company since June 2004 and an Executive Vice President of Sun American Bank since June 2005 and the Chief Operating Officer of Sun American Bank since 2003. He was the Chief Financial Officer and Controller of our Company and Sun American Bank from 2002 to 2003. He was the Chief Financial Officer of Union Credit Bank in Miami, Florida from 2001 to 2002. He was the Vice President and Controller of Sofisa Bank of Florida from 1999 to 2001. He was the Controller of Florida International Bank from 1997 to 1999 and the Assistant Controller from 1995 to 1997. He started his banking career with Banco Latino International as an Accounting Assistant and Assistant Treasurer. He is a graduate of Florida International University where he received a Bachelor’s of Business Administration Degree in Finance and Miami Dade Community College where he received an Associate of Arts Degree in Economics.

Robert K. Garrett: Mr. Garrett, age 45, has been an Executive Vice President since June 2005 and the Chief Lending Officer of Sun American Bank since 2000. He was the Vice President of Commercial Lending for Intercontinental Bank, Totalbank and Eastern National Bank in Miami, Florida. He started his banking career with Commercial Bank & Trust Company in Miami, Florida in 1980. He received a Commercial Lending Diploma from the American Institute of Banking and is a graduate of Florida International University where he received a Bachelor’s in Arts Degree in Finance.

Robert L. Nichols: Mr. Nichols, age 48, has been the Chief Financial Officer of our Company since April 2004 and the Secretary since January 2007. He also has been the Chief Financial Officer of Sun American

Bank since April 2004 and President of its Executive Committee since June 2005. Mr. Nichols is a Vice President of Sun American Financial LLC, which is 51% owned by Sun American Bank. He was the Chief Financial Officer for the Private Banking business in the United States for the Royal Bank of Canada in Miami, Florida from September 2002 to April 2004 and also developed an Investment Advisory business for the Royal Bank of Canada since he relocated to Miami, Florida in 1997. He was the Managing Director of the Royal Bank of Canada’s International Investment Management and Trust business from 1991 to 1997. He managed a Branch Audit function and then the Corporate Accounting department of Royal Trust from 1986 to 1991. He spent five years in public accounting with Ernst & Young LLP in Canada. He is a graduate of the University of Toronto where he received a Bachelor’s of Commerce Degree. He earned a Chartered Accountant (Canada) designation in 1984.

William T. Ross: Mr. Ross, age 57, has been the Executive Vice President, Sales and Service of Sun American Bank since June 2005. From February 2005 to June 2005, Mr. Ross was Vice President, Sales and Service of Sun American Bank. He has been in the financial services industry for over 31 years. He was a market executive for RBC Centura Bank from July 2003 to January 2005. He was a Senior Manager in sales and service management for Bank of Montreal and Harris Trust from January 1975 to June 2003. In 1997, he assumed responsibility for coordinating the expansion efforts of Bank of Montreal/Harris Bank in the Florida market.

Committees of the Board of Directors

The board of directors has established an Audit Committee and a Compensation Committee, each of which is briefly described below. The board of directors does not have a standing Nominating Committee, but the Compensation Committee fulfills the function of the Nominating Committee.

Audit Committee

The Audit Committee assists the board of directors in maintaining the integrity of our financial statements, and of our financial reporting processes and systems of internal audit controls, and our compliance with legal and regulatory requirements. The Audit Committee reviews the scope of independent audits and assesses the results. The Audit Committee meets with management to consider the adequacy of the internal control over, and the objectivity of, financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel concerning these matters. The Audit Committee selects, determines the compensation of, appoints and oversees our independent auditors. The independent auditors periodically meet with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee, which currently consists of Messrs. Famadas, Perrone, Rosinus and Valle, met fourteen times in 2006. The board of directors has determined that each of Messrs. Famadas, Perrone, Rosinus and Valle is independent as defined in applicable rules of the American Stock Exchange Company Guide, referred to as the AMEX Company Guide in this document, and Rule 10A-3 of the Exchange Act and that Mr. Famadas qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-B.

Compensation Committee

The Compensation Committee administers incentive compensation plans, including stock option plans, and advises the board of directors regarding employee benefit plans. The Compensation Committee establishes the compensation structure for our senior managers, approves the compensation of our senior executives, and makes recommendations to the independent members of the board of directors with respect to compensation of the Chief Executive Officer. The Compensation Committee advises and makes recommendations to the board of directors on all matters concerning directorships, including the selection of candidates as nominees for election as directors and committee membership. The Compensation Committee is responsible for developing corporate governance policies. The Compensation Committee also recommends potential successors for key management. The Compensation Committee, which currently consists of Messrs. Famadas, Marinello, Partridge, Perrone, Rosinus and Valle, met six times in 2006. The board of directors has determined that each of Messrs. Famadas, Marinello, Partridge, Perrone, Rosinus and Valle is independent as defined in applicable rules of the AMEX Company Guide and is a non-employee director as defined in Rule 16b-3(b)(3) of the Exchange Act.

Independence of the Board of Directors

The board of directors has determined that each of Messrs. Famadas, Marinello, Partridge, Perrone, Rosinus and Valle is independent as defined in applicable rules of the AMEX Company Guide. As a result, a majority of the members of the board of directors are independent as defined in applicable rules of the AMEX

Company Guide. In making its determination, the board of directors considered the lack of relationships or transactions between us and these independent directors.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee consisted of Messrs. Famadas, Marinello, Partridge, Perrone, Rosinus and Valle. Effective January 17, 2007, the Compensation Committee membership was revised to include only Messrs. Perrone, Famadas and Rosinus. No person who served as a member of the Compensation Committee during fiscal 2006 was a current or former officer or employee of our Company or engaged in certain transactions with us or the bank required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during fiscal 2006, which generally means that no executive officer of our Company served as a director or member of the compensation committee of another entity, which had an executive officer serving as a director or member of the Compensation Committee of our Company.

Director Compensation

The following table sets forth information regarding the compensation of our directors during fiscal 2006.

Name (1)	Fees Earned or Paid in Cash($)		Option Awards ($) (2) (3)	Total($)
James F. Partridge	$36,000		$92,500	$128,500
Nelson Famadas	36,000		92,500	128,500
Leonard F. Marinello	36,000		92,500	128,500
Stephen L. Perrone	36,000		92,500	128,500
Michael F. Rosinus	31,053	(4)	92,500	123,553
Alberto Valle	36,000		92,500	128,500

———————

(1)

Michael E. Golden, our director, President and Chief Executive Officer, and Hugo A. Castro, our former director and Secretary, did not receive any compensation during fiscal 2006 for serving on our board of directors.

(2)

Under the fair value method, the fair value of each stock option awarded to each of our non-employee directors on the date of grant was $1.85 per option. No modification, amendment or re-pricing of the option exercise price was conducted. No dividends or other earnings were paid on stock option awards during the year.

(3)

On December 31, 2006, the following represents the aggregate number of option awards outstanding for each of the above named directors: (i) Mr. Partridge – 202,600; (ii) Mr. Famadas – 205,050; (iii) Mr. Marinello – 203,050; (iv) Mr. Perrone – 202,450; (v) Mr. Valle – 204,550; (vi) Mr. Rosinus – 50,000.

On January 17, 2007, each non-employee director was awarded options to purchase 50,000 shares of our common stock at an exercise price of $5.23 per share, which was the closing price of our common stock on that date. These awards were granted in accordance with our Amended and Restated 2005 Stock Option and Stock Incentive Plan. These awards were granted for service to be performed during the 2007 fiscal year.

(4)

Mr. Rosinus received fees equal to expense reimbursement amounts from January to March 2006 and a monthly retainer of $3,000 per month thereafter.

Except as disclosed above for Mr. Rosinus, non-employee director compensation for the 2006 fiscal year consisted of a monthly retainer of $3,000 for each director. In addition, each non-employee director was granted an equal allotment of stock options, each granted with the same terms and conditions, during the year. No distinction was made between the various board and committee related assignments of approximately equal contribution and commitment made by each director during the 2006 fiscal year.

SUN AMERICAN BANCORP’S EXECUTIVE COMPENSATION

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to Sun American Bancorp and its subsidiary Sun American Bank.

Compensation Discussion and Analysis

Our compensation process is designed to address annual and longer term corporate objectives. Our Company has been in a period of accelerated growth and change in recent years and our compensation processes have been designed to permit us to attract and retain highly skilled executive and management staff in our competitive market place.

Objectives of our Compensation Program

A primary objective of our compensation program is to attract and retain qualified, dedicated and responsive executives, directors and staff who are enthusiastic about our Company’s mission, strategic plan and culture. It is our objective to provide all employees with stock ownership in our Company, particularly to senior executives, to ensure that we align the activities of our executives with our strategic corporate goals over time. We strive to create a team environment with our compensation programs and to provide sufficient incentives and rewards to our directors, executives, and staff at all levels to motivate them to provide value added results to our stockholders and clients.

What our Compensation Program is Designed to Reward

Our compensation program is designed to reward all participants who contribute toward the attainment of our strategic objectives both in the short term and as measured over longer time frames. In 2006, our objectives focused on growth of our business as measured by the opening of new branches, acquisitions and the improvement of our business infrastructure both administratively in areas such as compliance and loan administration and in client service areas in our branches. In 2006, we measured the achievement of our short term and long term objectives by setting targets for growth and measuring the growth in these items to target levels. The growth measures included targets for our total assets, loan and deposit balances and budgeted net income as defined in our business plan. In 2006, we focused on the attainment of growth measures because our Company was in a growth phase during that time. We expect to modify our objective measurements in the future as our Company’s growth moderates. We believe the attainment of our short term objectives positions our Company well to meet longer term stockholder value objectives.

In addition, we have designed our compensation program to reward both team work and individual performance toward the achievement of our short term and long term objectives. Toward this end, we set personal performance plans for each of our executive officers that are designed to meet our short term and long term objectives. Our Compensation Committee sets the performance goals for our chief executive officer. Our chief executive officer is charged with setting the performance goals of our other executives. The amount of individual reward levels is dependent upon the employees’ level of seniority and responsibility and contribution to the attainment of corporate business objectives.

Elements of our Compensation Program and Why they were Chosen

Our compensation program consists of elements that reward our executive officers immediately in the short term, as well as over time in the long term. The elements that reward our executive officers in the short term are cash-based and include the payment of a base salary, a bonus under our incentive bonus program and the payment of certain perquisites. The elements that reward our executive officers in the long term are stock-based and include the grant of options to purchase our common stock and the issuance of restricted shares of our common stock under our Amended and Restated 2005 Stock Option and Stock Incentive Plan, referred to as the Plan in this document.

Salary

One of the goals of our compensation program is to establish a base salary for executive officers that is competitive to those of comparable peer companies in our industry and our local market place. We do not seek to pay the highest base salaries in our peer group, however, we believe that base salaries should be sufficiently competitive to attract and retain talented senior management. We consult various sources to identify adequate and competitive base salary levels, including industry surveys, feedback from recruiters and discussion with peer companies. The base salary level for our Chief Executive Officer is established annually by the Compensation Committee. Base salary for other executive officers is established by our Chief Executive Officer and ratified by the Compensation Committee. In setting base salaries, our Chief Executive Officer considers the seniority and level of responsibility of each executive officer. We use an internally prepared position salary scale at all levels of the organization to determine minimum and maximum salary levels for each position or group of similar value positions.

Bonus

All of our executive officers are eligible to receive an annual bonus based on our incentive bonus program, which is designed to reward our executive officers for the attainment of both short term business and personal performance goals, which are established at the beginning of each fiscal year. We believe that the payment of bonus compensation based on personal and business goals is important to focus our executive officers on the achievement of short term corporate goals. Bonus compensation for our Chief Executive Officer is established by the Compensation Committee. Bonus compensation for our other executive officers is established by our Chief Executive Officer and ratified by the Compensation Committee and is subject to a pre-approved budget. The bonus levels are established based upon the seniority of the executive officer as determined by the position salary scale referred to above. The primary triggers for the attainment of business goals are the meeting of predetermined levels of net income, total assets, net loans and total deposits. Discretion is permitted to pay full target bonus levels should we meet, exceed or attain within 15% of target levels. The attainment of personal performance goals is based on an assessment of the personal performance of the executive officer in helping to achieve our overall corporate goals.

Restricted Stock and Stock Option Awards

The Plan is the primary mechanism by which we offer long term incentives to our executive officers. All of our executive officers are eligible to receive grants of options to purchase our common stock and restricted shares of our common stock under the Plan. We use these forms of long term compensation to provide our executive officers with increased compensation over time for producing business results that add stockholder value. Our objective is to provide a long term incentive to our executive officers, in a tax efficient manner where possible, and to facilitate the retention of key executive officers by aligning the long term goals of our executive officers with those of our stockholders through a sustained, improved share price of our common stock over time.

Stock options issued under the Plan may be issued as either non-qualified options or incentive stock options. Incentive stock options are available only to our employees, including our executive officers, and have the potential to provide for preferential income tax treatment in certain circumstances. Shares of restricted stock also may be issued under the Plan.

Awards granted to our Chief Executive Officer are approved by our Compensation Committee. Awards granted to our other executive officers are recommended by our Chief Executive Officer and approved in full or modified prior to approval by our Compensation Committee. All awards granted under the Plan are ratified by our board of directors. The exercise price of all options to purchase our common stock is set at the closing price of our common stock on AMEX on the date the awards are granted.

Although there is no specific formula to determine the exact amount of each award granted to each executive officer or any other employee, it is intended that the collective number of issued options to purchase our common stock and restricted shares of our common stock shall not exceed 15% of the total number of shares of our common stock issued and outstanding at any time. The Compensation Committee and our Chief Executive Officer consider several factors in determining the amount of each award including:

•

Overall company performance in the past year;

•

Difficulty expected in achieving expected results in the coming year;

•

The level of performance of the individual in the past and their level of responsibility expected to contribute to achievement of future corporate and personal objectives;

•

Contribution as a member of the executive team;

•

The seniority of the position of our executive officers as measured through our internal position salary scale; and

•

The cumulative holdings of each of our executive officers.

In early 2006, we issued options to purchase shares of our common stock to all directors and employees, including executive officers, after our Chief Executive Officer, Compensation Committee and board of directors reviewed and considered the factors above. In 2006, the Compensation Committee twice approved the issuance of restricted shares of our common stock to Michael Golden, our director, President and Chief Executive Officer, each in the amount of 50,000 shares. The first grant was awarded in recognition of Mr. Golden’s contribution to our Company for the 2005 fiscal year and the second grant was awarded to Mr. Golden for service to be performed during the 2006 fiscal year. Though all of our employees, including executive officers, are eligible to receive restricted shares of our common stock, it is the intention of the Compensation Committee to limit these awards to more senior executives.

Perquisites

We generally limit perquisites that we make available to executive officers to those that are available to all employees or are required for their efficient conduct of Company business.

We pay all of our executive officers a car allowance, which varies with the seniority of their position and the amount of travel that each is expected to undertake on behalf of the Company during the year. Executive officers are responsible for all costs associated with their vehicles and the car allowance is intended to approximately reimburse executive officers for the portion of these costs that relate to business usage.

We pay the annual premium on a personal life insurance policy on behalf of Michael Golden, our director, President and Chief Executive Officer, and we used to pay the annual premium on a personal life insurance policy for Hugo Castro, our former director and Secretary. The amount of the premium is determined by the life insurance company based upon individual personal factors, but is subject to the limit of coverage approved by the Compensation Committee.

In 2006, Mr. Golden was reimbursed for the payment of fees of $27,000 associated with an upgrade to his membership at a local country club. The expenditure was approved by the Compensation Committee. The Committee believed that it was in the best interest of the Company for Mr. Golden to have a facility to meet with members of the community who could assist us in furtherance of our corporate goals.

We rent an apartment in Miami, Florida to be used as needed by Mr. Golden, Robert Nichols, our Chief Financial Officer and Secretary, and William Ross, Executive Vice President, Sales and Service of Sun American Bank, in lieu of staying in hotels. The apartment is used when these executive officers are required to work in Miami rather than in Palm Beach County where each of these executives lives and the purpose behind their use is for business efficiency. The rent is $2,750 per month, which is believed to be less than the collective cost of hotel usage that would otherwise be required for these executive officers, particularly during busy tourist periods when reasonably priced hotel availability is limited. The apartment is used primarily for business purposes, but is available and has been used infrequently by our executive officers for personal purposes.

Timing of Compensation Payments and Adjustments

Total annual compensation is determined based upon the results of each executive officer’s personal performance review at the end of each fiscal year. Base salary adjustments generally are made at the beginning of our fiscal year. Bonuses are approved and disbursed in the first pay of each new fiscal year. On occasion, salary or bonus adjustments could be made at any time during the fiscal year to recognize promotion or reward superior personal performance.

It is the intention of the Compensation Committee to grant awards under the Plan annually as early in each fiscal year as is practical, but the Compensation Committee seeks to avoid granting awards under the Plan when our directors and executive officers are aware of material non-public information that reasonably may be perceived to impact on the market price of our common stock. Generally, we do not time the granting of equity compensation awards around the release of this type of information. The grants of awards under the Plan is linked to the annual performance review of our executive officers. Generally, awards to directors, executive officers and other employees are all reviewed and approved at the same time. Additional awards are granted during the year for new employees, including executive officers, should they join our Company during the year, but after the annual grants have been issued.

In 2006, awards for directors and our Chief Executive Officer were made approximately one month later than the stock option awards for our other executive officers. This was done purely for administrative reasons.

Accounting and Tax Considerations

Our issuance of options to purchase shares of our common stock and restricted shares of our common stock has been impacted by the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment,” referred to as SFAS No. 123R in this document, which we adopted in the first quarter of 2006. Under this accounting standard, we are required to value unvested stock options, from both prior and current years, under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. During 2006, we recorded $610,000 in stock compensation expense under SFAS No. 123R.

We have structured our compensation program to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), our tax deduction for compensation paid to certain executive officers is limited to $1.0 million in any tax year, unless the compensation is performance based. We do not have any executive officers who earned non-performance based compensation that would limit our tax deduction under section 162(m).

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and three most highly compensated officers, collectively referred to as the named executive officers in this document, for services rendered in all capacities to us and our subsidiary during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($)		Total ($)

Michael E. Golden Director, President and Chief Executive Officer of our Company and Chairman, President and Chief Executive Officer of Sun American Bank (1)	2006	$275,000	$100,000	$524,500	$231,250	$48,996	(5)	$1,179,746

Robert L. Nichols Chief Financial Officer of our Company and President of the Executive Committee and Chief Financial Officer of Sun American Bank	2006	180,000	53,000	—	92,500	6,000	(6)	331,500

Hugo A. Castro Director and Secretary of our Company and Director and Managing Director of Sun American Bank (1) (2)	2006	190,000	20,000	—	92,500	20,600	(7)	323,100

Robert K. Garrett Executive Vice President and Chief Lending Officer of Sun American Bank	2006	120,000	24,500	—	48,100	4,500	(6)	197,100

William T. Ross Executive Vice President, Sales and Service of Sun American Bank	2006	120,000	28,100	—	55,500	5,600	(6)	209,200

———————

(1)

Michael E. Golden, our director, President and Chief Executive Officer, and Hugo A. Castro, our former director and Secretary, did not receive any compensation during fiscal 2006 for serving on our board of directors.

(2)

Mr. Castro resigned as director and Secretary of our Company and as director and Managing Director of Sun American Bank in January 2007.

(3)

Represents two grants of 50,000 shares of restricted stock each in accordance with the terms of the Plan. On January 17, 2007, Mr. Golden was awarded 50,000 shares of restricted stock under the Plan, which was granted for service to be performed during the 2007 fiscal year and, as a result, is not reflected in the table above.

(4)

On January 17, 2007, options to purchase shares of our common stock were granted to our executive officers under the Plan, which were granted for service to be performed during the 2007 fiscal year and, as a result, are not reflected in the table above. Mr. Golden, Mr. Nichols, Mr. Garrett and Mr. Ross were granted options to purchase 100,000, 50,000, 30,000 and 20,000 shares of our common stock, respectively, on January 17, 2007.

(5)

Includes $11,196 in life insurance premiums paid by us and a $27,000 contribution by us towards the upgrade of a country club membership. The remaining amount of $10,800 represents a car allowance.

(6)

The amount represents a car allowance.

(7)

Includes $9,800 in life insurance premiums paid by us. The remaining amount of $10,800 represents a car allowance.

Elements of compensation for our named executive officers include salary, bonus, restricted shares of our common stock, options to purchase shares of our common stock and other perquisites, such as the payment of life insurance premiums, car allowances and country club memberships, as applicable. We do not have a pension plan and do not pay non-equity incentive plan based compensation and do not offer nonqualified deferred compensation arrangements. As a result, columns related to these items have been deleted from the table above. Our executive compensation program and the elements thereof and reasons therefore are more fully discussed in the Compensation Discussion and Analysis above.

Grants of Plan–Based Awards in Fiscal Year 2006

The following table sets forth information regarding grants of plan-based equity awards granted to our named executive officers during 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Michael E. Golden	4/19/2006 6/21/2006 4/19/2006	50,000 50,000	125,000	$5.34	$267,000 257,500 231,250
Robert L. Nichols	3/15/2006		50,000	5.32	92,500
Hugo A. Castro	3/15/2006		50,000	5.32	92,500
Robert K. Garret	3/15/2006		26,000	5.32	48,100
William T. Ross	3/15/2006		30,000	5.32	55,500

We do not pay non-equity incentive plan based compensation and do not set thresholds or targets related to any equity incentive plan based awards for restricted shares of our common stock and options to purchase shares of our common stock granted during the 2006 fiscal year. As a result, columns related to these items have been deleted from the table above.

Option Exercises and Stock Vested in Fiscal Year 2006

None of our named executive officers exercised any options to purchase shares of our common stock during the 2006 fiscal year. In addition, no shares of restricted stock granted to our named executive officers vested during the 2006 fiscal year. As a result, we are not including the Option Exercises and Stock Vested table in this document.

Outstanding Equity Awards at Fiscal 2006 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive offices at December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	Exercisable (1)	Unexercisable (1)

Michael E. Golden	19,000 150,000 140,000	125,000	$2.35 2.63 4.25 5.34	07/23/2013 08/16/2014 07/20/2015 04/18/2016	100,000	522,000

Robert L. Nichols	30,000 5,000	45,000 20,000 50,000	2.63 4.25 5.32	08/16/2014 07/20/2015 03/14/2016	—	—

Hugo A. Castro	50,000 19,000 25,000 90,000	50,000	1.75 2.35 2.63 4.25 5.32	04/01/2010 07/23/2013 08/16/2014 07/20/2015 03/14/2016	—	—

Robert K. Garret	12,000 2,400 2,000 7,000	3,000 1,600 3,000 28,000 26,000	2.35 2.35 2.63 4.25 5.32	04/04/2012 07/23/2013 08/16/2014 07/20/2015 03/14/2016	—	—

William T. Ross	6,000	24,000 30,000	4.25 5.32	07/20/2015 03/14/2016	—	—

———————

(1)

All unexercisable options vest at the rate of 20% per year on the first of January of the calendar year following the year in which the options were granted. By way of example, 20% of all options granted during the 2006 fiscal year vested on January 1, 2007.

Employment Contracts and Termination of Employment Arrangements and Potential Payments Upon Termination or Change in Control

Employment Agreement with Michael Golden

On January 17, 2007, we and Sun American Bank entered into an Employment Agreement with Michael Golden, our director, President and Chief Executive Officer and Chairman, President and Chief Executive Officer of Sun American Bank. In these capacities, Mr. Golden will be responsible for overseeing and managing our and Sun American Bank’s day-to-day business, operations and strategy and will report directly to the board of directors. The Employment Agreement replaces the former Employment Agreement dated May 22, 2006 by and among us, Sun American Bank and Mr. Golden.

Mr. Golden will be employed for an initial term of one year commencing on January 1, 2007 and ending December 31, 2007. The agreement will be extended automatically each year on the anniversary date of the initial term for an additional one year term unless either party provides written notice at least 30 days prior to the end of the extended term.

During the initial term, Mr. Golden will receive an annual base salary of $350,000 and quarterly performance bonuses of $31,250. The Compensation Committee of the board of directors will pay Mr. Golden the performance bonuses if we and Sun American Bank meet, or, in the discretion of the Compensation Committee, substantially meet, certain established financial goals based upon our approved 2007 budget. To the extent a performance goal is not met in a particular quarter, the Compensation Committee can pay Mr. Golden the missed quarterly bonus as part of the following quarter’s bonus if the performance goal is met by the end of the following quarter. By way of example, if a performance goal is not met in the first quarter, but is met by the end of the second quarter, Mr. Golden’s second quarter bonus will include the missed bonus for the first quarter and he will receive a $62,500 bonus. An additional bonus may be paid to Mr. Golden if certain financial goals are exceeded. The amount of such bonus, if any, will be determined, on a discretionary basis, by the Compensation Committee. As part of his annual compensation package, on January 17, 2007, the Compensation Committee approved the issuance of options to purchase 100,000 shares of our common stock and 50,000 shares of restricted stock to Mr. Golden.

Mr. Golden is also entitled to a $900 per month car allowance, participation in the insurance, health and medical benefits that are generally made available to our senior executives, payment of the premium on the life insurance policy payable to his beneficiaries, 4 weeks of vacation, reimbursement of necessary and reasonable expenses incurred or paid by him in connection with the performance of his duties, and such other benefits as may be provided to our other senior executives, including participation in our 401(k) plan and stock option plans.

We also agreed to indemnify Mr. Golden against all claims, actions, suits, proceedings, liabilities, damages, fines, costs and expenses that he may incur in connection with the performance of his duties. During the employment term and for a period of 3 years thereafter, we will maintain directors’ and officers’ liability insurance coverage on behalf of Mr. Golden at whatever amount we deem reasonable.

We and our board of directors agreed to cause Mr. Golden to be nominated to be elected as a director to the board of directors each time his term as a director is set to expire.

Pursuant to the terms of the agreement, Mr. Golden cannot, anywhere in the United States, directly or indirectly: (i) acquire, or own in any manner, any interest in any entity that engages in our or Sun American Bank’s business, referred to as the Business in this document, or that engages in any business, activity or enterprise that competes with any aspect of the Business; or (ii) be interested in, or otherwise participate in the management or operation of, any entity that engages in any business, activity or enterprise that competes with any aspect of the Business. Mr. Golden can serve as an officer or director of any entity or business enterprise, or otherwise participate in educational, welfare, social, religious and civic organizations, provided that he does not serve as a director or officer of any entity or business enterprise that engages in a business that competes directly with the Business. Mr. Golden is permitted to make investments in the securities of any entity or business enterprise, provided that he cannot make any investments in the securities of any entity or business enterprise that engages in a business that competes directly with the Business.

In the event of Mr. Golden’s death, the agreement automatically terminates and in the event of his incapacity, the agreement may be terminated by us upon written notice. In either event, we will pay to Mr. Golden, his estate, or his legal representative, as applicable,: (i) the base salary through the date of termination, plus the base salary for the remaining term of the agreement and an additional one year term; (ii) the performance bonus; and (iii) any business expenses that were properly reimbursable to him through the date of termination. If the agreement were terminated effective January 31, 2007, Mr. Golden would receive a payment of $795,833 less withholding for applicable taxes and any other amounts generally withheld from compensation for salaried employees.

We can terminate Mr. Golden’s employment at any time for “cause,” as defined below, upon written notice. In the event Mr. Golden’s employment is terminated by us for cause or he voluntarily terminates his employment prior to the end of the employment term upon 90 days’ prior written notice, we will pay to him: (i) the base salary through the date of termination; (ii) any accrued, but unpaid, performance bonus; and (iii) any business expenses that were properly reimbursable to him through the date of termination. “Cause” is defined in the agreement to include: (i) the material breach by Mr. Golden of any of the material terms or provisions of the agreement; (ii) the willful misconduct of Mr. Golden in connection with the performance of his material duties or his willful refusal to perform all or any portion of his material duties and responsibilities; or (iii) fraud, criminal conduct, material dishonestly or breach of trust or embezzlement by Mr. Golden.

We can terminate Mr. Golden’s employment without cause at any time upon 30 days’ prior written notice. In such event, the agreement requires us to pay to Mr. Golden, in accordance with our regular payroll policy: (i) the base salary through the date of termination, plus the base salary for the remaining term of the agreement and an additional one year term, referred to as the severance period in this document; (ii) the performance bonus; (iii) any business expenses that were properly reimbursable to him through the date of termination; and (iv) during the severance period, the health and medical insurance and other benefits that were provided to him prior to termination. In addition, any stock options granted by us to Mr. Golden that have not vested or are not exercisable on the date of termination will automatically vest and become immediately exercisable. If the agreement were terminated effective January 31, 2007, Mr. Golden would receive a payment of $795,833 less withholding for applicable taxes and any other amounts generally withheld from compensation for salaried employees. In addition, 200,000 unvested stock options previously granted to Mr. Golden would have vested at that time, the value of which would be $362,000 valued under the fair value method. Further, company paid health and medical insurance and benefits would be $30,263. Therefore, the full payment to Mr. Golden would have been $1,188,096.

Mr. Golden can terminate his employment for “good reason,” as defined below, upon notice to us within 30 days after he has actual knowledge of the event providing such good reason and we fail to cure the event within 30 days following the notice. If Mr. Golden terminates his employment for good reason, it will have the same effect and afford him the same rights and benefits as if we terminated his employment without cause. “Good reason” means the occurrence of any of the following events: (i) Mr. Golden is not retained as our Chief Executive Officer even if he is allowed to continue in our employ; (ii) we materially reduce his duties and responsibilities; (iii) he is removed from his position as a member of our board of directors for any reason other than in connection with his termination for cause; or (iv) we fail to perform or observe any of our material obligations to him under the agreement, including, without limitation, by failing to provide or cause the provision of, any compensation or benefits that we are obligated to provide.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OF SUN AMERICAN BANCORP

Throughout this section, unless the context indicates otherwise, when we use the terms “we,” “our” or “us,” we are referring to Sun American Bancorp and its subsidiary Sun American Bank.

Christine Golden, the former spouse of Michael Golden, our director, President and Chief Executive Officer, was the sole owner of the issued and outstanding shares of Franklin National Financial Holding, LLC, which was the parent company of Franklin National Financial Group, LLC, referred to as the Franklin Group in this document, a registered securities broker-dealer. On August 15, 2003, Franklin Group entered into a Networking Arrangement with us and Sun American Bank for Franklin Group to provide securities broker-dealer services to Sun American Bank customers at its branches, and for Sun American Bank to receive a fee from this arrangement. According to the Networking Arrangement, Franklin Group would pay Sun American Bank a fee for utilizing space at its branches. Franklin Group would be permitted to advertise its broker-dealer services at Sun American Bank’s branches and enter into agreements with customers for brokerage services. Sun American Bank sampled rents from other similar arrangements to determine the rent to be charged to Franklin Group. Members of our board of directors were aware of the relationship between Mr. Golden and Franklin Group and consented to the arrangement. The board of directors took no further steps in this matter. Sun American Bank was not involved in the brokerage relationship between its customers and Franklin Group nor did it receive any compensation or fee for brokerage transactions or services provided by Franklin Group. Franklin Group never commenced operations at Sun American Bank’s branches as contemplated by the Networking Arrangement and went out of business during 2005.

On January 26, 2004, to facilitate our acquisition of Gulf Bank, and upon the approval of our board of directors, certain directors purchased our Series A preferred shares at $1,000 per share in a private offering totaling $3.1 million as follows: (1) Mr. Golden - $135,000; (2) Mr. Partridge - $90,000; (3) Mr. Castro - $90,000; (4) Mr. Marinello - $90,000 and (5) Mr. Valle - $2,695,000. The preferred shares have all been redeemed.

Franklin Group was a placement agent for one of our private placements in 2005. In connection with the private placement, Franklin Group received $639,600, consisting of $487,250 of sales commission and $152,350 of non-accountable expense allowance. Franklin Group also received warrants to purchase 146,670 shares of common stock at an exercise price of $4.25 per share.

Brett Golden, the son of Michael Golden, our director, President and Chief Executive Officer, is the majority owner of Colonial Capital Partners LLC, referred to as Colonial in this document, which was a placement agent for our private placements in 2005. In connection with the private placements, Colonial received $2,064,618, consisting of $1,513,348 of sales commission and $551,270 of non-accountable expense allowance. Red Tiger Holdings LLC, which is solely owned by Brett Golden, owns warrants to purchase 500,400 shares of common stock at an exercise price of $4.00 per share.

In March 2005, Sun American Bank extended two lines of credit to business entities affiliated with Stephen Perrone, our director and a director of Sun American Bank, in the aggregate principal amount of approximately $5.9 million. The lines of credit are secured by real estate. On December 31, 2006, the amount outstanding under the lines of credit was approximately $5.8 million, which amount does not exceed the appraised value of the real estate securing the lines of credit, and the loans were considered performing in accordance with their terms.

On March 30, 2005, Sun American Bank provided a loan to Leonard Marinello, our director and a director of Sun American Bank, in the aggregate principal amount of $200,000. The loan was repaid in full by Mr. Marinello on October 19, 2005.

On April 18, 2005, Sun American Bank provided a loan to Dr. Nelson Famadas, our director and a director of Sun American Bank, in the aggregate principal amount of $800,000. The loan was secured by real estate and repaid in full by Dr. Famadas on June 3, 2005.

On October 3, 2005, Sun American Bank provided a bridge loan of up to $500,000 to Robert Nichols, our Chief Financial Officer. The bridge loan was unsecured, had a term of 90 days and an interest rate equal to the prime rate. The bridge loan was repaid in full by Mr. Nichols on December 29, 2005.

On November 15, 2005, Sun American Bank provided a consumer loan in the amount of $150,000 to Michael Golden, our director, President and Chief Executive Officer and director, President and Chief Executive

Officer of Sun American Bank. The consumer loan was unsecured, had a term of six months and an interest rate equal to the prime rate. The consumer loan was repaid in full by Mr. Golden on December 23, 2005.

On January 1, 2006, Sun American Bank extended a loan to a business entity that is affiliated with Alberto Valle, our director and a director of Sun American Bank, in the aggregate principal amount of $520,000. The loan was secured by real estate. The loan was repaid in full by the business entity on March 10, 2006.

On March 8, 2006, Sun American Bank extended two lines of credit to business entities affiliated with Alberto Valle, our director and a director of Sun American Bank, in the aggregate principal amount of approximately $1.1 million. The lines of credit are secured by real estate. On December 31, 2006, the amount outstanding under the lines of credit was approximately $1.1 million, which amount does not exceed the appraised value of the real estate securing the lines of credit, and the loans were considered performing in accordance with their terms.

We believe that each of the loans discussed above was provided in the ordinary course of the consumer credit business of Sun American Bank and is on the same terms and conditions as loans made by it to unrelated third parties. In addition, we believe that such loans did not involve more than the normal risk of collectibility or present other unfavorable features. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment.

On October 31, 2005, Sun American Bank employed Ron Golden, the brother of Michael Golden, our director, President and Chief Executive officer, as Vice President, Construction Lending. From April 2005 to October 31, 2005, he was a consultant to Sun American Bank and earned $61,000. From November 1, 2005 to December 31, 2005, Ron Golden was paid based on an annual salary of $95,000. In 2006, Ron Golden received a base salary of $95,000, an annual performance bonus of $11,000 and a car allowance of $6,500.

On January 24, 2006, we engaged Colonial as a broker to render certain financial advisory and investment banking services to us in connection with potential acquisitions of, or mergers with, banks. Colonial will be entitled to a commission of 40 basis points on the purchase price of such banks as of the date of closing of the transactions. Colonial received a commission of approximately $67,930 in connection with the acquisition of Beach Bank.

All transactions with related persons are reviewed and approved by our Board of Directors prior to entering into the transaction.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF SUN AMERICAN BANCORP

As of February 9, 2007, there were 23,233,243 shares of common stock issued and outstanding. The following table shows, as of February 9, 2007, the number of shares of Sun American Bancorp common stock beneficially owned by: (i) each of our directors; (ii) our chief executive officer and our Named Executive Officers in this proxy statement/prospectus; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of any class of our outstanding voting securities.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class

Directors and Named Executive Officers
James F. Partridge	335,608	(2)	1.4%
Hugo A. Castro	311,415	(3)	1.3%
Nelson Famadas	356,318	(4)	1.5%
Michael E. Golden	754,436	(5)	3.2%
Leonard F. Marinello	313,186	(6)	1.3%
Stephen L. Perrone	481,596	(7)	2.1%
Michael F. Rosinus	551,425	(8)	2.4%
Alberto Valle	164,550	(9)	*
Alfredo M. Barreiro	48,000	(10)	*
Robert K. Garrett	45,700	(11)	*
Robert L. Nichols	70,000	(12)	*
All directors and executive officers as a group (12 persons)	3,452,234	(13)	13.8%

More than 5% Holders
Steven Major	1,261,125	(14)	5.3%
350 Madison Avenue, 9th Floor New York, NY 10017
Jay R. Petschek	1,261,125	(14)	5.3%
350 Madison Avenue, 9th Floor New York, NY 10017
Corsair Capital Management, L.L.C.	1,261,125	(14)	5.3%
350 Madison Avenue, 9th Floor New York, NY 10017
Pequot Capital Management, Inc.	1,637,159	(15)	6.8%
500 Nyala Farm Road Westport, CT 06880

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
McAlpine Park Lane, Inc.	1,390,875	(16)	5.8%
1100 5th Avenue South, Suite 201 Naples, FL 34102
QVT Financial GP LLC	1,500,000	(17)	6.3%
527 Madison Avenue, 8th Floor New York, NY 10022
QVT Financial LP	1,500,000	(17)	6.3%
527 Madison Avenue, 8th Floor New York, NY 10022
QVT Associates GP LLC	1,500,000	(17)	6.3%
527 Madison Avenue, 8th Floor New York, NY 10022
QVT Fund LP	1,500,000	(17)	6.3%
Walkers SPV, Walkers House P.O. Box 908GT Mary Street George Town, Grand Cayman, Cayman Islands
Thomas K. Brown	1,875,000	(18)	7.9%
405 Lexington Avenue, 52nd Floor New York, NY 10174
Second Curve Capital, LLC	1,875,000	(18)	7.9%
405 Lexington Avenue, 52nd Floor New York, NY 10174
Second Curve Partners, LP	1,171,875	(19)	5.0%
405 Lexington Avenue, 52nd Floor New York, NY 10174
James G. Dinan	4,875,375	(20)	19.7%
390 Park Avenue New York, NY 10022
JGD Management Corp.	4,875,375	(20)	19.7%
390 Park Avenue New York, NY 10022
York Global Value Holdings, LLC	2,681,250	(21)	11.1%
390 Park Avenue New York, NY 10022
York Global Value Partners, L.P.	2,681,250	(21)	11.1%
390 Park Avenue New York, NY 10022
York Offshore Holdings, Limited	1,747,125	(22)	7.3%
390 Park Avenue New York, NY 10022

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
York Investment Limited	1,747,125	(22)	7.3%
390 Park Avenue New York, NY 10022
Beach Bank Liquidating Trust	3,581,583	(23)	15.4%
c/o Boies, Schiller & Flexner LLP 100 Southeast 2nd Street, Suite 2800 Miami, Fl 33131

———————

* less than 1%

(1)

Unless otherwise provided, the address of each beneficial holder listed above is c/o Sun American Bancorp, 1200 N. Federal Highway, Suite 111-A, Boca Raton, Florida 33432.

(2)

Includes options to purchase 162,600 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 90,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(3)

Includes options to purchase 194,000 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 40,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(4)

Includes 37,943 shares of common stock owned by Mr. Famadas’ wife, over which Mr. Famadas has voting and investment power, and options to purchase 165,050 shares of common stock held by Mr. Famadas, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 90,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(5)

Includes options to purchase 334,000 shares of common stock and other securities exercisable into 83,329 shares of common stock, all of which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 200,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(6)

Includes options to purchase 163,050 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 90,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(7)

Includes 125,928 shares of common stock held by SEFKO Capital Ltd., 76,317 shares of common stock held by Sefko, Inc., 48,900 shares of common stock held by Seven Hills Investments, LLC, over which Mr. Perrone has sole voting power and shared investment power, 16,215 shares of common stock held by Brickell Bay Management Inc., over which Mr. Perrone has sole voting power, 49,786 shares of common stock held in Mr. Perrone’s IRA and options to purchase 162,450 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 90,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007. Includes other securities exercisable into 2,000 shares of common stock, which are exercisable within 60 days of February 9, 2007.

(8)

Includes 341,250 shares of common stock held by Rosinus Financial Fund LP (formerly know as Tiedeman Rosinus LP), over which Mr. Rosinus has shared voting and investment power, and 300 shares owned by Mr. Rosinus’ son. Also includes Class F warrants to purchase 199,875 shares of common stock and options to purchase 10,000 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 90,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(9)

Includes options to purchase 164,550 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 90,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(10)

Includes options to purchase 46,000 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 60,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(11)

Includes option to purchase 41,200 shares of common stock and other securities exercisable into 3,000 shares of common stock, all of which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 73,800 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(12)

Includes options to purchase 60,000 shares of common stock, which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 135,000 shares of common stock, which are not exercisable within 60 days of February 9, 2007.

(13)

Includes options to purchase 1,507,900 shares of common stock and other securities exercisable into 288,204 shares of common stock beneficially owned by the directors and Named Executive Officers, all of which are exercisable within 60 days of February 9, 2007. Also includes 2,000 shares of common stock and options to purchase 18,000 shares of common stock owned by another executive officer, all of which are exercisable within 60 days of February 9, 2007. Excludes options to purchase 1,048,800 shares of common stock owned by directors and Named Executive Officers and 42,000 shares of common stock owned by another executive officer, which are not exercisable within 60 days of February 9, 2007.

(14)

Includes 405,703 shares of common stock and Class F warrants to purchase 202,852 shares of common stock held by Corsair Capital Partners, L.P., 253,975 shares of common stock and Class F warrants to purchase 126,988 shares of common stock held by Corsair Select, L.P., 51,665 shares of common stock and Class F warrants to purchase 25,832 shares of common stock held by Corsair Capital Investors, Ltd., 19,058 shares of common stock and Class F warrants to purchase 9,529 shares of common stock held by Corsair Capital Partners 100, L.P., 13,065 shares of common stock and Class F warrants to purchase 6,533 shares of common stock held by Corsair Long Short International, Ltd., and 145,925 shares of common stock held in accounts managed by Corsair Capital Management, L.L.C. As reported on Schedule 13G filed with the SEC on March 2, 2006, Corsair Capital Management, L.L.C. has shared voting power over 1,115,200 shares beneficially owned by it as the investment manager for Corsair Capital Partners, L.P., Corsair Select, L.P., Corsair Capital Investors, Ltd., Corsair Capital Partners 100, L.P., and Corsair Long Short International, Ltd. (collectively, the “Corsair Entities”) and shared investment power over 1,261,125 shares beneficially owned by it as the investment manager of the Corsair Entities, which total also includes the 145,925 shares held in accounts it manages. As reported on Schedule 13G filed with the SEC on March 2, 2006, each of Mr. Major and Mr. Petschek have shared voting power over 1,115,200 shares and shared investment power over 1,261,125 shares beneficially owned by him as a controlling person of Corsair Capital Management, L.L.C. The Class F warrants are exercisable within 60 days of February 9, 2007.

(15)

Includes Class D warrants to purchase 842,106 shares of common stock and Class F warrants to purchase 108,000 shares of common stock, all of which are exercisable within 60 days of February 9, 2007.

(16)

Includes Class A warrants to purchase 200,000 shares of common stock, Class D warrants to purchase 490,000 shares of common stock and Class F warrants to purchase 18,625 shares of common stock, all of which are exercisable within 60 days of February 9, 2007.

(17)

Includes 1,000,000 shares of common stock and Class F warrants to purchase 500,000 shares of common stock, which are exercisable within 60 days of February 9, 2007, held by QVT Fund LP. As reported on Schedule 13G filed with the SEC on December 8, 2005, QVT Financial GP LLC is the general partner of QVT Financial LP, which is the investment manager of QVT Fund LP. In addition, QVT Associates GP LLC is the general partner of QVT Fund LP.

(18)

Includes 781,250 shares of common stock and Class F warrants to purchase 390,625 shares of common stock, which are exercisable within 60 days of February 9, 2007, owned by Second Curve Partners, LP, over which Second Curve Capital, LLC has voting and investment power and includes Class F warrants to purchase 234,375 shares of common stock, which are exercisable within 60 days of February 9, 2007. As reported on Schedule 13G filed with the SEC on November 8, 2006, Thomas K. Brown, a managing member of Second Curve Capital, LLC, has shared voting and investment power over 1,875,000 shares.

(19)

Includes Class F warrants to purchase 390,625 shares of common stock, which are exercisable within 60 days of February 9, 2007.

(20)

Includes Class F warrants to purchase 1,625,125 shares of common stock, which are exercisable within 60 days of February 9, 2007. As reported on Schedule 13D filed with the SEC on October 28, 2005, JGD Management Corp. is the investment manager for York Capital Management, L.P., York Investment Limited and York Global Value Partners, L.P. James G. Dinan is the sole shareholder of JGD Management Corp.

(21)

Includes Class F warrants to purchase 893,750 shares of common stock, which are exercisable within 60 days of February 9, 2007. As reported on Schedule 13D filed with the SEC on October 28, 2005, York Global Value Holdings, LLC is the general partner of York Global Value Partners, L.P.

(22)

Includes Class F warrants to purchase 582,375 shares of common stock, which are exercisable within 60 days of February 9, 2007. As reported on Schedule 13D filed with the SEC on October 28, 2005, York Offshore Holdings, Limited is an investment manager for York Investment Limited.

(23)

Includes 3,581,583 shares of common stock. As reported on Form 4 filed with the SEC on January 4, 2007, Michael Kosnitzky is the trustee for the Beach Bank Liquidating Trust.

DESCRIPTION OF SUN AMERICAN BANCORP STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following summary is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, copies of which were filed as exhibits to previous filings with the SEC.

As of February 9, 2007, there were 23,233,243 shares of our common stock outstanding that were held of record by approximately 649 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the limitations under the General Corporation Law of the State of Delaware and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive such dividends or other distributions, if any, as our board of directors may declare out of funds legally available for such purposes.

Our stockholders generally do not have preemptive rights with respect to our common stock and, except as provided below, existing holders of common stock will not have any preferential or participation rights if the board of directors elects to issue additional shares of common stock. On April 17, 2003, we entered into a participation agreement with each of McAlpine Park Lane, Inc., a Florida corporation, and McAlpine Ltd., a company incorporated in the Cayman Islands, collectively referred to as the McAlpine entities in this proxy statement/prospectus, in connection with the sale of shares of our common stock and warrants to purchase shares of our common stock to the McAlpine entities. Under the participation agreements, the McAlpine entities have the right to purchase: (i) shares of our common stock; (ii) warrants to purchase shares of our common stock; and (iii) any security convertible into or exchangeable for our common stock or warrants offered by us in any private or public offering in an amount that will allow the McAlpine entities to maintain their respective beneficial ownership of our common stock, as determined by the formula specified in the participation agreements. We must notify the McAlpine entities of all of our private and public offerings, and the McAlpine entities are required to notify us of their intention to exercise their participation rights within 30 days of the beginning of such private or public offering.

In addition, on August 1, 2005, we entered into a securities purchase agreement with investors that purchased units in a private placement in August of 2005. Pursuant to the terms of the securities purchase agreement, each investor whose subscription amount exceeded $1.0 million in the private placement, referred to as the first refusal investors in this proxy statement/prospectus, has the right to purchase, except in certain exempt issuances: (i) shares of our common stock; (ii) warrants to purchase shares of our common stock; and (iii) any security convertible into or exchangeable for our common stock or warrants offered by us in any non-exempt offering in such amounts that would maintain the first refusal investor’s proportionate ownership of common stock, on a fully diluted basis, as of the date immediately preceding such offering. We must notify the first refusal investors of all of our non-exempt offerings, and the first refusal investors are required to notify us of their intention to exercise their first refusal rights within 5 business days of the receipt of such notice. The first refusal rights described above expire on the third anniversary of the applicable closing date for the private placement of each first refusal investor.

Notwithstanding the foregoing, neither the McAlpine entities nor the first refusal investors have participation or first refusal rights, as applicable, as a result of the acquisition transaction or the merger transaction.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that our board of directors may designate and issue in the future.

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of “blank check” preferred stock in one or more series and to designate the rights, preferences, qualifications, limitations and restrictions of each such series. As of February 9, 2007, there were no shares of preferred stock outstanding. The issuance of shares of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of our company without further action by the stockholders.

In addition to the ability to issue shares of preferred stock without stockholder approval, as described above, our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws contain certain other provisions that may be viewed as anti-takeover measures delaying or preventing the change in control of our company. For instance, pursuant to our Amended and Restated Certificate of Incorporation, our board of directors is divided into three classes and our directors are elected for staggering three-year terms. Under the terms of our Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of all classes and series of our stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend, alter, repeal or adopt any provision that is inconsistent with the provision of the Amended and Restated Certificate of Incorporation establishing our classified board of directors. Our Amended and Restated By-Laws provide that a special meeting of stockholders may be called at any time by the board of directors, chief executive officer or stockholders entitled to cast at least one-fifth of the votes that all stockholders are entitled to cast at the particular meeting.

The transfer agent and registrar for the shares of our common stock is Olde Monmouth Stock Transfer Co., Inc. whose address is 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

INFORMATION ABOUT INDEPENDENT COMMUNITY BANK

General

Independent Community Bank is a “community based” state-chartered commercial bank that provides a variety of financial products and services. The primary market area for Independent Community Bank, is defined as North Palm Beach County. Independent Community Bank is the only bank with headquarters in Tequesta, FL. Independent Community Bank is strategically located so as to take advantage of the Jupiter and Tequesta target market in its market area, taking into consideration its competition. Independent Community Bank differentiates itself by its brand name, how it delivers services and its niche marketing approach. Independent Community Bank’s deposit accounts are insured by the FDIC.

Independent Community Bank’s marketing strategy is to provide personal services to professionals, such as doctors, lawyers, community associations and certified public accountants in the local community. Independent Community Bank offers commercial and consumer products through traditional and electronic means and also customizes products for its specific target market. Independent Community Bank attracts deposits through direct mail campaigns and involvement in the local community by its executive team. Independent Community Bank’s executive team is comprised of individuals that are active in local civic organizations and professional associations from the local community.

Lending Activities

Independent Community Bank’s principal lending area is North Palm Beach County, Florida. Independent Community Bank’s customers are predominantly small- to medium-sized businesses, individual investors and consumers. Collateralized loans, the most common of which follow, are extended on similar terms to all of Independent Community Bank’s customers and have an inherent degree of risk:

•

Cash-secured loans as well as loans guaranteed by agencies of the United States government represent a nominal degree of risk.

•

Loans secured by marketable securities represent a low degree of risk.

•

Commercial and residential real estate loans, including construction and land development loans, represent a moderate degree of risk.

•

Loans secured by automobiles, boats and equipment represent a moderate to medium degree of risk.

•

Unsecured loans represent a high degree of risk.

Prior to entering into the merger agreement with Sun American Bancorp and Sun American Bank, a significant part of Independent Community Bank’s growth strategy involved developing new business relationships and increasing its marketing efforts. Typically, Independent Community Bank sought commercial lending relationships with customers borrowing up to $3.4 million. Independent Community Bank’s legal lending limit for secured and unsecured loans was $3.4 million and $2.1 million as of September 30, 2006, respectively.

Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on mortgage loans generally give Independent Community Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of loans tends to increase, however, when current loan market rates are substantially higher than rates on existing loans and, conversely, decrease when rates on existing loans are substantially higher than current loan market rates.

Independent Community Bank extends credit with terms, rates and fees commensurate with those in its market place for like types of credit. Loan maturities may positively or negatively impact Independent Community Bank’s GAP position and, ultimately, its profitability.

Loan Portfolio Summary

Major categories of loans included in Independent Community Bank’s loan portfolio are as follows (in thousands):

	At September 30,	At December 31,
	2006	2005	2004

Commercial Loans	$7,558	$6,873	$9,019
Commercial real estate loans	89,651	87,561	58,142
Residential real estate loans	8,113	11,379	12,252
Consumer Loans	1,927	3,314	981
Sub-total	$107,249	$109,127	$80,394
Deferred loan costs	(70)	(36)	7
Allowance for Loan Losses	(1,494)	(1,494)	(824)
Net Loans	$105,685	$107,597	$79,577

Commercial Real Estate Loans

Independent Community Bank’s primary lending focus is making commercial real estate loans to finance the purchase of real property, which generally consists of developed real estate. Commercial real estate loans are generally secured by first liens on real estate, and typically have variable rates and amortize over a 10 to 20 year period, with balloon payments due at the end of 3 to 5 years. At  September 30, 2006, commercial real estate loans represented 84% of Independent Community Bank’s total loan portfolio, compared to 80% at December 31, 2005. The average balance of commercial real estate loans was $87.5 million for the nine months ended September 30, 2006. Income from these loans totaled $5.4 million for the nine months ended September 30, 2006. At December 31, 2005, commercial real estate loans represented 80% of Independent Community Bank’s total loan portfolio, compared to 72% at December 31, 2004. The average balance of commercial real estate loans was $77.0 million for the year ended December 31, 2005 and $44.5 million for the year ended December 31, 2004. Income from these loans totaled $5.5 million and $2.6 million for the years ended December 31, 2005 and 2004, respectively.

Commercial Loans

Independent Community Bank also offers commercial loans to small- and medium-sized businesses in a variety of industries. Independent Community Bank makes a broad range of short- and medium-term commercial lending products available to businesses, including working capital lines. At September 30, 2006, commercial loans represented 7% of Independent Community Bank’s total loan portfolio, compared to 6% at December 31, 2005. The average balance of commercial loans was $7.0 million for the nine months ended September 30, 2006. Income from these loans totaled $412,000 for the nine months ended September 30, 2006. At December 31, 2005, commercial loans represented 6% of Independent Community Bank’s total loan portfolio, compared to 11% at December 31, 2004. The average balance of commercial loans was $8.1 million for the year ended December 31, 2005 and $8.1 million for the year ended December 31, 2004. Income from these loans totaled $551,000 and $467,000 for the years ended December 31, 2005 and 2004, respectively.

Residential Real Estate and Consumer Lending

Independent Community Bank offers a variety of loan and deposit products and services to retail customers through its branch. Loans to retail customers include residential real estate loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2006, residential real estate loans represented 8% of Independent Community Bank’s total gross loan portfolio, compared to 10% at December 31, 2005. The average balance of residential real estate loans was $8.9 million for nine months ended September 30,  2006. Income from these loans totaled $539,000 for the nine months ended September 30, 2006. At December 31, 2005, residential real estate loans represented 10% of Independent Community Bank’s total loan portfolio, compared to 15% at December 31, 2004. The average balance of residential real estate loans was $10.9 million for the year ended December 31, 2005 and $8.1 million for the year ended December 31, 2004. Income from these loans totaled $634,000 and $459,000 for the years ended December 31, 2005 and 2004, respectively. At September 30, 2006, consumer and other loans represented 1% of Independent Community Bank’s total loan portfolio, compared to 4%

at December 31, 2005. The average balance of consumer loans was $3.1 million for the nine months ended September 30, 2006. Income from these loans totaled $188,000 for the nine months ended September 30, 2006. At December 31, 2005, consumer and other loans represented 4% of Independent Community Bank’s total loan portfolio, compared to 2% at December 31, 2004. The average balance of consumer loans was $2.1 million for the year ended December 31, 2005 and $1.2 million for the year ended December 31, 2004. Income from these loans totaled $152,000 and $69,000 for the years ended December 31, 2005 and 2004, respectively.

Loan Solicitation and Processing

Loan applicants come primarily through the efforts of Independent Community Bank’s loan officers who seek out existing customers, referrals by realtors, previous and present customers of Independent Community Bank, business acquaintances, and walk-ins. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant’s employment, income and credit standing. On mortgage loans, an appraisal of the real estate offered as collateral generally is undertaken by an independent fee appraiser certified by the State of Florida.

Employees

At September 30, 2006, there were 24 full time employees of Independent Community Bank. The employees are provided with group life, health, dental and vision insurance, and long term disability. None of Independent Community Bank’s employees is represented by any collective bargaining units. Independent Community Bank considers its employee relations to be good.

Description of Property

Independent Community Bank does not own any parcels of real property. As of September 30, 2006, Independent Community Bank leased 2 facilities and the material terms of these leases are as follows:

•

Main office, full service branch office and our corporate office

•

250 Tequesta Drive, Suite 101 and 201, Tequesta, FL 33469

•

9,561 square feet

•

10 year term, expiring December 31, 2012

•

The base rent (including CAM and other costs) is approximately $22 per square foot at September 30, 2006, resulting in total annual rent of approximately $206,000.

•

Administrative office

•

2189 Cleveland Street, Suite 210, Clearwater, FL  33765

•

2,016 square feet

•

3 year term, expiring December 31, 2008

•

The base rent (including CAM and other costs) is approximately $16 per square foot at September 30, 2006, resulting in total annual rent of approximately $33,000.

Legal Proceedings

Independent Community Bank is periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending proceeding against Independent Community Bank, which, if determined adversely, would have a material effect on its business or financial position.

Changes in Certifying Accountant

On August 26, 2005, the audit committee of the board of directors of Independent Community Bank dismissed Hacker, Johnson & Smith PA, referred to as Hacker Johnson in this proxy statement/prospectus, as its independent registered public accounting firm. On August 26, 2005, Independent Community Bank engaged Crowe, Chizek and Company, LLC, referred to as Crowe Chizek in this proxy statement/prospectus, to serve as its independent registered public accounting firm for the year ended December 31, 2005.

Hacker Johnson’s report on Independent Community Bank’s financial statements for the year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.

In connection with the audit of Independent Community Bank’s financial statements for the year ended December 31, 2004 and through August 26, 2005, there were no disagreements between Independent Community Bank and Hacker Johnson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hacker Johnson, would have caused Hacker Johnson to make reference to the subject matter of the disagreement in connection with its report on Independent Community Bank’s financial statements for such fiscal year.

During the fiscal year ended December 31, 2004 and through August 26, 2005, there were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B.

During the fiscal year ended December 31, 2004 and through August 26, 2005, neither Independent Community Bank nor anyone acting on its behalf consulted Crowe Chizek regarding either: (i) the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on Independent Community Bank’s financial statements; or (ii) any matter that was the subject of a disagreement with Hacker Johnson or event identified in Item 304(a)(1)(iv) of Regulation S-B. Independent Community Bank provided Hacker Johnson with this proxy statement/prospectus prior to filing it with the SEC.

INDEPENDENT COMMUNITY BANK’S MANAGEMENT’S DISCUSSION
AND ANALYSIS OR PLAN OF OPERATION

General

Independent Community Bank is a Florida chartered commercial bank, headquartered in Tequesta, Florida.  Independent Community Bank commenced operations in October 1998 and offers real estate, lines of credit and term loans through its branch office in Tequesta, Florida. It currently has its main office and corporate headquarters at 250 Tequesta Drive, Suite 101, Tequesta, Florida 33649 and an administrative office located at 2189 Cleveland Street, Suite 210, Clearwater, Florida, 33765.

Independent Community Bank offers commercial loans, commercial real estate loans, residential real estate, home equity, auto and boat loans. Independent Community Bank’s market area is North Palm Beach County located in southeastern Florida. Independent Community Bank also offers checking, savings and certificates of deposit to its customers. Independent Community Bank is regulated by the FDIC and the Florida Department of Financial Services and its deposits are insured up to applicable limits by the FDIC.

Overview

As of September 30, 2006, Independent Community Bank had total assets of $122.7 million, deposits of $98.5 million, total gross loans of $107.2 million and shareholders’ equity of $13.9 million. Average total assets increased during the nine months ended September 30, 2006 by $5.1 million from 2005. Average total assets increased in 2005 by $34.3 million from 2004 due to management’s efforts to grow Independent Community Bank. Capital growth corresponded with the overall growth of Independent Community Bank. The average equity to average assets ratio was 10.16% during the nine months ended September 30, 2006. The average equity to average assets ratio was 9.32% in 2005 and 8.54% in 2004.

Prior to entering into the merger agreement with Sun American Bancorp and Sun American, a primary strategy of Independent Community Bank was to increase the level of earning by improvement in the interest rate spread between earning assets and liabilities thus making an improvement in profitability. Independent Community Bank attempted to pursue an earnings improvement strategy by increasing the level of earnings on assets, earnings improvement primarily through increases in loan origination fees and adjustable rate loan origination within the communities it serves. Interest-earning assets, which consist of interest earning deposits, investment securities, gross loans, federal funds sold, and Federal Home Loan Bank stock, totaled $120.0 million at September 30, 2006, a $23.3 million, or 16%, decrease from December 31, 2005. Interest earning assets were $143.3 million and $102.0 million at December 31, 2005 and 2004, respectively.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This valuation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable Independent Community Bank will be unable to collect the scheduled payments of principal and interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value or expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, Independent Community Bank does not separately identify individual consumer and residential loans for impairment disclosures. For analytical purposes, the allowance consists of two components, Non-Specific and Specific.

Non-Specific Allowance. The methodology used in establishing non-specific allowances is based on a broad risk analysis of the portfolio. All significant portfolio segments, including concentrations, are analyzed. The amount of the non-specific allowance is based upon a statistical analysis that derives appropriate formulas, which are adjusted by management’s subjective assessment of current and future conditions. The determination includes an analysis of loss and recovery experience in the various portfolio segments over at least the last three years. Results of the historical loss analysis are adjusted to reflect current and anticipated conditions.

Specific Allowance. All significant commercial and industrial loans classified as either “substandard” or “doubtful” are reviewed at the end of each period to determine if a specific reserve is needed for that credit. The determination of a specific reserve for an impaired asset is evaluated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events.

Average Balance Sheet

The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the nine months ended September 30,
	2006			2005
	Average Balance	Interest(3)	Average Yield/Rate	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$11,706	$373	4.26%	$12,703	$352	3.70%
Federal funds sold	7,182	262	4.88	9,255	195	2.82
Loans :
Commercial loans(2)	7,039	412	7.83	8,563	422	6.59
Commercial real estate loans(2)	87,546	5,322	8.13	73,984	3,766	6.81
Consumer loans(2)	3,114	188	8.07	1,736	91	7.01
Residential real estate loans(2)	8,875	535	8.06	11,052	512	6.19
Total loans(2)	106,574	6,457	8.10	95,335	4,791	6.72
Total interest earning assets	125,462	7,092	7.56	117,293	5,338	6.08
Noninterest-earning assets	3,182			4,851
Total assets	$128,644			$122,144
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$66,942	1,810	3.62	$62,356	1,132	2.43
Savings accounts	6,310	131	2.78	6,324	89	1.88
Certificates of deposit and IRAs	11,610	420	4.84	11,844	255	2.88
Total interest-bearing deposits	84,862	2,361	3.72	80,524	1,476	2.45
Federal funds purchased, securities sold under repurchase agreements and other	3,488	77	2.95	3,831	54	1.88
Federal Home Loan Bank advances	6,989	241	4.61	5,423	122	3.01
Total interest-bearing liabilities	95,339	2,679	3.76	89,778	1,652	2.46
Noninterest bearing liabilities	20,229			21,027
Stockholders’ equity	13,076			11,339
Total liabilities and stockholders’ equity	$128,644			$122,144
Net interest income and net yield on interest-earning assets		$4,413	4.70%		$3,686	4.20%

———————

(1)

Includes investment securities and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans.

	For the Years Ended December 31,
	2005			2004
	Average Balance	Interest(3)	Average Yield/Rate	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$12,324	$461	3.74%	$15,782	$554	3.51%
Federal funds sold	8,641	259	3.00	6,149	70	1.14
Loans :
Commercial loans(2)	8,077	551	6.82	8,072	467	5.79
Commercial real estate loans(2)	77,040	5,460	7.09	44,470	2,555	5.75
Consumer loans(2)	2,094	152	7.26	1,226	69	5.63
Residential real estate loans(2)	10,908	634	5.81	8,096	459	5.67
Total loans(2)	98,119	6,797	6.93	61,864	3,550	5.74
Total interest earning assets	119,084	7,517	6.31	83,795	4,174	4.98
Noninterest-earning assets	4,472			5,436
Total assets	$123,556			$89,231
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$64,247	1,669	2.60	$39,531	639	1.62
Savings accounts	6,396	124	1.94	5,069	69	1.36
Certificates of deposit and IRAs	10,942	334	3.05	10,940	282	2.58
Total interest-bearing deposits	81,585	2,127	2.61	55,540	990	1.78
Federal funds purchased, securities sold under repurchase agreements and other	3,631	71	1.96	4,656	57	1.22
Federal Home Loan Bank advances	5,817	185	3.18	3,293	86	2.61
Total interest-bearing liabilities	91,033	2,383	2.62	63,489	1,133	1.78
Noninterest bearing liabilities	21,009			18,119
Stockholders’ equity	11,514			7,623
Total liabilities and stockholders’ equity	$123,556			$89,231
Net interest income and net yield on interest-earning assets		$5,134	4.31%		$3,041	3.63%

———————

(1)

Includes investment securities and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans.

Rate/Volume Analysis. The impact of Independent Community Bank’s management’s strategies can be seen in the Analysis of Changes in Interest Income and Interest Expense table below. The table indicates changes in net interest income resulting either from changes in average balances or to changes in average rates for earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); (iii) change in rate/volume (change in rate multiplied by change in volume); and (iv) total change in rate and volume.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO 2005
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$812	$854	$1,666
Securities	(39)	60	21
Fed Funds Sold	(68)	135	67
Total interest income	705	1,049	1,754
Increase (decrease) in interest expense:
Deposits	111	774	885
Fed Funds Purchased and Repurchase Agreements	(7)	30	23
FHLB Advances	56	63	1
Total interest expense	160	867	1,027
Total change in net interest income	$545	$182	$727

YEAR ENDED DECEMBER 31, 2005 COMPARED TO 2004
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$2,399	$848	$3,247
Securities	(127)	40	(87)
Fed Funds Sold	41	142	183
Total interest income	2,313	1,030	3,343
Increase (decrease) in interest expense:
Deposits	572	565	1,137
Fed Funds Purchased and Repurchase Agreements	(15)	29	14
FHLB Advances	77	22	99
Total interest expense	634	616	1,250
Total change in net interest income	$1,679	$414	$2,093

Liquidity and Capital Resources

The liability side of the balance sheet has great significance to the profitable operation of a bank. Deposits are the major source of Independent Community Bank’s funds for lending and other investment activities. Deposits are attracted principally from within Independent Community Bank’s primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts and certificates of deposit, referred to as CD’s in this proxy statement/prospectus. Maturity terms, service fees and withdrawal penalties are established by Independent Community Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Deposits and loan repayments are the major sources of funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Independent Community Bank may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources. Independent Community Bank maintains a membership with the Federal Home Loan Bank, which acts as an alternate source for borrowing as needed.

Regulatory agencies require that Independent Community Bank maintain sufficient liquidity to operate in a sound and safe manner. The principal sources of liquidity and funding are generated by the operations of Independent Community Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities is determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and are continuously evaluated as part of the asset/liability management process. Historically, Independent Community Bank has increased its level of deposits to allow for its planned asset growth. The level of deposits is influenced by general interest rates, economic conditions and competition, among other things. South Florida is a fast growing area with intense competition from other financial service providers.

If additional liquidity is needed, Independent Community Bank has established a correspondent banking relationship with several banks. These relationships provide Independent Community Bank with the ability to borrow from an unsecured line of credit to supplement liquidity up to the amount of $9.8 million. Interest is calculated on any outstanding balance at the prevailing market federal funds rate. Independent Community Bank maintains an unsecured line of credit of $3,800,000 with Alabama Bankers Bank of Birmingham, Alabama, an unsecured line of credit of $750,000 with Independent Bankers Bank of Lake Mary, Florida, an unsecured line of credit of $2,500,000 with Bankers Bank of Atlanta, Georgia, an unsecured line of credit of $1,000,000 with First American Bank of Birmingham, Alabama, and an unsecured line of credit of $1,750,000 with Suntrust Bank of Orlando, Florida

Equity and Capital Resources

Independent Community Bank is subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have a direct material effect on the financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Independent Community Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require Independent Community Bank to maintain minimum amounts and ratios, set forth in the table below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets.

The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

		September 30, 2006
Regulator Definition for each Capital Tier Category		Independent Community Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	13.5%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	12.25%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	11.35%	4.0%	5.0%

		December 31, 2005
Regulator Definition for each Capital Tier Category		Independent Community Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	11.75%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	10.50%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	9.69%	4.0%	5.0%

Lending Activities

Total loans receivable were $105.7 million at September 30, 2006, a decrease of $1.9 million from 107.6 million at December 31, 2005. The decrease in net loans was the result of repayments of loans during the nine months ended September 30, 2006.

Total loans were $107.6 million at December 31, 2005, an increase of $28.0 million from $79.6 million at December 31, 2004.

Loan Portfolio Summary

Major categories of loans included in Independent Community Bank’s loan portfolio are as follows (in thousands):

	At September 30,	At December 31,
	2006	2005	2004

Commercial Loans	$7,558	$6,873	$9,019
Commercial real estate loans	89,651	87,561	58,142
Residential real estate loans	8,113	11,379	12,252
Consumer Loans	1,927	3,314	981
Sub-total	$107,249	$109,127	$80,394
Deferred loan costs	(70)	(36)	7
Allowance for Loan Losses	(1,494)	(1,494)	(824)
Net Loans	$105,685	$107,597	$79,577

Loan Maturity Schedule

The following schedule sets forth the time to contractual maturity of Independent Community Bank’s loan portfolio at December 31, 2005. Loans that have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

December 31, 2005	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$6,873	$1,704	$3,715	$1,454
Commercial real estate	87,561	28,339	11,237	47,985
Residential real estate	11,379	—	461	10,918
Consumer	3,314	24	3,193	97
	$109,127	30,067	18,606	60,454
Loans with:
Predetermined interest rates	$26,913	$1,833	$4,915	$20,165
Floating or adjustable rates	82,214	28,234	13,691	40,289
	$109,127	$30,067	$18,606	$60,454

Asset Quality

Management seeks to maintain the quality of Independent Community Bank’s assets through its underwriting and lending practices. The earning asset portfolio (exclusive of investment securities) is generally split into four types of loans,, which includes overdrafts. Loan concentrations are defined as loans outstanding that are segregated into similar collateral types and/or nature of cash-flow income generation, which may cause a correspondingly similar impact with a particular economic or other condition. Independent Community Bank routinely monitors these concentrations in order to make necessary adjustments in its lending practices that most clearly reflect the economic conditions and trends, loan ratios, loan covenants, asset valuations, industry trends and other factors.

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk loans. In view of the relative significance of real estate related loans, a downturn in the value of real property could have an adverse impact on profitability. As part of Independent Community Bank’s loan policy and loan management strategy, it typically limits its loan-to-value ratio to a maximum of 80% to 65% depending on the type of real property being secured. The use of qualified third party state certified appraisers for property valuations, and property inspections by knowledgeable bank officials help mitigate real property loan risks.

The Loan and Discount Committee of the board of directors of Independent Community Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures and standards. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral, early detection of loan degradation, and regional economic conditions.

Regulatory Classification of Assets

Generally, interest on loans is accrued and credited to income based on the outstanding balance of the contract obligations of each loan or receivable contract. It is Independent Community Bank’s policy to discontinue the accrual of interest income and classify loans or assets as non-accrual when principal or interest is past due 90 days or more and/or the loan is not properly and/or adequately collateralized, or if in the belief of management, principal and/or interest is not likely to be paid in accordance with the terms of the obligation and/or documentation. As of September 30, 2006 and December 31, 2005, there were no delinquent loans greater than 30 and less than 90 days past due or impaired loans. As of December 31, 2004, delinquent loans greater than 30 and less than 90 days totaled $127,300 and there were no impaired loans.

Foreclosed Assets

Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure are classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they are sold. When property is acquired, it is initially recorded at fair value at date of acquisition. Subsequent to foreclosure, foreclosed assets are carried at the lower of the carrying amount or fair value, less estimated selling costs. Independent Community Bank had no other real estate owned or repossessions at September 30, 2006, December 31, 2005 and December 31, 2004.

Non-Performing Assets

Non-performing assets consist of loans that are past due 90 days or more that are still accruing interest, loans on nonaccrual status and other real estate owned and other foreclosed assets. Independent Community Bank had no nonperforming assets at September 30, 2006, December 31, 2005, or December 31, 2004.

Allowance for Loan Loss Activity

Information regarding Independent Community Bank’s allowance for loan losses for the nine months ended September 30, 2006 and 2005, and for the years ended December 31, 2005 and 2004 is as follows (in thousands):

	September 30,		December 31,
	2006	2005	2005	2004
Balance, beginning	$1,494	$824	$824	$385

Amounts charged off:	—	—	—	—
Overdraft	—	—	—	—
Commercial loans	—	—	—	(69)
Consumer loans	—	—	—	—
Commercial and residential real estate	—	—	—	—
Recoveries of amounts charged off:	—	—	—	—
Overdraft	—	—	—	—
Commercial loans	—	25	25	—
Consumer loans	—	—	—	—
Commercial and residential real estate	—	—	—	—
Net (charge-offs) recoveries	—	25	25	(69)
Provision for loan losses	—	460	645	508
Balance, ending	$1,494	$1,309	$1,494	$824

Ratio of net (charge-offs) recoveries to average loans outstanding during the period	0.00%	(0.02)%	0.02%	(0.09)%

The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category. The allocation of the allowance for loan losses as of September 30, 2006 and December 31, 2005 and 2004 is as follows:

	September 30,		December 31,
	2006		2005		2004
	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans
Commercial loans	$75	7%	$94	6%	$88	11%
Commercial real estate loans	1,357	84%	1,325	80%	678	72%
Residential real estate loans	51	8%	50	10%	53	15%
Consumer loans	11	1%	25	4%	5	2%
Total allowance for loan losses	$1,494	100%	$1,494	100%	$824	100%

Investment Activities

Independent Community Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank, certificates of deposit of federally insured institutions, and federal funds. Subject to various restrictions, Independent Community Bank may also invest a portion of its assets in corporate debt securities. Independent Community Bank is a member of the Federal Home Loan Bank and is required to maintain an investment in Federal Home Loan Bank stock. Under state and federal regulations, a certain amount of the investments must be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” referred to as FAS 115 in this proxy statement/prospectus, requires the investments to be categorized as “held-to-maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. FAS 115 allows debt securities to be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held-to-maturity.” Debt and equity securities held for current resale are classified as “trading securities.” Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available-for-sale.” Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

A committee consisting of Independent Community Bank officers and directors determines appropriate investments in accordance with the board of directors’ approved investment policies and procedures. Independent Community Bank’s investment policies generally limit investments to U.S. government and agency securities, municipal bonds, certificates of deposit, marketable corporate debt obligations, and mortgage-backed securities. Independent Community Bank’s investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on Independent Community Bank’s credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as Independent Community Bank. Such U.S. government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain of Independent Community Bank’s liabilities and obligations. These types of securities also permit Independent Community Bank to improve its regulatory capital because they have a low risk capital weighting.

Investment Portfolio

Major categories of investment securities and their accounting treatment included in Independent Community Bank’s investment portfolio at September 30, 2006 and December 31 are as follows (in thousands):

	September 30, 2006		December 31,
			2005		2004
	Available- For-Sale	Held-to- Maturity	Available- For-Sale	Held-to- Maturity	Available- For-Sale	Held-to- Maturity

U.S. Government agencies	$5,889	$2,000	$3,877	$2,000	$4,716	$2,000
Mortgage-backed	2,862	—	3,403	—	5,452	—
Corporate	1,226	—	1,138	—	1,245	—
Other securities	—	—	—	—	—	—
Total Investment Securities	$9,977	$2,000	$8,418	$2,000	$11,413	$2,000

The maturity distribution of the securities portfolio is reflected in the following table.

	Maturities of Investment Securities at September 30, 2006
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$—	$—	$2,000	$—	$2,000
Weighted Average Yield	—	—	4.00%	—	4.00%
Available-for-Sale
U.S. Government agencies	—	5,889	—	—	5,889
Weighted Average Yield	—	4.47%	—	—	4.47%
Mortgage-backed	—	2,862	—	—	2,862
Weighted Average Yield	—	4.01%	—	—	4.01%
Corporate	—	650	576	—	1,226
Weighted Average Yield	—	4.23%	4.50%	—	4.36%
Total	$—	$9,401	$2,576	$—	$11,977
Weighted Average Yield	—	4.31%	4.11%	—	4.27%

Valuation of Securities

Independent Community Bank records securities available-for-sale in its statement of financial condition at fair value. Independent Community Bank uses market price quotes for valuation. The fair value of these securities in Independent Community Bank’s statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. As a consequence, Independent Community Bank may not be able to realize the quoted market price upon sale. Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

At September 30, 2006, the fair value and net unrealized loss associated with Independent Community Bank’s securities available-for-sale was $10.0 million and $241,000, respectively. At December 31, 2005, the fair value and net unrealized loss associated with Independent Community Bank’s securities available-for-sale was $8.4 million and $346,000, respectively.

Deposit Accounts

Deposits generally are attracted from within Independent Community Bank’s market area and substantially all of the depositors are residents of the State of Florida. Deposit services for personal and business customers include a variety of checking accounts, which include interest-earning, low-cost checking, and senior checking. Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for Independent Community Bank, which has historically maintained satisfactory levels of this type of deposits, because of its policy of relationship banking. Management believes Independent Community Bank’s money market accounts are priced competitively in the North Palm Beach county area. Independent Community Bank can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts. Independent Community Bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors. The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of the office location and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services.

In determining the terms of the deposit accounts, management considers current market interest rates, profitability to Independent Community Bank, matching deposit and loan products and customer preferences and concerns. Independent Community Bank currently offers certificates of deposit for terms not exceeding 60 months. As a result, management believes that it is better able to match the repricing of liabilities to the repricing of the loan portfolio. Management reviews Independent Community Bank’s deposit mix and pricing weekly.

Deposit Balances and Rates. The following tables set forth the average balances of the deposit portfolio of Independent Community Bank for the nine months ended September 30, 2006 and for the years ended December 31, 2005 and 2004. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	Nine Months Ended September 30, 2006
	Average Balance	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$19,850	0.00%	19%
Interest bearing accounts:
NOW accounts	8,825	0.85%	8%
Money market deposit	58,117	4.04%	56%
Savings accounts	6,310	2.80%	6%
Time deposits	11,610	4.84%	11%
Total deposits	$104,712

	2005			2004
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)

Noninterest bearing accounts	$20,993		20%	$18,308		25%
Interest bearing accounts:
NOW accounts	9,679	0.51%	10%	6,151	0.39%	8%
Money market deposit	54,568	2.97%	53%	33,380	1.84%	45%
Savings accounts	6,396	1.94%	6%	5,069	1.36%	7%
Time deposits	10,942	3.05%	11%	10,940	2.58%	15%
Total deposits	$102,578			$73,848

Deposit Insurance

Independent Community Bank’s deposit accounts are insured by the FDIC up to a maximum of $100,000 per insured depositor and $250,000 for IRA insured depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operation of its insured banks. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. Proceedings may be instituted against any insured bank or any director, officer, or employee of such bank engaging in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose. For additional information on deposit insurance, see “Information about Sun American Bancorp and Sun American Bank – Supervision and Regulation – Deposit Activities and Other Sources of Funds – Deposit Insurance Assessments.”

Certificates of Deposit

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of September 30, 2006 is as follows (in thousands):

September 30, 2006

Three months or less	$3,028
Over three through six months	5,039
Over six through twelve months	903
Over twelve months	2,353
$11,323

Results of Operations

Results of Operations for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

Independent Community Bank reported a net income of $1.6 million for the nine months ended September 30 2006, compared to net income of $1.0 million for the nine months ended September 30, 2005. The increase was primarily due to a higher yield generated by the Loan portfolio, as well as a decrease in loan loss provision expense. Additionally, fees generated from loans that paid-out prior to their contractual maturity helped generate income.

Net Interest Income. Net interest income before provision for loan losses for the nine months ended September 30, 2006 was $4.4 million, compared to $3.7 million for the nine months ended September 30, 2005, an increase of $727,000 or 20%. The increase was due to adjustments to our interest rate sensitive Loan portfolio as quarterly, semi-annual and annual rates adjusted to a higher rate of interest.

Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity), federal funds sold and Federal Home Loan Bank stock increased by $ 88,000, or 16%, to $ 635,000 for the nine months ended September 30, 2006 from $ 547,000 for the nine months ended September 30, 2005, due primarily to increases in yields in 2006.

Interest on loans increased by $1,666,000, or 35%, for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. The increase in loan interest was due to increasing interest rates on variable rate loans that resulted in higher gross interest income despite lower loan balances. The average yield on loans was 8.10% for the nine months ended September 30, 2006, an increase of 138 basis points compared to the same period in 2005. The largest increase was in the category of commercial real estate which increased from 6.81% for the nine months ended September 30, 2005 to 8.13% for the nine months ended September 30, 2006, an increase of 132 basis points.

Total interest expense increased $1,027,000, or 62%, to $2.7 million for the nine months ended September 30, 2006, compared to $1.7 million for the nine months ended September 30, 2005. The increase in deposit interest expense was primarily attributed to market increases in interest rates payable on deposit products. The average yield on interest-bearing deposits was 3.72% for the nine months ended September 30, 2006, an increase of 127 basis points compared to the same period in 2005. As the prime interest rate increased by the Federal Reserve Bank over the past 12 months there was increased pressure to raise rates so as to retain deposits.

Non-Interest Income. Total non-interest income increased $14,000 or 11%, to $140,000 for the nine months ended September 30, 2006 from $126,000 for the nine months ended September 30, 2005. The increase in non-interest income was primarily related to overdraft income.

Non-Interest Expense. Total non-interest expense increased by $427,000, or 25%, to $2.1 million for the nine months ended September 30, 2006 from $1.7 million for the nine months ended September 30, 2005. The increase in non-interest expenses was primarily due to an increase in personnel expense. Independent Community Bank experienced rapid growth in 2005 and added staff in support of that growth in the past 12 months so that operational and regulatory compliance requirements placed on a larger bank could be met.

Occupancy and equipment expenses were $340,000 for the nine months ended September 30, 2006, compared to $282,000 for the nine months ended September 30, 2005. The increase reflects the cost of adding an operations center in Clearwater, Florida.

Other expenses were $506,000 for the nine months ended September 30, 2006, compared to $491,000 for the nine months ended September 30, 2005.

Provision for Loan Losses. Management determined a provision was not needed for the nine months ended September 30, 2006, due to a decrease in loans and an evaluation of the loan loss reserve.

Provision for Income Taxes. For the nine months ended September 30, 2006, the income tax provision increased to $875,000 from $657,000 for the nine months ended September 30, 2005, an increase of $218,000, or 33%. The effective tax rate for the 2006 period was 36% compared to 40% for the 2005 period. The higher effective tax rate for the 2005 period was due to a higher provision for loan losses. The loan loss provision is not totally deductible for income tax purposes.

Results of Operations for the year ended December 31, 2005 compared to the year ended December 31, 2004

In this section, unless the context provides otherwise, references to 2005 and 2004 are to the years ended December 31, 2005 and 2004, respectively.

The net income for 2005 was $1.4 million, compared to net income of $523,000 for 2004. Income for 2005 compared to 2004 was primarily impacted by a $2.1 million increase in net interest income, a increase in the provision for loan loss of $137,000, a decrease in non-interest income of $17,000 and a $482,000 increase in non-interest expenses. The increase in net income between years is almost entirely due to increased rate and volume in the bank loan portfolio. The loan portfolio grew $29 million between years which represented a 36% increase in loans outstanding. The average yield on loans was 6.93% for the year ended December 31, 2005, an increase of 119 basis points compared to the year ended December 31, 2004. The largest increase was in the category of commercial real estate which increased from 5.75% for the year ended December 31, 2004 to 7.09% for the year ended December 31, 2005, an increase of 134 basis points.

Net Interest Income. Net interest income before provision for loan losses for 2005 was $5.1 million, compared to $3.0 million for 2004, an increase of $2.1 million, or 69%. The difference was due to the large increase in the loan portfolio.

Total interest income increased by $3.3 million, or 80%, to $7.5 million for 2005 from $4.2 million for 2004. The increase was mostly attributed to higher average loan balances outstanding of $98.1 million for 2005 from $61.9 million for 2004. The interest yield on the loan portfolio increased to 6.93% in 2005, compared to 5.74% in 2004. In addition, federal funds sold yielded 3.00% in 2005, compared to 1.24% in 2004. The yield on total interest-earning assets was 6.31% for 2005, a 133 basis point increase from 4.98% for 2004, primarily as a result of improved yields in the loan portfolio due to increasing market interest rates.

Total interest expense increased $1.3 million from $1.1 million for 2004 to $2.4 million for 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $81.6 million for 2005 from $55.5 million for 2004. In addition to the increase in the average balance of deposits, there was an increase in the yield paid on interest-bearing deposits and liabilities to 2.61% for 2005 from 1.78% for 2004.

Non Interest Income. Total non interest income decreased $17,000, or 9%, to $179,000 for 2005 from $196,000 for 2004. The decrease in non interest income is primarily due to a decrease in overdraft income.

Non Interest Expense. Total non interest expense increased by $482,000, or 26%, to $2.4 million for 2005 from $1.9 million for 2004. The increase was mostly attributed to additional staff needed to support the larger sized bank.

Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2005 was $645,000, compared to $508,000 for the year ended December 31, 2004.

Income Taxes. For the year ended December 31, 2005, income taxes increased to $909,000 from $331,000 for the year ended December 31, 2004, an increase of $578,000, or 175%. The effective tax rate for both the 2005 and 2004 periods was 39%.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF INDEPENDENT COMMUNITY BANK

As of February 9, 2007 there were 1,090,473 shares of Independent Community Bank common stock issued and outstanding. The following table shows, as of February 9, 2007 the number of shares of common stock beneficially owned by: (i) each of Independent Community Bank’s directors; (ii) Independent Community Bank’s chief executive officer and its two other most highly compensated executive officers; (iii) all of Independent Community Bank’s directors and executive officers as a group; and (iv) each person known by Independent Community Bank to beneficially own more than 5% of any class of its outstanding voting securities.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers
Werner Bols Director	58,372	(2)	5.4%
Herman W. Brice Director	35,803	(3)	3.3%
D. Ray Henderson Director	92,662	(4)	8.3%
Thomas E. Lipin, M.D. Chairman of the Board	70,507	(5)	6.4%
Steven L. Schnell, M.D. Director	56,393	(6)	5.1%
John M. Zuccarelli III Vice Chairman of the Board	111,505	(7)	10.0%
Timothy L. Leathers Director, President and Chief Executive Officer	81,892	(8)	7.4%
Reid French Senior Vice President and Senior Lending Officer	26,650	(9)	2.4%
Joyce Pinder Senior Vice President and Branch Administrative Officer	7,502	(10)	*
All directors and executive officers as a group (11 persons)	561,403	(11)	46.5%

———————

*

indicates less than 1%.

(1)

The address of each beneficial holder listed above is c/o Independent Community Bank, 250 Tequesta Drive, Suite 101, Tequesta, Florida 33469.

(2)

Includes 49,185 shares of common stock held by the Werner Bols Revocable Trust, over which Mr. Bols has sole voting and investment power as the trustee and 8,854 shares of common stock held directly.

(3)

Includes 25,866 shares of common stock owned by Mr. Brice and his wife as joint tenants, over which Mr. Brice has shared voting and investment power. Includes options to purchase 9,937 shares of common stock, all of which are exercisable within 60 days of February 9, 2007.

(4)

Includes (i) 32,500 shares of common stock held by Aircraft Trading Center, Inc. Profit Sharing Plan & Trust and 7,500 shares of common stock held by Aircraft Trading Center Profit Sharing Plan, over which Mr. Henderson has sole voting and investment power; (ii) includes 1,250 shares of common stock held by Mr. Henderson as custodian for Nicolas Henderson, over which Mr. Henderson has sole voting and investment power; and (iii) 28,500 shares of common stock owned by Mr. Henderson and his wife as tenants by the entirety and 333 shares of common stock owned by Mr. Henderson and his wife as joint tenants, over which

Mr. Henderson has shared voting and investment power. Includes options to purchase 22,046 shares of common stock, all of which are exercisable within 60 days of February 9, 2007.

(5)

Includes 38,833 shares of common stock owned by Mr. Lipin and his wife as joint tenants, over which Mr. Lipin has sole voting and investment power. Includes options to purchase 11,806 shares of common stock, all of which are exercisable within 60 days of February 9, 2007.

(6)

Includes options to purchase 10,527 shares of common stock, all of which are exercisable within 60 days of  February 9, 2007.

(7)

Includes options to purchase 23,739 shares of common stock, all of which are exercisable within 60 days of  February 9, 2007.

(8)

Includes options to purchase 16,381 shares of common stock, all of which exercisable within 60 days of  February 9, 2007.

(9)

Includes options to purchase 6,662 shares of common stock, all of which are exercisable within 60 days of February 9, 2007.

(10)

Includes options to purchase 3,325 shares of common stock, all of which are exercisable within 60 days of  February 9, 2007.

(11)

Includes options to purchase 117,906 shares of common stock beneficially owned by the directors and executive officers, all of which are exercisable within 60 days of February 9, 2007.

COMPARATIVE RIGHTS OF SUN AMERICAN BANCORP
STOCKHOLDERS AND INDEPENDENT COMMUNITY BANK SHAREHOLDERS

If the merger transaction is consummated, shareholders of Independent Community Bank, a Florida chartered commercial bank, will become stockholders of Sun American Bancorp, a Delaware corporation. As holders of Independent Community Bank common stock, the rights of Independent Community Bank shareholders are governed by the Independent Community Bank Articles of Incorporation, referred to as the Independent Community Bank Articles in this proxy statement/prospectus, the Independent Community Bank By-Laws, referred to as to the Independent Community Bank By-Laws in this proxy statement/prospectus, the Florida Business Corporation Act, referred to as the FBCA in this proxy statement/prospectus, and the Florida Banking Code. If the merger transaction is consummated, the former holders of Independent Community Bank common stock will become holders of Sun American Bancorp common stock and the rights of Sun American Bancorp common stockholders are governed by the Sun American Bancorp Amended and Restated Certificate of Incorporation, referred to as the Sun American Bancorp Certificate in this proxy statement/prospectus, the Sun American Bancorp Amended and Restated By-Laws, referred to as the Sun American Bancorp By-Laws in this proxy statement/prospectus, and the General Corporation Law of the State of Delaware, referred to as the DGCL in this proxy statement/prospectus.

The following summary compares the rights of the holders of Independent Community Bank common stock with the rights of the holders of Sun American Bancorp common stock. The following information is qualified in its entirety by the Sun American Bancorp Certificate, the Sun American Bancorp By-Laws, the Independent Community Bank Articles, the Independent Community Bank By-Laws, the DGCL, the FBCA and the Florida Banking Code.

Size and Election of the Board of Directors

Independent Community Bank. The Independent Community Bank Articles provide that the number of directors shall not be fewer than five (5). The Independent Community Bank By-Laws provide that the number of directors shall consist of not less than five (5), nor more than twenty-five (25) members. The FBCA provides that, unless otherwise provided for in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Independent Community Bank Articles do not alter this default standard. The Independent Community Bank By-Laws provide that directors shall be elected at the annual meeting of shareholders and each director elected shall hold office until his successor has been elected and qualified, or until his prior resignation or removal. Each director of the board serves a one (1) year term until their successors are elected and qualified.

Sun American Bancorp. Sun American Bancorp’s By-Laws provide that its board of directors will consist of not more than twenty-five (25) directors, nor less than two (2) directors, and that those directors that receive the highest number of votes will be elected at a meeting at which a quorum of stockholders is present. The Sun American Bancorp Certificate provides that the board of directors is divided into three classes, designated Classes I, II and III, which must be as nearly equal in number as possible. Each director serves for a three (3) year term. At each annual stockholder meeting, one-third (1/3) of the board of directors is elected.

Removal of Directors

Independent Community Bank. The FBCA provides that shareholders may remove directors with or without cause unless the corporation’s articles of incorporation provide that directors may be removed only for cause. The Independent Community Bank Articles do not alter this default standard and the Independent Community Bank By-Laws provide that any or all of the directors may be removed with or without cause by vote of a majority of all of the stock outstanding and entitled to vote at a special meeting of stockholders called for that purpose.

Sun American Bancorp. Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, members of a staggered board, such as the Sun American Bancorp Board, may only be removed for cause. Sun American Bancorp’s Certificate does not alter this default standard and, as a result, directors of Sun American Bancorp may be removed only for cause by the holders of a majority in voting power of the shares represented at a meeting at which a quorum is present.

Special Meetings of Stockholders; Action without a Meeting

Independent Community Bank. Under the Independent Community Bank By-Laws, a special meeting of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Comptroller, Department of Banking and Finance, State of Florida and the Federal Deposit Insurance Corporation, may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the bank entitled to vote at the meeting.

The FBCA provides that, unless otherwise provided in a corporation’s articles of incorporation, action required or permitted to be taken at a meeting may be taken without a vote and without prior notice if the action is taken by the holders of outstanding voting stock of each voting group entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all voting groups entitled to vote thereon were present and voted. The Independent Community Bank Articles do not prohibit action by written consent.

Sun American Bancorp. Under Sun American Bancorp’s By-Laws, a special meeting of Sun American Bancorp stockholders may be called by the board of directors, the Chief Executive Officer or by stockholders entitled to cast at least 1/5 of the votes that all stockholders are entitled to cast at a meeting of stockholders.

The DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, and subject to SEC rules and regulations applicable to Sun American Bancorp, any action by stockholders, which may be taken at a meeting may be taken without a meeting and without prior notice if a consent or consents in writing or electronic transmission setting forth the action so taken has been signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Sun American Bancorp Certificate does not prohibit action by written consent or electronic transmission.

Quorum Requirements for Meetings of Stockholders

Independent Community Bank. Under the Independent Community Bank By-Laws, a majority of the shares of common stock of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.

Sun American Bancorp. At a meeting of the stockholders of Sun American Bancorp, a quorum consists of stockholders holding a majority in voting power of the capital stock of Sun American Bancorp outstanding, entitled to vote and represented either in person or by proxy at the meeting.

Mergers, Share Exchanges, Sales of Assets

Independent Community Bank. The Florida Banking Code provides that mergers must be approved by at least a majority of the total number of shares entitled to vote on such matters.

Sun American Bancorp. The DGCL provides that mergers and sales of all or substantially all of the assets of a Delaware corporation must be approved by a majority in voting power of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that, unless otherwise required under the corporation’s certificate of incorporation, the stockholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger. The DGCL also provides that no stockholder vote is required in connection with certain mergers pursuant to which a corporation reorganizes into a holding company structure.

Amendment of Articles or Certificate of Incorporation and By-Laws

Independent Community Bank. Unless the Florida Banking Code, the FBCA, the Independent Community Bank Articles, or the board of directors in a particular case requires a greater vote or a vote by voting groups, to be adopted, an amendment to the Independent Community Bank Articles must be approved by a majority of the holders of common stock of Independent Community Bank.

The Independent Community Bank By-Laws give the board of directors, except as otherwise provided in the Independent Community Bank Articles, the power to amend, alter or repeal the bylaws at any regular meeting of the board of directors by a vote of the majority of the whole number of directors then in office. The Independent Community Bank Articles do not prohibit the board of directors from amending the Independent Community Bank By-Laws. Under the FBCA, a corporation’s shareholders may amend, or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

Sun American Bancorp. Under the DGCL, following approval by the corporation’s board of directors, a Delaware corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority in voting power of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The Sun American Bancorp Certificate requires supermajority stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the Sun American Bancorp Certificate governing the election or removal of directors and the filling of vacancies on the Board.

As is permitted by the DGCL, the Sun American Bancorp Certificate gives the board of directors the power to adopt, amend or repeal the Sun American Bancorp By-Laws. The stockholders entitled to vote have concurrent power to adopt, amend or repeal the By-Laws.

Transfer Restrictions

Independent Community Bank. Under the FBCA, restrictions on the transfer of shares may be imposed by a corporation’s articles of incorporation or bylaws, or by an agreement among any number of shareholders or among such shareholders and the corporation. The Independent Community Bank Articles and the Independent Community Bank By-Laws do not contain any restriction on the transfer of Independent Community Bank common stock, except as provided under state and federal securities laws.

Sun American Bancorp. Under the DGCL, restrictions on the transfer of shares may be imposed by a corporation’s certificate of incorporation or bylaws, or by an agreement among any number of stockholders or among such stockholders and the corporation. The Sun American Bancorp Certificate and the Sun American Bancorp By-Laws do not contain any restriction on the transfer of Sun American Bancorp common stock, except as provided under state and federal securities laws.

Rights of Preemption

Independent Community Bank. Holders of shares of Independent Community Bank common stock do not have any pre-emptive rights to subscribe to or acquire additional shares of Independent Community Bank common stock that may be issued by Independent Community Bank from time to time.

Sun American Bancorp. Generally, holders of shares of Sun American Bancorp common stock do not have any pre-emptive rights to subscribe to or acquire additional shares of Sun American Bancorp common stock that may be issued. On April 17, 2003, we entered into a participation agreement with each of McAlpine Park Lane, Inc., a Florida corporation, and McAlpine Ltd., a company incorporated in the Cayman Islands, collectively referred to as the McAlpine entities in this proxy statement/prospectus, in connection with the sale of shares of our common stock and warrants to purchase shares of our common stock to the McAlpine entities. Under the participation agreements, the McAlpine entities have the right to purchase: (i) shares of our common stock; (ii) warrants to purchase shares of our common stock; and (iii) any security convertible into or exchangeable for our common stock or warrants offered by us in any private or public offering in an amount that will allow the McAlpine entities to maintain their respective beneficial ownership of our common stock, as determined by the formula specified in the participation agreements. We must notify the McAlpine entities of all of our private and public offerings, and the McAlpine entities are required to notify us of their intention to exercise their participation rights within 30 days of the beginning of such private or public offering.

In addition, on August 1, 2005, we entered into a securities purchase agreement with investors that purchased units in a private placement in August of 2005. Pursuant to the terms of the securities purchase agreement, each investor whose subscription amount exceeded $1.0 million in the private placement, referred to as the first refusal investors in this proxy statement/prospectus, has the right to purchase, except in certain exempt issuances: (i) shares of our common stock; (ii) warrants to purchase shares of our common stock; and (iii) any security convertible into or exchangeable for our common stock or warrants offered by us in any non-exempt offering in such amounts that would maintain the first refusal investor’s proportionate ownership of common stock, on a fully diluted basis, as of the date immediately preceding such offering. We must notify the first refusal investors of all of our non-exempt offerings, and the first refusal investors are required to notify us of their intention to exercise their first refusal rights within 5 business days of the receipt of such notice. The first refusal rights described above expire on the third anniversary of the applicable closing date for the private placement of each first refusal investor.

Notwithstanding the foregoing, neither the McAlpine entities nor the first refusal investors have participation or first refusal rights, as applicable, as a result of the merger transaction.

Rights of Dissenting Stockholders

Independent Community Bank. Under the Florida Banking Code, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the “value” of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For more information about the rights of dissenting Independent Community Bank shareholders, see “The Merger — Dissenters’ Rights.”

Sun American Bancorp. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from a merger (and also from asset sales and charter amendments if the corporation’s certificate of incorporation so provides) and receive the “fair value” of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction, together with a fair rate of interest thereon. For this purpose, “fair value” may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery, if a petition for appraisal is timely filed and a stockholder otherwise complies with the appraisal statute. Appraisal rights are not available, however, to stockholders of a corporation: (i) if the shares are listed on a national securities exchange (as is Sun American Bancorp’s common stock) or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc., or held of record by more than 2,000 stockholders; and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares: (a) shares of stock of the surviving or resulting corporation; (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of such stock; or (d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required to approve the merger.

Preferred Stock

Independent Community Bank. Independent Community Bank is not authorized to issue preferred stock.

Sun American Bancorp. The Sun American Bancorp Certificate authorizes the issuance of 5,000,000 shares of “blank check” preferred stock from time to time by resolution of the board of directors. Currently, no shares of preferred stock are issued and outstanding.

Business Combinations

Independent Community Bank. The FBCA contains an affiliated transaction statute that prohibits certain Florida corporations (other than corporations that are registered under the Investment Company Act of 1940, as amended, or which have not had more than 300 shareholders of record during the three years preceding the date of announcement of an affiliated transaction) from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless certain conditions are met, or the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. Independent Community Bank currently has less than 300 shareholders of record.

Sun American Bancorp. Subject to some exceptions, Section 203 of the DGCL prohibits corporations whose stock is publicly traded from entering into certain “business combinations” with “interested stockholders.” Interested stockholders are persons beneficially owning 15% or more of the outstanding voting stock of the corporation (or one who is an affiliate of the corporation and has over the past three years beneficially owned 15% or more of such stock) for a three-year period, unless prior to the time the person became an interested stockholder, the board of directors approved either: (i) the business combination; or (ii) the transaction that resulted in the person becoming an interested stockholder. Notwithstanding the foregoing, Section 203 of the DGCL permits a corporation to enter into a business combination with an interested stockholder if, among other things: (i) the business combination is approved by the corporation’s board of directors and authorized by an affirmative vote of at least two-thirds of the outstanding voting stock of the corporation that is not owned by the interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding voting stock held by officers and directors of the corporation or by certain stock plans); or (iii) the corporation’s certificate of incorporation contains a provision exempting the corporation from Section 203 of the DGCL. Sun American Bancorp’s Certificate contains a provision exempting it from Section 203 of the DGCL.

Directors’ Liability

Independent Community Bank. Pursuant to the FBCA, a director of Independent Community Bank has no personal liability to Independent Community Bank or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the director would be liable for an unlawful distribution by Independent Community Bank; (d) in a proceeding by or in the right of Independent Community Bank to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of Independent Community Bank, or willful misconduct; or (e) in a proceeding by or in the right of someone other than Independent Community Bank or a shareholder, recklessness or an act or omission that was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. This statute would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest, and it does not affect the availability of injunctive or other equitable relief as a remedy. Additionally, the Independent Community Bank Bylaws provide for indemnification of directors as described below.

Sun American Bancorp. The Sun American Bancorp Certificate exculpates Sun American Bancorp’s directors for monetary liability for breaches of fiduciary duty to the fullest extent permitted by the DGCL. Specifically, the Sun American Bancorp Certificate provides that a director of Sun American Bancorp will have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director except: (i) for any breach of the director’s duty of loyalty to the us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of liability for monetary damages for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for damages for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to us and our stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Indemnification and Advancement

Independent Community Bank. Under the FBCA, Independent Community Bank is required to indemnify an officer or director who has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue, or matter therein, against expenses actually and reasonably incurred by him in connection therewith. The Independent Community Bank By-Laws provide, to the fullest extent permitted or required by the

FBCA, for indemnification of the directors or officers against any and all liabilities, and advancement of any and all reasonable expenses incurred in any proceeding to which any such director or officer is or is threatened to be made a party or a witness because he or she is or was a director or officer of the corporation. The rights to indemnification granted in the Independent Community Bank By-Laws are not exclusive of any other rights to indemnification against liabilities or the advancement of expenses to which a director or officer may be entitled under any written agreement, board resolution, vote of shareholders, the FBCA, or otherwise. In addition, Independent Community Bank may, but shall not be required to, supplement the indemnification rights granted to officers and directors against liabilities and for the advancement of expenses by the purchase of insurance on behalf of any one or more of its directors or officers whether or not the corporation would be obligated to indemnify or advance expenses to such director or officer under the Independent Community Bank By-Laws.

Sun American Bancorp. Under the DGCL, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. The Sun American Bancorp Certificate provides that directors, officers, employees and agents of Sun American Bancorp shall be indemnified to the full extent permitted under the DGCL. Under the DGCL, other than in an action brought by or in the right of Sun American Bancorp, indemnification for expenses, judgments, fines and amounts paid in settlement is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of Sun American Bancorp, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such action if the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Sun American Bancorp and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to Sun American Bancorp unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses.

The Sun American Bancorp By-Laws provide for the mandatory advancement of litigation expenses to officers and directors upon receipt of an undertaking by the director or officer to repay the amounts advanced to such person if it shall ultimately be determined that such director or officer was not entitled to indemnification.

INFORMATION ABOUT BEACH BANK

General

Prior to the asset acquisition of Beach Bank by Sun American Bank in December 2006, Beach Bank was a Florida chartered commercial bank, headquartered in Miami Beach, Florida. At September 30, 2006, based on the unaudited financial information provided by Beach Bank, it had total assets of $127.1 million, total gross loans of $74.2 million, deposits of $116.1 million and shareholders’ equity of $9.1 million. At September 30, 2006, Beach Bank’s total risk based capital ratio was 13.16%.

Beach Bank commenced operations in May 2000 and offered commercial real estate, lines of credit and term loans to businesses through its branch offices in Miami Beach, located at 555 Arthur Godfrey Road, Miami Beach, Florida 33140, and South Miami, located at 8099 South Dixie Highway, South Miami, Florida 33143.These former Beach Bank offices are now operated as offices of Sun American Bank.

Beach Bank offered commercial loans to businesses and home equity, auto and boat loans to individuals. Beach Bank also offered checking and savings accounts and certificates of deposit to its customers. Beach Bank’s market area included Miami-Dade County located in Southeastern Florida. Beach Bank was regulated by the FDIC and the Florida Department of Financial Services and its deposits were insured up to applicable limits by the FDIC.

Lending Activities

Commercial Real Estate Loans

Beach Bank’s primary lending focus was making commercial real estate loans to finance the purchase of real property, which generally consisted of developed real estate. Commercial real estate loans were generally secured by first liens on real estate, and typically had variable rates and were amortized over a 15 to 25 year period, with balloon payments due at the end of five to ten years. At September 30, 2006, commercial real estate loans represented 46% of Beach Bank’s total loan portfolio, compared to 42% at December 31, 2005. The average balance of commercial real estate loans was $34.3 million for the nine months ended September 30, 2006. Income from these loans totaled $1.8 million for the nine months ended September 30, 2006. At December 31, 2005, commercial real estate loans represented 42% of Beach Bank’s total loan portfolio, compared to 37% at December 31, 2004. The average balance of commercial real estate loans was $31.0 million for the fiscal year ended December 31, 2005 and $30.1 million for the fiscal year ended December 31, 2004. Income from these loans totaled $2.2 million and $1.9 million for the fiscal years ended December 31, 2005 and 2004, respectively.

Commercial Loans

Beach Bank also offered commercial loans to small- and medium-sized businesses including short- and medium-term commercial lending products, such as working capital lines. At September 30, 2006, commercial loans represented 17% of Beach Bank’s total loan portfolio, compared to 18% at December 31, 2005. The average balance of commercial loans was $13.2 million for the nine months ended September 30, 2006. Income from these loans totaled $766,000 for the nine months ended September 30, 2006. At December 31, 2005, commercial loans represented 18% of Beach Bank’s total loan portfolio, compared to 23% at December 31, 2004. The average balance of commercial loans was $13.6 million for the fiscal year ended December 31, 2005 and $21.4 million for the fiscal year ended December 31, 2004. Income from these loans totaled $1.0 million and $1.2 million for the fiscal years ended December 31, 2005 and 2004, respectively.

Consumer Lending

Beach Bank offered loan and deposit products and services to retail customers through its branch network, including residential real estate loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2006, residential real estate loans represented 32% of Beach Bank’s total gross loan portfolio, compared to 36% at December 31, 2005. The average balance of residential real estate loans was $27.2 million for the nine months ended September 30, 2006. Income from these loans totaled $1.5 million for the nine months ended September 30, 2006. At December 31, 2005, residential real estate loans represented 36% of Beach Bank’s total loan portfolio, compared to 35% at December 31, 2004. The average balance of residential real estate loans was $27.3 million for the fiscal year ended December 31, 2005 and $15.3 million for the fiscal year ended December 31, 2004. Income from these loans totaled $1.8 million and $1.0 million for the fiscal years ended December 31, 2005 and 2004, respectively.

At September 30, 2006, consumer loans represented 1% of Beach Bank’s total loan portfolio, compared to 2% at December 31, 2005. The average balance of consumer loans was $1.3 million for the nine months ended September 30, 2006. Income from these loans totaled $69,000 for the nine months ended September 30, 2006. At December 31, 2005, consumer loans represented 2% of Beach Bank’s total loan portfolio, compared to 2% at December 31, 2004. The average balance of consumer loans was $1.4 million for the fiscal year ended December 31, 2005 and $2.4 million for the fiscal year ended December 31, 2004. Income from these loans totaled $110,302 and $168,437 for the fiscal years ended December 31, 2005 and 2004, respectively.

Loan Portfolio Summary

Major categories of loans included in Beach Bank’s loan portfolio were as follows (in thousands):

	At September 30,	At December 31,
	2006	2005	2004	2003	2002	2001

Commercial Loans	$12,631	$14,834	$20,743	$25,798	$10,127	$4,909
Commercial real estate loans	33,847	35,060	33,508	28,813	21,918	14,758
Residential real estate loans	23,630	30,108	31,438	3,992	4,696	4,896
Consumer	1,270	1,331	1,998	1,698	423	474
Construction Loans	2,787	1,192	2,641	—	—	—
Other	43	147	51	1,738	166	154
Sub-total	$74,208	$82,672	$90,379	$62,039	$37,330	$25,191
Deferred loan costs	(138)	(171)	(263)	(184)	(86)	(36)
Allowance for Loan Losses	(1,048)	(1,104)	(847)	(487)	(301)	(233)
Net Loans	$73,022	$81,397	$89,269	$61,368	$36,943	$24,922

Loan Maturity Schedule

The following schedule sets forth the time to contractual maturity of Beach Bank’s loan portfolio at September 30, 2006 and December 31, 2005. Loans that had adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

September 30, 2006	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$12,631	$2,584	$5,964	$4,083
Commercial real estate	33,847	1,296	14,686	17,865
Residential real estate	23,630	3,144	8,757	11,729
Consumer	1,270	409	—	861
Construction Loans	2,787	2,787	—	—
Other	43	43	—	—
	74,208	$10,263	$29,407	$34,538
Net Deferred Loan Fees	(138)
	$74,070

December 31, 2005	Total	One Year Or Less	One through Five Years	Over Five Years
	(Dollars in Thousands)
Commercial loans	$14,834	$4,027	$6,457	$4,350
Commercial real estate	35,060	3,044	9,899	22,117
Residential real estate	30,108	4,157	11,873	14,078
Consumer	1,331	410	921	—
Construction Loans	1,192	1,192	—	—
Other	147	147	—	—
	$82,672	$12,977	$29,150	$40,545
Net Deferred Loan Fees	(171)
	$82,501

Asset Quality

Beach Bank’s earning asset portfolio (exclusive of investment securities) was generally split into six categories, five of which were types of loans, and the sixth was other, which included overdrafts. Loan concentrations were defined as loans outstanding that were segregated into similar collateral types and/or nature of cash-flow income generation, which may have caused a correspondingly similar impact with a particular economic or other condition.

The table below sets forth the distribution of Beach Bank’s gross loan portfolio by type as of September 30, 2006, December 31, 2005 and December 31, 2004:

	September 30,	December 31,
Loan Distribution	2006	2005	2004

Commercial Loans	17%	18%	23%
Commercial real estate loans	46%	42%	37%
Residential real estate loans	32%	36%	35%
Consumer	1%	2%	2%
Construction and other	4%	2%	3%

Regulatory Classification of Assets

Generally, interest on loans was accrued and credited to income based on the outstanding balance of the contract obligations of each loan or receivable contract. It was Beach Bank’s policy to discontinue the accrual of interest income and classify loans or assets as non-accrual when principal or interest was past due 90 days or more and/or the loan was not properly and/or adequately collateralized, or if in the belief of management, principal and/or interest was not likely to be paid in accordance with the terms of the obligation and/or documentation. As of September 30, 2006, there were no delinquent loans greater than 30 and less than 90 days and impaired loans totaled $4.0 million. As of December 31, 2005, delinquent loans greater than 30 and less than 90 days totaled $2.3 million and impaired loans totaled $2.0 million. As of December 31, 2004, delinquent loans greater than 30 and less than 90 days totaled $1.8 million and impaired loans totaled $813,000.

Foreclosed Assets

Assets acquired as a result of foreclosure or by deed-in-lieu of foreclosure were classified as other real estate owned, or OREO, if real estate, or in other assets, if other property, until they were sold. When property was acquired, it was initially recorded at fair value at date of acquisition. Subsequent to foreclosure, foreclosed assets were carried at the lower of the carrying amount or fair value, less estimated selling costs. Beach Bank had no other real estate owned or repossessions at September 30, 2006, December 31, 2005 and December 31, 2004.

Non-Performing Assets

Non-performing assets consisted of loans past due 90 days or more and still accruing interest, loans on nonaccrual status and other real estate owned and other foreclosed assets. The following table sets forth information with respect to nonperforming assets identified by Beach Bank at September 30, 2006 and the dates indicated below:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Nonaccrual Loans
Commercial loans	$—	$26	$256	$76	$—	$—
Commercial and residential real estate	—	136	478		—	—
Government Loans	489	489
Accrual loans – past due 90 days or more
Commercial and residential real estate	—	—	825	852	49	75
Installment		—	—	—	—	—
Restructured loans	—	—	—		—	—
Other real estate owned and repossessions	—	—	—	—	—	—
Total nonperforming assets	$489	$651	$1,559	$926	$49	$75

Beach Bank would have earned interest income of $38,627 in the nine months ended September 30, 2006 had all nonaccrual loans performed in accordance with their original terms. Beach Bank would have earned interest income of $30,000 and $85,000 in the fiscal years ended December 31, 2005 and 2004, respectively, had all nonaccrual loans performed in accordance with their original terms.

Allowance for Loan Loss Activity

Information regarding Beach Bank’s allowance for loan losses for the nine months ended September 30, 2006 and for the fiscal years ended December 31 is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
	(Dollars in Thousands)
Balance, beginning	$1,104	$847	$487	$316	$233	$37
Amounts charged off:	—	—	—	—	—	—
Overdrafts	—	—	(42)	(73)	(93)	(20)
Commercial loans	(73)	(85)	—	—	—	—
Consumer loans	—	—	—	—	—	—
Commercial and residential real estate	—	—	—	—	—	—
Recoveries of amounts charged off:	—	—	—	—	—	—
Overdraft	8	11	23	2	—	—
Commercial loans	9	6	—	—	—	—
Consumer loans	—	—	—	—	—	—
Commercial and residential real estate	—	—	—	—	—	—
Net (charge-offs) recoveries	(56)	(68)	(19)	(71)	(93)	(20)
Provision for loan losses	—	325	379	242	176	216
Balance, ending	$1,048	$1,104	$847	$487	$316	$233
Ratio of net (charge-offs) recoveries to average loans outstanding during the period	0.07%	0.08%	0.03%	0.15%	0.29%	0.15%

The allowance was allocated to specific categories of loans for statistical purposes only, and could be applied to loan losses incurred in any loan category. The allocation of the allowance for loan losses as of September 30, 2006 and December 31, is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001
Commercial loans	$178,118	$198,670	$194,751	$175,210	$72,659	$39,602
Commercial real estate loans	481,964	463,564	313,295	228,747	186,387	132,784
Residential real estate loans	335,279	397,340	296,360	24,335	34,750	39,602
Consumer loans	10,477	22,074	16,935	34,069	9,477	13,977
Construction loans	41,910	22,075	25,403	24,335	12,636	6,989
Total allowance for loan losses	$1,047,748	$1,103,723	$846,744	$486,696	$315,909	$232,954

The allocation of the allowance for loan losses as a percentage of the total allowance for loan losses as of September 30, 2006 and December 31, is as follows:

	September 30,	December 31,
	2006	2005	2004	2003	2002	2001

Commercial loans	17%	18%	23%	36%	23%	17%
Commercial real estate loans	46%	42%	37%	47%	59%	57%
Residential real estate loans	32%	36%	35%	5%	11%	17%
Consumer loans	1%	2%	2%	7%	3%	6%
Construction loans	4%	2%	3%	5%	4%	3%
Total allowance for loan losses	100%	100%	100%	100%	100%	100%

Investment Activities

Beach Bank was permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank, certificates of deposit of federally insured institutions, certain bankers’ acceptances and federal funds. Beach Bank was a member of the Federal Home Loan Bank and was required to maintain an investment in Federal Home Loan Bank stock. Under state and federal regulations, a certain amount of the investments were required to be liquid in nature.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” referred to as FAS 115 in this proxy statement/prospectus, requires the investments to be categorized as “held-to-maturity,” “trading securities” or “available-for-sale,” based on management’s intent as to the ultimate disposition of each security. FAS 115 allows debt securities to be classified as “held-to-maturity” and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as “held-to-maturity.” Debt and equity securities held for current resale are classified as “trading securities.” Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. Debt and equity securities not classified as either “held-to-maturity” or “trading securities” are classified as “available-for-sale.” Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. government agencies and government sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as Beach Bank. Such U.S. government agencies and government sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include Freddie Mac, Fannie Mae and the Government National Mortgage Association. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and could have been used to collateralize certain of Beach Bank’s liabilities and obligations.

Investment Portfolio

The maturity distribution of the securities portfolio is reflected in the following table.

	Maturities of Investment Securities at September 30, 2006
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$1,000	$18,993	$1,994	$—	$21,987
Mortgage-backed	—	1,012	29	681	1,722
Corporate	—	800	—	—	800
Available-for-Sale
Other Securities	—	—	—	500	500
Total	$1,000	$20,805	$2,023	$1,118	$25,009

	Maturities of Investment Securities at December 31, 2005
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$7,986	$15,989	$5,989	$—	$29,964
Mortgage-backed	—	1,178	35	776	1,989
Corporate	400	800	—	—	1,200
Available-for-Sale
Other Securities	—	—	—	507	507
Total	$8,386	$17,967	$6,024	$1,283	$33,660

	Maturities of Investment Securities at December 31, 2004
	Carrying Value
	One Year or Less	Through Five Years	Through Ten Years	After Ten Years	Total
	(Dollars in Thousands)
Held-to-Maturity
U.S. Government agencies	$—	$11,989	$9,986	$—	$21,975
Mortgage-backed	—	—	2,461	—	2,461
Corporate	400	1,200	—	—	1,600
Available-for-Sale
Other Securities	—	—	530	—	530
Total	$400	$13,189	$12,977	$—	$26,566

Carrying Value of Investment Securities

Major categories of investment securities and their accounting treatment included in Beach Bank’s investment portfolio at September 30, 2006 and December 31 are as follows (in thousands):

			December 31,
	September 30,2006		2005		2004		2003
	Available- For Sale	Held-to- Maturity	Available- For Sale	Held-to- Maturity	Available- For Sale	Held-to- Maturity	Available- For Sale	Held-to- Maturity
U.S. Government agencies	$—	$21,987	$—	$29,964	$—	$21,975	$—	$24,986
Mortgage-backed	—	1,722	—	1,989	—	2,461	—	3,455
Corporate	—	800	—	1,200	—	1,600	—	1,600
Other securities	500	—	507	—	530	—	500	—
Total Investment Securities	$500	$24,509	$507	$33,153	$530	$26,036	$500	$30,041

Valuation of Securities

Beach Bank recorded securities available-for-sale in its statement of financial condition at fair value. Beach Bank used market price quotes for valuation. Equity securities available-for-sale trade daily on various stock exchanges. The fair value of these securities in Beach Bank’s statement of financial condition based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and does not necessarily represent actual transactions. The number of shares that Beach Bank owned in some of these equity securities may have been in excess of the securities average daily trading volume. As a consequence, Beach Bank may not have realized the quoted market price upon sale. Equity securities available-for-sale were adjusted to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available-for-sale below their cost that were other than temporary resulted in write-downs of the individual securities to their fair value.

At September 30, 2006, the fair value and net unrealized gain associated with Beach Bank’s securities available-for-sale was $500,200 and $200, respectively. At December 31, 2005, the fair value and net unrealized gain associated with Beach Bank’s securities available-for-sale was $507,400 and $7,400, respectively.

Deposit Accounts

Deposits generally were attracted from within Beach Bank’s market area and substantially all of the depositors were residents of the State of Florida. Deposit services for personal and business customers included a variety of checking accounts, which include interest-earning, low-cost checking, and senior checking. Savings accounts were also offered.

Certificates of Deposit

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of September 30, 2006 and December 31, 2005 and 2004 is as follows:

	September 30, 2006	December 31, 2005	December 31, 2004

Three months or less	$25,718,313	$24,768,018	$14,783,046
Over three through six months	28,338,448	8,728,562	6,345,142
Over six through twelve months	4,805,317	4,910,050	6,810,363
Over twelve months	330,002	1,450,294	2,448,926
	$59,192,080	$39,856,924	$30,387,477

Legal Proceedings

Beach Bank was periodically party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of December 29, 2006, Beach Bank’s management did not believe that there were any pending proceedings against Beach Bank that, if determined adversely, would have a materially adverse effect on its business or financial position.

On October 5, 2004, Beach Bank consented to enter into an Order to Cease and Desist, referred to as the Order in this proxy statement/prospectus, as proposed by the FDIC.  The FDIC found during its May 10, 2004 examination of Beach Bank that it had deficiencies in violation of statutory requirements in the areas of policies, procedures, enhanced due diligence, customer identification programs, know your customer documentation, currency transaction reporting, suspicious activity reporting, and account monitoring.

The Order required Beach Bank to, among other things, formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, have and retain qualified management, maintain a Tier 1 Leverage Capital ratio of not less than 7%, a Tier 1 Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, charge off certain classified assets, maintain an adequate allowance for loan losses, reduce classified assets and adopt sound lending and collection policies.  Management of Beach Bank believed that at December 31, 2005, Beach Bank had made significant progress in complying with the terms of the Order. On December 27, 2006, the FDIC, the Financial Crimes Enforcement Network and the Florida Office of Financial Regulations assessed an $800,000 civil money penalty against Beach Bank for alleged violations of anti-money laundering laws, which were cited in the Order. Sun American Bank is not subject to the Order and Sun American Bancorp did not assume the civil money penalty as a result of the transaction with Beach Bank. See “Beach Bank’s Management’s Discussion and Analysis or Plan of Operation” for additional information regarding the Order.

BEACH BANK’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

Overview

Prior to the asset acquisition of Beach Bank by Sun American Bank in December 2006, Beach Bank was a “community based” state-chartered commercial bank that provided a variety of financial products and services. The primary market area for Beach Bank, defined as the area from where approximately 75% of its business was derived, was Miami-Dade County. It operated two branches located at 555 Arthur Godfrey Road, Miami Beach, Florida 33140 and 8099 South Dixie Highway, South Miami, Florida 33143. These former Beach Bank offices are now operated as offices of Sun American Bank.

During the nine months ended September 30, 2006, Beach Bank decreased its capital base by approximately $594,206 through normal operations. During the fiscal year ended December 31, 2005, Beach Bank completed a private offering to investors that added $1.9 million of net new capital. The first round of the private placement in March involved the sale of 543,588.33 shares of common stock at an offering price of $3.00 per share. Beach Bank received net proceeds of $1.6 million from this offering. The second round of the private placement involved the sale of 100,000 shares of common stock at an offering price of $3.00 per share. Beach Bank received net proceeds of $300,000 from this offering. Beach Bank’s capital exceeded statutory guidelines at September 30, 2006. There were no common share dividends declared during the nine months ended September 30, 2006 nor in the fiscal years ended December 31, 2005 and 2004.

On October 5, 2004, Beach Bank consented to enter into an Order to Cease and Desist, referred to as the Order in this proxy statement/prospectus, as proposed by the FDIC. The FDIC found during its May 10, 2004 examination of Beach Bank that it had deficiencies in violation of statutory requirements in the areas of policies, procedures, enhanced due diligence, customer identification programs, know your customer documentation, currency transaction reporting, suspicious activity reporting, and account monitoring.

The Order required Beach Bank to, among other things, formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, have and retain qualified management, maintain a Tier I Leverage Capital ratio of not less than 7%, a Tier I Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, charge off certain classified assets, maintain an adequate allowance for loan losses, reduce classified assets and adopt sound lending and collection policies.

Management believed that at December 31, 2005, Beach Bank made significant progress in complying with the requirements of the Order. Any deviations from the requirements of the Order could have had significant implications on the operations of Beach Bank. In order to comply with the Order, Beach Bank incurred expenses as follows:

Fiscal Year Ended December 31, 2004 (commencing on October 5, 2004)	$133,864
Fiscal Year Ended December 31, 2005	$1,964,064
Nine Months Ended September 30, 2006	$443,575

On December 27, 2006, the FDIC, the Financial Crimes Enforcement Network and the Florida Office of Financial Regulation assessed an $800,000 civil money penalty against Beach Bank for alleged violations of anti-money laundering laws, which were cited in the Order.

As of September 30, 2006, Beach Bank had total assets of $127.1 million, total gross loans of $74.2 million, deposits of $116.1 million and shareholders’ equity of $9.1 million. Average total assets decreased during the nine months ended September 30, 2006 by $3.4 million from 2005. Average total assets increased in 2005 by $727,000 from 2004 due to management’s efforts to grow Beach Bank. Capital growth corresponded with the overall growth of Beach Bank. The average equity to average assets ratio was 7.66 % during the nine months ended September 30, 2006. The average equity to average assets ratio was 8.84% in 2005 and 7.84% in 2004.

Interest-earning assets, which consisted of interest earning deposits, investment securities, gross loans, federal funds sold, and Federal Home Loan Bank stock, totaled $123.9 million at September 30, 2006, a $7.2 million, or 6.17%, increase from December 31, 2005. Interest earning assets were $116.7 million and $117.7 million at December 31, 2005 and 2004, respectively.

Critical Accounting Policies

Allowance for Loan Losses

The allowance for loan losses was established as losses were estimated to have occurred through a provision for loan losses charged to earnings. Loan losses were charged against the allowance when management believed the uncollectibility of a loan balance was confirmed. Subsequent recoveries, if any, were credited to the allowance.

The allowance for loan losses was evaluated on a regular basis by management and was based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that have affected the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This valuation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan was considered impaired when, based on current information and events, it was probable Beach Bank wanted not be able to collect the scheduled payments of principal and interest when due. Factors considered by management in determining impairment included payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experienced insignificant payment delays and payment shortfalls generally were not classified as impaired. Management determined the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment was measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value or expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan was collateral dependent.

Large groups of smaller balance homogeneous loans were collectively evaluated for impairment. Accordingly, Beach Bank did not separately identify individual consumer and residential loans for impairment disclosures. For analytical purposes, the allowance consisted of two components, Non-Specific and Specific.

Non-Specific Allowance. The methodology used in establishing non-specific allowances was based on a broad risk analysis of the portfolio. All significant portfolio segments, including concentrations, were analyzed. The amount of the non-specific allowance was based upon a statistical analysis that derived appropriate formulas, which were adjusted by management’s subjective assessment of current and future conditions. The determination included an analysis of loss and recovery experience in the various portfolio segments over at least the prior three fiscal years. Results of the historical loss analysis were adjusted to reflect current and anticipated conditions.

Specific Allowance. All significant commercial and industrial loans classified as either “substandard” or “doubtful” were reviewed at the end of each period to determine if a specific reserve was needed for that credit. The determination of a specific reserve for an impaired asset was evaluated in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific reserve did not necessarily mean that the credit with the specific reserve would definitely incur loss at the reserve level. It was only an estimation of potential loss based upon anticipated events.

Liquidity and Capital Resources

The liability side of the balance sheet has great significance to the profitable operation of a bank. Deposits were the major source of Beach Bank’s funds for lending and other investment activities. Deposits were attracted principally from within Beach Bank’s primary market area through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts and certificates of deposit, referred to as CD’s in this proxy statement/prospectus. Maturity terms, service fees and withdrawal penalties were established by Beach Bank on a periodic basis. The determination of rates and terms was predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

Deposits and loan repayments were the major sources of funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments were influenced significantly by general interest rates and money market conditions. Beach Bank could use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources. Beach Bank maintained a membership with the Federal Home Loan Bank, which acted as an alternate source for borrowing as needed. However, Beach Bank’s line of credit with the FHLB was not available due to the existing Order from the FDIC.

Regulatory agencies required that Beach Bank maintain sufficient liquidity to operate in a sound and safe manner. The principal sources of liquidity and funding were generated by the operations of Beach Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities was determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position included scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and were continuously evaluated as part of the asset/liability management process. Historically, Beach Bank increased its level of deposits to allow for its planned asset growth. The level of deposits was influenced by general interest rates, economic conditions and competition, among other things.

If additional liquidity was needed, Beach Bank established a correspondent banking relationship with Independent Bankers Bank of Lake Mary, Florida. This relationship provided Beach Bank with the ability to borrow from an unsecured line of credit to supplement liquidity up to the amount of $1.5 million. Interest was calculated on any outstanding balance at the prevailing market federal funds rate. Beach Bank also had the ability to sell investments from the portfolio under a repurchase agreement with this correspondent bank. Beach Bank also maintained a separate secured line of credit of $5.8 million with Independent Bankers Bank. Beach Bank also maintained an unsecured line of credit of $2.5 million and a secured line of credit of $12.3 million with Bankers Bank of Georgia.

Borrowings

Beach Bank pledged securities to secure repurchase agreements. Additional details regarding securities sold under agreements to repurchase for the nine months ended September 30, 2006 and the fiscal years ended December 31, 2005 and 2004 are as follows:

	September 30,	December 31,
	2006	2005	2004
	(dollars in thousands)
Maximum amount outstanding at any month-end	$3,615	$6,357	$16,813
Average balance for the period	2,378	4,345	10,962
Average interest rate	1.68%	1.53%	1.41%
Average interest rate paid at period end	1.87%	1.49%	1.43%

Federal Home Loan Bank Advances

On September 24, 2001, Beach Bank became a member of the Federal Home Loan Bank of Atlanta. Beach Bank owned stock in the amount of $240,500, but its line of credit was suspended upon the issuance of the Order from the FDIC.

Equity and Capital Resources

Beach Bank was subject to various regulatory capital requirements administered by federal and state banking authorities. Failure to meet minimum capital requirements could initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have had a direct material effect on the financial statements and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Beach Bank was required to meet specific capital guidelines that involved quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The capital accounts and classifications were also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy required Beach Bank to maintain minimum amounts and ratios, set forth in the table below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets.

The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

		September 30, 2006
Regulator Definition for each Capital Tier Category		Beach Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	13.16%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	11.91%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	7.83%	4.0%	5.0%

		December 31, 2005
Regulator Definition for each Capital Tier Category		Beach Bank	Adequately	Well
Tier-2 Capital	= Tier-2 Cap/Risk Weighted Assets	13.4%	8.0%	10.0%
Tier-1 Risk	= Tier-1 Cap/Risk Weighted Assets	12.1%	4.0%	6.0%
Tier-1 Leverage	= Tier-1 Cap/Average Quarterly Assets	8.3%	4.0%	5.0%

Results of Operations

Results of Operations for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

Beach Bank reported a net loss of $594,206 for the nine months ended September 30, 2006, compared to net loss of $1.1 million for the nine months ended September 30, 2005.

Net Interest Income. Net interest income before provision for loan losses for the nine months ended September 30, 2006 was $3.3 million, compared to $3.8 million for the nine months ended September 30, 2005, a decrease of approximately $432,000, or 11.5%.

Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity), federal funds sold and Federal Home Loan Bank stock increased by $165,000, or 15.5%, to $1.2 million for the nine months ended September 30, 2006 from $1.1 million for the nine months ended September 30, 2005, due primarily to increases in yields in 2006.

Interest on loans increased by $51,000, or 1.2%, for the nine months ended September 30, 2006, compared to the nine months ended September 30, 2005. The increase in loan interest was due to increasing interest rates on variable rate loans that resulted in higher gross interest income despite lower loan balances.

Total interest expense increased $648,000, or 44.5%, to $2.1 million for the nine months ended September 30, 2006, compared to $1.5 million for the nine months ended September 30, 2005. The increase in deposit interest expense was primarily attributed to market increases in interest rates payable on deposit products.

Non-Interest Income. Total non-interest income decreased $190,600, or 37.7%, to $315,500 for the nine months ended September 30, 2006 from $506,100 for the nine months ended September 30, 2005. This decrease was primarily due to a decrease of the loan portfolio and also a decrease in service charges on demand deposit accounts.

Non-Interest Expense. Total non-interest expense decreased by $871,000, or 17.1%, to $4.2 million for the nine months ended September 30, 2006 from $5.1 million for the nine months ended September 30, 2005. The decrease was due to a reduction in costs in compliance with the Order during the nine months ended September 30, 2006.

Occupancy and equipment expenses were $738,000 for the nine months ended September 30, 2006, compared to $800,000 for the nine months ended September 30, 2005. This decreased cost was primarily due to regular asset depreciation.

Other expenses decreased $828,000 for the nine months ended September 30, 2006, compared to $2.4 million for the nine months ended September 30, 2005. This decrease was due to lower costs and expenses in compliance with the Order during the nine months ended September 30, 2006.

Provision for Loan Losses. Management determined a provision was not needed for the nine months ended September 30, 2006, due to a decrease in loans and an evaluation of the loan loss reserve.

Provision for Income Taxes. Beach Bank was treated as an S-Corporation for income tax purposes. For federal and state income tax purposes, all items of income and expense flowed through to its shareholders and no provision for income taxes was reflected in the financial statements.

Deposit Balances and Rates. The following tables set forth the average balances of the deposit portfolio of Beach Bank for the nine months ended September 30, 2006 and for the fiscal year ended December 31, 2005. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	Nine Months Ended September 30, 2006
	Average Balance	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$23,801	0.00%	22%
Interest bearing accounts:
NOW accounts	7,173	0.78%	7%
Money market deposit	15,978	3.10%	15%
Savings accounts	4,050	1.09%	4%
Time deposits	55,907	3.88%	52%
Total deposits	$106,909

	Fiscal Year Ended December 31, 2005
	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$24,619	0.00%	24%
Interest bearing accounts:
NOW accounts	8,472	0.77%	8%
Money market deposit	8,059	1.45%	8%
Savings accounts	9,316	1.17%	9%
Time deposits	53,891	3.10%	51%
Total deposits	$104,357

Average Balance Sheet. The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	Nine Months Ended September 30, 2006
	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$27,518	$807	3.92%
Federal funds sold	11,304	421	4.97
Loans:
Commercial loans(3)	13,208	766	8.40
Commercial real estate loans(2)	34,309	1,815	7.07
Consumer loans(2)	1,266	69	7.14
Residential real estate loans(2)	22,011	1,182	7.18
Home equity and other loans(2)	3,880	225	7.65
Construction	2,078	140	5.71
Total loans(2)	76,752	4,197	7.21
Total interest earning assets	115,574	5,425	6.26
Noninterest-earning assets	4,023
Total assets	$119,597
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$23,151	412	2.35
Savings accounts	4,050	37	1.22
Certificates of deposit and IRAs	55,907	1,622	3.83
Total interest-bearing deposits	83,108	2,071	3.32
Federal funds purchased, securities sold under repurchase agreements and other	2,456	32	1.74
Federal Home Loan Bank advances	90	3	4.44
Total interest-bearing liabilities	85,654	2,106	3.28
Noninterest bearing liabilities	24,777
Shareholders’ equity	9,166
Total liabilities and shareholders’ equity	$119,597
Net interest income and net yield on interest- earning assets		$3,319	3.83%

(continued)

	For the year ended December 31,
	2005
	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$30,675	$1,175	3.83%
Federal funds sold	6,764	218	3.22
Loans:
Commercial loans(2)	13,611	976	7.17
Commercial real estate loans(2)	31,023	2,212	7.13
Consumer loans(2)	1,486	110	7.40
Residential real estate loans(2)	27,299	1,803	6.60
Home equity and other loans(2)	4,604	289	6.28
Government loans	2,922	145	5.00
Total loans(2)	80,945	5,535	6.84
Total interest earning assets	118,384	6,928	5.85
Noninterest-earning assets	4,594
Total assets	$122,978
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$16,531	182	1.10
Savings accounts	9,316	109	1.17
Certificates of deposit and IRAs	53,891	1,560	2.89
Total interest-bearing deposits	79,738	1,851	2.32
Federal funds purchased, securities sold under repurchase agreements and other	4,345	66	1.52
Federal Home Loan Bank advances	2,157	64	2.97
Total interest-bearing liabilities	86,240	1,981	2.30
Noninterest bearing liabilities	25,866
Shareholders’ equity	10,872
Total liabilities and shareholders’ equity	$122,978
Net interest income and net yield on interest- earning assets		$4,947	4.18%

———————

(1)

Includes investment securities and Federal Reserve Bank stock and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans

Rate/Volume Analysis. The table below indicates changes in net interest income resulting either from changes in average balances or to changes in average rates for earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) change in volume (change in volume multiplied by prior year rate); (ii) change in rate (change in rate multiplied by prior year volume); (iii) change in rate/volume (change in rate multiplied by change in volume); and (iv) total change in rate and volume.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 COMPARED TO 2005
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$(376)	$427	$51
Securities	(61)	15	(46)
Fed Funds Sold	54	148	202
Other	(4)	6	6
Total interest income	(387)	596	209
Increase (decrease) in interest expense:
Deposits	(162)	870	708
Repurchase Agreements	(31)	16	(15)
Fed Funds Purchased	(48)	0	(48)
Total interest expense	(241)	886	645
Total change in net interest income	$(146)	$(290)	$(436)

YEAR ENDED DECEMBER 31, 2005 COMPARED TO 2004
INCREASE (DECREASE) DUE TO CHANGE IN (IN THOUSANDS)

	Volume	Rate	Change

Increase (decrease) in interest income:
Loans	$429	$709	$1,138
Securities	10	(14)	(3)
Fed Funds Sold	(149)	27	1765
Other	5	0	5
Total interest income	593	722	1,316
Increase (decrease) in interest expense:
Deposits	300	190	490
Repurchase Agreements	(97)	9	(88)
Fed Funds Purchased	(130)	78	(52)
Total interest expense	73	277	350
Total change in net interest income	$520	$445	$966

Results of Operations for the fiscal year ended December 31, 2005 compared to the fiscal year ended December 31, 2004

In this section, unless the context provides otherwise, references to 2005 and 2004 are to the fiscal years ended December 31, 2005 and 2004, respectively.

The net loss for 2005 was $2.1 million, compared to net income of $370,000 for 2004. The decrease in earnings was related to the Order from the FDIC as Beach Bank incurred $2.0 million of expenses in order to comply with the provisions of the Order. In addition to these costs, earnings for 2005 as compared to 2004 were primarily impacted by a $1.0 million increase in net interest income, a decrease in the provision for loan loss of $54,000, which was more than offset by a decrease in non-interest income of $1.4 million and a $336,000 increase in non-interest expenses excluding expenses resulting from the Order.

Net Interest Income. Net interest income before provision for loan losses for 2005 was $5.0 million, compared to $4.0 million for 2004, an increase of $1.0 million, or 25%.

Income from interest earning deposits, securities (available-for-sale and held-to-maturity), federal funds sold and Federal Home Loan Bank stock increased by $1.3 million, or 23.2%, to $6.9 million for 2005 from $5.6 million for 2004. The increase was mostly attributed to higher average loan balances outstanding of $80.9 million for 2005 from $74.7 million for 2004. The interest yield on the loan portfolio increased to 6.8% in 2005, compared to 5.9% in 2004. In addition, federal funds sold yielded 3.22% in 2005, compared to 1.0% in 2004. The yield on total interest-earning assets was 5.85% for 2005, a 69 basis point increase from 5.2% for 2004, primarily as a result of improved yields in the loan portfolio due to increasing market interest rates.

Total interest expense increased $349,000 from $1.6 million for 2004 to $2.0 million for 2005. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $79.7 million for 2005 from $66.8 million for 2004. In addition to the increase in the average balance of deposits, there was an increase in the yield paid on interest-bearing deposits and liabilities to 2.32% for 2005 from 1.94% for 2004.

Non-Interest Income. Total non-interest income decreased $1.4 million, or 68.5%, to $631,000 for 2005 from $2.0 million for 2004. The decrease in fees reflects the elimination of certain business lines in accordance with the provisions of the Order.

Non-Interest Expense. Total non-interest expense increased by $2.2 million, or 42%, to $7.4 million for 2005 from $5.2 million for 2004. The increase was mostly attributed to legal and consulting expenses associated with the Order. These costs amounted to $2.0 million for 2005, compared to $134,000 for 2004.

Provision for Loan Losses. The provision for loan losses for the fiscal year ended December 31, 2005 was $325,000, compared to $379,000 for the fiscal year ended December 31, 2004. The reduced provision for loan losses in the fiscal year ended December 31, 2005 was due to a reduced balance of net loans during the fiscal year ended December 31, 2005.

Provision for Income Taxes. Beach Bank was treated as an S-Corporation for income tax purposes. For federal and state income tax purposes, all items of income and expense flowed through to its shareholders and no provision for income taxes was reflected in the financial statements.

Deposit Balances and Rates. The following table sets forth the average balances of the deposit portfolio of Beach Bank for the fiscal years ended December 31, 2005 and 2004. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	2005			2004
	Average Balance for the Year	Weighted Average Rate	% of Deposits	Average Balance for the Year	Weighted Average Rate	% of Deposits
	(Dollars in Thousands)
Noninterest bearing accounts	$24,619	0.00%	24%	$28,217		30%
Interest bearing accounts:
NOW accounts	8,472	0.77%	8%	7,042	0.81%	7%
Money market deposit	8,059	1.45%	8%	9,185	1.15%	10%
Savings accounts	9,316	1.17%	9%	15,216	1.40%	16%
Time deposits	53,891	3.10%	51%	35,369	3.17%	37%
Total deposits	$104,357			$95,029

Average Balance Sheet

The following table contains for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the years ended December 31,
	2005			2004
	Average Balance	Interest(3)	Average Yield/Rate	Average Balance	Interest(3)	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments(1)	$30,675	$1,175	3.83%	$31,726	$1,189	3.75%
Federal funds sold	6,764	218	3.22	2,512	26	1.04
Loans :
Commercial loans(2)	13,611	976	7.17	21,381	1,162	5.43
Commercial real estate loans(2)	31,023	2,212	7.13	30,066	1,850	6.15
Consumer loans(2)	1,486	110	7.40	2,546	168	6.60
Residential real estate loans(2)	27,299	1,803	6.60	15,309	954	6.23
Home equity and other loans(2)	4,604	289	6.28	2,206	124	5.62
Government loans	2,922	145	5.00	3,166	139	4.39
Total loans(2)	80,945	5,535	6.84	74,674	4,397	5.89
Total interest earning assets	118,384	6,928	5.85	108,912	5,612	5.15
Noninterest-earning assets	4,594			14,150
Total assets	$122,978			$123,062
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits
NOW and money market accounts	$16,531	182	1.10	$16,227	163	1.00
Savings accounts	9,316	109	1.17	15,216	210	1.38
Certificates of deposit and IRAs	53,891	1,560	2.89	35,369	988	2.79
Total interest-bearing deposits	79,738	1,851	2.32	66,812	1,361	2.04
Federal funds purchased, securities sold under repurchase agreements and other	4,345	66	1.52	10,962	155	1.41
Federal Home Loan Bank advances	2,157	64	2.97	6,357	116	1.82
Total interest-bearing liabilities	86,240	1,981	2.30	84,131	1,632	1.94
Noninterest bearing liabilities	25,866			29,282
Shareholder’s equity	10,872			9,649
Total liabilities and shareholders’ equity	$122,978			$123,062
Net interest income and net yield on interest-earning assets		$4,947	4.18%		$3,980	3.65%

———————

(1)

Includes investment securities and Federal Home Loan Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

(3)

Includes Fee Income on Loans.

Discussion of Changes in Financial Condition

Discussion of Changes in Financial Condition from December 31, 2005 to September 30, 2006

General. Total assets increased by $7.1 million from $120.0 million at December 31, 2005 to $127.1 million at September 30, 2006, with the increase invested principally in federal funds sold. The following is a discussion of the significant fluctuations between the September 30, 2006 and December 31, 2005 balance sheets.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $26.5 million at September 30, 2006, compared to $2.1 million at December 31, 2005. The increase of $24.4 million was due principally to the net reduction in the loan portfolio and also due to the maturity of investment securities.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio decreased $8.7 million to $25.0 million at September 30, 2006 from $33.7 million at December 31, 2005. The decrease was due to maturities and scheduled principal payments. There were no purchases of securities during the nine months ended September 30, 2006.

Loans Receivable. Net loans receivable were $73.0 million at September 30, 2006, a decrease of $8.4 million from $81.4 million at December 31, 2005. The decrease in net loans was the result of repayments of loans during the nine months ended September 30, 2006.

Asset Quality and Non-Performing Assets. In the normal course of business, Beach Bank recognized losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, Beach Bank established an allowance for loan losses, which totaled $1.0 million at September 30, 2006. The allowance for loan losses was maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance was based on Beach Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. Beach Bank’s allowance for loan and credit losses was analyzed and deemed to be adequate by management at September 30, 2006.

Beach Bank’s impaired loans were $4.0 million at September 30, 2006, or 5.3% of Beach Bank’s total gross loans, compared to $2.0 million at December 31, 2005, or 2.4% of Beach Bank’s total gross loans. Assets that were classified as impaired were those deemed by Beach Bank’s management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets that were classified as impaired had a well-defined weakness or weaknesses that jeopardized the liquidation of the debt. The impaired assets were characterized by the distinct possibility that Beach Bank would have sustained some loss if the deficiencies were not corrected.

The total impaired assets and the percentage of total loans that were classified as impaired assets at September 30, 2006 and December 31, 2005 are listed in the table below. There was no other real estate owned (OREO) at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
	(Dollars in thousands)

Impaired loans and discount	$3,949	$1,964
Other real estate owned and repossessions	—	—
Total impaired and other	$3,949	$1,964

Percent impaired and other/total loans	5.32%	2.38%

Gross loans	$74,208	$82,672

Nonperforming assets consisted of loans that were past due 90 days or more that were still accruing interest, loans on non-accrual status and OREO and other foreclosed assets. The following table sets forth information with respect to non-performing assets identified by Beach Bank at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005
	(Dollars in thousands)
Non-accrual loans:
Commercial and residential real estate	$—	$91
Commercial	489	515
Consumer	—	20
Government	—	—
Home Equity	—	25
Accrual loans past due 90 days or more:
Commercial and residential real estate	—	—
Commercial	—	—
Consumer	—	—
Real estate owned & repossessions	—	—
Total nonperforming assets	$489	$651

Total nonperforming assets decreased from December 31, 2005 to September 30, 2006 by $162,000, or 25%. In management’s judgment, all nonperforming assets were either fully collateralized or appropriately reserved based on circumstances known at the time.

Premises and Equipment. Premises and equipment totaled $1.2 million at September 30, 2006, compared to $1.5 million at December 31, 2005. The decrease was primarily due to depreciation.

Liabilities

Deposits. Deposits increased to $116.1 million at September 30, 2006 from $100.9 million at December 31, 2005. The increase of 15% during the nine months ended September 30, 2006 was partly the result of an advertising campaign to bring in certificates of deposit.

At December 31, 2005, the aggregate amount of deposits by foreign depositors was $1.3 million, of which $845,000 were held in certificates of deposit and $458,000 were held in demand deposits.

The table below includes a breakdown of Beach Bank’s non-interest bearing and interest bearing accounts as of September 30, 2006 and December 31, 2005.

	September 30,	December 31,
	2006	2005
	(Dollars in Thousands)
Noninterest-bearing accounts	$18,219	$21,061
Interest-bearing accounts:
NOW accounts	4,957	7,356
Money market accounts	13,295	12,342
Savings accounts	2,241	6,901
Certificates of deposit under $100,000	17,586	13,783
Certificates of deposit $100,000 and more	58,852	38,666
IRAs under $100,000	611	474
IRAs $100,000 and more	340	302

Total interest-bearing deposits	$97,882	$79,824

Total deposits	$116,101	$100,885

Debt. There were no borrowings outstanding as of September 30, 2006 and December 31, 2005.

Federal Home Loan Bank Advances. There were no borrowings outstanding as of September 30, 2006 and December 31, 2005.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $1.2 million at September 30, 2006, compared to $6.4 million at December 31, 2005. These repurchase agreements were secured by securities held by Beach Bank.

Capital

Beach Bank’s total shareholders’ equity was $9.1 million at September 30, 2006, a decrease of $0.6 million from $9.7 million at December 31, 2005. The decrease of $0.6 million represents the net loss for the period.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Beach Bank was required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Beach Bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 13.16%, 11.91% and 7.83%, respectively, at September 30, 2006 and 13.35%, 12.09% and 8.25%, respectively, at December 31, 2005. Based on these ratios, Beach Bank was considered to be “well capitalized.”

Discussion of Changes in Financial Condition from December 31, 2004 to December 31, 2005

General

Total assets decreased by $0.7 million from $120.7 million at December 31, 2004 to $120.0 million at December 31, 2005. Total net loans decreased by $7.9 million to $81.4 million at December 31, 2005 from $89.3 million at December 31, 2004. Securities increased $7.1 million to $33.7 million at December 31, 2005 from $26.6 million at December 31, 2004. The following is a discussion of the significant fluctuations between the December 31, 2005 and December 31, 2004 balance sheets.

Assets

Cash and Cash Equivalents. Cash and cash equivalents were $2.1 million at December 31, 2005, compared to $1.5 million at December 31, 2004.

Securities Available-for-Sale and Held-to-Maturity. The securities portfolio increased $7.1 million to $33.7 million at December 31, 2005 from $26.6 million at December 31, 2004. New securities were purchased during the fiscal year ended December 31, 2005 using available excess cash.

Loans Receivable. Total loans were $81.4 million at December 31, 2005, a decrease of $7.9 million from $89.3 million at December 31, 2004. The decrease resulted primarily from a net decrease in Beach Bank’s commercial loan portfolio.

Asset Quality and Non-Performing Assets. Beach Bank established an allowance for loan losses, which totaled $1.1 million at December 31, 2005.

Premises and Equipment. Premises and equipment totaled $1.5 million at December 31, 2005, compared to $1.3 million at December 31, 2004. The increase during the fiscal year ended December 31, 2005 was primarily due to the acquisition of select fixed assets for the South Miami branch.

Liabilities

Deposits. Deposits increased to $100.9 million at December 31, 2005 from $89.2 million at December 31, 2004. In the South Florida market, during the fiscal year ended December 31, 2005, Beach Bank was able to attract new deposits or reduce deposit levels as needed by adjusting the interest paid on deposit accounts, primarily money market and NOW accounts. Beach Bank did not have brokered deposits.

The table below includes a breakdown of Beach Bank’s non-interest bearing and interest bearing accounts as of December 31, 2005 and 2004.

	Deposits at December 31,
	2005	2004
	(Dollars in Thousands)

Noninterest-bearing accounts	$21,061	$21,331
Interest-bearing accounts:
NOW accounts	7,356	7,018
Money market accounts	12,342	6,873
Savings accounts	6,901	13,370
Certificates of deposit under $100,000	13,783	11,391
Certificates of deposit $100,000 and more	38,666	28,355
IRAs under $100,00	474	631
IRAs $100,00 and more	302	234
Total interest-bearing deposits	79,824	67,872

Total deposits	$100,885	$89,203

Debt. Beach Bank maintained an unsecured line of credit of $2.6 million and a secured line of credit of $13.8 million, each with Independent Bankers Bank, to meet its interim liquidity needs. There were borrowings outstanding under the unsecured line of credit of $2.6 million and $5.9 million as of December 31, 2005 and 2004, respectively. There were no borrowings outstanding under the secured line of credit as of December 31, 2005. There were borrowings outstanding under the secured line of credit of $0.8 million as of December 31, 2004.

Federal Home Loan Bank Advances. FHLB borrowings decreased $7.5 million from December 31, 2004 to December 31, 2005 as Beach Bank’s line of credit was suspended and all borrowings were repaid as scheduled.

Securities Sold Under Repurchase Agreements. Securities sold under repurchase agreements were $6.4 million at December 31, 2005, compared to $7.7 million at December 31, 2004. These repurchase agreements were secured by securities held by Beach Bank.

Capital

Beach Bank’s total shareholders’ equity was $9.7 million at December 31, 2005, a decrease of $0.3 million from $10.0 million at December 31, 2004. The change was due to the net loss of $2.1 million for the fiscal year ended December 31, 2005, partially offset by net proceeds of $1.9 million from capital raised during the fiscal year ended December 31, 2005.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, Beach Bank was required to maintain a minimum ratio of total capital to weighted risk assets and minimum leverage ratios. Beach Bank’s risk-weighted, Tier 1 risk-weighted, and Tier 1 leverage capital ratios were 13.35%, 12.09% and 8.25%, respectively, at December 31, 2005 and 13.02%, 12.00% and 8.10%, respectively, at December 31, 2004. Based on these ratios, Beach Bank was considered to be “well capitalized.”

SPECIAL MEETING OF INDEPENDENT COMMUNITY BANK SHAREHOLDERS

This proxy statement/prospectus is being mailed to Independent Community Bank shareholders of record on or about February 9, 2007, together with the notice of the special meeting of shareholders and a proxy solicited by the Independent Community Bank board of directors for use at the special meeting and at any adjournments or postponements thereof.

Meeting Date, Time, Place and Record Date

The special meeting of shareholders will be held at 250 Tequesta Drive, Suite 101, Tequesta, Florida 33469 at 10:30 a.m., local time, on March 23, 2007. Only shareholders of record at the close of business on February 9, 2007 will be entitled to vote at the special meeting.

Matters to be Considered at the Special Meeting of Shareholders

At the special meeting of shareholders, Independent Community Bank shareholders will be asked: (i) to approve the agreement and plan of merger, dated as of November 17, 2006, by and among Sun American Bancorp, Sun American Bank and Independent Community Bank and the transactions contemplated by the merger agreement, including the merger of Independent Community Bank with and into Sun American Bank, with Sun American Bank being the surviving company in the merger; and (ii) to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

If any other matters are properly presented at the special meeting, the persons named in the proxy card and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless the proxy indicates otherwise. The board of directors does not know of any other matters other than the proposals set forth above that may be brought before the special meeting or any postponement or adjournment thereof.

Quorum and Vote Required

On the record date, there were approximately 1,090,473 shares of Independent Community Bank common stock outstanding, each of which is entitled to one vote at the special meeting. The presence, in person or by proxy, of the majority of shares of Independent Community Bank common stock entitled to vote at the special meeting constitute a quorum at the special meeting. A quorum must be present in order for the special meeting to be called to order.

The affirmative vote of a majority of the shares of Independent Community Bank common stock entitled to vote at the special meeting is required to approve Proposal 1. The affirmative vote of a majority of the votes cast, either in person or by proxy, is required to approve all other proposals at the special meeting.

Properly executed proxy cards marked “abstain” with respect to any proposal as well as broker non-votes will be counted as present for purposes of determining whether there is a quorum at the special meeting. A broker non-vote occurs when shares held by a broker are not voted with respect to the proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner of the shares.

An abstention will have the same effect as a vote “AGAINST” in connection with any proposal submitted for the shareholders’ approval at the special meeting. Broker non-votes will count as votes against the proposal to approve the merger agreement and transactions contemplated by the merger agreement. Broker non-votes will not count as votes against any other proposals.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the special meeting of shareholders will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted in favor of each proposal. No proxy with instructions to vote against Proposal 1 will be voted in favor of any adjournment or postponement of the special meeting.

Each copy of this proxy statement/prospectus mailed to Independent Community Bank shareholders is accompanied by a proxy card for use at the special meeting. The Independent Community Bank board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

You may change your vote at any time before your proxy card is voted at the special meeting of shareholders. You can do this in one of three ways. First, you can send a written, dated notice stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card or later dated proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card or later-dated proxy card to Independent Community Bank’s corporate office as indicated on the special meeting notice for delivery prior to the special meeting on March 23, 2007. Third, you can attend the special meeting of shareholders and vote your shares in person. Your attendance alone will not revoke your proxy.

Solicitation of Proxies

Independent Community Bank will pay all of the costs of soliciting proxies in connection with the special meeting of shareholders, but Sun American Bancorp will pay all of the costs of printing this proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, facsimile, or other form of communication by Independent Community Bank directors, officers, and employees who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Independent Community Bank or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in Independent Community Bank’s or Sun American Bancorp’s business or affairs since the date of the proxy statement/prospectus.

Recommendation of the Board of Directors

The Independent Community Bank board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, believes that the merger transaction is in Independent Community Bank’s and its shareholders’ best interests, and recommends that you vote “FOR” each proposal set forth above.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, Independent Community Bank board of directors, among other things, consulted with its financial and legal advisors regarding the terms of the merger agreement. For a discussion of the factors considered by Independent Community Bank board of directors in reaching its conclusion, see “The Merger — Background of and Reasons for the Merger Transaction — Independent Community Bank’s Reasons for the Merger Transaction.”

Independent Community Bank shareholders should note that certain of its directors and executive officers have interests in, and may derive benefits as a result of, the merger transaction that are in addition to their interests as shareholders of Independent Community Bank. See “The Merger — Interests of Directors and Executive Officers of Independent Community Bank in the Merger.”

PROPOSAL 1

TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 17, 2006,
BY AND AMONG SUN AMERICAN BANCORP, SUN AMERICAN BANK AND INDEPENDENT
COMMUNITY BANK AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER
AGREEMENT, INCLUDING THE MERGER OF INDEPENDENT COMMUNITY BANK WITH
AND INTO SUN AMERICAN BANK, WITH SUN AMERICAN BANK BEING THE SURVIVING
COMPANY IN THE MERGER

Required Vote

The affirmative vote of the majority of the shares of common stock entitled to vote at the special meeting is required to approve this Proposal 1.

The Merger

On November 17, 2006, Sun American Bancorp, its subsidiary, Sun American Bank, and Independent Community Bank entered into the agreement and plan of merger, pursuant to which Independent Community Bank intends to merge with and into Sun American Bank. Sun American Bank will be the surviving bank in the merger and will continue its corporate existence under the laws of the State of Florida.

This proxy statement/prospectus contains important information regarding the merger transaction, terms of the merger agreement, Sun American Bancorp, Beach Bank and Independent Community Bank. This proxy statement/prospectus, including the appendices to this proxy statement/prospectus, should be reviewed in its entirety in connection with this Proposal 1.

Dissenters’ Rights

Under Florida law, each shareholder of Independent Community Bank entitled to vote at the special meeting who complies with the procedures set forth in Section 658.44 of the Florida Statutes, relating to the rights of dissenting shareholders, may receive in cash the value of his or her shares of Independent Community Bank common stock. See the section entitled “The Merger — Dissenters’ Rights” for a discussion of the procedures set forth in Section 658.44. Failure to follow any such procedures will result in a termination or waiver of the shareholder’s dissenters’ rights.

Principal Effect of Non-Approval of Proposal 1

If Independent Community Bank shareholders do not approve this Proposal 1, Independent Community Bank will be unable to consummate the merger transaction and its shareholders will not benefit from the effects of the merger transaction.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL 1.

PROPOSAL 2

TO ADJOURN THE SPECIAL MEETING TO A LATER DATE OR DATES, IF NECESSARY, TO
PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT
THE TIME OF THE SPECIAL MEETING TO APPROVE PROPOSAL 1

Required Vote

The affirmative vote of a majority of the votes cast, either in person or by proxy, at the special meeting is necessary to approve this Proposal 2.

Adjournment of the Special Meeting

A majority of the shares of Independent Community Bank common stock outstanding on the record date must be present, in person or by proxy, at the special meeting in order for there to be a quorum and for the special meeting to be called to order. Assuming a quorum is present, Proposal 1 requires the affirmative vote of a majority of Independent Community Bank shares of common stock outstanding on the record date. If there are not sufficient votes at the time of the special meeting to approve Proposal 1, such proposal cannot be approved at the special meeting unless the special meeting is adjourned to a later date or dates in order to permit further solicitation.

If Proposal 1 is not approved at the special meeting, Independent Community Bank cannot engage in the merger transaction. Because Independent Community Bank board of directors believes that the merger transaction is in the best interests of Independent Community Bank and its shareholders, Independent Community Bank board of directors believes it is in the best interests of Independent Community Bank and its shareholders to adjourn the special meeting if there are not sufficient votes at the time of the special meeting to approve Proposal 1.

Dissenters’ Rights

Under the Florida law, shareholders will not have any dissenters’ rights in connection with the adjournment of the special meeting.

Principal Effect of Non-Approval of Proposal 2

If Independent Community Bank shareholders do not approve this Proposal 2 and there are not sufficient votes at the special meeting to approve Proposal 1, Independent Community Bank will be unable to consummate the merger transaction without distributing a new proxy statement/prospectus to its shareholders and holding a new meeting of its shareholders in order to vote on the approval of the merger agreement and transactions contemplated by the merger agreement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL 2.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Independent Community Bank board of directors does not know of any matters that will be presented for consideration at the Independent Community Bank special meeting other than as described in this proxy statement/prospectus. At the special meeting, the only business that will be conducted is that which is brought before the special meeting by or at the direction of the Independent Community Bank board of directors.

SHAREHOLDER PROPOSALS

In the event the merger transaction is not consummated, Independent Community Bank will inform its shareholders of the date and time of its 2007 annual meeting of shareholders.

LEGAL MATTERS

The validity of the shares of Sun American Bancorp common stock offered by this proxy statement/prospectus to be issued in the merger transaction will be passed upon for Sun American Bancorp by Blank Rome LLP. Certain tax consequences of the merger transaction will be passed upon by Blank Rome LLP.

EXPERTS

Crowe Chizek and Company LLC, an independent registered public accounting firm, has audited the Sun American Bancorp consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2004, as set forth in its report, which are included in this proxy statement/prospectus and elsewhere in the registration statement. Sun American Bancorp’s financial statements are included in reliance on Crowe Chizek and Company LLC’s report, given on its authority as experts in accounting and auditing.

Morrison, Brown, Argiz & Farra, LLP, an independent registered public accounting firm, has audited the Beach Bank financial statements for the fiscal year ended December 31, 2005, as set forth in its report, which are included in this proxy statement/prospectus and elsewhere in the registration statement. Beach Bank’s financial statements are included in reliance on Morrison, Brown, Argiz & Farra, LLP’s report, given on its authority as experts in accounting and auditing.

Crowe Chizek and Company LLC, an independent registered public accounting firm, has audited the Independent Community Bank financial statements for the fiscal year ended December 31, 2005, as set forth in its report, which are included in this proxy statement/prospectus and elsewhere in the registration statement. Independent Community Bank’s financial statements are included in reliance on Crowe Chizek and Company LLC’s report, given on its authority as experts in accounting and auditing.

Hacker, Johnson & Smith PA, an independent registered public accounting firm, has audited the Independent Community Bank financial statements for the fiscal year ended December 31, 2004, as set forth in its report, which are included in this proxy statement/prospectus and elsewhere in the registration statement. Independent Community Bank’s financial statements in the year ended December 31, 2004 are included in reliance on Hacker, Johnson & Smith PA’s report, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file or furnish at the SEC’s public reference room at 100 F Street, N.E., Room 580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from commercial retrieval services and at the Internet website maintained by the SEC at www.sec.gov and our Internet website at www.sunamericanbank.com. We have included our website address in this proxy statement/prospectus only as an inactive textual reference and do not intend it to be an active link to our website. Information contained on our website is not part of this proxy statement/prospectus.

We are filing a registration statement on Form S-4 to register with the SEC the common stock we will issue in the merger transaction. This proxy statement/prospectus is a part of that registration statement.

We supplied all information contained in this proxy statement/prospectus relating to us, and Independent Community Bank and Beach Bank supplied all information contained in this proxy statement/prospectus relating to Independent Community Bank and Beach Bank, respectively.

You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting of stockholders. We have not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 12, 2007.You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of our common stock in the merger transaction shall create any implication to the contrary.

INDEX TO SUN AMERICAN BANCORP
AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006 and 2005

and

December 31, 2005 and 2004

SUN AMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS
September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
	(Unaudited)

ASSETS
Cash and due from financial institutions	$8,101,613	$6,201,079
Federal funds sold	1,000,000	21,380,000
Total cash and cash equivalents	9,101,613	27,581,079
Securities available for sale	5,190,025	5,208,159
Securities held to maturity (fair value 2006 - $23,427,459, 2005 - $20,832,067)	23,638,249	21,160,886
Loans (net of allowance of $2,946,762 in 2006 and $2,119,396 in 2005)	272,378,281	210,665,319
Federal Reserve Bank Stock	1,701,450	1,257,400
Federal Home Loan Bank Stock	1,814,100	1,328,000
Premises and equipment	7,985,657	2,014,340
Accrued interest receivable	1,625,816	1,235,797
Goodwill and other identified intangibles	5,851,363	5,963,596
Other assets	1,214,218	736,269
Total assets	$330,500,772	$277,150,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest bearing	$29,189,541	$32,971,081
Interest bearing	207,488,501	160,493,718
Total deposits	236,678,042	193,464,799
Repurchase agreements	722,172	1,020,710
Federal Home Loan Bank advances	28,000,000	21,000,000
Accrued expense and other liabilities	1,583,611	2,014,942
Total liabilities	266,983,825	217,500,451

Minority interest	27,095	25,386

Stockholders’ equity
Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding, 2006 – 19,217,759 shares, 2005 – 18,500,912 shares	419,502	412,333
Capital surplus	67,821,761	65,299,226
Accumulated deficit	(4,550,984)	(5,895,750)
Accumulated other comprehensive loss	(200,427)	(190,801)
Total stockholders’ equity	63,489,852	59,625,008
Total liabilities and stockholders’ equity	$330,500,772	$277,150,845

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME
Nine Months Ended September 30, 2006 and 2005

	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)

Interest and dividend income:
Loans, including fees	$16,657,407	$10,421,097
Securities	954,969	682,276
Federal funds sold and other	383,216	133,167
	17,995,592	11,236,540
Interest expense:
Deposits	5,959,505	2,761,982
Other	515,949	607,333
	6,475,454	3,369,315

Net interest income before provision for loan losses	11,520,138	7,867,225
Provision for loan losses	795,304	513,924

Net interest income after provision for loan losses	10,724,834	7,353,301

Non-interest income:
Service charges on deposit accounts	621,060	827,763
Net gains on sales of securities	—	7,930
	621,060	835,693

Non-interest expenses:
Salaries and employee benefits	5,228,888	2,952,813
Occupancy and equipment	2,083,655	1,218,875
Data and item processing	511,671	362,529
Professional fees	507,380	563,022
Insurance	182,764	150,741
Other	1,486,057	1,043,072
	10,000,415	6,291,052

Income before minority interest	1,345,479	1,897,942

Minority interest in net income of subsidiary	(713)	(1,407)

Net income	$1,344,766	$1,896,535

Basic earnings per share	$.07	$0.18
Diluted earnings per share	$.06	$0.16
Weighted average number of common shares, basic	18,850,421	10,482,021
Weighted average number of common shares, diluted	22,366,916	11,576,975

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended September 30, 2006 and 2005

	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)

Interest and dividend income:
Loans, including fees	$6,171,473	$4,043,386
Securities	350,017	222,087
Federal funds sold and other	34,502	40,020
	6,555,992	4,305,493
Interest expense:
Deposits	2,238,723	1,135,672
Other	211,497	213,712
	2,450,220	1,349,384

Net interest income before provision for loan losses	4,105,772	2,956,109
Provision for loan losses	225,853	41,134

Net interest income after provision for loan losses	3,879,919	2,914,975

Non-interest income:
Service charges on deposit accounts	201,362	250,944
	201,362	250,944

Non-interest expenses:
Salaries and employee benefits	1,875,317	1,104,063
Occupancy and equipment	785,318	443,777
Data and item processing	188,788	128,664
Professional fees	161,856	230,467
Insurance	83,195	64,391
Other	496,009	413,518
	3,590,483	2,384,880

Income before minority interest	490,798	781,039

Minority interest in net income of subsidiary	(47)	(67)

Net income	$490,751	$780,972

Basic earnings per share	$0.03	$0.06
Diluted earnings per share	$0.02	$0.05
Weighted average number of common shares, basic	19,140,352	12,796,630
Weighted average number of common shares, diluted	22,774,934	15,129,080

Comprehensive income	$551,044	$729,640

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine Months Ended September 30, 2006 and 2005

	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$1,726,628	$2,875,546

Cash flows from investing activities:
Sales of available for sale securities	—	243,276
Maturities and pay-downs of available for sale securities	2,704	3,951
Purchases of held to maturity securities	(4,000,000)	(1,986,230)
Maturities and pay-downs of held to maturity securities	1,511,915	2,402,560
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(1,380,150)	(955,600)
Sales of Federal Home Loan Bank stock	450,000	—
Loan originations, net	(62,511,413)	(53,600,454)
Purchase of premises and equipment	(6,299,682)	(334,595)
Net cash used in investing activities	(72,226,626)	(54,227,092)

Cash flows from financing activities:
Net decrease in federal funds purchased and securities sold under repurchase agreements	(298,538)	(3,451,837)
Increase in Federal Home Loan Bank Advances	20,500,000	30,000,000
Repayment of Federal Home Loan Bank Advances	(13,500,000)	(17,000,000)
Net increase in deposits	43,213,243	19,519,030
Proceeds from exercise of warrants	2,045,867	37,500
Proceeds from exercise of stock options	13,235	5,498
Net proceeds from issuance of stock	46,725	20,565,615
Preferred share dividends	—	(14,361)
Redemption of preferred shares	—	(315,000)
Net cash provided by financing activities	52,020,532	49,346,445

Net change in cash and cash and equivalents	(18,479,466)	(2,055,101)

Cash and cash equivalents at beginning of period	27,581,079	6,213,556

Cash and cash equivalents at end of period	$9,101,613	$4,208,455

Supplemental cash flow information:
Interest paid	$6,475,483	$3,137,764
Income taxes paid	$587,000	$102,000

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Nine Months Ended September 30, 2006 and 2005

	Preferred Stock	Common Stock	Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	(Unaudited)
Balance at January 1, 2005	$315,000	$311,394	$29,001,264	$(8,800,189)	$(81,359)	$20,746,110

Comprehensive Income:
Net income	—	—	—	1,896,535	—	1,896,535
Change in net unrealized loss on securities available for sale, net of reclassification and tax effects	—	—	—	—	(82,425)	(82,425)
Total comprehensive income						1,814,110
Issuance of 5,936,000 Shares of common stock	—	59,360	20,506,255	—	—	20,565,615
Warrants exercised	—	100	37,400	—	—	37,500
Stock options exercised	—	40	5,458	—	—	5,498
Redemption of 315 shares of preferred stock	(315,000)	—	—	—	—	(315,000)
Dividends paid on
preferred shares	—	—	—	(14,361)	—	(14,361)
Balance at September 30, 2005	$—	$370,894	$49,550,377	$(6,918,015)	$(163,784)	$42,839,472
Balance at January 1, 2006	$—	$412,333	$65,299,226	$(5,895,750)	$(190,801)	$59,625,008
Comprehensive Income:
Net income	—	—	—	1,344,766	—	1,344,766
Change in net unrealized loss on securities available for sale, net of tax effects	—	—	—	—	(9,626)	(9,626)
Total comprehensive income						1,335,140
Issuance of 37,250
Shares of common stock	—	372	46,353	—	—	46,725
Warrants exercised	—	5,741	2,040,126	—	—	2,045,867
Stock options exercised	—	56	13,179	—	—	13,235
Restricted stock awards	—	1,000	(1,000)	—	—	—
Recognition of stock-based compensation expense	—	—	423,877	—	—	423,877
Balance at September 30, 2006	$—	$419,502	$67,821,761	$(4,550,984)	$(200,427)	$63,489,852

See accompanying notes to consolidated financial statements

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

Sun American Bancorp (the “Company”) has identified five policies as being critical because they require management to make judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

Allowance for Loan Losses: The Company’s accounting for the allowance for loan losses is a critical policy that is discussed in detail in the Management’s Discussion and Analysis or Plan of Operation (see ASSET QUALITY AND NONPERFORMING ASSETS).

Goodwill and Intangible Assets: The Company tests goodwill and other intangible assets for impairment annually. The test requires the Company to determine the fair value of its reporting unit and compare the reporting unit’s fair value to its carrying value. The fair value of the reporting unit is estimated using management valuation models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting unit may affect future earnings through the recognition of a goodwill impairment charge. At December 31, 2005, (the goodwill impairment testing date) the fair value of its reporting unit was greater than its carrying value; therefore, goodwill was not impaired. If the fair value of reporting unit declines below the carrying amount, the Company would have to perform the second step of the impairment test. This step requires the Company to determine the fair value of all assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation.

Acquisitions: The Company accounts for its business combinations based on the purchase method of accounting. The purchase method of accounting requires the Company to determine the fair value of the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. The fair values may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair values estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different fair value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.

Investment Securities: The Company records its securities available for sale in its statement of financial condition at fair value. The Company uses market price quotes for valuation. The fair value of these securities in the Company’s statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. As a consequence, the Company may not be able to realize the quoted market price upon sale. The Company adjusts its securities available for sale to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value through the income statement.

Income Taxes: The Company files a consolidated federal income tax return. The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. A valuation allowance, if needed, reduces deferred tax amounts to the amount expected to be realized.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the Company and its subsidiary, Sun American Bank (the “Bank”). The Company is a bank holding company regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) that owns 99.9% of the outstanding capital stock of the Bank. Inter-company balances and transactions have been eliminated in consolidation.

The Company is organized under the laws of the State of Delaware, while the Bank is a Florida State Chartered Commercial Bank that is a member of the Federal Reserve System whose deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank provides a full range of commercial banking and consumer banking services to businesses and individuals. The Bank is regulated by the Florida Department of Banking and Finance and the Federal Reserve Board.

Stock Compensation: Prior to January 1, 2006, the Company accounted for stock option awards granted under the Company’s share-based payment plans in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. Share-based employee compensation expense was not recognized in the Company’s consolidated statements of income prior to January 1, 2006, as all stock option awards granted under the plans had an exercise price equal to or greater than the market value of the common stock on the date of the grant. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment using the modified-prospective transition method. Under this transition method, compensation cost recognized during the nine months ended September 30, 2006 includes compensation cost for all share-based awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant-date fair value and related service period estimates in accordance with the original provisions of FASB Statement No. 123.

For the nine months ended September 30, 2006, the Company recognized compensation expense related to stock options and restricted stock awards of $424,000. The following table illustrates the effect on net income and earnings per share if the fair value based method established in SFAS 123R had been applied to all outstanding and unvested awards in the prior period.

	Three Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2005
Net income as reported	$780,972	$1,896,535
Deduct:
Dividends paid on preferred shares	—	(14,361)
Net income attributable to common shareholders	780,972	1,882,174
Add:
Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(202,574)	(412,036)
Pro forma net income	$578,398	$1,470,138
Basic earnings per share as reported	$0.06	$0.18
Diluted earnings per share as reported	$0.05	$0.16
Pro forma basic earnings per share	$0.05	$0.14
Pro forma diluted earnings per share	$0.04	$0.13

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

At September 30, 2006, the Company had options granted under the Amended and Restated Directors Stock Option Plan, the Amended and Restated Incentive Stock Option Plan, and the 2005 Stock Option and Stock Incentive Plan. All options for the purchase of common stock of the Company expire 10 years from the date of grant. All options, with the exception of 315,000 options issued to key consultants at below fair market value, have an exercise price that is equal to the fair market value of the Company’s stock on the date the options were granted. It is the policy of the Company to issue new shares for stock option exercises and restricted stock, rather than issue treasury shares. Options generally vests over five years; however, options granted to current directors prior to this year were amended to vest immediately on December 16, 2005.

The Amended and Restated Directors Stock Option Plan permits the grant of stock options to purchase up to 1 million shares, of which 221,500 shares remained available for issuance at September 30, 2006. The Amended and Restated Incentive Stock Option Plan permits the grant of stock options to purchase up to 1 million shares, of which 38,580 shares remained available for issuance at September 30, 2006. The 2005 Stock Option and Stock Incentive Plan permits the grant of stock options and restricted shares for up to 2 million shares with 1 million shares allocated to incentive stock options. At September 30, 2006, 651,100 shares remained available for issuance under the 2005 Stock Option and Stock Incentive Plan.

The following table presents information on stock options outstanding for the periods shown.

	Year to date September 30, 2006		Full Year December 31, 2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	2,065,030	$3.34	1,193,823	$2.57
Granted	1,074,400	5.10	980,860	4.21
Exercised	(5,640)	2.35	(37,690)	1.99
Forfeited or expired	(75,337)	4.35	(71,963)	3.08
Outstanding at end of period	3,058,453	$3.94	2,065,030	$3.34
Options exercisable at end of period	1,517,065	$3.19	1,364,058	$3.14

The aggregate intrinsic value for stock options outstanding and options exercisable at September 30, 2006, was $4.3 million and $3.3 million, respectively. The weighted average remaining contractual term of stock options outstanding and options exercisable at September 30, 2006, was 8.4 years and 7.5 years, respectively.

During the nine months ended September 30, 2006, proceeds from the exercise of 5,640 stock options amounted to $13,235 with an intrinsic value of $14,096 on the date of exercise. The fair value of shares vesting in the period, based upon the closing price of $5.36 on the American Stock Exchange, on September 30, 2006, was $820,000.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option valuation model. This model uses the assumptions listed in the table below. Expected volatilities are based on the historical volatility of the Company’s stock. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Black-Scholes assumptions	Nine Months Ended September 30, 2006	Year Ended December 31, 2005

Risk-free interest rate	4.94%	4.23%
Expected option life	6.5 years	6.5 years
Expected stock price volatility	21%	50%
Dividend yield	0%	0%
Weighted Average fair value of options granted during the year	$1.99	$1.53

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (Continued)

As of September 30, 2006, there was $3.1 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the various plans. That cost is expected to be recognized over a weighted average period of 4.3 years.

The following table presents information on restricted stock outstanding for the periods shown:

	Year to date September 30, 2006
	Shares	Average Market Price at Grant

Outstanding at beginning of year	—	$—
Awarded	100,000	5.25
Released	—	—
Forfeited	—	—
Outstanding at end of period	100,000	$5.25

As of September 30, 2006, there was $481,000 of total unrecognized compensation cost related to nonvested shares of restricted stock. That cost is expected to be recognized over a weighted average period of 4.6 years.

NOTE 2 – BASIS OF PRESENTATION AND DISCLOSURE

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for the financial statements not to be misleading have been included. Operating results for the nine month periods ended September 30, 2006 and 2005, respectively, are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and the notes to consolidated financial statements included in the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission. All capitalized terms used in these notes to consolidated financial statements that are not defined herein have the meanings given to them in such consolidated financial statements and notes to the consolidated financial statements.

NOTE 3 – NEW ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB released Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This Interpretation revises the recognition tests for tax positions taken in tax returns such that a tax benefit is recorded only when it is more likely than not that the tax position will be allowed upon examination by taxing authorities. The amount of such a tax benefit to record is the largest amount that is more likely than not to be allowed. Any reduction in deferred tax assets or increase in tax liabilities upon adoption will correspondingly reduce retained earnings. The Company has not yet determined the effect of adopting this Interpretation, which is effective for it on January 1, 2007.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. The Company has not yet determined the effect of implementing this pronouncement, which is effective for fiscal years ending after November 15, 2006.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 – ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

The following is an analysis of the allowance for loan losses:

	Nine months ended September 30,
	2006	2005

Balance, beginning of year	$2,119,396	$1,678,191
Total charge-offs	(1,060)	(78,219)
Recoveries	33,122	86,596
Reallocation of reserve for contingent liabilities	—	(69,148)
Provision for loan losses	795,304	513,924
Allowance balance at end of period	$2,946,762	$2,131,344

Gross loans	$275,325,043	$208,981,130

	Three months ended September 30,
	2006	2005

Balance, beginning of period	$2,717,884	$2,099,172
Total charge-offs	—	(41,904)
Recoveries	3,025	32,942
Provision for loan losses	225,853	41,134
Allowance balance at end of period	$2,946,762	$2,131,344

Impaired loans were as follows:

	September 30, 2006	December 31, 2005

Loans with no allocated allowance for loan losses	$151,648	$102,095
Loans with allocated allowance for loan losses	10,521,776	2,216,573
Impaired loans at end of period	$10,673,424	$2,318,668
Amount of the allowance for loan losses allocated	$302,973	$20,089

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

Nonperforming loans consist of loans that are past due 90 days or more which are still accruing interest and loans on nonaccrual status. The following table sets forth information with respect to nonperforming loans identified by the Company at September 30, 2006 and December 31, 2005.

	September 30, 2006	December 31, 2005

Loans past due over 90 days still on accrual	$449,510	$—
Nonaccrual loans	32,370	289,804
Total nonperforming loans	$481,880	$289,804

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 – FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The details of Federal Home Loan Bank (“FHLB”) borrowings at September 30, 2006 and December 31, 2005 were as follows:

September 30, 2006	December 31, 2005	Maturity Date	Interest Rate

$—	$5,000,000	January 30, 2006	4.51%
—	5,000,000	March 29, 2006	4.64
5,000,000	—	October 2, 2006	5.33
7,000,000	—	November 27, 2006	5.31
5,000,000	—	October 16, 2006	5.33
5,000,000	5,000,000	January 22, 2007	3.69
3,000,000	3,000,000	December 10, 2007	3.59
1,000,000	1,000,000	March 26, 2008	5.51
2,000,000	2,000,000	December 8, 2008	3.87
$28,000,000	$21,000,000

The Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

The Bank maintains an unsecured line of credit of $5.0 million and the Company maintains a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of September 30, 2006 and December 31, 2005.

NOTE 6 – CAPITAL ADEQUACY

The Company’s and the Bank’s capital ratios at September 30, 2006 and December 31, 2005 are listed below.

Capital Ratios	September 30, 2006	December 31, 2005	Adequately Capitalized	Well Capitalized

Sun American Bancorp
Total risk-weighted capital	20.47%	23.31%	>8%	>10%
Tier 1 risk-weighted capital	19.42%	22.36%	>4%	>6%
Tier 1 leverage capital	17.78%	21.02%	>4%	>5%

Sun American Bank
Total risk-weighted capital	18.41%	21.83%	>8%	>10%
Tier 1 risk-weighted capital	17.36%	20.89%	>4%	>6%
Tier 1 leverage capital	15.94%	19.63%	>4%	>5%

Based upon these ratios, the Bank was considered to be well capitalized at September 30, 2006.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 – BASIC AND DILUTED EARNINGS PER SHARE

The following tables summarize the computation of basic and diluted earnings per share attributable to holders of common stock.

Basic and Diluted	Nine months ended September 30,
	2006	2005
Basic earnings per share:
Net income	$1,344,766	$1,896,535
Less: dividends declared on preferred shares	—	(14,361)
Net Income attributable to common shareholders	1,344,766	1,882,174

Weighted average shares outstanding, basic	18,850,421	10,482,021
Weighted average shares outstanding, diluted	22,366,916	11,576,975
Basic earnings per share	$0.07	$0.18
Diluted earnings per share	$0.06	$0.16

The dilution of 3,516,495 weighted average shares outstanding in 2006 (1,094,954 weighted average shares in 2005) was due to the additional shares of common stock to be issued upon the exercise of outstanding options and warrants of the Company.

Stock options and stock warrants to purchase 1,512,700 and 599,000 shares of common stock, respectively, were not considered in computing diluted earnings per common share for the nine months ended September 30, 2006, and stock options and stock warrants to purchase 209,776 and 1,994,999 shares of common stock, respectively, were not considered in computing diluted earnings per common share for the nine months ended September 30, 2005, because they were antidilutive.

Basic and Diluted	Three months ended September 30,
	2006	2005
Basic earnings per share:
Net income	$490,751	$780,972

Weighted average shares outstanding, basic	19,140,352	12,796,630
Weighted average shares outstanding, diluted	22,774,934	15,129,080
Basic earnings per share	$0.03	$0.06
Diluted earnings per share	$0.02	$0.05

The dilution of 3,634,582 weighted average shares outstanding in 2006 (2,332,450 weighted average shares in 2005) was due to the additional shares of common stock to be issued upon the exercise of outstanding options and warrants of the Company.

Stock options to purchase 1,512,700 shares of common stock were not considered in computing diluted earnings per common share for the three months ended September 30, 2006, and stock options and stock warrants to purchase 9,546 and 600,000 shares of common stock, respectively, were not considered in computing diluted earnings per common share for the three months ended September 30, 2005, because they were antidilutive.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 – WARRANTS

As of September 30, 2006, the Company had issued and outstanding warrants to purchase 13,491,040 shares of common stock, including Class A, C, D, E, F and G warrants.

A summary of the warrants to purchase shares of common stock of the Company as of September 30, 2006 and December 31, 2005, is presented below.

	Shares of Common Stock to be issued upon the exercise of a Warrant	September 30, 2006	December 31, 2005
Class A Warrants	1	937,625	937,625
Class B Warrants	1	—	574,625
Class C Warrants	2.3	180,000	180,000
Class D Warrants	1	4,824,600	4,960,000
Class E Warrants	1	1,573,500	1,586,000
Class F Warrants	0.5	8,168,714	8,228,750
Class G Warrants	1	50,000	50,000
Other Warrants	1	1,606,958	1,607,958
Warrants Outstanding		17,341,397	18,124,958

Class A Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class A warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class A warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $4.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class A warrants will expire no later than April, 2008.

Class B Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.50, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. All Class B warrants have either been exercised or have expired.

Class C Warrants

Each warrant entitles the holder to purchase 2.3 shares of common stock at an exercise price of $3.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class C warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class C warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $8.65 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class C warrants will expire no later than May 15, 2007.

Class D Warrants

Each Class D warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price per share of $4.00. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate. The Company’s Class D warrants may be exercised at any time until May 13, 2009, at which time they will expire.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 – WARRANTS (Continued)

The Company has the right to redeem the Class D warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing 30 days’ prior written notice to the Class D warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for five consecutive trading days. If the Company calls the Class D warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Class E Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.25, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class E warrants will expire no later than March, 2010.

Class F Warrants

Each warrant entitles the holder to purchase 0.5 shares of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class F warrants will expire no later than August 2010.

The Company has the right to redeem the Class F warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing written notice to the Class F warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for twenty consecutive trading days. If the Company calls the Class F warrants for redemption, they will be exercisable until the close of business of the specified redemption date. The holders of Class F warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Class G Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class G warrants will expire no later than May 2009. The holders of Class G warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Other Warrants

An aggregate of 1,606,958 warrants have been issued to various underwriters for compensation for certain private and public offerings of the Company’s common stock. The exercise prices of these warrants range from $1.35 to $5.94 and have expiration dates between 2006 and 2010.

NOTE 9 – CONTINGENCIES

On May 12, 2004, Fausto Marquez commenced an action against Sun American Bank, Case No. 03-21466 20, Miami-Dade County Circuit Court. Mr. Marquez alleged that the Bank had interfered with his efforts to purchase Gulf Bank. The trial court has dismissed the claims, with prejudice. Mr. Marquez has filed an appeal, which is pending. The possible outcome of the appeal is uncertain and the amount sought by Marquez is unknown.

On June 2, 2006, Sun American Bancorp, Michael Golden, and Franklin Financial Group, LLC were named as Defendants in a civil suit brought by former board members Sam Caliendo and G. Carlton Marlowe, Case No. 502006CA005467XXXXMB, Palm Beach County Circuit Court. The Plaintiffs allege that they did not receive compensation, including options and warrants that were promised to them while they were board members. Caliendo further alleges that he was not paid for services provided to Mr. Golden, individually, and to Franklin Financial Group, LLC. Sun American Bancorp and Michael Golden deny the allegations. Management cannot determine the outcome of the lawsuit at this time, or estimate the probability of loss, and therefore, no liability has been established.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 – ACQUISITION

On May 17, 2006, the Company, the Bank, and Beach Bank, a Florida commercial banking association, entered into an Asset Acquisition and Assumption Agreement pursuant to which the Company and the Bank intend to acquire substantially all of the assets, and assume substantially all of the liabilities, of Beach Bank. Beach Bank is a Florida chartered commercial bank, headquartered in Miami Beach, Florida with approximately $127 million in assets and two branches at September 30, 2006. The acquisition price, payable in Sun American Bancorp common stock, is approximately $21.0 million. The parties are in the process of amending the agreement to among other things extend the date of the termination of the agreement, and it is currently anticipated that the acquisition transaction will close in the fourth quarter of 2006. For more information see the current report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Sun American Bancorp

Miami, Florida

We have audited the accompanying consolidated balance sheets of Sun American Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U. S. generally accepted accounting principles.

/s/ CROWE CHIZEK AND COMPANY LLC
CROWE CHIZEK AND COMPANY LLC
Fort Lauderdale, Florida

February 23, 2006

SUN AMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004

ASSETS
Cash and due from financial institutions	$6,201,079	$6,213,556
Federal funds sold	21,380,000	—
Total cash and cash equivalents	27,581,079	6,213,556
Securities available for sale	5,208,159	5,625,361
Securities held to maturity (fair value 2005 - $20,832,067, 2004 - $15,696,981)	21,160,886	15,790,233
Loans, net (of allowance for loan losses of $2,119,396 and $1,678,191)	210,665,319	153,729,571
Federal Reserve Bank stock	1,257,400	610,050
Federal Home Loan Bank stock	1,328,000	548,100
Accrued interest receivable	1,235,797	604,053
Premises and equipment, net	2,014,340	1,925,697
Goodwill and other identified intangibles	5,963,596	5,892,060
Other assets	736,269	528,335
	$277,150,845	$191,467,016
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$32,971,081	$36,231,663
Interest bearing	160,493,718	121,926,811
Total deposits	193,464,799	158,158,474
Federal funds purchased	—	2,500,000
Repurchase agreements	1,020,710	1,257,119
Federal Home Loan Bank advances	21,000,000	8,000,000
Accrued expense and other liabilities	2,014,942	781,578
Total liabilities	217,500,451	170,697,171
Minority interest	25,386	23,735
Shareholders’ equity
Preferred stock, $1,000 par value; 5,000,000 shares authorized; 2005 – none outstanding; 2004 – 315 outstanding	—	315,000
Common stock, $.01 par value; 40,000,000 shares authorized; 2005 – 18,500,912 shares outstanding, 2004 – 8,406,966 shares outstanding	412,333	311,394
Capital surplus	65,299,226	29,001,264
Accumulated deficit	(5,895,750)	(8,800,189)
Accumulated other comprehensive income (loss)	(190,801)	(81,359)
Total shareholders’ equity	59,625,008	20,746,110
	$277,150,845	$191,467,016

See accompanying notes

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004

	2005	2004

Interest and dividend income
Loans, including fees	$14,844,430	$8,002,103
Securities	947,144	761,455
Federal funds sold and other	251,437	85,032
	16,043,011	8,848,590
Interest expense
Deposits	3,931,409	2,088,266
Other	808,187	240,887
	4,739,596	2,329,153
Net interest income	11,303,415	6,519,437

Provision for loan losses	475,350	1,397,000

Net interest income after provision for loan losses	10,828,065	5,122,437

Noninterest income
Service charges on deposit accounts	1,066,704	1,001,164
Net gains (losses) on sales of securities	7,930	(32,664)
	1,074,634	968,500
Noninterest expense
Salaries and employee benefits	4,247,490	2,837,972
Occupancy and equipment	1,724,182	1,455,371
Data processing	497,618	520,131
Professional services	824,568	262,120
Insurance	215,961	243,967
Other	1,472,418	999,103
	8,982,237	6,318,664
Income (loss) before taxes and minority interest	2,920,462	(227,727)
Income tax expense	—	—
Income (loss) before minority interest	2,920,462	(227,727)
Minority interest in net income of subsidiary	(1,662)	(308)
Net income (loss)	$2,918,800	$(228,035)
Basic earnings (loss) per share:	$0.24	$(0.05)
Diluted earnings (loss) per share:	$0.21	$(0.05)

See accompanying notes

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2005 and 2004

	Preferred Stock	Common Stock	Capital Surplus	Subscriptions Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance at January 1, 2004	$—	$294,593	$19,085,454	$(1,000,000)	$(8,448,430)	$(84,521)	$9,847,096

Comprehensive income:
Net loss	—	—	—	—	(228,035)	—	(228,035)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	3,162	3,162
Total comprehensive loss	—	—	—	—	—	—	(224,873)
Issuance of 2,840,000 shares of common stock	—	16,801	9,920,810	1,000,000	—	—	10,937,611
Issuance of 3,100 shares of preferred stock	3,100,000	—	(5,000)	—	—	—	3,095,000
Redemption of 2,785 shares of preferred stock	(2,785,000)	—	—	—	—	—	(2,785,000)
Dividends paid on Preferred shares	—	—	—	—	(123,724)	—	(123,724)
Balance at December 31, 2004	315,000	311,394	29,001,264	—	(8,800,189)	(81,359)	20,746,110

Comprehensive income:
Net income	—	—	—	—	2,918,800	—	2,918,800
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects	—	—	—	—	—	(109,442)	(109,442)
Total comprehensive income							2,809,358
Issuance of 9,814,750 shares of common stock	—	98,147	35,381,481	—	—	—	35,479,628
Exercise of warrants	—	2,480	868,020	—	—	—	870,500
Exercise of stock options	—	312	48,461	—	—	—	48,773
Redemption of 315 shares of preferred stock	(315,000)	—	—	—	—	—	(315,000)
Dividends paid on preferred shares	—	—	—	—	(14,361)	—	(14,361)
Balance at December 31, 2005	$—	$412,333	$65,299,226	$—	$(5,895,750)	$(190,801)	$59,625,008

See accompanying notes

SUN AMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income (loss)	$2,918,800	$(228,035)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net amortization on securities	49,055	62,882
Provision for loan and lease losses	475,350	1,397,000
Depreciation	479,546	432,123
(Gain) loss on sale of securities	(7,930)	32,664
Minority interest in net income of subsidiary	1,662	308
(Increase) decrease in other assets	(731,858)	721,342
Increase in other liabilities	1,233,364	122,202
Net cash provided by operating activities	4,417,989	2,540,486

Cash flows from investing activities:
Purchases of available for sale securities	—	(185,346)
Maturities and pay-downs of available for sale securities	5,003	11,609
Proceeds from sales of available for sale securities	243,276	2,454,006
Purchases of held to maturity securities	(7,929,470)	(5,035,152)
Maturities and pay-downs of held to maturity securities	2,509,762	526,125
Purchase of assets and assumption of liabilities of Gulf Bank	—	23,583,212
Purchases of Federal Reserve Bank and Federal Home Loan Bank stock	(1,427,250)	(863,400)
Loan originations, net	(57,377,413)	(47,180,037)
Purchases of premises and equipment, net	(441,576)	(284,867)
Net cash used in investing activities	(64,417,668)	(26,973,850)

Cash flows from financing activities:
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	(2,736,409)	320,535
Net change in Federal Home Loan Bank advances	13,000,000	5,000,000
Net increase in deposits	35,034,071	11,012,074
Proceeds from issuance of common stock	35,479,628	10,937,611
Proceeds from exercise of warrants	870,500	—
Proceeds from exercise of stock options	48,773	—
Proceeds from issuance of preferred stock	—	3,095,000
Repayment of preferred shares	(315,000)	(2,785,000)
Preferred share dividends	(14,361)	(123,724)
Net cash provided by financing activities	81,367,202	27,456,496
Net change in cash and cash equivalents	21,367,523	3,023,132
Cash and cash equivalents at beginning of year	6,213,556	3,190,424

Cash and cash equivalents at end of year	$27,581,079	$6,213,556
Supplemental cash flow information:
Interest paid	$4,517,636	$2,381,937
Income taxes paid	$—	$—

See accompanying notes

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Sun American Bancorp and its subsidiary, Sun American Bank (the “Bank”), which 99.9% is owned by Sun American Bancorp, together referred to as “the Corporation.” Intercompany transactions and balances are eliminated in consolidation.

The Corporation provides financial services through its offices in Southeast Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential and commercial mortgages, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions, federal funds sold, and investment securities.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, determination of purchase accounting adjustments and the resulting amortization thereof, goodwill impairment, deferred taxes, and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities such as Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount on a method that approximates the level yield method. Gains and losses on sales are based on the amortized cost of the security sold. Gains and losses on sales are recorded on the trade date and determined using the specific identification method. Securities are written down to fair value when a decline in fair value is not temporary. Declines in the fair values of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that the fair values have been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and non-specific components. The specific component relates to loans that are individually classified as impaired. The non-specific component covers pools of other loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment and, accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed annually for impairment and any such impairment will be recognized in the period identified.

Other intangible assets consist of core deposit intangible assets arising from bank and branch acquisitions. They are initially measured at fair value and then are amortized on a straight line or an accelerated method over their estimated useful lives.

Long-Term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are adjusted to their fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45, are recorded at fair value if significant.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock Compensation: Compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

illustrates the effect on net income (loss) per share for 2005 and 2004 if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2005	2004

Net income (loss) as reported	$2,918,800	$(228,035)
Deduct:
Dividends paid on preferred shares	(14,361)	(123,724)
Stock-based compensation expense determined under fair value based method	(2,202,770)	(61,283)
Pro forma net income (loss)	$701,669	$(413,042)

Basic earnings (loss) per share as reported	$0.24	$(0.05)
Diluted earnings (loss) per share as reported	$0.21	$(0.05)
Pro forma basic earnings (loss) per share	$0.06	$(0.06)
Pro forma diluted earnings (loss) per share	$0.05	$(0.06)

On December 16, 2005, the Board of Directors of Sun American Bancorp approved the acceleration of the vesting of all currently unvested stock options awarded to existing Directors of the Company under its Amended and Restated Directors Stock Option Plan and its Amended and Restated Incentive Stock Option. As a result of this action, options to purchase approximately 1,034,280 shares of common stock became exercisable effective December 16, 2005, representing approximately 55% of the Company’s total current outstanding options. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged.

The decision to accelerate vesting of these options, which the Company believes is in the best interest of its stockholders, was made primarily to reduce non-cash compensation expense that would have been recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Boards Statement No. 123R “Share-Based Payment” (“SFAS 123R”). Adoption of SFAS 123R is required on January 1, 2006, and will require that compensation expense associated with stock options unvested at December 31, 2005 be recognized in the Company’s consolidated statement of income as they become vested. It is anticipated that the accelerated vesting of these options will eliminate pre-tax compensation expense recognition in future periods beginning January 1, 2006 of approximately $1.8 million, of which approximately $431,000 would have been incurred during the year ending December 31, 2006.

The pro forma effects are computed with option pricing models, using the following weighted-average assumptions as of the grant date.

	2005	2004

Risk-free interest rate	4.23%	4.50%
Expected option life	6.5 years	6.5 years
Expected stock price volatility	50%	19%
Dividend yield	0%	0%
Weighted Average fair value of options granted during the year	$1.53	$1.99

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings (Loss) Per Common Share: Basic earnings (loss) per common share is net income (loss), less preferred stock dividends, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock warrants. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income. Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale which are also recognized as separate component of equity.

Adoption of New Accounting Standards:

Share-Based Payment

FASB Statement No. 123R, Accounting for Stock-Based Compensation, requires all public companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $200,000 in 2006.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,951,000 was required to meet regulatory reserve and clearing requirements at year-end 2005. These balances do not earn interest.

Common Share Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to its parent holding company or by the holding company to shareholders. No common share dividends may be paid at this time, as the Bank and its parent holding company have a deficit in retained earnings.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate financial statement note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While management monitors the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 2 – SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) at year-end were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2005
Mortgage-backed and other	$14,733	504	(21)
U.S. Government Mortgage Fund	5,193,426	—	(306,574)
	$5,208,159	504	(306,595)
2004
Mortgage-backed	$269,164	$16,264	$(1,700)
U.S. Government Mortgage Fund	5,356,197	—	(143,803)
	$5,625,361	$16,264	$(145,503)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity at year-end were as follows:

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
U.S. Government federal agency	$19,050,808	$7,532	$(254,259)	$18,804,081
Corporate	250,586	—	(1,236)	249,350
Mortgage-backed	1,859,492	—	(80,856)	1,778,636
	21,160,886	7,532	(336,351)	20,832,067
2004
U.S. Government federal agency	$13,131,509	$44,016	$(81,196)	$13,094,329
Corporate	257,528	—	(3)	257,525
Mortgage-backed	2,401,196	—	(56,069)	2,345,127
	$15,790,233	$44,016	$(137,268)	$15,696,981

Sales of available for sale securities were as follows:

	2005	2004
Proceeds	$243,276	$2,454,006
Gross gains	7,930	—
Gross losses	—	32,664

The fair value of debt securities and carrying amount, if different, at year-end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities and mutual funds, are shown separately.

	Held to Maturity		Available for Sale Fair Value
	Carrying Amount	Fair Value
Due in one year or less	$5,260,162	$5,207,050	—
Due from one to five years	11,053,381	10,879,081	—
Due from five to ten years	2,987,851	2,967,300	—
US Government Mortgage Fund	—	—	5,193,426
Mortgage-backed	1,859,492	1,778,636	14,733
	$21,160,886	$20,832,067	$5,208,159

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

Held to Maturity securities pledged at year-end 2005 and 2004 had a carrying amount of $1,995,847 and $5,542,931. In 2005 $1,995,847 was pledged to secure repurchase agreements. In 2004 $3,499,563 was pledged to secure Federal Home Loan Bank advances of $3,000,000 and $2,043,368 and was pledged to secure repurchase agreements.

Securities with unrealized losses at year-end 2005, aggregated by investment category and the length of time that the securities have been in an unrealized loss position, are as follows:

	Less than 12 Months		More than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Govt federal agency	$6,897,000	$45,358	$7,912,080	$208,901	$14,809,080	$254,259
U.S. Govt Mortgage Fund			5,193,426	306,574	5,193,426	306,574
Mortgage-backed			1,779,498	80,877	1,779,498	80,877
Corporate			249,350	1,236	249,350	1,236
	$6,897,000	$45,358	$15,134,354	$597,588	$22,031,354	$642,946

Securities with unrealized losses at year-end 2004, aggregated by investment category are as follows:

	Less than 12 Months		More than 12 Months		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Govt federal agency	$8,062,630	$81,196	$—	$—	$8,062,630	$81,196
U.S. Govt Mortgage Fund	—	—	5,356,197	143,803	5,356,197	143,803
Mortgage-backed	2,346,392	56,090	—	—	2,346,392	56,090
Corporate	305,845	1,683	—	—	305,845	1,683
	$10,714,867	$138,969	$5,356,197	$143,803	$16,071,064	$282,772

Unrealized losses on securities have not been recognized into income because the issuers are of high credit quality (government agencies and sponsored entities) and management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the securities approach their maturity date or market interest rates change. The unrealized loss on below investment grade corporate securities was not recognized into income because final maturity was scheduled for February 2006 and full principal was received. At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

NOTE 3 – LOANS

Loans at year-end were as follows:

	2005	2004
Commercial	$25,563,003	19,508,761
Real estate:
Residential	48,253,995	23,623,553
Commercial	136,095,967	109,145,228
Consumer and home equity	2,595,088	3,219,604
Other	801,589	268,928
	213,309,642	155,766,074
Less: allowance for loan losses	(2,119,396)	(1,678,191)
Net deferred loan fees	(524,927)	(358,312)
Loans, net	$210,665,319	153,729,571

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses was as follows:

	2005	2004
Beginning balance	$1,678,191	738,147
Provision for loan losses	475,350	1,397,000
Loans charged – off	(78,219)	(1,095,756)
Recoveries	113,222	180,800
Reclassification of reserve for unfunded commitments to other liabilities	(69,148)	—
Acquisition related adjustment	—	458,000
Ending balance	$2,119,396	1,678,191

Impaired loans were as follows:

	2005	2004
Year – end loans with no allocated allowance for loan losses	$—	—
Year – end loans with allocated allowance for loan losses	2,318,668	2,057,250
	$2,318,668	2,057,250

Amount of the allowance for loan losses allocated	$56,057	84,296
Average of impaired loans during the year	2,194,395	$1,410,603
Interest income recognized during impairment	161,723	25,487
Cash – basis interest income recognized	161,723	25,487

Nonperforming loans were as follows:

	2005	2004
Loans past due over 90 days still on accrual	$—	—
Nonaccrual loans	289,804	141,208
	$289,804	141,208

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2005	2004
Land	$478,375	$478,375
Buildings and improvements	429,157	429,157
Leasehold improvements	1,706,957	1,630,824
Furniture, fixtures and equipment	2,738,714	2,112,055
	5,353,203	4,650,411
Less: Accumulated depreciation	3,338,863	2,724,714
	$2,014,340	$1,925,697

Depreciation expense was $479,546 and $432,123 in 2005 and 2004.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

Rent expense was $1,036,304 and $825,512 in 2005 and 2004. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present.

2006	$1,958,217
2007	1,737,566
2008	1,706,475
2009	1,698,373
2010	1,673,870
Thereafter	4,465,283
$13,239,784

NOTE 5 – GOODWILL AND INTANGIBLE ASSETS

Acquired Identifiable Intangible Assets

Acquired intangible assets were as follows as of year-end:

	2005		2004
	Gross Carrying Amount	Accumulated Amortization Accretion	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles	$1,028,587	$(352,341)	$1,028,587	$(185,307)

Aggregate amortization expense was $167,035 and $154,757 for 2005 and 2004.

2006	$148,620
2007	130,212
2008	111,794
2009	93,384
2010	74,966
$558,976

Goodwill was $5,287,350 at December 31, 2005 and December 31, 2004. There was no impairment of goodwill at December 31, 2005 or 2004.

NOTE 6 – DEPOSITS

NOW, savings, and money market account deposits totaled $57,366,731 and $35,481,190 at December 31, 2005 and 2004.

Time deposits of $100,000 or more were $39,967,950 and $46,573,652 at year-end 2005 and 2004. Brokered deposits totaled $12,993,000 and $12,895,000 at December 31, 2005 and December 31, 2004, respectively.

Scheduled maturities of all time deposits for the next five years were as follows.

2006	$77,181,805
2007	15,130,748
2008	7,580,952
2009	1,050,278
2010	2,183,204
$103,126,987

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 7 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $1,995,847 at year-end 2005.

Securities sold under agreements to repurchase are financing arrangements that mature within two years. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2005	2004
Average daily balance during the year	$625,000	$2,453,000
Average interest rate during the year	2.59%	0.73%
Maximum month-end balance during the year	$1,241,000	$2,466,000
Weighted average interest rate at year-end	3.45%	1.68%

NOTE 8 – FEDERAL HOME LOAN BANK ADVANCES

In August 2004 the Bank was accepted into membership of the Federal Home Loan Bank of Atlanta. At that time the Bank assumed $3.0 million of advances previously issued to Gulf Bank. These advances carry a fixed rate of interest and were $21,000,000 and $8,000,000 at December 31, 2005 and 2004, respectively. The Bank has pledged a security interest in its real estate loan portfolio to the FHLB as collateral for borrowings obtained from the FHLB.

The details of FHLB borrowings at December 31, 2005 and 2004 were as follows:

2005	2004	Maturity Date	Interest Rate
$—	$2,000,000	March 7, 2005	7.44%
5,000,000	—	January 30, 2006	4.51
5,000,000	—	March 29, 2006	4.64
5,000,000	—	January 22, 2007	3.69
3,000,000	3,000,000	December 10, 2007	3.59
1,000,000	1,000,000	March 26, 2008	5.51
2,000,000	2,000,000	December 8, 2008	3.87
$21,000,000	$8,000,000

The Bank maintains an unsecured line of credit of $5.0 million and the Company maintains a $2.0 million revolving credit line, each with Independent Bankers Bank, to meet interim liquidity needs. There were no borrowings outstanding under these unsecured lines of credit as of December 31, 2005, compared to $2.5 million outstanding at December 31, 2004 under the Bank’s unsecured line of credit. The interest rate in effect at December 31, 2004 was 2.85%.

NOTE 9 – INCOME TAXES

The components of income tax expense are as follows:

	2005	2004
Current	$—	$—
Deferred	961,749	(77,532)
Increase (Decrease) in valuation allowance	(961,749)	77,532
	$—	$—

The Corporation recorded no income taxes in 2005 as a result of decreasing the valuation allowance for the realizable portion of deferred tax assets. In 2005 and in 2004, the Corporation recorded a valuation allowance in an amount equal to its net deferred tax assets exclusive of unrealized loss on securities available for sale.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 9 – INCOME TAXES (Continued)

The details of the net deferred tax asset are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforwards (expires 2023)	$1,533,515	$2,763,737
Allowance for loan losses	571,879	331,555
Unrealized loss on securities available for sale	115,290	47,800
Depreciation	138,191	119,078
Loan fee income	197,530	134,833
Other	91,566	50,287
Deferred tax liabilities:
Intangibles	(274,377)	(178,785)
Accrual to cash basis reporting for tax purposes	(70,271)	(70,923)
Net deferred tax asset	2,303,323	3,197,582
Valuation allowance for deferred tax assets	(2,188,033)	(3,149,782)
Net deferred tax asset after valuation allowance	$115,290	$47,800

The Corporation has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowance decreased $961,749 during the year ended December 31, 2005 and increased by $77,532 during the year ended December 31, 2004. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 2005 and 2004, because the results of operations do not provide sufficient evidence that the net operating losses available for carryforward will be utilized in the future.

The Corporation has available federal net operating loss carryforwards approximating the following at December 31, 2005:

Expiring December 31,
2005	$—
2006	53,630
2007	53,630
2008	53,630
2009	—
2010	487,427
2011	288,430
2012	844,454
2018	307,695
2019	590,608
2020	316,904
2021	314,424
2022	322,064
2023	442,350
$4,075,246

As a result of changes in ownership of the Company in excess of 50% in 1993 and 2000, the net operating loss carryforwards expiring in periods prior to 2020 are shown at the limited amount that may be used in any year.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 10 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2005 and 2004 were as follows.

	2005	2004
Beginning balance	$695,000	$2,370,932
New and renewed loans	7,717,177	695,000
Payments and renewals	(2,550,829)	(2,370,932)
Ending balance	$5,861,348	$695,000

Deposits from principal officers, directors, and their affiliates at year-end 2005 and 2004 were $3,087,147 and $1,564,900.

NOTE 11 – STOCK OPTIONS

The Corporation has granted stock options for the purchase of shares of common stock of the Corporation to directors, former directors and employees of the Corporation under the Amended and Restated Directors Stock Option Plan and the Amended and Restated Incentive Stock Option Plan (the “Plans”) and various compensation agreements and actions of the Board of Directors. All options for the purchase of common stock of the Corporation expire 10 years from the date of issue. The Plans allow for a maximum of one million shares of common stock to be issued under each plan as performance awards. As of December 31, 2004, the Amended and Restated Directors Stock Option Plan and the Amended and Restated Incentive Stock Option Plan had options to purchase 71,500 and 58,800 shares of common stock available for future grants, respectively. As of December 31, 2005, the Amended and Restated Directors Stock Option Plan had options to purchase 222,300 shares of common stock available for future grants and 17,800 options were available under the Amended and Restated Incentive Stock Option Plan.

A summary of the options for the purchase of common stock of the Corporation as of December 31, 2005 and 2004, and changes during the years then ended is presented below.

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,193,823	$2.57	297,517	$2.18
Granted	980,860	4.21	921,500	2.63
Exercised	(37,690)	1.99	(27)	3.75
Forfeited or expired	(71,963)	3.08	(25,167)	1.56
Outstanding at end of year	2,065,030	$3.34	1,193,823	$2.57
Options exercisable at year-end	1,364,058	$3.14	159,600	$2.31
Weighted average fair value of options granted during year		$1.53		$1.99

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 11 – STOCK OPTIONS (Continued)

Options outstanding at year-end 2005 were as follows.

	Outstanding			Exercisable
Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$1.50	1,557	0.1 years	$1.50	1,557	$1.50
$1.75	50,000	4.3	1.75	50,000	1.75
$2.35	168,800	6.1	2.35	131,560	2.35
$2.63	852,240	8.0	2.63	694,448	2.63
$3.75	11,573	2.5	3.75	6,493	3.75
$4.00	140,000	10.0	4.00	—	—
$4.21	98,500	10.0	4.21	—	—
$4.25	742,360	9.6	4.25	480,000	4.25
Outstanding at year-end	2,065,030	8.5	$3.34	1,364,058	$3.14

On December 16, 2005, the stockholders of the Corporation approved the 2005 Stock Option and Stock Incentive Plan (the “2005 Plan”). Pursuant to the terms of the 2005 Plan, 2,000,000 shares of common stock were reserved for issuance upon the exercise of options or in the form of awards of restricted stock granted under the 2005 Plan. Of this amount, up to 1,000,000 shares of common stock may be issued upon the exercise of Incentive Stock Options. As of December 31, 2005, 215,000 options have been granted under the 2005 Plan.

NOTE 12 – STOCK WARRANTS

As of December 31, 2005, the Company had outstanding warrants to purchase 14,244,583 shares of common stock, including Class A, B, C, D, E, F and G warrants.

A summary of the warrants to purchase shares of common stock of the Company as of December 31, 2005 and December 31, 2004, is presented below.

	December 31, 2005	December 31, 2004
Class A Warrants	937,625	942,625
Class B Warrants	574,625	942,625
Class C Warrants	180,000	180,000
Class D Warrants	4,960,000	4,960,000
Class E Warrants	1,586,000	—
Class F Warrants	8,228,750	—
Class G Warrants	50,000	—
Other Warrants	1,607,958	689,800
Warrants Outstanding	18,124,958	7,715,050

Class A Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class A warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class A warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $4.00 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class A warrants will expire no later than April, 2008.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 12 – STOCK WARRANTS (Continued)

Class B Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $3.50, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class B warrants will expire in April, 2006.

Class C Warrants

Each warrant entitles the holder to purchase 2.3 shares of common stock at an exercise price of $3.75 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Company may redeem the Class C warrants at any time if the following conditions have been satisfied: (i) the Company has registered for resale the common stock issuable upon exercise of the Class C warrants; (ii) the common stock, as publicly traded in the over-the-counter market or on a national securities exchange, has closed at a price of at least $8.50 for 20 continuous trading days; and (iii) the Company pays $8.65 per outstanding warrant, subject to adjustment. If not earlier redeemed, the Class C warrants will expire no later than May 15, 2007.

Class D Warrants

Each Class D warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price per share of $4.00. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate. The Company’s Class D warrants may be exercised at any time until May 13, 2009, at which time they will expire.

The Company has the right to redeem the Class D warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing 30 days’ prior written notice to the Class D warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for five consecutive trading days. If the Company calls the Class D warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Class E Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.25, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class E warrants will expire no later than March, 2010.

Class F Warrants

Each warrant entitles the holder to purchase 0.5 shares of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class F warrants will expire no later than August 2010.

The Company has the right to redeem the Class F warrants at a redemption price of $0.50 per warrant (subject to adjustment in the event of a stock split, reverse stock split, stock dividend on the common stock or the like) after providing written notice to the Class F warrant holders at any time after the closing price of the Company’s common stock equals or exceeds $5.60, for twenty consecutive trading days. If the Company calls the Class F warrants for redemption, they will be exercisable until the close of business of the specified redemption date. The holders of Class F warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 12 – STOCK WARRANTS (Continued)

Class G Warrants

Each warrant entitles the holder to purchase one share of common stock at an exercise price of $4.00 per share, subject to adjustment for stock splits, reverse stock splits and other events of recapitalization. The Class G warrants will expire no later than May 2009. The holders of Class G warrants may satisfy their obligation to pay the aggregate Exercise Price through a “cashless exercise”, in which event the Company will issue to the holders the number of shares determined by the “cashless exercise” formula.

Other Warrants

An aggregate of 1,607,958 warrants have been issued to various underwriters for compensation for certain private and public offerings of the Company’s common stock. The exercise prices of these warrants range from $1.35 to $5.00 and have expiration dates between 2006 and 2010.

On November 1, 2005, the Company’s board of directors approved a reserve of class G common stock purchase warrants to purchase up to 250,000 shares of common stock to be issued from time to time to the Company’s officers, directors, and consultants (the “Warrant Plan”), which may be below the market price of the common stock on the grant date. The Warrant Plan was approved by the stockholders at a special meeting held on December 16, 2005.

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can result in regulatory action. The Corporation has agreed with Bank regulators to keep the Bank well capitalized.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Bank’s actual and required capital amounts and ratios (in thousands of dollars) at year-end are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total Capital to risk weighted assets	$52,270	21.83%	$19,152	8.0%	$23,940	10.0%
Tier 1 Capital to risk weighted assets	50,000	20.89	9,576	4.0	14,364	6.0
Tier 1 Capital to average assets	50,000	19.63	10,190	4.0	12,738	5.0
2004
Total Capital to risk weighted assets	$16,377	10.03%	$13,065	8.0%	$16,332	10.0%
Tier 1 Capital to risk weighted assets	14,699	9.00	6,533	4.0	9,799	6.0
Tier 1 Capital to average assets	14,699	8.37	6,868	4.0	8,585	5.0

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 13 – CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

The holding company’s capital amounts and ratios (in thousands of dollars) at year-end are presented below.

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
2005
Total Capital to risk weighted assets	$55,816	23.31%	$19,160	8.0%
Tier 1 Capital to risk weighted assets	53,546	22.36	9,580	4.0
Tier 1 Capital to average assets	53,546	21.02	10,190	4.0

2004
Total Capital to risk weighted assets	$16,474	10.09%	$13,065	8.0%
Tier 1 Capital to risk weighted assets	14,481	8.87	6,533	4.0
Tier 1 Capital to average assets	14,481	8.24	7,028	4.0

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2005	2004
Commitments to make loans – fixed	$1,551,812	$319,891
– variable	81,682,848	37,183,015
Standby Letters of credit	1,658,689	1,779,991
	$84,893,349	$39,282,897

Commitments to make loans are generally made for periods of 60 days or less. Fixed rate loan commitments have interest rates generally ranging from 3.55% to 9.50% and maturities ranging from one year to three years.

Employment Agreements: The Company has employment agreements with the Chairman and the President of the Bank. Under terms of the agreement, the Company agreed to pay a minimum base salary of $130,000 per year, to grant options, and to provide certain other benefits and compensation. The employment agreements also included a provision requiring certain payments upon the occurrence of certain events leading to the termination of employment such as a change in control, death, or disability. The 2003 agreements were automatically renewed and remain in effect.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 15 – FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$6,201,079	$6,201,079	$6,213,556	$6,213,556
Federal Funds Sold	21,380,000	21,380,000	—	—
Securities available for sale	5,208,159	5,208,159	5,625,361	5,625,361
Securities held to maturity	21,160,886	20,832,067	15,790,233	15,696,981
Loans, net	210,665,319	209,583,116	153,729,571	153,340,401
Federal Reserve Bank stock	1,257,400	1,257,400	610,050	610,050
Federal Home Loan Bank stock	1,328,000	1,328,000	548,100	548,100
Accrued interest receivable	1,235,797	1,235,797	604,053	604,053
Financial liabilities
Deposits	$193,464,799	$193,369,177	$158,158,474	$158,052,889
Federal funds purchased	—	—	2,500,000	2,500,000
Repurchase agreements	1,020,710	1,020,710	1,257,119	1,257,119
Federal Home Loan Bank advances	21,000,000	20,805,895	8,000,000	8,013,644
Accrued interest payable	596,814	596,814	293,346	293,346

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not significant.

NOTE 16 – PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Sun American Bancorp follows.

CONDENSED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$3,638,856	$178,289
Investment in Bank subsidiary	56,053,649	20,625,593
Other assets	103,666	2,743
Total assets	$59,796,171	$20,806,625
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities	$171,163	$60,515
Shareholders’ equity	59,625,008	20,746,110
Total liabilities and shareholders’ equity	$59,796,171	$20,806,625

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 16 – PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME

	December 31,
	2005	2004
Equity in net income of Bank	$3,537,499	$134,238
Less:
Interest expense	10,728	24,835
Salaries and benefits	147,622	134,347
Other expense	460,349	203,091
Net income (loss)	$2,918,800	$(228,035)

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2005	2004
Cash flows from operating activities
Net Income (loss)	$2,918,800	$(228,035)
Adjustments:
Equity in undistributed (income) loss of Bank	(3,537,499)	(134,238)
Change in other assets and other liabilities	9,726	115,096
Net cash from operating activities	(608,973)	(247,177)
Cash flows from investing activities
Investment in Bank	(32,000,000)	(10,753,337)
Net cash from investing activities	(32,000,000)	(10,753,337)
Cash flows from financing activities
Increase in note payable	2,000,000	1,000,000
Repayment of note payable	(2,000,000)	(1,000,000)
Issuance of preferred shares	—	3,095,000
Redemption of preferred shares	(315,000)	(2,785,000)
Proceeds from stock issuance	36,398,901	10,937,611
Dividends paid	(14,361)	(123,724)
Net cash from financing activities	36,069,540	11,123,887
Net change in cash and cash equivalents	3,460,567	123,373
Beginning cash and cash equivalents	178,289	54,916
Ending cash and cash equivalents	$3,638,856	$178,289

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 17 – EARNINGS (LOSS) PER SHARE

The factors used in the earnings (loss) per share computation follow.

	2005	2004
Basic earnings (loss) per share
Net income (loss)	$2,918,800	$(228,035)
Less: dividends paid on preferred shares	(14,361)	(123,724)
Net income (loss) attributable to common shareholders	2,904,439	$(351,759)
Weighted average common shares outstanding, basic	12,122,945	7,402,509
Basic earnings (loss) per common share	$0.24	$(0.05)
	2005	2004
Diluted earnings (loss) per share
Net income (loss)	$2,918,800	$(228,035)
Less: dividends paid on preferred shares	(14,361)	(123,724)
Net income (loss) attributable to common shareholders	2,904,439	$(351,759)
Weighted average common shares outstanding, diluted	13,604,345	7,402,509
Diluted earnings (loss) per common share	$0.21	$(0.05)

Stock warrants for 600,000 shares of common stock were not considered in computing diluted earnings per common share for 2005, and stock options and stock warrants for 1,218,290 and 7,249,050 shares of common stock were not considered in computing diluted earnings per common share for 2004, because they were antidilutive.

NOTE 18 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

	2005	2004
Unrealized holding losses on available-for-sale securities	$(184,782)	$(27,609)
Less: reclassification adjustments for gains (losses) later recognized in income	7,930	(32,664)
Net unrealized gains (losses)	(176,852)	5,055
Tax effect	67,400	(1,890)
Other comprehensive income (loss) before minority interest	(109,452)	3,165
Minority interest in other comprehensive (income) loss of subsidiary	10	(3)
Other comprehensive income (loss)	$(109,442)	$3,162

NOTE 19 – PURCHASE OF ASSETS AND ASSUMPTION OF SELECTED LIABILITIES OF GULF BANK IN 2004

In order to expand its banking presence in Miami Dade County, the Bank executed the Gulf Bank Asset Purchase Agreement that closed on February 17, 2004 for $3.7 million. This transaction caused the transfer of all of Gulf Bank’s loans, totaling $42 million, to the Bank along with certain contracts of Gulf Bank and the books and records of Gulf Bank relating to the transferred assets. In addition, the Bank received a cash payment of approximately $28 million and fixed assets valued at approximately $508,000. The Bank assumed all of the deposits totaling $67 million of Gulf Bank and Federal Home Loan Bank Advances totaling $3 million and entered into an assignment and sublease agreements for the lease of the three Gulf Bank branches in Miami-Dade County, Florida.

SUN AMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 19 – PURCHASE OF ASSETS AND ASSUMPTION OF SELECTED LIABILITIES OF GULF BANK IN 2004 (Continued)

The Bank accounted for the transaction as a business combination under the purchase accounting method. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands of dollars).

Cash	$27,317
Loans, net of allowance for loan losses of $458	41,750
Fixed Assets	508
Goodwill	3,344
Core deposit intangible	828
Total assets acquired	73,747
Deposits	67,013
Federal Home Loan Bank borrowings	3,000
Total liabilities assumed	70,013
Net assets acquired	$3,734

The following table summarizes selected pro forma financial information but does not include amounts related to acquisition costs that were incurred to complete implementation of the acquisition.

The selected pro forma combined financial information, while helpful in illustrating the financial characteristics of the acquisition under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and other factors that may result as a consequence of the acquisition and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined business would have been had our companies been combined during the period presented.

SELECT PROFORMA COMBINED FINANCIAL INFORMATION

	Sun American Bancorp for the year ended December 31, 2004	Gulf for the period ended February 17, 2004		Acquisition Proforma Adjustments	Proforma Sun American for the year ended December 31, 2004
Net interest income	$6,519,437	$284,537		$(8)	$6,803,966
Net (loss) income	(228,035)	158,183	(1)	(8)	(69,860)
Basic and diluted earnings (loss) per share	(0.05)	—		—	(0.02)

———————

(1)

Includes Gulf Bank net gains on sales of securities of $184,000

NOTE 20 – QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income (Loss)	Earnings (loss) Per Share
				Basic	Fully Diluted
2005
First quarter	$3,206,801	$2,303,281	$601,958	$0.07	$0.06
Second quarter	3,724,247	2,607,836	513,637	0.05	0.05
Third quarter	4,305,492	2,956,108	780,972	0.06	0.05
Fourth quarter	4,827,200	3,436,189	1,022,233	0.06	0.05
2004
First quarter	$1,565,332	$1,082,459	$(566,583)	$(0.10)	$(0.10)
Second quarter	2,059,873	1,483,586	(55,561)	(0.01)	(0.01)
Third quarter	2,378,823	1,817,218	158,684	0.00	(0.00)
Fourth quarter	2,844,562	2,136,174	235,425	0.03	0.03

INDEX TO INDEPENDENT COMMUNITY BANK
FINANCIAL STATEMENTS

September 30, 2006

and

December 31, 2005 and 2004

INDEPENDENT COMMUNITY BANK

BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Cash and due from banks	$3,021	$25,345
Federal funds sold	89	1,449
Cash and cash equivalents	3,110	26,794
Securities available for sale	9,977	8,418
Securities held to maturity	2,000	2,000
Loans, net	105,685	107,597
Accrued interest receivable	499	501
Federal Home Loan Bank stock	608	574
Premises and equipment, net	322	311
Other assets	448	206

	$122,649	$146,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$14,422	$22,248
Savings, NOW and money market	65,134	94,418
Time	18,984	7,376
Total deposits	98,540	124,042
Federal funds purchased and repurchase agreements	2,956	2,929
Federal Home Loan Bank advances	7,000	7,000
Accrued interest payable and other liabilities	248	262
Total liabilities	108,744	134,233

Shareholders’ equity
Common stock, $5 par value; 2,000,000 shares authorized; 1,081,619 and 1,073,485 shares issued and outstanding	5,408	5,367
Additional paid-in capital	4,827	4,762
Retained earnings	3,819	2,255
Accumulated other comprehensive loss	(149)	(216)
Total shareholders’ equity	13,905	12,168

	$122,649	$146,401

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income
Loans, including fees	$2,182	$1,864	$6,457	$4,791
Securities	129	101	347	338
Federal funds sold and other	72	91	288	209
	2,383	2,056	7,092	5,338
Interest expense
Deposits	834	599	2,361	1,476
Federal funds purchased and repurchase agreements	26	15	77	54
Federal Home Loan Bank advances	90	64	241	122
	950	678	2,679	1,652

Net interest income	1,433	1,378	4,413	3,686

Provision for loan losses	—	220	—	460

Net interest income after provision for loan losses	1,433	1,158	4,413	3,226

Noninterest income
Service charges on deposit accounts	17	21	55	46
Net gains on sales of securities available for sale	—	—	—	—
Other	47	25	85	80
	64	46	140	126
Noninterest expense
Salaries and employee benefits	418	347	1,268	914
Occupancy and equipment	119	101	340	282
Professional fees	15	13	41	65
Data processing	42	33	119	92
Other	141	108	346	334
	735	602	2,114	1,687

Income before taxes	762	602	2,439	1,665

Income taxes	276	237	875	657

Net income	$486	$365	$1,564	$1,008

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total
	Shares	Amount

Balance at July 1, 2005	1,070,087	$5,350	$4,741	$1,496	$(111)	$11,476

Comprehensive income:
Net income				365		365
Change in unrealized loss on securities available for sale, net of reclassification and tax effects					(29)	(29)
Comprehensive income						336

Balance at September 30, 2005	1,070,087	$5,350	$4,741	$1,861	$(140)	$11,812

Balance at July 1, 2006	1,076,719	$5,383	$4,793	$3,333	$(268)	$13,241

Comprehensive income:
Net income				486		486
Change in unrealized loss on securities available for sale, net of tax effect					119	119
Comprehensive income						605

Exercise of stock options, including tax benefits	4,900	25	34			59

Balance at September 30, 2006	1,081,619	$5,408	$4,827	$3,819	$(149)	$13,905

(Continued)

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total
	Shares	Amount

Balance at January 1, 2005	1,069,087	$5,345	$4,736	$853	$(77)	$10,857

Comprehensive income:
Net income				1,008		1,008
Change in unrealized loss on securities available for sale, net of reclassification and tax effects					(63)	(63)
Comprehensive income						945

Exercise of stock options	1,000	5	5			10

Balance at September 30, 2005	1,070,087	$5,350	$4,741	$1,861	$(140)	$11,812

Balance at January 1, 2006	1,073,485	$5,367	$4,762	$2,255	$(216)	$12,168

Comprehensive income:
Net income				1,564		1,564
Change in unrealized loss on securities available for sale, net of tax effect					67	67
Comprehensive income						1,631

Issuance of common stock in lieu of directors’ fees	3,198	16	31			47

Exercise of stock options	4,936	25	34			59

Balance at September 30, 2006	1,081,619	$5,408	$4,827	$3,819	$(149)	$13,905

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities
Net income	$1,564	$1,008
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	87	81
Provision for loan losses	—	460
Net gain on sales of securities available for sale	—	—
Net amortization of securities available for sale	14	49
Issuance of common stock in lieu of directors’ fees	47	—
Change in:
Accrued interest receivable and other assets	(280)	367
Accrued interest payable and other liabilities	(5)	90
Net cash from operating activities	1,427	2,055

Cash flows from investing activities
Securities available for sale:
Purchases	(1,996)	—
Principal repayments, calls and maturities	530	2,442
Proceeds from sales	—	—
Net (increase) decrease in loans	1,912	(24,013)
Net change in Federal Home Loan Bank stock	(34)	(292)
Purchase of premises and equipment, net	(98)	(118)
Net cash from investing activities	314	(21,981)

Cash flows from financing activities
Net increase (decrease) in deposits	(25,502)	16,475
Net change in federal funds purchased and repurchase agreements	27	99
Net change in short-term borrowings	4,000	1,000
Proceeds from long-term Federal Home Loan Bank advances	—	5,000
Repayment of long-term Federal Home Loan Bank advances	(4,000)	(2,000)
Proceeds from the exercise of stock options	50	10
Net cash from financing activities	(25,425)	20,584

Net change in cash and cash equivalents	(23,684)	658

Beginning cash and cash equivalents	26,794	12,568

Ending cash and cash equivalents	$3,110	$13,226

Supplemental cash flow information:
Interest paid	$2,648	$1,591
Income taxes paid	1,140	170

See accompanying notes.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 1 – BASIS OF PRESENTATION

Independent Community Bank (the “Bank”) is a state-chartered commercial bank with one banking office located in Tequesta, Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer; however, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Bank’s market area.

The accounting and reporting policies of the Bank reflect banking industry practice and conform to generally accepted accounting principles in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported asset and liability balances and revenue and expense amounts and the disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

The financial information included herein as of and for the periods ended September  30, 2006 and 2005 is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair statement of results for the interim periods. The December 31, 2005 balance sheet was derived from the Bank’s December 31, 2005 audited financial statements.

NOTE 2 – SECURITIES

The amortized cost and fair value of securities were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2006
Available for sale
U.S. Government agencies	$5,980	$2	$(93)	$5,889
Mortgage-backed	2,936	—	(74)	2,862
Corporate	1,300	—	(74)	1,226
Total securities available for sale	$10,216	$2	$(241)	$9,977
Held to maturity
U.S. Government agencies	$2,000	$—	$(74)	$1,926

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2005
Available for sale
U.S. Government agencies	$3,979	$—	$(102)	$3,877
Mortgage-backed	3,485	—	(82)	3,403
Corporate	1,300	—	(162)	1,138
Total securities available for sale	$8,764	$—	$(346)	$8,418
Held to maturity
U.S. Government agencies	$2,000	$—	$(53)	$1,947

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at September 30, 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity		Available for Sale
	Carrying Amount	Fair Value	Fair Value

Due in one year or less	$—	$—	$—
Due from one to five years	—	—	6,539
Due from five to ten years	2,000	1,926	576
Due after ten years	—	—	—
Mortgage-backed	—	—	2,862

Total	$2,000	$1,926	$9,977

There were no sales of available for sale securities during the three or nine months ended September 30, 2006 and 2005.

Securities with a carrying value of approximately $8,417 at September 30, 2006 and $9,226 at December 31, 2005 were pledged to secure public funds and repurchase agreements.

Gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
September 30, 2006
Available for Sale
U.S. Government agencies	$—	$—	$3,890	$(93)	$3,890	$(93)
Mortgage-backed	—	—	2,862	(74)	2,862	(74)
Corporate	—	—	1,226	(74)	1,226	(74)
Held to Maturity
U.S. Government agencies	—	—	1,926	(74)	1,926	(74)
	$—	$—	$9,904	$(315)	$9,904	$(315)
December 31, 2005
Available for Sale
U.S. Government agencies	$971	$(15)	$2,906	$(87)	$3,877	$(102)
Mortgage-backed	—	—	3,402	(82)	3,402	(82)
Corporate	—	—	1,139	(162)	1,139	(162)
Held to Maturity
U.S. Government agencies	—	—	1,947	(53)	1,947	(53)
	$971	$(15)	$9,394	$(384)	$10,365	$(399)

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

The Bank evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Bank considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At September 30, 2006 and December 31, 2005, securities with unrealized losses had depreciated 3.1% and 3.7% from the Bank’s amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Bank has the ability to hold these securities for the foreseeable future since they are classified as either available for sale or held to maturity, no declines were deemed to be other than temporary.

NOTE 3 – LOANS

Loans were as follows.

	September 30, 2006	December 31, 2005

Commercial	$7,558	$6,873
Commercial real estate	89,651	87,561
Residential real estate	8,113	11,379
Consumer	1,927	3,314
	107,249	109,127
Add (deduct)
Net deferred loan costs	(70)	(36)
Allowance for loan losses	(1,494)	(1,494)

	$105,685	$107,597

Activity in the allowance for loan losses was as follows.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Beginning balance	$1,494	$1,089	$1,494	$824
Provision for loan losses	—	220	—	460
Charge-offs	—	—	—	—
Recoveries	—	—	—	25

Ending balance	$1,494	$1,309	$1,494	$1,309

No loans were on nonaccrual status or past due over 90 days and still on accrual at September 30, 2006 or December 31, 2005. Impaired loans at September 30, 2006 and December 31, 2005, and for the nine months and year then ended, were not material.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 4 – STOCK OPTIONS

Certain key employees and directors of the Bank have options to purchase shares of the Bank’s common stock under its 1999 stock option plan. Under the plan, up to 146,581 shares may be issued. At September 30, 2006, 1,004 shares remain available for grant. In 2004, the shareholders approved a director stock option plan. Under the 2004 plan, up to 50,760 shares may be issued. At September 30, 2006, 2,547 shares remain available for grant. In 2006, the shareholders approved the 2006 Stock Option Plan. Under the 2006 plan, up to 46,000 shares may be issued. At September 30, 2006, all shares were available for grant. The exercise price is equal to or in excess of the market price at date of grant. The maximum option term is ten years and the options vest over one to four years.

A summary of the activity in the plan is as follows.

	Nine Months Ended September 30, 2006		Twelve Months Ended December 31, 2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of period	139,191	$10.53	130,729	$10.00
Granted	—	—	16,670	14.58
Exercised	(4,936)	10.00	(4,398)	10.00
Forfeited or expired	—	—	(3,810)	10.00

Outstanding at end of period	134,255	$10.55	139,191	$10.53

Options exercisable at period end	99,246	$10.00	86,115	$10.00

Options outstanding at September 30, 2006 were as follows.

	Outstanding
Exercise Price	Number	Weighted Average Remaining Contractual Life	Number Exerciseable
$10.00	118,235	6.42 years	99,246
12.00	240	8.26 years	—
13.00	3,000	8.42 years	—
15.00	12,780	9.19 years	—

	134,255		99,246

NOTE 5 – REGULATORY MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

(Dollars in thousands, except per share amounts)

NOTE 5 – REGULATORY MATTERS (Continued)

deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2006 and December 31, 2005, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Actual and required capital amounts and ratios are presented below.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2006
Total capital (to risk-weighted assets)	$15,488	13.5%	$9,174	8.0%	$11,468	10.0%
Tier 1 capital (to risk-weighted assets)	14,054	12.3	4,587	4.0	6,881	6.0
Tier 1 capital (to average assets)	14,054	11.4	4,951	4.0	6,189	5.0
December 31, 2005
Total capital (to risk-weighted assets)	$13,859	11.7%	$9,440	8.0%	$11,800	10.0%
Tier 1 capital (to risk-weighted assets)	12,384	10.5	4,720	4.0	7,080	6.0
Tier 1 capital (to average assets)	12,384	9.7	5,112	4.0	6,390	5.0

NOTE 6 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments were as follows.

	September 30, 2006	December 31, 2005

Unused commitments	$22,504	$19,598
Letters of credit	283	558

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Independent Community Bank

Tequesta, Florida

We have audited the accompanying balance sheet of Independent Community Bank as of December 31, 2005, and the related statements of income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of Independent Community Bank as of December 31, 2004, and for the year then ended, were audited by other auditors whose report dated March 16, 2005, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of Independent Community Bank as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ CROWE CHIZEK AND COMPANY LLC
CROWE CHIZEK AND COMPANY LLC
Fort Lauderdale, Florida

February 10, 2006

INDEPENDENT AUDITORS' REPORT

Independent Community Bank

Tequesta, Florida:

We have audited the accompanying balance sheet of Independent Community Bank (the “Bank”) at December 31, 2004, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank at December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 16, 2005

INDEPENDENT COMMUNITY BANK

BALANCE SHEETS

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	2005	2004
ASSETS
Cash and due from banks	$25,345	$11,652
Federal funds sold	1,449	916
Cash and cash equivalents	26,794	12,568
Securities available for sale	8,418	11,413
Securities held to maturity	2,000	2,000
Loans, net	107,597	79,577
Accrued interest receivable	501	309
Federal Home Loan Bank stock	574	282
Premises and equipment, net	311	269
Other assets	206	550

	$146,401	$106,968

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$22,248	$19,394
Savings, NOW and money market	94,418	58,513
Time	7,376	12,319
Total deposits	124,042	90,226
Federal funds purchased and repurchase agreements	2,929	2,763
Federal Home Loan Bank advances	7,000	3,000
Accrued interest payable and other liabilities	262	122
Total liabilities	134,233	96,111
Shareholders’ equity
Common stock, $5 par value; 2,000,000 shares authorized; 1,073,485 and 1,069,087 shares issued and outstanding	5,367	5,345
Additional paid-in capital	4,762	4,736
Retained earnings	2,255	853
Accumulated other comprehensive loss	(216)	(77)
Total shareholders’ equity	12,168	10,857

	$146,401	$106,968

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF INCOME

Years ended December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	2005	2004
Interest income
Loans, including fees	$6,797	$3,550
Securities	441	548
Federal funds sold and other	279	76
	7,517	4,174
Interest expense
Deposits	2,127	990
Federal funds purchased and repurchase agreements	71	57
Federal Home Loan Bank advances	185	86
	2,383	1,133

Net interest income	5,134	3,041

Provision for loan losses	645	508

Net interest income after provision for loan losses	4,489	2,533

Noninterest income
Service charges on deposit accounts	72	53
Net gains on sales of securities available for sale	—	80
Other	107	63
	179	196
Noninterest expense
Salaries and employee benefits	1,274	980
Occupancy and equipment	388	345
Professional fees	139	164
Data processing	135	109
Other	421	277
	2,357	1,875

Income before taxes	2,311	854

Income taxes	909	331

Net income	$1,402	$523

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Income (Loss)	Total
	Shares	Amount
Balance at January 1, 2004	818,642	$4,093	$2,984	$330	$(14)	$7,393

Comprehensive income:
Net income				523		523

Change in unrealized loss on securities available for sale, net of reclassification and tax effects					(63)	(63)
Comprehensive income						460

Exercise of stock options	445	2	2			4

Issuance of common stock	250,000	1,250	1,750			3,000

Balance at December 31, 2004	1,069,087	5,345	4,736	853	(77)	10,857

Comprehensive income:
Net income				1,402		1,402
Change in unrealized loss on securities available for sale, net of tax effect					(139)	(139)
Comprehensive income						1,263

Exercise of stock options, including tax benefit of $4	4,398	22	26			48

Balance at December 31, 2005	1,073,485	$5,367	$4,762	$2,255	$(216)	$12,168

See accompanying notes.

INDEPENDENT COMMUNITY BANK

STATEMENTS OF CASH FLOWS

Years ended December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

	2005	2004
Cash flows from operating activities
Net income	$1,402	$523
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	110	101
Provision for loan losses	645	508
Net gain on sales of securities available for sale	—	(80)
Net amortization of securities available for sale	58	102
Change in:
Deferred income taxes	188	331
Accrued interest receivable and other assets	51	(36)
Accrued interest payable and other liabilities	140	68
Net cash from operating activities	2,594	1,517

Cash flows from investing activities
Securities available for sale:
Purchases	—	(5,250)
Principal repayments, calls and maturities	2,715	5,342
Proceeds from sales	—	7,888
Net increase in loans	(28,665)	(38,326)
Net change in Federal Home Loan Bank stock	(292)	(132)
Purchase of premises and equipment, net	(152)	(133)
Net cash from investing activities	(26,394)	(30,611)

Cash flows from financing activities
Net increase in deposits	33,816	29,858
Net change in federal funds purchased and repurchase agreements	166	(672)
Net change in short-term borrowings	1,000	—
Proceeds from long-term Federal Home Loan Bank advances	5,000	1,000
Repayment of long-term Federal Home Loan Bank advances	(2,000)	—
Proceeds from the issuance of common stock, net	—	3,000
Proceeds from the exercise of stock options	44	4
Net cash from financing activities	38,026	33,190

Net change in cash and cash equivalents	14,226	4,096

Beginning cash and cash equivalents	12,568	8,472

Ending cash and cash equivalents	$26,794	$12,568

Supplemental cash flow information:
Interest paid	$2,296	$1,134
Income taxes paid	475	—

See accompanying notes.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Independent Community Bank (the “Bank”) is a state-chartered commercial bank with one banking office located in Tequesta, Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer; however, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Bank’s market area.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses is particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash on hand and deposits with other financial institutions under 90 days. Net cash flows are reported for customer loan and deposit transactions.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Federal Home Loan Bank stock is carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Bank’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets’ useful lives on an accelerated basis.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2005	2004

Net income, as reported	$1,402	$523
Deduct: Stock-based compensation expense determined under fair value based method, net of tax effect	107	113

Proforma net income	$1,295	$410

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2005	2004

Risk-free interest rate	4.44%	4.50%
Expected option life	10 years	10 years
Dividend yield	—	—

Weighted average fair value of options granted during the year	$5.23	$3.71

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Benefit Plans: The Bank sponsors a 401(k) profit sharing plan which is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank’s contributions are discretionary and are determined annually. Expense related to the plan in 2005 was $1. No expense was recorded in 2004.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Adoption of New Accounting Standards: SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The adoption of this standard had no effect on the Bank’s financial position and results of operations in 2005.

FAS 123R requires all companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date will not result in additional compensation expense. There will be no significant effect on the Bank’s financial position as total equity will not change.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $538 and $267 was required to meet regulatory reserve and clearing requirements at year end 2005 and 2004. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and limit the dividends paid by the bank to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 2 - SECURITIES

The amortized cost and fair value of securities at year end were as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2005
Available for sale
U.S. Government agencies	$3,979	$—	$(102)	$3,877
Mortgage-backed	3,485	—	(82)	3,403
Corporate	1,300	—	(162)	1,138
Total securities available for sale	$8,764	$—	$(346)	$8,418
Held to maturity
U.S. Government agencies	$2,000	$—	$(53)	$1,947

2004
Available for sale
U.S. Government agencies	$4,724	$13	$(21)	$4,716
Mortgage-backed	5,513	—	(61)	5,452
Corporate	1,300	—	(55)	1,245
Total securities available for sale	$11,537	$13	$(137)	$11,413
Held to maturity
U.S. Government agencies	$2,000	$—	$(61)	$1,939

The fair value of debt securities and carrying amount, if different, at year end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to Maturity		Available for Sale
	Carrying Amount	Fair Value	Fair Value
Due in one year or less	$—	$—	$—
Due from one to five years	—	—	3,463
Due from five to ten years	2,000	1,947	1,552
Due after ten years	—	—	—
Mortgage-backed	—	—	3,403

Total	$2,000	$1,947	$8,418

Sales of available for sale securities were as follows.

	2005	2004

Proceeds	$—	$7,888
Gross gains	—	80
Gross losses	—	—

Securities with a carrying value of approximately $9,226 at year end 2005 and $12,200 at year end 2004 were pledged to secure public funds, repurchase agreements and Federal Home Loan Bank advances.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 2 – SECURITIES (Continued)

Gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows.

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2005
Available for Sale
U.S. Government agencies	$971	$(15)	$2,906	$(87)	$3,877	$(102)
Mortgage-backed	—	—	3,402	(82)	3,402	(82)
Corporate	—	—	1,139	(162)	1,139	(162)

Held to Maturity
U.S. Government agencies	—	—	1,947	(53)	1,947	(53)

	$971	(15)	$9,394	$(384)	$10,365	$(399)
2004
Available for Sale
U.S. Government agencies	$—	$—	$2,972	$(21)	$2,972	$(21)
Mortgage-backed	—	—	5,452	(61)	5,452	(61)
Corporate	—	—	1,245	(55)	1,245	(55)

Held to Maturity
U.S. Government agencies	—	—	1,939	(61)	1,939	(61)

	$—	$—	$11,608	$(198)	$11,608	$(198)

The Bank evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Bank considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

At year end 2005 and 2004, securities with unrealized losses had depreciated 3.7% and 1.7% from the Bank’s amortized cost basis. These unrealized losses related principally to changes in interest rates. As the Bank has the ability to hold these securities for the foreseeable future since they are classified as either available for sale or held to maturity, no declines were deemed to be other than temporary.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 3 – LOANS

Year end loans were as follows.

	2005	2004

Commercial	$6,873	$9,019
Commercial real estate	87,561	58,142
Residential real estate	11,379	12,252
Consumer	3,314	981
	109,127	80,394
Add (deduct)
Net deferred loan costs	(36)	7
Allowance for loan losses	(1,494)	(824)

	$107,597	$79,577

Loans to certain executive officers, directors and companies with which they are affiliated totaled approximately $3,009 and $2,347 at year end 2005 and 2004.

Activity in the allowance for loan losses was as follows.

	2005	2004

Beginning balance	$824	$385
Provision for loan losses	645	508
Charge-offs	—	(69)
Recoveries	25	—

Ending balance	$1,494	$824

No loans were on nonaccrual status or past due over 90 days and still on accrual at year end 2005 or 2004. Impaired loans at December 31, 2005 and 2004, and for the years then ended, were not material.

NOTE 4 – PREMISES AND EQUIPMENT

Year end premises and equipment were as follows.

	2005	2004

Leasehold improvements	$237	$228
Furniture, fixtures and equipment	940	804
	1,177	1,032
Accumulated depreciation	(866)	(763)

	$311	$269

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

The bank leases its office facilities under operating leases. The leases contain annual escalations and have renewal options. Rent expense under these operating leases for 2005 and 2004 was $218 and $201. Rent commitments under these noncancelable operating leases was as follows, before considering renewal options.

2006	$173
2007	178
2008	184
2009	155
2010	160
Thereafter	334

$1,184

NOTE 5 – DEPOSITS

Deposits from principal officers, directors, and their affiliates at year end 2005 and 2004 were $6,240 and $5,951.

Time deposits of $100,000 or more were $5,299 and $8,900 at year end 2005 and 2004.

At year end 2005, scheduled maturities of time deposits were as follows.

2006	$6,285
2007	595
2008	93
2009	—
2010	403

$7,376

NOTE 6 – FEDERAL HOME LOAN BANK ADVANCES

At year end, advances from the Federal Home Loan Bank were as follows.

	2005	2004

Fixed-rate advance, 1.65%, due March 2005	$—	$1,000
Fixed-rate advance, 1.89%, due September 2005	—	1,000
Fixed-rate advance, 2.13%, due March 2006	1,000	1,000
Fixed-rate advance, 3.87%, due May 2006	1,000	—
Fixed-rate advance, 4.10%, due November 2006	1,000	—
Fixed-rate advance, 4.25%, due May 2007	1,000	—
Convertible, variable-rate advance until May 2006, 3.87%, due May 2010	3,000	—

	$7,000	$3,000

Each advance is payable at its maturity date with a prepayment penalty at the option of the Federal Home Loan Bank. The advances were collateralized by a blanket pledge of substantially all of the Bank’s loan portfolio at year end 2005 and, additionally, specific securities at year end 2004. The interest rate on the convertible advance is variable until May 2006, then convertible to a fixed rate.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 7 – INCOME TAXES

Income tax expense was as follows.

	Current	Deferred	Total
2005
Federal	$621	$161	$782
State	100	27	127

	$721	$188	$909
2004
Federal	$—	$283	$283
State	—	48	48

	$—	$331	$331

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

	2005	2004

Federal statutory rate times financial statement income	$785	$290
Effect of:
State taxes, net of federal benefit	84	32
Other	40	9

	$909	$331

Year end deferred tax assets and liabilities were due to the following.

	2005	2004
Deferred tax assets
Net operating loss carryforward	$—	$390
Allowance for loan losses	467	224
Unrealized loss on investment securities available for sale	130	47
Other	—	8
	597	669
Deferred tax liabilities
Accrual to cash conversion	(144)	(102)
Loan origination costs	(76)	(78)
Other	(4)	(11)
	(224)	(191)

Net deferred tax asset	$373	$478

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 8 - STOCK OPTIONS

Certain key employees and directors of the Bank have options to purchase shares of the Bank’s common stock under its 1999 stock option plan. Under the plan, up to 146,581 shares may be issued. At year end 2005, 1,004 shares remain available for grant. In 2004, the shareholders approved a director stock option plan. Under the 2004 plan, up to 50,760 shares may be issued. At year end 2005, 2,547 shares remain available for grant. The exercise price is equal to or in excess of the market price at date of grant. The maximum option term is ten years and the options vest over one to four years.

A summary of the activity in the plan is as follows.

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	130,729	$10.00	59,133	$10.00
Granted	16,670	14.58	76,767	10.00
Exercised	(4,398)	10.00	(445)	10.00
Forfeited or expired	(3,810)	10.00	(4,726)	10.00

Outstanding at end of year	139,191	$10.53	130,729	$10.00

Options exercisable at year end	86,115	$10.00	34,642	$10.00

Options outstanding at year end 2005 were as follows.

	Outstanding
Exercise Price	Number	Weighted Average Remaining Contractual Life	Number Exerciseable
$10.00	123,171	7.47	86,115
12.00	240	9.01	—
13.00	3,000	9.17	—
15.00	12,780	9.94	—

	139,191		86,115

NOTE 9 – REGULATORY MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 9 – REGULATORY MATTERS (Continued)

Actual and required capital amounts and ratios are presented below at year end.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2005
Total capital (to risk-weighted assets)	$13,859	11.7%	$9,440	8.0%	$11,800	10.0%
Tier 1 capital (to risk-weighted assets)	12,384	10.5	4,720	4.0	7,080	6.0
Tier 1 capital (to average assets)	12,384	9.7	5,112	4.0	6,390	5.0
2004
Total capital (to risk-weighted assets)	$11,758	14.1%	$6,696	8.0%	$8,370	10.0%
Tier 1 capital (to risk-weighted assets)	10,934	13.1	3,348	4.0	5,022	6.0
Tier 1 capital (to average assets)	10,934	11.1	3,953	4.0	4,942	5.0

NOTE 10 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Commitments at year end were as follows:

	2005	2004
Unused commitments	$19,598	$18,774
Letters of credit	558	364

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year end.

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$26,794	$26,794	$12,568	$12,568
Securities available for sale	8,418	8,418	11,413	11,413
Securities held to maturity	2,000	1,947	2,000	1,939
Loans, net	107,597	107,374	79,577	78,337
Accrued interest receivable	501	501	309	309
Federal Home Loan Bank stock	574	574	282	282
Financial liabilities
Deposits	(124,042)	(124,028)	(90,226)	(90,229)
Federal funds sold and repurchase agreements	(2,929)	(2,929)	(2,763)	(2,763)
Federal Home Loan Bank advances	(7,000)	(6,885)	(3,000)	(2,937)
Accrued interest payable	(188)	(188)	(101)	(101)

INDEPENDENT COMMUNITY BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

(Dollars in thousands, except per share amounts)

NOTE 11 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The estimated fair value for off-balance-sheet loan commitments is considered nominal.

NOTE 12 – OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related tax effects were as follows.

	2005	2004
Unrealized holding losses on available-for-sale securities	$(209)	$(189)
Reclassification adjustment for gains realized in income	—	80
Net unrealized losses	(209)	(109)
Tax effect	70	46

Other comprehensive loss	$(139)	$(63)

INDEX TO BEACH BANK
FINANCIAL STATEMENTS

September 30, 2006 and 2005

and

December 31, 2005 and 2004

BEACH BANK

BALANCE SHEETS

September 30, 2006 and December 31, 2005

	September 30, 2006	December 31, 2005
ASSETS	(Unaudited)
Cash and due from banks	$1,972,021	$1,975,777
Interest-bearing deposits with banks	121,198	161,277
Federal funds sold	24,384,000	—
TOTAL CASH AND CASH EQUIVALENTS	26,477,219	2,137,054
Securities available for sale	500,200	507,400
Securities held to maturity	24,509,332	33,153,043
Loans, net	73,021,699	81,397,239
Premises and equipment, net	1,232,827	1,511,106
Federal Home Loan Bank stock, at cost	240,500	242,000
Accrued interest receivable	640,707	662,595
Other assets	440,106	409,538
TOTAL ASSETS	$127,062,590	$120,019,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
DEPOSITS:
Noninterest-bearing demand accounts	$18,218,721	$21,060,777
Savings, NOW and money-market accounts	20,492,295	26,599,490
Time deposits	77,389,730	53,224,967
TOTAL DEPOSITS	116,100,746	100,885,234
Federal funds purchased	—	2,600,000
Securities sold under agreements to repurchase	1,198,421	6,356,515
Federal Home Loan Bank advances	—	—
Accrued interest payable	145,213	72,151
Other liabilities	488,057	374,516
TOTAL LIABILITIES	117,932,437	110,288,416
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock $1 par value; 10,000,000 shares authorized, 6,039,422 shares issued and outstanding in 2006 and 2005, respectively	6,039,422	6,039,422
Additional paid-in capital	7,051,910	7,051,910
Accumulated deficit	(3,961,379)	(3,367,173)
Accumulated other comprehensive income	200	7,400
TOTAL STOCKHOLDERS’ EQUITY	9,130,153	9,731,559
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,062,590	$120,019,975

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF OPERATIONS

For the Three and Nine-Months Ended September 30, 2006 and 2005

(Unaudited)

	Three months ended September 30,		Nine-months ended September 30,
	2006	2005	2006	2005
INTEREST INCOME:
Loans	$1,392,194	$1,466,895	$4,197,324	$4,146,571
Securities	243,267	321,143	792,479	839,133
Federal funds sold	177,742	129,460	420,722	211,172
Other	4,769	3,155	14,621	12,183
TOTAL INTEREST INCOME	1,817,972	1,920,653	5,425,146	5,209,059
INTEREST EXPENSE:
Deposits	771,747	500,388	2,070,598	1,359,003
Securities sold under agreements to repurchase	7,569	17,047	32,049	47,172
Federal funds purchased	—	—	3,297	51,510
TOTAL INTEREST EXPENSE	779,316	517,435	2,105,944	1,457,685
NET INTEREST INCOME	1,038,656	1,403,218	3,319,202	3,751,374
PROVISION FOR LOAN LOSSES	—	182,741	—	267,741
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,038,656	1,220,477	3,319,202	3,483,633
NON-INTEREST INCOME:
Deposit fees and service charges	78,689	169,646	298,548	470,879
Overdraft and uncollected fund fees	2,495	5,119	10,977	15,034
Other	1,172	3,880	5,976	20,240
TOTAL NON-INTEREST INCOME	82,356	178,645	315,501	506,153
NON-INTEREST EXPENSES:
Salaries and employee benefits	533,305	645,569	1,918,355	1,898,807
Occupancy	252,277	262,343	737,935	800,339
Professional services	38,756	788,208	492,353	831,583
Advertising	7,386	9,714	51,929	38,719
Data processing	63,945	54,331	191,170	213,070
Other	252,480	171,885	837,167	1,317,642
TOTAL NON-INTEREST EXPENSES	1,148,149	1,932,050	4,228,909	5,100,160
NET (LOSS) INCOME	$(27,137)	$(532,928)	$(594,206)	$(1,110,374)

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF CASH FLOWS

For the Nine-Months Ended September 30, 2006 and 2005

	Nine-Months Ended September 30,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(594,206)	$(1,110,374)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	303,517	246,955
Provision for loan losses	—	267,741
Amortization of premiums on securities held to maturity	243,711	403,866
Decrease (increase) in accrued interest receivable	21,888	(79,056)
(Increase) decrease in other assets	(30,568)	(201,837)
Increase in accrued interest payable	73,062	5,777
Increase in other liabilities	113,541	334,845
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	130,945	(132,083)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of securities held to maturity	—	(8,000,000)
Proceeds from maturities of securities held to maturity	8,400,000	400,000
Net decrease in loans	8,375,540	13,809,658
Net purchases of premises and equipment	(25,238)	(338,692)
Decrease in Federal Home Loan Bank stock	1,500	304,200
NET CASH PROVIDED BY INVESTING ACTIVITIES	16,751,802	6,175,166
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	15,215,512	12,492,545
Decrease in other borrowings	(7,758,094)	(9,877,152)
Decrease in Federal Home Loan Bank advance	—	(7,500,000)
Proceeds from the issuance of common stock, net of issuance costs	—	1,900,496
NET CASH PROVIDED BY FINANCING ACTIVITIES	7,457,418	(2,984,111)
Increase in cash and cash equivalents	24,340,165	3,058,972
Cash and cash equivalents, beginning of period	2,137,054	1,453,893
Cash and cash equivalents, end of period	$26,477,219	$4,512,865
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$2,032,882	$1,451,908
Noncash transactions –
Accumulated other comprehensive income: net change in unrealized gain on securities available for sale	$(7,200)	$(15,600)

The accompanying notes are an integral part of these financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS

September 30, 2006 and December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Beach Bank (the “Bank”) is a state-chartered commercial bank which provides a variety of financial products and services through its banking office in Miami Beach, Florida. The Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”).

On October 5, 2004, the Bank consented to enter into an Order to Cease and Desist (the “Order”) as proposed by the FDIC. The FDIC found during their examination of the Bank that the Bank had deficiencies in violation of statutory requirements in the areas of policies, procedures, Enhanced Due Diligence, Customer Identification Programs, Know Your Customer documentation, Currency Transaction Reporting, Suspicious Activity Reporting, and account monitoring. Such continuing violations may subject the Bank to further sanctions, including significant fines that could result in substantial dissipation of assets and earnings.

The Order required the Bank, among other things, to formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, to have and retain qualified management, to maintain a Tier I Leverage Capital ratio of not less than 7%, a Tier I Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, to charge off certain classified assets, to maintain an adequate allowance for loan losses, to reduce classified assets and to adopt sound lending and collection policies. According to the Bank’s management, the requirements of the Order are the result of findings from a May 10, 2004 examination by the FDIC. Bank management feels that at December 31, 2005, the Bank has made significant progress in complying with the requirements of the Order. Any deviations from the requirements of the Order could have significant implications on the ongoing operations of the Bank.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following summarizes the more significant accounting and reporting policies of the Bank.

Recently Issued Accounting Standards

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“FAS”) No. 155, “Accounting for Hybrid Financial Instruments- an amendment of FASB Statements No. 133 and 140” (“FAS 155”). FAS 155 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“FAS 140”). This Statement allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. It also clarifies which interest-only strips and principal-only strips are not subject to the requirements of FAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives; and, amends FAS 140 to eliminate prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement shall be effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets”, (“FAS 156”) which amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. This Statement addresses the recognition and measurement of separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge-like accounting. It also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or servicing liability and requires that those separately recognized assets or liabilities be initially measured at fair value, if practicable. FAS 156 permits an entity to choose either the amortization method or the fair value method for subsequent measurement and also

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

permits a servicer that uses derivative financial instruments to offset risks on servicing to report both the derivative financial instrument and related servicing assets or liability by using a consistent measurement attribute- fair value. This statement shall be effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s first fiscal year beginning after September 15, 2006, with early adoption permitted. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements”, (“FAS 157”). FAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings and is applicable whenever other standards require (or permit) assets and liabilities to be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. Early adoption is permitted. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In September 2006, the FASB issued FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (as amendment of FASB Statements No. 87, 88, 106 and 132R”, (“FAS 158”) requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of he end of the employer’s fiscal year, and; (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur as a component of comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for financial statements as of the fiscal year ended December 31, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for financial statements issued for fiscal years ending after December 15, 2008. Management believes this Statement will not have a material effect on the Bank’s financial statements.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes” (“FAS 109”). The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This statement is effective for fiscal years beginning after December 15, 2006. Management believes this Statement will not have a material effect on the Bank’s financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 2 – SECURITIES

Debt and equity securities have been classified according to management’s intention. The carrying amount of securities and their approximate fair values were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Values

Securities Available for Sale
At September 30, 2006:
Other Securities	$500,000	$200	$—	$500,200

Securities Available for Sale
At December 31, 2005:
Other Securities	$500,000	7,400	$—	$507,400

Securities Held to Maturity
At September 30, 2006:
U.S. Government agencies	$21,986,716	$—	$(701,449)	$21,285,267
Mortgage-backed securities	1,722,616	—	(59,486)	1,663,130
Other securities	800,000	—	(28,023)	771,977

Total	$24,509,332	$—	$(788,958)	$23,720,374

Securities Held to Maturity:
At December 31, 2005:
U.S. Government agencies	$29,964,443	$—	$(743,393)	$29,221,050
Mortgage-backed securities	1,988,600	56	(58,468)	1,930,188
Other securities	1,200,000	—	(136,040)	1,063,960

Total	$33,153,043	$56	$(937,901)	$32,215,198

Expected maturities of some securities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call prepayment penalties. The scheduled maturities of securities at September 30, 2006 are shown below:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Values	Amortized Cost	Fair Values

Due in one year or less	$—	$—	$1,000,000	$980,727
Due after one year through five years	—	—	20,805,442	20,127,394
Due after five years through ten years	—	—	2,023,211	1,949,688
Due after ten years	500,000	500,200	680,679	662,565

Total	$500,000	$500,200	$24,509,332	$23,720,374

Securities with an amortized cost of $5,994,109 and $9,954,101 and fair value of $5,850,210 and $9,687,784 at September 30, 2006 and December 31, 2005, respectively, were pledged as collateral to secure securities sold under agreements to repurchase.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 2 – SECURITIES (Continued)

Information pertaining to securities with gross unrealized losses at September 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Less than Twelve Months		Twelve Months Or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$—	$—	$21,285,267	$(701,449)	$21,285,267	$(701,449)
Mortgage-backed Securities	—	—	1,742,772	(69,530)	1,742,772	(69,530)
Other securities	692,335	(17,979)	—	—	692,335	(17,979)
Total	$692,335	$(17,979)	$23,028,039	$(770,979)	$23,720,374	$(788,958)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At September 30, 2006, several U.S. government agency securities and several mortgage-backed securities had unrealized losses over twelve months of approximately $23,028,000. Such securities represent approximately 92% of the total investments in marketable equity securities. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.

NOTE 3 – LOANS, NET

The components of the loan portfolio are as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Commercial real estate	$33,846,939	$35,060,468
Commercial	12,631,133	14,833,707
Residential real estate	23,629,810	30,107,631
Construction	2,786,815	1,191,940
Consumer	1,270,306	1,331,385
Other	42,624	146,636
Total loans	$74,207,627	$82,671,767
Less:
Allowance for loan losses	(1,047,748)	(1,103,723)
Net deferred loan fees	(138,180)	(170,805)
Loans, net	$73,021,699	$81,397,239

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 3 – LOANS, NET (Continued)

Activity in the allowance for loan losses is summarized as follows:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Balance, beginning of year	$1,103,723	$846,744
Provision for loan losses	—	325,241
Charge-offs, net of recoveries	(55,975)	(68,262)
Balance, end of year	$1,047,748	$1,103,723

Non-accrual and past due loans still accruing were as follow:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Non-accruals loans	$489,000	$650,992
Past due ninety days or more but still accruing	—	—
Balance, end of year	$489,000	$650,992

Loans on which the accrual of interest had been discontinued amounted to approximately $489,000 and $651,000 at September 30, 2006 and December 31, 2005, respectively. Interest income attributable to non-accrual loans amounted to $0 and $171,972 at September 30, 2006 and December 31, 2005, respectively. Additional interest income on these loans for the nine months ended September 30, 2006 and for the year ended December 31, 2005 respectively, would have been approximately $39,000 and 30,000 had these loans performed in accordance with their original terms.

The recorded investment in loans that are considered to be impaired totaled approximately $3,949,000 and $1,964,000, at September 30, 2006 and December 31, 2005, respectively, of which approximately $489,000 and $651,000, respectively, were on non-accrual basis. Included in impaired loans are approximately $3,949,000 and $1,964,000 at September 30, 2006 and December 31, 2005, respectively, for which the related allowance for loan losses is approximately $296,000 and $311,000 at September 30, 2006 and December 31, 2005, respectively. The average recorded investment in impaired loans during the year ended

September 30, 2006 and December 31, 2005 was approximately $179,000 and $2,445,000, respectively.

NOTE 4 – STOCK OPTION PLAN

The Bank adopted a stock option plan (the “Plan”) for its directors, officers and employees. Under this plan, the total number of shares which may be issued is 1,027,166. The option exercise price shall not be less than the fair market value at the date of grant. The term of the options cannot exceed ten years and the options vest ratably over a three-year period. The options have terms of 10 years. At September 30, 2006 and December 31, 2005, 342,166 shares remained available for grant. A summary of stock options is as follows:

	Options Outstanding	Weighted Average Option Price Per Share
Balance at December 31, 2004	685,000	$2.06
Granted	—	—
Balance at December 31, 2005	685,000	2.06
Granted	—	—
Balance at September 30, 2006	685,000	$2.06

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 4 – STOCK OPTION PLAN (Continued)

The weighted-average remaining contractual life of the options outstanding at September 30, 2006 and December 31, 2005 was 4.72 and 5.22 years, respectively.

The options are exercisable as follows:

Year Ending December 31,	Number of Shares	Weighted Average Option Price Per Share
Currently and through:
December 31, 2005	602,500	$2.00
December 31, 2007	82,500	2.48
	685,000	$2.06

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial statements.

Off-Balance-Sheet Risk

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of /the amount recognized in the balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 5 – COMMITMENTS AND CONTINGENCIES (Continued)

The following off-balance-sheet instruments were outstanding whose contract amounts represent credit risk at September 30, 2006 and December 31, 2005:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005
Commitments to extend credit	$—	$580,000
Unfunded commitments under lines of credit	$9,745,900	$13,985,000
Standby letters of credit	$1,281,790	$1,054,000

NOTE 6 – REGULATORY MATTERS

The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Bank is subject to various regulatory capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaking, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from Regulatory Authorities categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action provisions of the Federal Deposit Insurance Corporation Rules and Regulations. To be categorized as well capitalized, the Bank must maintain minimum total risk-based Tier 1 risk-based and Tier 1 leverage rations as set forth in the table. There were no conditions or events since the notification that management believes have changed the Bank’s category.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

September 30, 2006 and December 31, 2005

NOTE 6 – REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):

	Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Minimum Established by the FDIC in Accordance with Order
	Amount	%	Amount	%	Amount	%	Amount	%
As of September 30, 2006:
Total Capital to Risk-Weighted Assets	$10,078	13.16%	$6,051	8.00%	$7,564	10.00%	$9,076	12.00%
Tier 1 Capital to Risk-Weighted Assets	9,130	11.91	3,029	4.00	4,544	6.00	7,574	10.00
Tier 1 Capital to Average Assets	9,130	7.83	3,331	4.00	5,552	5.00	7,773	7.00
As of December 31, 2005:
Total Capital to Risk-Weighted Assets	$10,740	13.35%	$6,435	8.00%	$8,044	10.00%	$9,652	12.00%
Tier 1 Capital to Risk-Weighted Assets	9,724	12.09	3,217	4.00	4,826	6.00	8,044	10.00
Tier 1 Capital to Average Assets	9,724	8.25	3,538	3.00	5,896	5.00	8,255	7.00

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors

Beach Bank

We have audited the accompanying balance sheets of Beach Bank (the “Bank”) as of December 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beach Bank as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

As discussed in Note 1 to the financial statements, due to the results of a regulatory examination as of October 5, 2004, the Bank consented to enter into an Order to Cease and Desist as proposed by the Federal Deposit Insurance Corporation. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Morrison, Brown, Argiz & Farra, LLP

Miami, Florida

February 3, 2006

BEACH BANK

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$1,975,777	$1,269,543
Interest-bearing deposits with banks	161,277	184,350
TOTAL CASH AND CASH EQUIVALENTS	2,137,054	1,453,893
Securities available for sale	507,400	529,600
Securities held to maturity	33,153,043	26,035,667
Loans, net	81,397,239	89,269,526
Premises and equipment, net	1,511,106	1,281,969
Federal Home Loan Bank stock, at cost	242,000	546,200
Accrued interest receivable	662,595	537,071
Other assets	409,538	1,035,830
TOTAL ASSETS	$120,019,975	$120,689,756
LIABILITIES AND STOCKHOLDERS’ EQUITY
DEPOSITS:
Noninterest-bearing demand accounts	$21,060,777	$21,331,190
Savings, NOW and money-market accounts	26,599,490	27,260,495
Time deposits	53,224,967	40,611,204
TOTAL DEPOSITS	100,885,234	89,202,889
Federal funds purchased	2,600,000	5,900,000
Securities sold under agreements to repurchase	6,356,515	7,651,105
Federal Home Loan Bank advances	—	7,500,000
Accrued interest payable	72,151	46,590
Other liabilities	374,516	389,258
TOTAL LIABILITIES	110,288,416	110,689,842
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS’ EQUITY:
Common stock$1 par value; 10,000,000 shares authorized, 6,039,422 and 5,395,834 shares issued and outstanding in 2005 and 2004, respectively	6,039,422	5,395,834
Additional paid-in capital	7,051,910	5,795,002
Accumulated deficit	(3,367,173)	(1,220,522)
Accumulated other comprehensive income	7,400	29,600
TOTAL STOCKHOLDERS’ EQUITY	9,731,559	9,999,914
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$120,019,975	$120,689,756

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004

	2005	2004
INTEREST INCOME:
Loans	$5,535,651	$4,397,651
Securities	1,159,543	1,162,721
Federal funds sold	218,240	41,760
Other	15,108	10,454
TOTAL INTEREST INCOME	6,928,542	5,612,586
INTEREST EXPENSE:
Deposits	1,850,775	1,361,105
Securities sold under agreements to repurchase	66,570	154,763
Federal funds purchased	63,949	116,402
TOTAL INTEREST EXPENSE	1,981,294	1,632,270
NET INTEREST INCOME	4,947,248	3,980,316
PROVISION FOR LOAN LOSSES	325,241	379,240
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,622,007	3,601,076
NON-INTEREST INCOME:
Deposit fees and service charges	554,312	995,749
Overdraft and uncollected fund fees	11,593	632,521
Other	64,865	374,238
TOTAL NON-INTEREST INCOME	630,770	2,002,508
NON-INTEREST EXPENSES:
Salaries and employee benefits	2,558,498	2,351,536
Occupancy	946,606	783,764
Professional services	328,792	82,987
Advertising	64,244	252,420
Data processing	276,329	350,478
Loss on sale of fixed assets	10,790	—
Other	779,905	1,218,614
TOTAL NON-INTEREST EXPENSES	4,965,164	5,039,799
INCOME BEFORE EXPENSES RESULTING FROM ORDER AND NONRECURRING EXPENSES	287,613	563,785
EXPENSES RESULTING FROM ORDER	1,964,064	133,864
NONRECURRING EXPENSES	470,200	60,015
NET (LOSS) INCOME	$(2,146,651)	$369,906

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2005 and 2004

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive Income	Total
Balances at January 1, 2004	$5,135,834	$5,435,002	$(1,590,428)	$—	$8,980,408
COMPREHENSIVE INCOME:
Net income	—	—	369,906	—	369,906
Change in net unrealized gain on securities available for sale	—	—	—	29,600	29,600
TOTAL COMPREHENSIVE INCOME					399,506
Proceeds from exercise of 60,000 shares of stock options	60,000	60,000	—	—	120,000
Proceeds from issuance of 200,000 common shares	200,000	300,000	—	—	500,000
Balances at December 31, 2004	5,395,834	5,795,002	(1,220,522)	29,600	9,999,914
COMPREHENSIVE LOSS:
Net loss	—	—	(2,146,651)	—	(2,146,651)
Change in net unrealized gain on securities available for sale	—	—	—	(22,200)	(22,200)
TOTAL COMPREHENSIVE LOSS					(2,168,851)
Proceeds from issuance of 643,588 common shares, net of issuance cost $30,269	643,588	1,256,908	—	—	1,900,496
Balances at December 31, 2005	$6,039,422	$7,051,910	$(3,367,173)	$7,400	$9,731,559

The accompanying notes are an integral part of these financial statements.

BEACH BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,146,651)	$309,609
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	314,183	279,809
Provision for loan losses	325,241	379,240
Amortization of premiums on securities held to maturity	15,333	57,474
Loss on sale of fixed assets	10,790	—
Increase in accrued interest receivable	(125,524)	(80,432)
Decrease (increase) in other assets	626,292	(227,103)
Increase in accrued interest payable	25,561	5,995
(Decrease) increase in other liabilities	(14,742)	122,414
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(969,517)	907,303
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in interest-bearing deposits with banks	—	100,000
Purchase of securities held to maturity	(8,000,000)	(9,000,000)
Proceeds from calls of securities held to maturity	—	11,000,000
Proceeds from paydowns of securities held to maturity	867,291	1,948,302
Net decrease (increase) in loans	7,547,046	(28,280,114)
Net purchases of premises and equipment	(554,110)	(777,321)
Decrease (increase) in Federal Home Loan Bank stock	304,200	(435,800)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	164,427	(25,444,933)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	11,682,345	5,242,970
(Decrease) increase in other borrowings	(4,594,590)	2,588,291
(Decrease) increase in Federal Home Loan Bank advance	(7,500,000)	7,500,000
Proceeds from the issuance of common stock	1,900,496	500,000
Proceeds from exercise of stock options	—	120,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,488,251	15,951,261
Increase (decrease) in cash and cash equivalents	683,161	(8,586,369)
Cash and cash equivalents, beginning of year	1,453,893	10,040,262
Cash and cash equivalents, end of year	$2,137,054	$1,453,893
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,955,733	$1,626,275
Noncash transactions –
Accumulated other comprehensive income: net change in unrealized gain on securities available for sale	$(22,200)	$29,600

The accompanying notes are an integral part of these financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Beach Bank (the “Bank”) is a state-chartered commercial bank which provides a variety of financial products and services through its banking office in Miami Beach, Florida. The Bank’s deposit accounts are insured by the Federal Deposit Insurance Corporation  (“FDIC”).

On October 5, 2004, the Bank consented to enter into an Order to Cease and Desist (the “Order”) as proposed by the FDIC. The FDIC found during their examination of the Bank that the Bank had deficiencies in violation of statutory requirements in the areas of policies, procedures, Enhanced Due Diligence, Customer Identification Programs, Know Your Customer documentation, Currency Transaction Reporting, Suspicious Activity Reporting, and account monitoring. Such continuing violations may subject the Bank to further sanctions, including significant fines that could result in substantial dissipation of assets and earnings.

The Order required the Bank, among other things, to formulate a three year written strategic plan, prepare and submit to the FDIC a comprehensive budget and earnings forecast, to have and retain qualified management, to maintain a Tier I Leverage Capital ratio of not less than 7%, a Tier I Risk Based Capital Ratio of not less than 10% and a Total Risk Based Capital Ratio of at least 12%, to charge off certain classified assets, to maintain an adequate allowance for loan losses, to reduce classified assets and to adopt sound lending and collection policies. According to the Bank’s management, the requirements of the Order are the result of findings from a May 10, 2004 examination by the FDIC. Bank management feels that at December 31, 2005, the Bank has made significant progress in complying with the requirements of the Order. Any deviations from the requirements of the Order could have significant implications on the ongoing operations of the Bank.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. The following summarizes the more significant accounting and reporting policies of the Bank.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash and balances due from banks and interest-bearing deposits with banks, all of which mature within ninety days.

The Bank is required to maintain cash reserves in the form of vault cash or in noninterest-earning accounts with the Federal Reserve Bank or other qualified banks. These reserve requirements at December 31, 2005 and 2004 were approximately $560,000 and $549,000, respectively.

Securities

The Bank classifies its securities as either held to maturity or available for sale. Held to maturity securities are those which the Bank has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, on available for sale securities, are excluded from earnings and reported in other comprehensive income on the balance sheet. Gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A decline in the market value of any available for sale or held to maturity security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Bank considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

Premises and Equipment

Leasehold improvements and furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line method and accelerated methods over the estimated lives of the related assets or the lease term, which ranges from 5 to 20 years. Leasehold improvements are amortized over the remaining term of the applicable leases or their useful lives, which ever is shorter.

Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to income.

Income Taxes

The stockholders of the Bank have elected for the Bank to be treated as an S-Corporation. For Federal and state income tax purposes all items of income and expense flow through to its stockholders, therefore, no provision for income taxes has been reflected in the financial statements.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Loan origination fees are deferred and certain direct origination costs are capitalized; both recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on non-accrual status or are charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This valuation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value or expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of unfunded loan commitments, standby letters of credit and unfunded lines of credit. Such financial instruments are recorded in the financial statements when they are funded.

Transfer of Financial Assets

Transfer of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Impairment of Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement 144, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest Rate Risk

The Bank’s performance is dependent to a large extent on its net interest income, which is the difference between income on interest-earning assets and its interest expense on interest-bearing liabilities. The Bank, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches between the dollar amount of repricing or maturing assets and liabilities (the interest rate sensitivity gap), and more liabilities repricing or maturing than assets over a given time frame is considered liability-sensitive, or a negative gap. An asset-sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment, while a liability-sensitive position will generally enhance earnings in a falling interest rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Bank has attempted to structure its asset and liability management strategies to mitigate the impact of net interest income resulting from changes in market interest rates.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, (as amended by SFAS 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively, “SFAS No. 123”) encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank’s stock option plan have no intrinsic value at the grant date, and under APB No. 25 no compensation cost is recognized for them. The Bank has elected to continue with the accounting methodology in APB No. 25 and, as a result, has provided proforma disclosures of net earnings and other disclosures, as if the fair valued based method of accounting had been applied.

The following table illustrates the effect on net (loss) income if the Bank had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	2005	2004
Net (loss) income, as reported	$(2,146,651)	$369,906
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(23,006)	(11,902)
Pro forma net (loss) income	$(2,169,657)	$358,004

During 2005, there were no stock options granted. The per share weighted average fair value of stock options granted during 2004 was $1.12 on the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

Expected dividend yield	0.00%
Expected volatility	0.00%
Risk free interest rate	3.71%
Expected life	10 years

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net earnings, are components of comprehensive income.

Fair Values of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates, using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents

For these short-term instruments, the carrying amounts is a reasonable estimate of fair value.

Securities

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value. (See Note 2)

Loans

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Accrued Interest Receivable and Payable

The carrying amounts of accrued interest receivable and payable represent their values given their short term maturities.

Deposits

The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Other Borrowings

The carrying amounts of other borrowings approximate their fair values. Fair values of advances from Federal Home Loan Bank are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowings.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Off-Balance-Sheet Instruments

Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair values for off-balance-sheet stand by letters of credit are considered nominal.

Guarantor’s Accounting and Disclosure Requirement for Guarantees

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an Interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34.

The interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under guarantees issued, which includes standby letters of credit performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The interpretation also clarifies that a guarantor is required to recognize at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. As of December 31, 2005 and 2004, the premium or fees received or receivable from the standby letters of credit issued by the Bank does not have a material effect on the Bank’s financial statements.

Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. The Bank applies FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applicable no later than the beginning of the first annual reporting period beginning after December 15, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an affect on the Bank financial statements.

Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations and applies to all nongovernmental entities, including not-for-profit organizations. This SOP does not apply to loans originated by the entity. SOP 03-3 prohibits “carrying over” or creating valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. SOP 03-3 did not have an effect on the Bank’s financial statements.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The FASB has issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment. The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R represents the culmination of a two-year effort to respond to requests from investors and many others that the FASB improve the accounting for share-based payment arrangements with employees. For nonpublic entities, SFAS No. 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005.

Management is in the process of determining the effect of adopting SFAS No 123R on the Bank’s financial statements.

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. Statement 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. This statement will be effective for the Bank for all accounting changes and any error corrections occurring after January 1, 2006.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2 – SECURITIES

Debt and equity securities have been classified according to management’s intention. The carrying amount of securities and their approximate fair values were as follows:

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Values
Securities Available for Sale
At December 31, 2005:
Other Securities	$500,000	$7,400	$—	$507,400
Securities Available for Sale
At December 31, 2004:
Other Securities	$500,000	$29,600	$—	$529,600
Securities Held to Maturity
At December 31, 2005:
U.S. Government agencies	$29,964,443	—	(743,393)	29,221,050
Mortgage-backed securities	1,988,600	56	(58,468)	1,930,188
Other securities	1,200,000	—	(136,040)	1,063,960
Total	$33,153,043	$56	$(937,901)	$32,215,198
Securities Held to Maturity:
At December 31, 2004:
U.S. Government agencies	$21,974,685	$13,042	$(341,627)	$21,646,100
Mortgage-backed securities	2,460,982	1,981	(18,046)	2,444,917
Other securities	1,600,000	4,200	(18,640)	1,585,560
Total	$26,035,667	$19,223	$(378,313)	$25,676,577

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

Expected maturities of some securities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call prepayment penalties. The scheduled maturities of securities at December 31, 2005 are shown below:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Values	Amortized Cost	Fair Values
Due in one year or less	$—	$—	$8,385,630	$8,359,280
Due after one year through five years	—	—	17,966,899	17,207,805
Due after five years through ten years	—	—	6,024,121	5,871,854
Due after ten years	500,000	507,400	776,393	776,259
Total	$500,000	$507,400	$33,153,043	$32,215,198

Securities with an amortized cost of $9,954,101 and $9,000,000 and fair value of $9,687,784 and $8,926,500 at December 31, 2005 and 2004, respectively, were pledged as collateral to secure securities sold under agreements to repurchase.

Information pertaining to securities with gross unrealized losses at December 31, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	Less than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government agencies	$11,885,700	$(86,113)	$17,335,350	$(657,280)	$29,221,050	$(743,393)
Mortgage-backed Securities	756,259	(20,134)	1,139,375	(38,333)	1,895,634	(58,467)
Other securities	387,480	(12,520)	676,480	(123,521)	1,063,960	(136,041)
Total	$13,029,439	$(118,767)	$19,151,205	$(819,134)	$32,180,644	$(937,901)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, several U.S. government agency securities and one mortgage-backed security had unrealized losses over twelve months of approximately $819,000. Such securities represent approximately 57% of the total investments in marketable equity securities. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 3 – LOANS, NET

The components of the loan portfolio are as follows at December 31:

	2005	2004
Commercial real estate	$35,060,468	$33,507,995
Commercial	14,833,707	20,743,463
Residential real estate	30,107,631	31,437,910
Construction	1,191,940	2,640,954
Consumer	1,331,385	1,998,035
Other	146,636	50,954
Total loans	82,671,767	90,379,311
Less:
Allowance for loan losses	(1,103,723)	(846,744)
Net deferred loan fees	(170,805)	(263,041)
Loans, net	$81,397,239	$89,269,526

Activity in the allowance for loan losses is summarized as follows:

	2005	2004
Balance, beginning of year	$846,744	$486,696
Provision for loan losses	325,241	379,240
Charge-offs	(68,262)	(19,192)
Balance, end of year	$1,103,723	$846,744

Non-accrual and past due loans still accruing at December 31 were as follow:

	2005	2004
Non-accruals loans	$650,992	$734,470
Past due ninety days or more but still accruing	—	824,505
Balance, end of year	$650,992	$1,558,975

Loans on which the accrual of interest had been discontinued amounted to approximately $651,000 and 734,000 at December 31, 2005 and 2004, respectively. Interest income attributable to non-accrual loans amounted to $171,972 and $0 at December 31, 2005 and 2004, respectively. Additional interest income on these loans for 2005 and 2004 respectively, would have been approximately $30,000 and 85,000 had these loans performed in accordance with their original terms.

The recorded investment in loans that are considered to be impaired totaled approximately $1,964,000 and 813,000, at December 31, 2005 and 2004, respectively, of which approximately $651,000 and 734,000, respectively, were on non-accrual basis. Included in impaired loans are approximately $1,964,000 and 813,000 at December 31, 2005 and 2004, respectively, for which the related allowance for loan losses is approximately $311,000 and $406,000 at December 31, 2005 and 2004, respectively. The average recorded investment in impaired loans during the year ended December 31, 2005 and 2004 was approximately $2,445,000 and $320,000, respectively.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 4 – PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized at December 31 as follows:

	2005	2004
Leasehold improvements	$1,220,344	$858,519
Furniture and equipment	1,388,558	1,180,720
	2,608,902	2,039,239
Less: accumulated depreciation and amortization	1,097,796	757,270
	$1,511,106	$1,281,969

Depreciation and amortization of premises and equipment, net amounted to $314,183 and $279,809 for the years ended December 31, 2005 and 2004, respectively.

NOTE 5 – DEPOSITS

Time deposits, issued in denominations of $100,000 or more, amounted to $39,856,926 and $30,387,477 at December 31, 2005 and 2004, respectively.

Time deposits at December 31, 2005 mature as follows:

Three months or less	$30,686,965
Between three months and one year	20,424,115
Between one and three years	1,831,983
Beyond three years	281,904
$53,224,967

NOTE 6 – FEDERAL FUNDS PURCHASED AND FEDERAL HOME LOAN BANK ADVANCES

The following table sets forth certain information pertaining to federal funds purchased and Federal Home Loan Bank advances at December 31:

	2005	2004
Federal Funds Purchased:
Balances outstanding, at end of year	$2,600,000	$5,900,000
Maximum amount outstanding at any month-end during the year	$2,600,000	$5,900,000
Average balance outstanding during the year	$2,157,033	$1,295,615
Weighted average interest rate for the year	2.96%	2.16%

	2005	2004
Federal Home Loan Bank Advances:
Balances outstanding, at end of year	$—	$7,500,000
Maximum amount outstanding at any month-end during the year	$7,500,000	$7,500,000
Average balance outstanding during the year	$1,138,356	$5,061,475
Weighted average interest rate for the year	2.80%	1.71%

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 7 – SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The following table sets forth certain information pertaining to securities sold under agreements to repurchase at December 31:

	2005	2004
Balances outstanding, at end of year	$6,356,515	$7,651,105
Carrying value of securities pledged for repurchase agreements (fair value, approximately $9,688,000 and 8,927,000 for 2005 and 2004, respectively)	$9,954,101	$9,000,000
Maximum amount outstanding at any month-end during the year	$6,356,515	$16,813,291
Average balance outstanding during the year	$4,344,930	$10,962,089
Weighted average interest rate for the year	1.53%	1.41%

NOTE 8 – EXPENSES RESULTING FROM ORDER AND NONRECURRING EXPENSES

Expenses resulting from order are summarized as follows for the years ended December 31:

	2005	2004
Salaries and employee benefits	$8,905	$—
Professional services	1,630,073	37,140
Other	325,086	96,724
	$1,964,064	$133,864

Nonrecurring expenses for the years ended December 31, 2005 and 2004 consisted of the following:

	2005	2004
Salaries and employee benefits	$10,000	$—
Professional services	140,671	19,527
Other	319,529	40,488
	$470,200	$60,015

NOTE 9 – STOCK OPTION PLAN

The Bank adopted a stock option plan (the “Plan”) for its directors, officers and employees. Under this plan, the total number of shares which may be issued is 1,027,166. The option exercise price shall not be less than the fair market value at the date of grant. The term of the options cannot exceed ten years and the options vest ratably over a three-year period. The options have terms of 10 years. At December 31, 2005 and 2004, 342,166 shares remained available for grant. A summary of stock options is as follows:

	Options Outstanding	Weighted Average Option Price Per Share
Balance at December 31, 2003	755,525	$2.00
Granted	152,846	2.26
Forfeited	(163,371)	2.00
Exercised	(60,000)	2.00
Balance at December 31, 2004	685,000	$2.06
Granted	—	—
Balance at December 31, 2005	685,000	$2.06

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 9 – STOCK OPTION PLAN (Continued)

The weighted-average remaining contractual life of the options outstanding at December 31, 2005 and 2004 was 5.22 and 6.22 years, respectively.

The options are exercisable as follows:

	Number of Shares	Weighted Average Option Price Per Share
Year Ending December 31,
Currently and through:
December 31, 2005	602,500	$2.00
December 31, 2007	82,500	2.48
	685,000	$2.06

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigation

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial statements.

Off-Balance-Sheet Risk

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, unfunded commitments under lines of credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of /the amount recognized in the balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 10 – COMMITMENTS AND CONTINGENCIES (Continued)

The following off-balance-sheet instruments were outstanding whose contract amounts represent credit risk at December 31:

	2005	2004
Commitments to extend credit	$580,000	$11,750,000
Unfunded commitments under lines of credit	$13,985,000	$2,730,000
Standby letters of credit	$1,054,000	$1,363,000

Operating Leases

The Bank leases its facilities under noncancelable leases expiring through 2010. The leases are subject to annual rent increases. Rent expense for the years ended December 31, 2005 and 2004 was $505,800 and $354,146, respectively. The future minimum payments on these leases at December 31, 2005 are as follows:

Year Ending December 31,

2006	$341,886
2007	350,122
2008	227,768
2009	166,192
2010	13,883
Total	$1,099,851

An irrevocable standby letter of credit has been issued by Independent Bankers Bank to the Bank in order to secure the lease of the branch premises. As of December 31, 2005 and 2004, the balance of the irrevocable standby letter of credit was $125,000 and $150,000, respectively.

NOTE 11 – FINANCIAL INSTRUMENTS

At December 31, 2005 and 2004, the estimated fair values of the Bank’s financial instruments are approximately as follows:

	Carrying Amount	Fair Value
December 31, 2005:
Financial assets:
Cash and equivalents	$2,137,000	$2,137,000
Securities available for sale	508,000	508,000
Securities held to maturity	33,153,000	32,215,000
Loan, net	81,397,000	80,512,000
Federal Home Loan Bank stock	242,000	242,000
Accrued interest receivable	663,000	663,000

Financial liabilities:
Deposits	100,885,000	99,684,000
Federal funds purchased	2,600,000	2,600,000
Securities sold under agreements to repurchase	6,357,000	6,357,000
Accrued interest payable	72,000	72,000

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 11 – FINANCIAL INSTRUMENTS (Continued)

	Carrying Amount	Fair Value
December 31, 2004:
Financial assets:
Cash and equivalents	$1,454,000	$1,454,000
Securities available for sale	530,000	530,000
Securities held to maturity	26,036,000	25,677,000
Loan, net	89,270,000	88,818,000
Federal Home Loan Bank stock	546,000	546,000
Accrued interest receivable	537,000	537,000

Financial liabilities:
Deposits	89,203,000	89,504,000
Federal funds purchased	5,900,000	5,900,000
Securities sold under agreements to repurchase	7,651,000	7,651,000
Federal Home Loan Bank advance	7,500,000	7,500,000
Accrued interest payable	47,000	47,000
Accrued interest receivable	457,000	457,000

NOTE 12 – REGULATORY MATTERS

The Bank is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

The Bank is subject to various regulatory capital requirements administered by the regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaking, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from Regulatory Authorities categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action provisions of the Federal Deposit Insurance Corporation Rules and Regulations. To be categorized as well capitalized, the Bank must maintain minimum total risk-based Tier 1 risk-based and Tier 1 leverage rations as set forth in the table. There were no conditions or events since the notification that management believes have changed the Bank’s category.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 12 – REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):

	Actual		Required for Capital Adequacy Purposes		Required to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions		Minimum Established by the FDIC in Accordance with Order
	Amount	%	Amount	%	Amount	%	Amount	%

As of December 31, 2005:
Total Capital to Risk- Weighted Assets	$10,740	13.35%	$6,435	8.00%	$8,044	10.00%	$9,652	12.00%
Tier 1 Capital to Risk- Weighted Assets	9,724	12.09	3,217	4.00	4,826	6.00	8,044	10.00
Tier 1 Capital to Average Assets	9,724	8.25	3,538	3.00	5,896	5.00	8,255	7.00

As of December 31, 2004:
Total Capital to Risk- Weighted Assets	$10,817	13.02%	$6,648	8.00%	$8,310	10.00%	$9,970	12.00%
Tier 1 Capital to Risk- Weighted Assets	9,970	12.00	3,324	4.00	4,986	6.00	8,308	10.00
Tier 1 Capital to Average Assets	9,970	8.10	3,692	3.00	6,153	5.00	5,816	7.00

NOTE 13 – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank accepts deposits from and makes loans to principal officers and directors and their affiliates. The loans are on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time of the loan origination for comparable transactions with nonaffiliated persons. In the ordinary course of business, the Bank has granted loans to principals officers and directors and their affiliates. Those loans and deposits are summarized as follows:

	2005	2004
Beginning loan balance	$—	$149,500
Additions	—	1,200,000
Repayments	—	(1,349,500)
Ending loan balance	$—	$—
Deposits at end of year	$7,964,579	$9,654,954

Interest income on loans to related parties amounted to approximately $24,000 for the year ended December 31, 2004. There was no interest income on loans to related parties for the year ended December 31, 2005. Interest expense on deposits from related parties was approximately $174,000 and $69,000 for the years ended December 31, 2005 and 2004, respectively.

BEACH BANK

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 2005 and 2004

NOTE 14 – CONCENTRATION OF CREDIT RISK

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have a significant exposure to any individual customer or counterparty.

Most of the Bank’s business activity is with customers located within its primary market area, which generally includes Miami-Dade County, Florida. This market area does not depend heavily on any particular industry.

At various times during the year, the Bank has maintained deposits with other financial institutions in excess of amounts received. The exposure to the Bank from these transactions is solely dependent upon daily balances and the financial strength of the respective institution.

NOTE 15 – PROFIT SHARING PLAN

The Bank sponsors a 401(k) profit sharing plan which is available to all employees electing to participate after meeting certain length of service requirements. The Bank’s contributions to the profit sharing plan are discretionary and are determined annually. No contributions were made for the years ending December 31, 2005 and 2004.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

SUN AMERICAN BANCORP

SUN AMERICAN BANK

and

INDEPENDENT COMMUNITY BANK

Dated as of November 17, 2006

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION	A-5
1.1 Definitions	A-5
1.2 Terms Defined Elsewhere	A-8
1.3 Interpretation	A-8
ARTICLE II. PLAN OF MERGER	A-9
2.1 The Merger	A-9
2.2 Effective Time and Effects of the Merger.	A-9
2.3 Tax Consequences	A-9
2.4 Conversion of IB Common Stock.	A-9
2.5 Proration.	A-10
2.6 SB Common Stock	A-11
2.7 Articles of Incorporation and Bylaws	A-11
2.8 Directors and Executive Officers	A-11
2.9 Election Procedures.	A-11
2.10 Deposit of Merger Consideration.	A-12
2.11 Delivery of Merger Consideration	A-12
2.12 Stock Options	A-14
2.13 Voting Agreements	A-14
2.14 SAB Closing Deliveries	A-14
ARTICLE III. DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES	A-14
3.1 Disclosure Schedules	A-14
3.2 Standards	A-15
3.3 Subsidiaries	A-15
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF IB	A-15
4.1 Corporate Organization.	A-15
4.2 Capitalization	A-15
4.3 Authority	A-16
4.4 Consents and Approvals	A-16
4.5 No Violations	A-16
4.6 Licenses, Franchises and Permits	A-16
4.7 Regulatory Reports	A-16
4.8 Financial Statements	A-17
4.9 Deposits	A-17
4.10 Broker’s Fees	A-17
4.11 Properties	A-17
4.12 Intellectual Property	A-17
4.13 Condition of Fixed Assets and Equipment	A-18
4.14 Absence of Certain Changes or Events.	A-18
4.15 Legal Proceedings	A-18
4.16 Taxes.	A-18
4.17 Employees.	A-19
4.18 Intentionally Omitted	A-20
4.19 Certain Contracts.	A-20
4.20 Agreements with Regulatory Agencies	A-20
4.21 Environmental Matters	A-20
4.22 Opinion	A-21
4.23 Insurance	A-21
4.24 Approvals	A-21
4.25 Loan Portfolio.	A-21
4.26 Reorganization	A-21

4.27 State Takeover Laws and Charter Provisions	A-21
4.28 Sole Agreement	A-22
4.29 Disclosure.	A-22
4.30 Absence of Undisclosed Liabilities	A-22
4.31 Allowance for Loan Losses.	A-22
4.32 Compliance with Laws.	A-22
4.33 Material Contract Defaults	A-22
4.34 Certain Regulatory Matters.	A-23
4.35 Due Authorization of Options on Grant Date, Exercise Price and Compliance with GAAP and SEC Requirements	A-23
4.36 IB § 409A Compliance	A-23
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SAB	A-23
5.1 Corporate Organization.	A-23
5.2 Capitalization	A-24
5.3 Authority; No Violation.	A-24
5.4 Consents and Approvals	A-24
5.5 SEC Reports	A-25
5.6 Regulatory Reports	A-25
5.7 Financial Statements	A-25
5.8 Broker’s Fees	A-25
5.9 Absence of Certain Changes or Events	A-25
5.10 Intentionally Omitted.	A-25
5.11 SAB Information	A-25
5.12 Compliance with Laws.	A-25
5.13 Ownership of IB Common Stock	A-25
5.14 Approvals	A-25
5.15 Reorganization	A-25
ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS	A-26
6.1 Covenants of IB	A-26
6.2 Covenants of SAB	A-27
ARTICLE VII. ADDITIONAL AGREEMENTS	A-28
7.1 Regulatory Matters.	A-28
7.2 Access to Information and Due Diligence Investigation.	A-28
7.3 Certain Actions.	A-29
7.4 Stockholder Meeting	A-29
7.5 Legal Conditions to Merger	A-29
7.6 Affiliates	A-29
7.7 AMEX Listing	A-29
7.8 Employee Benefit Plans; Existing Agreements.	A-30
7.9 Additional Agreements	A-30
7.10 Accounting Matters	A-30
7.11 IB Information	A-30
7.12 Disclosure	A-30
7.13 Transfer Taxes	A-31
7.14 Access to IB Employees; Retention of IB Employees	A-31
7.15 General Cooperation	A-31
ARTICLE VIII. CONDITIONS PRECEDENT	A-31
8.1 Conditions to Each Party’s Obligation To Effect the Merger	A-31
8.2 Conditions to Obligations of SAB	A-32
8.3 Conditions to Obligations of IB	A-33
ARTICLE IX. TERMINATION AND AMENDMENT	A-33
9.1 Termination	A-33
9.2 Effect of Termination	A-34

9.3 Amendment	A-34
9.4 Extension; Waiver	A-34
ARTICLE X. GENERAL PROVISIONS	A-35
10.1 Closing	A-35
10.2 Survival of Representations, Warranties and Agreements	A-35
10.3 Expenses	A-35
10.4 Notices	A-35
10.5 Counterparts	A-36
10.6 Entire Agreement	A-36
10.7 Governing Law	A-36
10.8 Severability	A-36
10.9 Publicity	A-36
10.10 Assignment; Third Party Beneficiaries	A-36
10.11 Arbitration; Legal Proceedings.	A-36

Exhibit A Form of Voting Agreement
Exhibit B Form of Bank Merger Agreement
Exhibit C Form of Employment Agreement
Exhibit D Form of Director Non-Competition Agreement
Exhibit E Form of Affiliate Agreement
Exhibit F Form of Opinion of IB Counsel
Exhibit G Form of Release Letter

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 17, 2006, among Sun American Bancorp, a Delaware business corporation (“SAB”), Sun American Bank, a Florida commercial banking association and a wholly-owned subsidiary of SAB (“SB”) and Independent Community Bank, a Florida commercial banking association (“IB”).

RECITALS

The Boards of Directors of SAB, SB and IB have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which IB will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into SB.

As an inducement and condition to SAB and SB entering into this Agreement, certain of the stockholders of IB (i.e., all of its directors)(the “Voting Agreement Parties”) have agreed to (i) vote all of their shares of IB common stock which they are entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of IB Stockholders at which this Agreement is considered as set forth in the form attached hereto as Exhibit A (“Voting Agreement”) and (ii) to the extent permitted under applicable law, to recommend that the transaction be approved by the IB Stockholders.

The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.1

Definitions. The following terms shall have the indicated definitions.

Acquisition Proposal. A proposed tender offer, written agreement, understanding or other proposal of any nature pursuant to which any Person or group, other than SAB or any SAB Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving IB; (ii) acquire the right to vote 10% or more of the outstanding voting securities of IB; (iii) acquire 10% or more of the assets or earning power of IB; or (iv) acquire in excess of 10% of any class of capital stock of IB.

Affiliate. With respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

AMEX. American Stock Exchange.

Articles of Merger. The articles of merger complying with the FBA and the NBA reflecting the merger of IB with and into SB.

Balance Sheet. The consolidated balance sheet of IB prepared based upon GAAP applicable to interim financial statements as consistently applied by IB for prior interim periods and based upon the materiality standards established by IB’s external auditors in connection with the most recently completed audit.

BHC Act. The Bank Holding Company Act of 1956, as amended.

Cash Consideration. The aggregate sum of $15,813,486.00 plus an amount necessary to pay for all fractional shares pursuant to Section 2.11(f) hereof, subject to adjustment in the event any IB Option granted under the IB Option Plan is exercised between the execution date hereof and the Effective Time, by increasing such amount by 42% of the amount determined by multiplying $34.81 by the number of shares issued upon the exercise of such options.

Code. The Internal Revenue Code of 1986, as amended.

Dissenting Shares. Any shares of IB stockholders who exercise their dissenters rights under applicable Florida law.

Effective Time. The effective time of the Merger as specified in the Articles of Merger.

Environmental Laws. All federal, state and local laws, including common- law statutes, regulations, ordinances, codes, rules and other governmental restrictions, standards and requirements relating to the discharge of air pollutants, water pollutants or process waste water or substances, as now or at any time hereafter in effect, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Hazardous Materials Transportation Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended (“CERCLA”), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of the Occupational Safety and Health Administration, and any so-called “Superfund” or “Superlien” Laws.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Exchange Agent. The current or the successor stock transfer agent of SAB, which shall be responsible for the exchange of the Merger Consideration for the IB Common Stock.

Expenses. All reasonable in amount and reasonably incurred out-of-pocket expenses (including all reasonable fees and reasonable expenses of counsel, accountants, investment bankers, experts and consultants to the applicable Party and its Affiliates) incurred by or on behalf of a Party to this Agreement in connection with this Agreement or the transactions contemplated by this Agreement.

FBA. Florida Interstate Branching Act, as amended, and the Florida Banking Corporation Act, as amended.

FDB. Florida Department of Banking.

FDB Consent. The consent of the FDB necessary to consummation of the Merger.

FDIC. The Federal Deposit Insurance Corporation.

FRB. The Board of Governors of the Federal Reserve System.

GAAP. Generally accepted accounting principles consistently applied during the periods involved.

Governmental Entity. Any court, administrative agency or commission or other governmental authority or instrumentality.

Hazardous Materials. Any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.

IB Ancillary Documents. Any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by IB in connection with the transactions contemplated hereby.

IB Common Stock. The common stock, par value $5.00 per share, of IB.

IB Option Plan. Collectively, the Independent Community Bank 1999 Stock Option Plan, 2004 Director Stock Plan and 2006 Employee Option Plan.

IB Stock Certificate. A certificate, which previous to the Merger represented any shares of IB Common Stock.

Intellectual Property. (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) Software; and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

IRS. The Internal Revenue Service.

Knowledge or aware. Any term of similar import means, (i) with respect to IB, the actual knowledge of each director and executive officer of IB, and (ii) with respect to SAB, the actual knowledge of each director and executive officer of SAB or any SAB Subsidiary.

Loan Property. Any property in which IB holds a security interest, and, where required by the context, such term means the owner or operator of such property.

Material Adverse Effect. With respect to SAB or IB, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, (ii) the ability of the parties to perform their obligations under this Agreement or otherwise consummate the transactions contemplated hereby, or (iii) any decrease in the deposit accounts or loan accounts of IB in excess of 10% or more from what is stated on the balance sheet dated September 30, 2006, excluding decreases arising from the termination of the deposit accounts or loan accounts set forth in Section 1.1 of the Disclosure Schedules (as defined in Section 3.1).

Merger Consideration. The merger consideration shall be equal to the Cash Consideration plus the Stock Consideration.

NASDAQ. Nasdaq Global Market.

Participation Facility. Any facility in which IB participates in the management and, where required by the context, such term means the owner or operator of such facility.

Per Share Amount. The amount of $34.81 per share of IB Common Stock.

Person. An individual, partnership (general or limited), corporation, joint venture, business trust, limited liability company, cooperative association or other form of business organization, trust, estate or any other entity.

Regulatory Agencies. The FDB, the FRB, the FDIC and any other regulatory authority or applicable self-regulatory organization with jurisdiction over the Merger.

Rights. Subscriptions, options, warrants, calls, commitments or agreements of any character to purchase capital stock.

SAB Common Stock. The common stock, par value $0.01 per share, of SAB.

SEC. The Securities and Exchange Commission.

Share Ratio. As of the date hereof, each share of IB Common Stock that is converted into shares of SAB Common Stock shall be converted at a rate of 6.4463 shares of SAB Common Stock per share of IB Common Stock, subject to adjustment pursuant to Section 2.4(d) hereof.

Software. Computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

Stock Consideration. An aggregate of 4,044,013 shares of SAB Common Stock, subject to adjustment in the event any IB Option granted under the IB Option Plan is exercised between the execution date hereof and the Effective Time, by increasing such number by a number of shares determined by multiplying the Share Ratio by 58% of the number of shares issued upon the exercise of such options.

Subsidiary. The word “Subsidiary” (1) when used with respect to IB shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and (2) when used with respect to SAB shall mean each Subsidiary of SAB that is a “Significant Subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

Surviving Bank. The surviving bank to the Merger, which shall be SB.

Taxes. Tax or Taxes shall mean (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property,  payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charges of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

Tax Return. Any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto, all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

Trust Account Shares. Shares of IB Common Stock or SAB Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties.

1.2

Terms Defined Elsewhere. The capitalized terms set forth below are defined in the following sections:

“Agreement”

Preamble

“Closing”

Section 10.1

“Closing Date”

Section 10.1

“Code”

Section 2.3

“ERISA Affiliate”

Section 4.17(a)

“Exchange Fund”

Section 2.10 “

“IB”

Preamble

“IB Contract”

Section 4.19(a)

“IB Disclosure Schedule”

Section 3.1

“IB Financial Statements”

Section 4.8

“Injunction”

Section 8.1(e)

“Loans”

Section 4.25(a)

“Merger”

Recitals

“Plans”

Section 4.17(a)

“Prospectus”

Section 4.4

“Regulatory Agreement”

Section 4.20

“Representatives”

Section 7.3(a)

“Requisite Regulatory Approvals”

Section 8.1(c)

“S-4”

Section 4.18

“SAB”

Preamble

“SAB Financial Statements”

Section 5.7

“SAB Reports”

Section 5.4

“SB”

Preamble

“Securities Act”

Section 5.5

“State Banking Approvals”

Section 4.4

1.3

Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date of this Agreement. No provision of this Agreement shall be construed to require IB, SAB or any of their respective Affiliates to take any action that would violate any applicable law (including common law), rule or regulation.

ARTICLE II.
PLAN OF MERGER

2.1

The Merger. Subject to the terms and conditions of this Agreement, in accordance with the FBA, at the Effective Time, IB shall merge with and into SB. SB shall be the Surviving Bank, and shall continue its corporate existence under the laws of the United States of America. The name of the Surviving Bank shall continue to be “Sun American Bank”. Upon consummation of the Merger, the separate corporate existence of IB shall terminate.

2.2

Effective Time and Effects of the Merger.

(a)

Subject to the provisions of this Agreement, on the Closing Date, the Articles of Merger shall be duly prepared, executed and delivered for filing with the Secretary of State of the State of Florida. The Merger shall become effective at the Effective Time. At and after the Effective Time, the Merger shall have the effects set forth in the FBA.

(b)

At the Effective Time, the separate existence of IB shall cease, and SB, as the Surviving Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of IB.

(c)

At the Effective Time, all rights, assets, licenses, permits, franchises and interests of IB in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and choses in action shall be deemed to be vested in SB as the Surviving Bank by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(d)

At the Effective Time, and except as otherwise expressly provided herein, the Surviving Bank shall become and be liable for all debts, liabilities, obligations and contracts of IB whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of IB.

2.3

Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

2.4

Conversion of IB Common Stock.

(a)

At the Effective Time, by virtue of the Merger and without any action on the part of IB, SAB, SB or the holder of any of the following securities, subject to Sections 2.4(d) and 2.5, each share of IB Common Stock, except for shares of IB Common Stock owned by IB or SAB (other than Trust Account Shares) or any of SAB’s Subsidiaries, shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in this Section 2.4 and Section 2.9, into the right to receive the following, without interest:

(i)

for each share of IB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from SAB an amount equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(ii)

for each share of IB Common Stock with respect to which an election to receive SAB Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from SAB the number of shares of SAB Common Stock as is equal to the Share Ratio (collectively, the “Stock Election Shares”); and

(iii)

for each share of IB Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from SAB such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.5(b).

(b)

All of the shares of IB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of IB Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of IB Common Stock represented by such Certificate have been converted pursuant to this Section 2.4 and Section 2.11(f), as well as any dividends to which holders of IB Common Stock become entitled in accordance with Section 2.11(c).

(c)

At the Effective Time, all shares of IB Common Stock that are owned directly or indirectly by IB, SAB or any of SAB’s Subsidiaries (other than Trust Account Shares) shall be cancelled and shall cease to exist and no stock of SAB, cash or other consideration shall be delivered in exchange therefor.

(d)

If, between the date hereof and the Effective Time, (i) the shares of SAB Common Stock shall be changed (or SAB establishes a record date for changing such shares which is prior to the Effective Time) into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, (ii) a stock dividend shall be declared (or SAB establishes a record date for such dividend which is prior to the Effective Time) in respect of SAB Common Stock, or (iii) any distribution is made (or SAB establishes a record date for such distribution which is prior to the Effective Time) in respect of SAB Common Stock other than a regular quarterly cash dividend consistent with past practice, proportionate adjustments shall be made to the Share Ratio.

2.5

Proration.

(a)

Notwithstanding any other provision contained in this Agreement, the total number of shares of IB Common Stock to be converted into Cash Consideration pursuant to Section 2.4 (the “Cash Conversion Number”) shall be equal to 42% of the shares of IB Common Stock outstanding at the Effective Time (other than shares of IB Common Stock to be cancelled as provided in Section 2.4(c)). All other shares of IB Common Stock shall be converted into Stock Consideration (other than shares of IB Common Stock to be cancelled as provided in Section 2.4(c)).

(b)

Within five Business Days after the Effective Time, SAB shall cause the Exchange Agent (as defined below) to effect the allocation among holders of IB Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)

If the aggregate number of shares of IB Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)

If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)

If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)

If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

2.6

SB Common Stock. The shares of SB Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding and 99.9% owned by SAB.

2.7

Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of SB, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Bank. At the Effective Time, the Bylaws of SB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

2.8

Directors and Executive Officers. At and after the Effective Time, the directors of SB shall consist of all of the directors of SB serving immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified. The executive officers of SB immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

2.9

Election Procedures. Each holder of record of shares of IB Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)

Each Holder may specify in a request made in accordance with the provisions of this Section 2.9 (herein called an “Election”) (i) the number of shares of IB Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of IB Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)

SAB shall prepare a form reasonably acceptable to IB (the “Form of Election”) which shall be mailed to record holders of IB Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c)

SAB shall make the Form of Election initially available not less than twenty (20) Business Days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of IB who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d)

Any Election shall have been made properly only if the Exchange Agent, pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to IB stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of IB Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by SAB, in its sole discretion and any shares of IB Common Stock held by such Holder shall be deemed Non-Election Shares. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the day prior to the IB Stockholders’ meeting at which the approval of this Agreement is considered or such other time and date as SAB and IB may mutually agree. IB and SAB shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. SAB shall provide IB with the form of Exchange Agent Agreement and both the letter of transmittal and the instructions prior to the Effective Time, each of which shall be subject to the approval of IB in its reasonable discretion.

(e)

Any IB stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if SAB shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of IB Common Stock (neither SAB nor IB nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of IB Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)

Any IB stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from SAB or IB that this Agreement has been terminated in accordance with Article IX.

(g)

Subject to the terms of the Exchange Agent Agreement, SAB, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any IB stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.5, (iii) the issuance and delivery of certificates representing the whole number of shares of SAB Common Stock into which shares of IB Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of IB Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of SAB Common Stock.

2.10

Deposit of Merger Consideration. At or prior to the Effective Time, SAB shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates representing the shares of SAB Common Stock constituting the aggregate Stock Consideration, and SAB shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds constituting the aggregate Cash Consideration (collectively, the “Exchange Fund”) and SAB shall instruct the Exchange Agent to timely pay the Cash Consideration in accordance with this Agreement.

2.11

Delivery of Merger Consideration.

(a)

As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of IB Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.4 and any cash in lieu of fractional shares of SAB Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of SAB Common Stock to be issued or paid in consideration therefor in accordance with Section 2.11(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.11(c).

(b)

Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of IB Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 2.4 and 2.5) and any cash in lieu of fractional shares of SAB Common Stock to be issued or paid in consideration therefor in respect of the shares of IB Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of SAB Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)

No dividends or other distributions with respect to SAB Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SAB Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of SAB Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of SAB Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the SAB Common Stock issuable with respect to such Certificate.

(d)

In the event of a transfer of ownership of a Certificate representing IB Common Stock that is not registered in the stock transfer records of IB, the proper amount of cash and/or shares of SAB Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such IB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of SAB that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, SAB) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of SAB Common Stock, cash dividends or distributions payable pursuant to Section 2.11(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of IB Common Stock such amounts as the Exchange Agent or SAB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SAB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of IB Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SAB, as the case may be.

(e)

After the Effective Time, there shall be no transfers on the stock transfer books of IB of any shares of IB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of IB Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of SAB Common Stock to be issued or paid in consideration therefor in accordance with Section 2.5 and the procedures set forth in this Article II.

(f)

Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of SAB Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to SAB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of SAB. In lieu of the issuance of any such fractional share, SAB shall pay to each former stockholder of IB who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Fair Market Value of the SAB Common Stock by (ii) the fraction of a share (after taking into account all shares of IB Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of SAB Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.4. For purposes of this paragraph, Fair Market Value shall mean the average of the closing prices for the SAB Common Stock for the 20 trading days prior to the Effective Time.

(g)

Any portion of the Exchange Fund that remains unclaimed by the stockholders of IB as of the first anniversary of the Effective Time shall be paid to SAB. Any former stockholders of IB who have not theretofore complied with this Article II shall thereafter look only to SAB with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the SAB Common Stock deliverable in respect of each share of IB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of SAB, IB, the Exchange Agent or any other person shall be liable to any former holder of shares of IB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by SAB or the Exchange Agent, the posting by such person of a bond in such amount as SAB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.12

Stock Options. At the Effective Time, each option granted by IB under the IB Option Plan (whether or not then vested or unvested), which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of IB Common Stock and shall have no effect and the agreements evidencing grants of options that are unexercised thereunder, and any other agreements between IB and an optionee regarding IB Option shall be terminated by IB and the optionee prior to the Effective Time, and each such option shall be converted, at the option of the option holder, into (i) the right to receive a cash payment from SAB promptly after the Effective Time in an amount equal to (a) any positive difference between the amount of $34.81 and the per share exercise price of each such stock option multiplied by (b) the number of shares subject to such stock option, or (ii) an option to purchase shares of SAB Common Stock, in which event SAB shall assume each such IB Option, in accordance with the terms of the applicable SAB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (a) SAB and the human resources department of SAB shall be substituted for IB and the committee of the IB Board of Directors administering such IB stock option plan, (b) each IB Stock Option assumed by SAB may be exercised solely for shares of SAB Common Stock, (c) the number of shares of SAB Common Stock subject to such IB Stock Option shall be equal to the number of shares of IB Common Stock subject to such IB Stock Option immediately prior to the Effective Time multiplied by the Share Ratio, rounded down to the nearest share, and (d) the per share exercise price under each such IB Stock Option shall be adjusted by dividing the per share exercise price under each such IB Stock Option by the Share Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (ii)(c) and (ii)(d) of the preceding sentence, each IB Stock Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. SAB and IB agreed to take all necessary steps to effect the foregoing provisions of this Section 2.12. IB shall deliver to SAB prior to the Effective Time a list of all option holders, and shall use its best efforts to deliver to SAB prior to the Effective Time a letter from each stating his or her election to receive cash or an option for SAB Common Stock. If IB does not deliver a letter from an option holder stating his or her election to receive cash or an option for SAB Common Stock, then such holder shall be deemed to have elected to receive a cash payment.

2.13

Voting Agreements. As a material inducement for SAB and SB entering into this Agreement, simultaneously with the execution of this Agreement by the Parties, each director of IB shall agree to vote all of his or her shares of IB common stock which he or she is entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of IB Stockholders at which this Agreement is considered as set forth in the Voting Agreement, which shall become effective upon the execution of this Agreement.

2.14

SAB Closing Deliveries. At the Closing, SAB shall deliver, or cause to be delivered, to IB all documents required to be entered into or delivered by SAB at the Closing pursuant hereto.

ARTICLE III.
DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES

3.1

Disclosure Schedules. Prior to the execution and delivery of this Agreement, IB has delivered to SAB one or more disclosure schedules (the “IB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of IB’s representations or warranties contained in Article IV, or to one or more of IB’s covenants contained in Article VI (it being understood and agreed that if an item is properly set forth in one IB Disclosure Schedule, it shall be deemed to be set forth in any other relevant IB Disclosure Schedule; provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to IB.

3.2

Standards. No representation or warranty of IB contained in Article IV or of SAB contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of IB, or Article V, in the case of SAB, has had or would have a Material Adverse Effect with respect to IB or SAB, respectively.

3.3

Subsidiaries. Where the context permits, “SAB” shall refer to SAB and each of its Subsidiaries and “IB” shall refer to IB.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF IB

Subject to Article III, IB hereby represents and warrants to SAB and SB as follows:

4.1

Corporate Organization.

(a)

IB is a Florida chartered commercial banking association duly organized, validly existing and in good standing under the laws of the State of Florida and a member of the FRB. IB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, holds properties and assets only of the types permitted by the laws of the State of Florida, the United States, the rules and regulations promulgated by the FDB and the FRB for insured depository institutions, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of IB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.

(b)

IB has no, and since December 31, 2005, IB has not had any, Subsidiaries. IB neither owns nor controls, directly or indirectly 5% or more of the outstanding equity securities, either directly or indirectly, of any Person.

(c)

The minute books of IB contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2005 of its stockholders and Board of Directors (including committees of the Board of Directors). IB has provided to SAB true, correct and complete copies of the charter documents and bylaws of IB.

4.2

Capitalization. The authorized capital stock of IB consists of 2,000,000 shares of common stock, par value $5.00 per share. As of the date hereof, (1) there are 1,081,619 shares of IB Common Stock issued and outstanding, (2) no shares of IB Common Stock held by IB as treasury stock, and (3) options to purchase 134,291 shares of IB Common Stock issued and outstanding and exercisable at various exercise prices. Except for the aforementioned stock options and as set forth on Section 4.2 of the IB Disclosure Schedule, as of the date hereof, there are no shares of IB Common Stock reserved for issuance for any reason or purpose. All of the issued and outstanding shares of IB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on the IB Disclosure Schedule, IB does not have and is not bound by any outstanding Rights calling for the purchase or issuance of any shares of IB Common Stock or any other equity security of IB or any securities representing the right to purchase or otherwise receive any shares of IB Common Stock or any other equity security of IB.

4.3

Authority. IB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of IB. The Board of Directors of IB has directed that this Agreement and the transactions contemplated hereby be submitted to IB’s stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of IB’s stockholders, no other corporate proceedings on the part of IB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by IB and (assuming due authorization, execution and delivery by SAB) this Agreement constitutes a valid and binding obligation of IB, enforceable against IB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

4.4

Consents and Approvals. Except for (a) the filing with the SEC of the S-4, including the prospectus therein relating to the meetings of IB’s stockholders and SAB stockholders to be held in connection with the transactions contemplated herein (the “Prospectus”) and the SEC’s declaration of the effectiveness of the S-4, (b) the approval of this Agreement by the requisite vote of the stockholders of each of IB and SAB, (c) the filing of applications and notices, as applicable, with the FRB, and approval of such applications and notices, (d) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (the “State Banking Approvals”), (e) the filing of notices and applications and approvals as required under the applicable state securities laws or as may required by AMEX, and (f) any consents or approvals listed in Section 4.4 of the IB Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by IB in connection with (1) the execution and delivery by IB of this Agreement or (2) the consummation by IB of the Merger and the other transactions contemplated hereby.

4.5

No Violations. Except as may be set forth in Section 4.5 of the IB Disclosure Schedule, neither the execution and delivery of this Agreement by IB, nor the consummation by IB of the transactions contemplated hereby, nor compliance by IB with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of IB, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IB or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of IB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which IB is a party, or by which it or its properties or assets may be bound or affected.

4.6

Licenses, Franchises and Permits. IB holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, except where the failure to hold such licenses, franchises, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. All of such licenses, franchises, permits and authorizations are in full force and effect and are transferable to a successor to IB in connection with or subsequent to the Closing of the transactions contemplated herein without any Consent, other than the State Banking Approvals and the approval of the FRB, subject to the legal right and authority of such successor to engage in the activities licensed, franchised, permitted or authorized thereby and except where the failure of such licenses, franchises, permits and authorizations to be in full force and effect and transferable to a successor to IB would not reasonably be expected to have a Material Adverse Effect. IB has not received notice of any Proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such Proceeding is pending or, to IB’s Knowledge, has been threatened by any Governmental Authority.

4.7

Regulatory Reports. IB has timely filed all reports, notices, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2005 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith. Except for matters set forth on Section 4.7 of the Disclosures Schedules, no Regulatory Agency has initiated any proceeding or, to the Knowledge of IB, investigation into the business or operations of IB since December 31, 2005. Except for matters set forth on Section 4.7 of the Disclosures Schedules, there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of IB. Except as disclosed on Section 4.7 of the Disclosures Schedules, no Regulatory Agency has initiated any proceeding or, to the Knowledge of IB, investigation into the business or operations of IB since December 31, 2005, and there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of IB.

4.8

Financial Statements. IB has previously made available to SAB (1) copies of the balance sheets of IB as of December 31 for the fiscal years 2004 and 2005, and the related statements of earnings, stockholders’ equity and cash flows for the fiscal years 2004 through 2005, inclusive, as reported in IB’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 (“Balance Sheet Date”), accompanied by the audit reports of Crowe Chizek, independent public accountants with respect to IB, and (2) copies of unaudited balance sheets and the related statements of earnings and stockholders’ equity of IB at and for the quarter ended September 30, 2006 (collectively, the “IB Financial Statements”). Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, the IB Financial Statements fairly present the financial position of IB as of the dates indicated therein, and when included in the Prospectus will fairly present the results of the operations and financial position of IB for the respective fiscal periods or as of the respective dates therein set forth. Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, each of the IB Financial Statements (including the related notes, where applicable) complies, and IB’s Financial Statements to be included in the Prospectus after the date hereof will comply, with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been, and IB’s Financial Statements to be included in the Prospectus will be, prepared in accordance with GAAP, except as indicated in the notes thereto. The books and records of IB have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.9

Deposits. Except as set forth on Disclosure Schedule 4.9, none of the IB deposits (consisting of certificates of deposit, savings accounts, NOW accounts, money market accounts and checking accounts), is a brokered deposit.

4.10

Broker’s Fees. Neither IB nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that IB has engaged, and will pay a fee or commission to Hovde Financial in accordance with the terms of a letter agreement between it and IB, a true and correct copy of which has been previously made available by IB to SAB.

4.11

Properties. Section 4.11 of the IB Disclosure Schedule contains a true and complete list of all material real property owned or leased by IB. Except as set forth in Section 4.11 of the IB Disclosure Schedule, IB has good and marketable title, free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, real or personal, reflected in the IB Financial Statements as being owned by IB as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of IB and held under leases or subleases by IB, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally, or by equitable principles), and neither IB nor, to IB’s Knowledge, any other party thereto is in material breach or material default thereunder.

4.12

Intellectual Property. Section 4.12 of the IB Disclosure Schedule contains a true and complete list of all material IB Intellectual Property. IB owns or has a valid license to use all IB Intellectual Property, free and clear of all liens, encumbrances, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). IB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of IB as currently conducted, except where the failure to have such property would not reasonably be expected to have a Material Adverse Effect. The IB Intellectual Property is valid and has not been cancelled, forfeited, expired or abandoned, and IB has not received any notice challenging the validity or enforceability of IB Intellectual Property, other than as would not reasonably be expected to have a Material Adverse Effect. To IB’s Knowledge, the conduct of the business of IB does not violate, misappropriate or infringe upon the Intellectual Property rights of any third Person. The consummation of the transactions contemplated by this Agreement will not result in the material loss or material impairment of the right of IB to own or use any of the IB Intellectual Property, and SAB and its Subsidiaries will have substantially the same rights to own or use the IB Intellectual Property following the consummation of such transactions as IB had prior to the consummation of such transactions, except such rights as would not reasonably be expected to have a Material Adverse Effect.

4.13

Condition of Fixed Assets and Equipment. Section 4.13 of the IB Disclosure Schedule contains a list of all material fixed assets and equipment used in the conduct of the business of IB as of the Balance Sheet Date. Each such item of fixed assets and equipment having a net book value in excess of $1,000 is, to IB’s Knowledge, in good operating condition and repair, normal wear and tear excepted.

4.14

Absence of Certain Changes or Events.

(a)

Except as disclosed in any IB filings with the FDB or the FRB, as applicable, prior to the date hereof, since December 31, 2005, (i) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on IB, and (ii) IB has carried on its business in the ordinary course of business consistent with past practices.

(b)

Except as may be set forth in Section 4.14(b) of the IB Disclosure Schedule, since December 31, 2005 and solely with respect to executive officers (senior vice president or above) and directors, IB has not (1) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any such person from the amount thereof in effect as of December 31, 2005, (2) granted any severance or termination pay to such person or entered into any contract to make or grant any severance or termination pay to such person, (3) paid any bonus to such person or (4) entered into any employment- or compensation-related agreement with such person.

4.15

Legal Proceedings. Except as may be set forth in Section 4.15 of the IB Disclosure Schedule, (a) IB is not a party to any, and there are no pending or, to IB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IB or challenging the validity or propriety of the transactions contemplated by this Agreement and (b) there is no injunction, order, judgment or decree imposed upon IB or its assets.

4.16

Taxes.

(a)

Except as may be set forth in Section 4.16 of the IB Disclosure Schedule, IB has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true, correct and complete, and (ii) paid in full or made adequate provision in the financial statements of IB (in accordance with GAAP) for all Taxes (whether or not shown on a Tax Return). Except as set forth in Section 4.16 of the IB Disclosure Schedule, (i) as of the date hereof IB has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Except as set forth on Section 4.16 of the IB Disclosure Schedule, no audits or other administrative proceedings or court proceedings have ever been conducted, are presently pending or, to the knowledge of IB, threatened with regard to any Taxes or Tax Return of IB or any affiliated, consolidated, combined or unitary group of which IB is a member and, to the knowledge of IB, no material issues have been raised by any Tax authority in connection with any Tax or Tax Return. No claim has ever been made by an authority in a jurisdiction where IB does not file Tax Returns that IB is or may be subject to taxation by such jurisdiction.

(b)

IB has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and, the Internal Revenue Service has not proposed any such adjustment or change in accounting method. IBS will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date or (iv) intercompany transactions or any excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(c)

Except as may be set forth in Section 4.16 of the IB Disclosure Schedule, IB has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1446, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other state, local or foreign laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper taxing authorities all amounts required. IB has under taken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

(d)

IB has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. IB has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Agreement, the term “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

(e)

IB has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each former Subsidiary of IB has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where IB was the common parent of such affiliated group.

(f)

IB (i) is not a party to, is bound by or has any obligation under any Tax sharing agreement or similar contract (whether or not written) or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(i)

IB does not have a contract, agreement, plan, or other similar type of arrangement currently in place covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code. IB is not obligated to make any “gross-up” or similar payment to any Person on account of any Tax under Section 4999 of the Code.

(j)

IB has not been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(k)

Except as set forth on Section 4.16 of the IB Disclosure Schedule, there are no liens or other encumbrances upon any asset or property of IB except liens for Taxes not yet due and payable.

(l)

IB is not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities. No power of attorney currently in force has been granted by IB concerning any Tax matter.

(m)

The unpaid Taxes of IB (i) did not, as of September 30, 2006, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the September 30, 2006 balance sheet and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of IB.

4.17

Employees.

(a)

Section 4.17(a) of the IB Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by IB or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with IB would be deemed a “single employer” within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of IB or any ERISA Affiliate (the “Plans”).

(b)

IB has heretofore made available to SAB with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document; (ii) the actuarial report for such Plan for each of the last two years, (iii) the most recent determination letter from the IRS for such Plan and (iv) the most recent summary plan description and related summaries of material modifications.

(c)

Except as may be set forth in Section 4.17(c) of the IB Disclosure Schedule: each of the Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan is subject to Title IV of ERISA; no Plan is a multiemployer plan within the meaning of section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending, or to the Knowledge of IB, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

(d)

Except as may be set forth in Section 4.17(d) of the IB Disclosure Schedule, since December 31, 2005, IB has not (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) had any union organizing activities.

(e)

Section 4.17(e) of the IB Disclosure Schedule sets forth all employment contracts, plans, programs, agreements or other benefits which could be subject to Section 280G of the Code.

4.18

Intentionally Omitted.

4.19

Certain Contracts.

(a)

Except as set forth in Section 4.19(a) of the IB Disclosure Schedule, IB is not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from SAB, IB, the Surviving Bank or any of their respective Subsidiaries to any officer, director, employee or consultant of IB, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $25,000 per annum, or (v) which materially restricts the conduct of any line of business by IB. Each contract, arrangement, commitment or understanding of the type described in this Section 4.19(a), whether or not set forth in Section 4.19(a) of the IB Disclosure Schedule, is referred to herein as a “IB Contract.” IB has previously delivered or made available to SAB true and correct copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.20(a).

(b)

Except as set forth in Section 4.19(b) of the IB Disclosure Schedule, (i) each IB Contract is valid and binding and in full force and effect, (ii) IB has performed all obligations required to be performed by it to date under each IB Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of IB under any IB Contract, and (iv) no other party to any IB Contract is, to the Knowledge of IB, in default in any respect thereunder.

4.20

Agreements with Regulatory Agencies. Except as may be set forth in Section 4.20 of the IB Disclosure Schedule, IB is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.20 of the IB Disclosure  Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has IB been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.21

Environmental Matters. Except as may be set forth in Section 4.21 of the IB Disclosure Schedule:

(a)

IB and, to the Knowledge of IB, each of the Participation Facilities and the Loan Properties, are in compliance with all Environmental Laws.

(b)

To the Knowledge of IB, there is no suit, claim, action or proceeding pending or threatened before any Governmental Entity or other forum in which IB, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by IB, any Participation Facility or any Loan Property.

(c)

To the Knowledge of IB, during the period of (x) IB’s ownership or operation of any of its current or former properties, (y) IB’s participation in the management of any Participation Facility, or (z) IB’s interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the Knowledge of IB, prior to the period of (x) IB’s ownership or operation of any of its current or former properties,  (y) IB’s  participation in the management of any Participation Facility, or (z) IB’s interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

4.22

Opinion. Prior to the execution of this Agreement, IB has received an opinion from Hovde Financial to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of IB is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

4.23

Insurance. Section 4.23 of the IB Disclosure Schedule includes a complete list of all insurance policies (other than title insurance policies or insurance policies of which IB is a beneficiary incident to the making of individual loans) held by IB. There are no outstanding unresolved claims for losses under any such insurance policies. IB has paid all amounts due and payable under any insurance policies and guaranties applicable to it and its assets and operations; all such insurance policies and guaranties are in full force and effect; and IB and all of the IB Real Estate and other material properties of IB are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and are consistent with past practices and experience.

4.24

Approvals. As of the date hereof, IB knows of no fact or condition relating to IB that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

4.25

Loan Portfolio.

(a)

Except as may be set forth in Section 4.25 of the IB Disclosure Schedule, IB is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees or interest-bearing assets) (collectively, “Loans”), other than Loans the unpaid principal balance of which does not exceed $5,000, under the terms of which the obligor was, as of December 31, 2005, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater stockholder of IB, or to the Knowledge of IB, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.25 of the IB Disclosure Schedule sets forth (i) all of the Loans of IB that as of December 31, 2005, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) each asset of IB that as of December 31, 2005,  was classified as “Other Real Estate Owned” and the book value thereof.

(b)

Each Loan in original principal amount in excess of $5,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.26

Reorganization. As of the date hereof, IB has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.27

State Takeover Laws and Charter Provisions. IB has taken all necessary action to exempt the transactions contemplated by this Agreement from any restrictive provision of (i) any applicable moratorium, control share, fair price, business combination, or other anti-takeover laws and regulations, or (ii) the Articles of Incorporation or Bylaws of IB.

4.28

Sole Agreement. With the exception of this Agreement, IB is not a party to any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or, except as disclosed on Section 4.28 of the IB Disclosure Schedule, any other agreement which contemplates the involvement of IB (or any of its assets) in any business combination of any kind; or any agreement, contract, commitment, understanding or arrangement obligating IB to issue or sell or authorize the sale or transfer of any shares of capital stock of IB, except IB Stock Options.

4.29

Disclosure.

(a)

The information concerning, and representations and warranties made by, IB set forth in this Agreement, or in the IB Disclosure Schedule, or in any document, statement, certificate or other writing furnished or to be furnished by or on behalf of IB to SAB pursuant hereto, including information to be included in the Form S-4 regarding IB, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading.

(b)

Copies of all documents heretofore or hereafter delivered or made available to SAB by or on behalf of IB pursuant hereto were or will be complete and accurate copies of such documents.

4.30

Absence of Undisclosed Liabilities. To IB’s Knowledge, IB has no obligation or liability that is material to its financial condition or operations, or that, when combined with all similar obligations or liabilities, would be material to its financial condition or operations (i) except as disclosed in the IB Financial Statements delivered to SAB prior to the date of this Agreement, or (ii) except as contemplated under this Agreement. Except as disclosed on Section 4.31 of the IB Disclosure Schedule, since the Balance Sheet Date, IB has not incurred or paid any obligation or liability which would be material to the financial condition or operations of IB, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices and Applicable Law.

4.31

Allowance for Loan Losses.

(a)

The allowance for loan losses shown on the IB Financial Statements is adequate in all material respects to provide for anticipated losses inherent in loans outstanding.

(b)

The allowance for losses in real estate owned, if any, shown on the IB Financial Statements is or will be adequate in all material respects to provide for anticipated losses inherent in real estate owned by IB and the net book value of real estate owned as shown on the most recent balance sheet included in the IB Financial Statements is the fair value of the real estate owned in accordance with Statement of Position 92-3.

4.32

Compliance with Laws.

(a)

IB is in compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to subject IB or any of its directors or officers to civil monetary penalties; and

(b)

Except with respect to those that would not reasonably be expected to have a Material Adverse Effect on IB, IB has not received notification or communication from any Governmental Authorities, or the staff thereof (i) asserting that IB is not in compliance with any Applicable Law, (ii) threatening to revoke any Consent, license, franchise, permit, or governmental authorization, or (iii) requiring IB to enter into a cease and desist order, consent, agreement, memorandum of understanding or similar arrangement.

4.33

Material Contract Defaults. IB is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default would reasonably be expected to have either individually or in the aggregate a

Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.34

Certain Regulatory Matters.

(a)

IB is a member of the Federal Home Loan Bank of Atlanta.

(b)

IB has not paid any dividends to IB or any Affiliate thereof that (i) caused the regulatory capital of IB to be less than the amount then required by Applicable Law or (ii) exceeded any other limitation on the payment of dividends imposed by Applicable Law, agreement or regulatory policy.

(c)

IB has adopted policies and procedures designed to promote overall compliance with the Bank Secrecy Act (31 U.S.C. Section 5301), the Truth-in-Lending Act (15 U.S.C. Section 1601 et seq.), the Expedited Funds Availability Act (12 U.S.C. Section 4001) and the regulations adopted under each such act and have materially complied with the reporting requirements under the Bank Secrecy Act and the regulations thereunder.

4.35

Due Authorization of Options on Grant Date, Exercise Price and Compliance with GAAP and SEC Requirements. With respect to the stock options of IB (the “Options”), (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of IB (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of IB and all other applicable laws, (iii) the Board or committee granting the option determined that the per share exercise price of each Option was equal to the fair market value of a Common Share on the applicable Grant Date and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of IB.

4.36

IB § 409A Compliance. Each IB plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and IRS Notice 2005-1. No IB plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No stock option or equity unit option granted under any IB plan has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SAB

Subject to Article III, SAB hereby represents and warrants to IB as follows:

5.1

Corporate Organization.

(a)

SAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SAB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. SAB is duly registered as a bank holding company under the BHC Act.

(b)

Each Subsidiary of SAB is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of SAB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of SB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. SB is a Florida chartered commercial banking association duly organized, validly existing and in good standing under the laws of the State of Florida and a member of the FRB. SB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, holds properties and assets only of the types permitted by the laws of the State of Florida, the United States, the rules and regulations promulgated by the FDB and the FRB for insured depository institutions, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of SB are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.

5.2

Capitalization. The authorized capital stock of SAB consists of 40,000,000 (subject to increase to 50,000,000 upon the receipt of stockholder approval) shares of SAB Common Stock and 5,000,000 shares of preferred stock, no par value per share (“SAB Preferred Stock”). As of the date hereof, there were approximately 19,469,259 shares of SAB Common Stock and no shares of SAB Preferred Stock issued and outstanding, and warrants to purchase approximately 17,341,397 shares of SAB Common Stock. All of the issued and outstanding shares of SAB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of SAB Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3

Authority; No Violation.

(a)

SAB and SB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of SAB and SB, and no other corporate proceedings on the part of SAB and SB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SAB and SB and (assuming due authorization, execution and delivery by IB ) this Agreement constitutes a valid and binding obligation of SAB and SB, enforceable against SAB and SB in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)

Neither the execution and delivery of this Agreement by SAB, nor the consummation by SAB of the transactions contemplated hereby, nor compliance by SAB with any of the terms or provisions hereof, will (i) violate any provision of the Amended and Restated Articles of Incorporation or Bylaws of SAB, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SAB or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of SAB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SAB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4

Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB under the Bank Merger Act, as necessary, and approval of such applications and notices, (b) the filing with the SEC and declaration of effectiveness of the S-4, (c) the filing of the Articles of Merger with the Florida Secretary of State and approval of such applications and notices, (e) the State Banking Approvals, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SAB Common Stock pursuant to this Agreement, (g) approval of its stockholders, and (h) approval of the listing of the SAB Common Stock to be issued in the Merger on the  AMEX or such other securities market where SAB’s Common Stock is listed for trading, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by SAB or SB in connection with (1) the execution and delivery by SAB or SB of this Agreement and (2) the consummation by SAB or SB of the Merger and the other transactions contemplated hereby.

5.5

SEC Reports. SAB has previously made available to IB a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2005 by SAB with the SEC pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act (the “SAB Reports”) and (b) communication mailed by SAB to its stockholders since December 31, 2005.

5.6

Regulatory Reports. SAB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2005 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith. Except as disclosed in its public filings with the SEC, no Regulatory Agency has initiated any proceeding or, to the Knowledge of SAB, investigation into the business or operations of SAB or SB since December 31, 2005, and there is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of SAB or SB.

5.7

Financial Statements. SAB has previously made available to IB (1) copies of the consolidated balance sheets of SAB and its Subsidiaries as of December 31 for the fiscal years 2004 and 2005 and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the fiscal years 2003 through 2005, inclusive, as reported in SAB’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the SEC under the Exchange Act, accompanied by the audit report of Crowe Chizek & Co., independent public accountants with respect to SAB filed with the SEC under the Exchange Act (collectively, the “SAB Financial Statements”).

5.8

Broker’s Fees. SAB has engaged, and will pay a fee or commission to Keefe,  Bruyettte & Woods, Inc. in accordance with the terms of a letter agreement between Keefe,  Bruyettte & Woods, Inc. and SAB.

5.9

Absence of Certain Changes or Events. Since December 31, 2005, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on SAB.

5.10

Intentionally Omitted.

5.11

SAB Information. The information relating to SAB and its Subsidiaries to be contained in the Prospectus and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus (except for such portions thereof that relate to IB ) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to IB ) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.12

Compliance with Laws.

SAB and each of its Subsidiaries is in material compliance with all Applicable Laws, reporting and licensing requirements, and orders applicable to its business or employees (including, but not limited to, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Bank Secrecy Act, fair lending laws or other laws relating to discrimination, consumer disclosure and currency transaction reporting) the noncompliance, breach or violation of which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to subject SAB or any of its Subsidiaries or any of their directors or officers to civil monetary penalties.

5.13

Ownership of IB Common Stock. Neither SAB nor any of its Affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of IB (other than Trust Account Shares).

5.14

Approvals. As of the date hereof, SAB knows of no fact or condition relating to SAB that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

5.15

Reorganization. As of the date hereof, SAB has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

ARTICLE VI.
COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1

Covenants of IB. During the period from the date hereof and continuing until the termination hereof or the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of SAB, IB shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the IB Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by SAB, IB shall not:

(a)

declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b)

(i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares) any shares of the capital stock of IB, or any securities convertible into or exercisable for any shares of the capital stock of IB, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except pursuant to Rights referenced on the IB Disclosure Schedule, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing (including additional Rights similar to those set forth on the IB Disclosure Schedule);

(c)

amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d)

make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 in the aggregate;

(e)

enter into any new line of business, or other than in the ordinary course of business consistent with past practices, originate any new kinds of loans or originate any loans not consistent with past practice;

(f)

acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;

(g)

take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h)

change its methods of accounting in effect at December 31, 2005, except as required by changes in GAAP or regulatory accounting principles as concurred to by IB’s independent auditors;

(i)

(1) except for (A) amending the Employment Agreement with Tim Leathers to provide for the payment of an amount equal to two times his prior 12 months’ salary upon the closing of the transactions contemplated herein and the termination of such agreement, (B) amending the Executive Continuity Agreements with Reid French and Joyce Pinder to provide for the payment of an amount equal to their prior 12 months’ salary upon the closing of the transactions contemplated herein and the termination of such agreements, (C) as required by applicable law, (D) as set forth in Section 4.17, or (E) as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between IB or one or more of its current or former directors, officers or employees or any Affiliate of any such person, or (2) except for annual salary increases and cash bonuses consistent with past practice, or as required by the terms of existing employment contracts or applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j)

(1) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements; or (2) acquire any broker deposits or increase the rates currently paid on IB’s deposit products, in an amount that exceeds the rates generally paid on similar products by other banking institutions in IB’s market area;

(k)

incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l)

file any application to relocate or terminate the operations of any of its banking offices;

(m)

create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space, involving payments thereunder by IB in excess of $25,000 per year, to which IB is a party or by which IB or its properties is bound, other than the renewal in the ordinary course of business of any lease the term or option to renew of which expires prior to the Closing Date;

(n)

make any loans in excess of $3,500,000, including but not limited to loan purchases and IB’s portion of any loan participations;

(o)

take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;

(p)

make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of IB for any period ending after the Closing Date or decreasing any Tax attribute of IB existing on the Closing D;

(q)

make changes to loan loss reserves without the prior review and written approval of SAB;

(r)

issue any securities or options to purchase securities of IB, other than in connection with the exercise of outstanding stock options;

(s)

agree to do any of the foregoing.

6.2

Covenants of SAB. Except as otherwise contemplated by this Agreement or consented to in writing by IB, SAB shall not, and shall not permit any of its Subsidiaries to:

(a)

declare or pay any dividends on or make any other distributions in respect of any of its capital stock;

(b)

take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(c)

take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(d)

take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(e)

agree to do any of the foregoing.

ARTICLE VII.
ADDITIONAL AGREEMENTS

7.1

Regulatory Matters.

(a)

SAB, with the cooperation of IB, shall promptly prepare and file with 120 days of the date hereof with the SEC the S-4. Each of IB and SAB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and IB shall thereafter mail the Prospectus to its stockholders. SAB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)

The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). IB and SAB shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to IB or SAB, as the case may be, and any of SAB’s Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)

SAB and IB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of SAB, IB or their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)

SAB and IB shall promptly furnish each other with copies of written communications received by SAB or IB, as the case may be, or any of their respective Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2

Access to Information and Due Diligence Investigation.

(a)

IB will keep SAB advised of all material developments relevant to their respective businesses, and to the consummation of the Purchase Transaction, and shall provide to SAB, upon request, reasonable details of any such development. Upon reasonable notice, IB shall afford to representatives of SAB reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and during such period, shall make available all information concerning its businesses as may be reasonably requested (and the parties shall take into account in determining the reasonableness of due diligence requests the fact that SAB is a public company which is substantially larger than IB and that SAB is issuing shares to IB stockholders as compared to selling its business). Additionally, IB shall make available to SAB all other due diligence information reasonably requested by SAB, including but not limited to (i) inspection of assets of IB as to their documentation, condition and value, (ii) access to all officers and employees of IB for purposes of SAB to ask questions concerning the business, operations and condition of IB, (iii) all regulatory compliance files, (iv) such other information as SAB may reasonably request.

(b)

All non-public information furnished to SAB or IB by the other party hereto pursuant to this Agreement (other than (i) information already in the receiving party’s possession, or (ii) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its directors, officers, employees, agents or advisors, or (iii) information that becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided that such source is not known by the receiving party after due inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party) shall be kept confidential, and the parties shall maintain, and shall cause each of their respective directors, officers, attorneys and advisors to maintain, the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

(c)

IB shall provide SAB with three (3) days’ advance notice of all loan committee meetings of IB and a representative or representatives of SAB shall be entitled to attend any and all such meetings as an observer subsequent to the date of this Agreement.

(d)

No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3

Certain Actions.

(a)

Except with respect to this Agreement and the transactions contemplated hereby, neither IB nor any of its directors, officers, agents, Affiliates or representatives (collectively, “Representatives”) shall, directly or indirectly, initiate, solicit or encourage any inquiries with respect to or the making of any Acquisition Proposal.

(b)

IB agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date hereof with any parties conducted heretofore with respect to any Acquisition Proposal.

(c)

IB agrees that if IB receives a written or verbal offer from a third party potential acquiror subsequent to the date of this Agreement, IB will provide SAB with notice and full disclosure of the terms of the offer of the third party no later than three (3) days subsequent to IB’s receipt of the offer.

7.4

Stockholder Meeting. IB shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. IB shall, through its Board of Directors, subject to the fiduciary duties of such board, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

7.5

Legal Conditions to Merger. Each of SAB and IB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by IB or SAB in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6

Affiliates. IB shall use its reasonable best efforts to cause each director, executive officer and other person who is an “Affiliate” (for purposes of Rule 145 under the Securities Act) of IB to deliver to SAB, as soon as practicable after the date hereof, a written agreement, in the form of Exhibit H hereto.

7.7

AMEX Listing. SAB shall use its reasonable efforts to cause the shares of SAB Common Stock to be issued in the Merger to be approved for listing on the AMEX or such other securities market as SAB’s common stock is listed for trading as of the Effective Time.

7.8

Employee Benefit Plans; Existing Agreements.

(a)

As of the Effective Time, the employees of IB shall be eligible to participate in employee benefit plans of SAB or its Subsidiaries in which similarly situated employees of SAB or its Subsidiaries participate, to the same extent that similarly situated employees of SAB or its Subsidiaries participate (it being understood that inclusion of IB’s employees in SAB’s employee benefit plans may occur at different times with respect to different plans).

(b)

With respect to each SAB Plan for which length of service is taken into account for any purpose, service with IB (or predecessor employers to the extent IB provides past service credit) shall be treated as service with SAB for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each SAB Plan shall waive pre-existing condition limitations to the same extent waived under the applicable IB Plan. IB’s employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the SAB Plan.

(c)

SAB shall cause the Surviving Bank to maintain, for a period of not less than 90 days after the Effective Time, ICB’s current employee severance policy, adopted by the ICB Board of Directors on April 19, 2006, for all individuals who are employees of ICB at the Effective Time.

7.9

Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by SAB or IB.

7.10

Accounting Matters. IB shall cooperate with SAB concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account SAB’s policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) IB’s lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section 7.11 shall not be deemed to constitute or result in the breach of any representation or warranty of IB contained in this Agreement.

7.11

IB Information. The information relating to IB which is provided to SAB by IB for inclusion in the registration statement on Form S-4 (the “S-4”) in which the Prospectus will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus (to the extent it relates to IB ) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

7.12

Disclosure. None of the information prepared by or on behalf of IB regarding any of them included or to be included in the Prospectus and any other documents to be filed with any Governmental Authority in connection with the transactions contemplated herein, will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents which IB is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of Applicable Law. Without limiting the foregoing, at the time the Prospectus is mailed to IB Stockholders, the Registration Statement, with respect to all information relating to IB, (i) will comply in all material respects with the applicable provisions of the Securities Laws and (ii) will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading. At all times subsequent to such mailing up to and including the date of the stockholders meetings at which the Merger and this Agreement will be presented for approval, IB shall promptly notify SAB in the event that it becomes aware that the Registration Statement contains a statement relating to IB which, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact or omits to state any material fact necessary in order to make the statements made therein not false or misleading, or required to be stated therein or necessary to correct any statement made in an earlier communication with respect to such matters which have become false or misleading.

7.13

Transfer Taxes. IB Stockholders shall pay all sales, use, stock transfer, stamp, recording, real property transfer and similar Taxes (“Transfer Taxes”), if any, required to be paid in connection with the receipt of the Merger Consideration. IB shall cause to be prepared any applicable Tax Returns associated with such Transfer Taxes.

7.14

Access to IB Employees; Retention of IB Employees. Beginning two months prior to the anticipated Effective Time, as agreed by IB and SAB, SAB and its representatives shall have access to all IB employees (the “Employees”) and opportunities to interview them outside of the presence of IB or any representative of IB upon reasonable advance notice and during normal business hours. Furthermore, prior to the Closing Date, SAB and its representatives shall be permitted to provide written materials to the Employees pertaining to the Merger, the business of SAB and SB and other related matters.

7.15

General Cooperation. Beginning one month prior to the anticipated Effective Time, as agreed by IB and SAB, IB agrees to cooperate, and agrees to use its best efforts to cause its affiliates, employees and representatives to cooperate in a complete, diligent and timely manner to (i) provide SAB with names and addresses of IB’s customers, clients and vendors, (ii) facilitate and arrange for SAB’s meeting with IB’s clients and vendors, (iii) provide timely assistance in banking conversion requirements under applicable laws and regulations, (iv) provide letters and notices to customers as required or recommended under applicable laws and regulations, (v) provide SAB with such compensation, service, payroll and other pertinent data as may be required for purposes of calculating or affecting distribution of benefits to which any IB employee or former employee may be entitled under any benefit plan established, maintained or contributed to by IB, and (vi) provide general cooperation and assistance in any other matters that SAB may reasonably request.

ARTICLE VIII.
CONDITIONS PRECEDENT

8.1

Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)

Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of IB Common Stock and SAB Common Stock, if required under applicable law.

(b)

Listing of Shares. The shares of SAB Common Stock which shall be issued to the stockholders of IB upon consummation of the Merger shall have been authorized for listing on the AMEX or such other market on which the shares of SAB’s common stock are listed for trading.

(c)

Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d)

S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)

No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

(f)

Employment Agreements for Messrs. Leathers and French and Ms. Pinder. At the Closing, SAB and each of Messrs. Leathers and French and Ms. Pinder shall have entered into an Employment Agreement, in the form attached hereto as Exhibit C, upon the terms set out in Schedule 8.1(f) attached hereto.

8.2

Conditions to Obligations of SAB. The obligation of SAB to effect the Merger is also subject to the satisfaction or waiver by SAB at or prior to the Effective Time of the following conditions:

(a)

Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of IB set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of IB set forth in Section 4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. SAB shall have received a certificate signed on behalf of IB by the Chief Executive Officer or the Chief Financial Officer of IB to the foregoing effect.

(b)

Performance of Obligations of IB. IB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SAB shall have received a certificate signed on behalf of IB by the Chief Executive Officer or the Chief Financial Officer of IB to such effect.

(c)

Conditions Met. SAB shall have received a certificate of an executive officer of IB stating that to his Knowledge, each of the conditions set forth in this Article VIII have been met.

(d)

Non-Competition Agreements. Each of the IB Board members other than Tim Leathers shall have executed a non-competition agreement in the form of Exhibit D attached hereto.

(e)

Opinion of Counsel to IB. Shumaker, Loop & Kendrick, LLP, counsel to IB, shall have executed and delivered to SAB an opinion dated the Closing Date, in the form of Exhibit F attached hereto.

(f)

Articles of Incorporation. IB shall have delivered to SAB a copy of IB’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Florida.

(g)

Certificate of Good Standing. IB shall have delivered to SAB an original certificate of good standing of IB issued as of a recent date by the Secretary of State of the State of Florida.

(h)

Termination of Employment Agreements. Mr. Tim Leathers shall have delivered to SAB a letter acknowledging termination of his Employment Agreement, and Mr. Reid French and Ms. Joyce Pinder shall have delivered to SAB letters acknowledging termination of their Executive Continuity Agreements.

(i)

Release Letters. Each of the directors of IB and certain officers of IB, including Messrs. Leathers and French and Ms. Pinder shall have delivered to SAB release and waiver letters in substantially the form of Exhibit G attached hereto.

(j)

Other Documents. Such other documents as SAB may reasonably request for the purpose of (i) evidencing the accuracy of any of IB’s representations and warranties, (ii) evidencing the performance by IB of, or the compliance by IB with, any covenant or obligation required to be performed or complied with by IB, (iii) evidencing the satisfaction of any condition referred to in this Agreement, or (iv) otherwise facilitating the consummation or performance of any of the contemplated transactions described herein.

(k)

Voting Agreement. The Voting Agreement Parties have agreed (i) to vote all of their shares of IB common stock which they are entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of IB Stockholders at which this Agreement is considered as set forth in the Voting Agreement and (ii) to the extent permitted under applicable law, to recommend that the transaction be approved by the IB Stockholders.

(l)

Tax Periods Ending on or Before the Closing Date.  IB shall cause to be prepared all Tax Returns with respect to IB for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”). IB shall provide such Pre-Closing Tax Period Tax Returns to SAB at least fifteen (15) days before the Closing Date and shall accept all comments of SAB that are reasonable.

8.3

Conditions to Obligations of IB. The obligation of IB to effect the Merger is also subject to the satisfaction or waiver by IB at or prior to the Effective Time of the following conditions:

(a)

Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of SAB set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of SAB set forth in Section 5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. IB shall have received a certificate signed on behalf of SAB by the Chief Executive Officer or the Chief Financial Officer of SAB to the foregoing effect.

(b)

Performance of Obligations of SAB. SAB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and IB shall have received a certificate signed on behalf of SAB by the Chief Executive Officer or the Chief Financial Officer of SAB to such effect.

(c)

Approval of Exchange Agent Agreement and Letter of Transmittal. IB shall have approved, which approval shall not be unreasonably withheld, the Exchange Agent Agreement and the form of both the letter of transmittal and the instructions relating thereto prior to the Effective Time.

(d)

Conditions Met. IB shall have received a certificate of an executive officer of SAB stating that to his Knowledge, each of the conditions set forth in this Article VIII have been met.

ARTICLE IX.
TERMINATION AND AMENDMENT

9.1

Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of IB:

(a)

by mutual consent of IB and SAB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)

by either SAB or IB upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c)

by either SAB or IB if the Merger shall not have been consummated on or before June 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)

by either SAB or IB if the approval of the stockholders of IB or SAB required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or, if such meeting is adjourned, at the reconvened meeting at which the final vote is held;

(e)

by either SAB or IB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by IB ) or Section 8.3(a) (in the case of a breach of representation or warranty by SAB);

(f)

by either SAB or IB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g)

by SAB in event the Requisite Regulatory Approval contains conditions to approval which SAB reasonably believes to be onerous; or

(h)

by SAB, upon the failure of the Voting Agreement Parties to (i) vote all of their shares of IB common stock which they are entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of IB Stockholders at which this Agreement is considered as set forth in the Voting Agreement and (ii) the extent permitted under applicable law, to recommend that the transaction be approved by the IB Stockholders.

9.2

Effect of Termination.

(a)

In the event of termination of this Agreement by either SAB or IB as provided in Section 9.1, this Agreement shall forthwith become void except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement.

(b)

In the event that: (A) after the date of this Agreement and (1) prior to its termination by the parties pursuant to Section 9.1, or prior to its termination by IB pursuant to Section 9.1(b), 9.1(c), 9.1(e) or 9.1(f), or (2) within six months after its termination by SAB or IB pursuant to Section 9.1(d), an Acquisition Proposal shall have been made to IB and IB accepts such Acquisition Proposal by entering into a definitive purchase agreement with the third party, or (B) this Agreement is terminated pursuant to IB’s material breach of the Agreement, or (C) the Voting Agreement Parties fail (i) to vote all of their shares of IB common stock which they are entitled to vote in favor of the transactions contemplated by this Agreement at the meeting of IB Stockholders pursuant to the Voting Agreement, and (ii) to the extent permitted under applicable law, to recommend that the transaction be approved by the IB Stockholders, then IB shall pay SAB a termination fee equal to $1,250,000 (the “Termination Fee”) by wire transfer of same-day funds no later than three (3) business days from the date of termination of the Agreement pursuant to such triggering events described in clauses (A) through (C) above.

(c)

IB acknowledges that the agreements contained in this Section 9.2 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, SAB and SB would not enter into this Agreement; accordingly, if IB fails promptly to pay the amount(s) due pursuant to this Section 9.2 and, to obtain such payment, SAB or SB commences a suit which results in a judgment against IB for the amount(s) due pursuant to this Section 9.2, IB shall pay to SAB and SB its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the prime rate in effect on the date such payment was required to be made.

9.3

Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either IB or SAB; provided, however, that after any approval of the transactions contemplated by this Agreement by IB’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to IB stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4

Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X.
GENERAL PROVISIONS

10.1

Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 A.M. on the tenth business day after all conditions set forth in Article VIII have either been satisfied or waived (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”) at SAB’s principal executive offices, unless another time, date or place is agreed to in writing by the parties hereto.

10.2

Survival of Representations, Warranties and Agreements. All of the representations and warranties shall terminate at the Effective Time. All of the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.3

Expenses. Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4

Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested) or delivered by an express courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

if to SAB, to:

Sun American Bancorp

1200 N. Federal Highway, Suite 101

Boca Raton, FL 33432

Attention:  Michael Golden

and

Sun American Bank

1200 N. Federal Highway, Suite 101

Boca Raton, FL 33432

Attention:  Michael Golden

with a copy to:

Blank Rome LLP

1200 N. Federal Highway, Suite 417

Boca Raton, FL 33432

Attention:  Bruce C. Rosetto, Esquire

(b)

if to IB, to:

Independent Community Bank

250 Tequesta Drive, Ste. 101

Tequesta, Florida 33469

Attention:  Tim Leathers

with a copy to:

Gregory C. Yadley, Esq.

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Suite 2800

Tampa, Florida 33602

10.5

Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6

Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7

Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law, except to the extent that various matters under this Agreement must be necessarily governed by the FBA or the rules and regulations of the FRB.

10.8

Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9

Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the AMEX, as applicable, so long as this Agreement is in effect, neither SAB nor IB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.10

Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The foregoing notwithstanding, all Employees of ICB at the Effective Time shall be third party beneficiaries of  the covenant of SAB set forth in Section 7.8(c) hereof, and shall be entitled to enforce such covenant against SAB as if each such employee were a party hereto.

10.11

Arbitration; Legal Proceedings.

(a)

Any controversy, claim, or question of interpretation in dispute between SAB and IB arising out of or relating to this Agreement, or the breach thereof, shall be finally settled by binding arbitration in Palm Beach County, Florida by a single arbitrator under the Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any U.S. federal or state court in the State of Florida, County of Palm Beach having jurisdiction over this matter. The decision rendered by the arbitrator shall be final and binding on SAB and IB and not subject to further appeal. Such arbitration can be initiated by written notice by either party (the “Claimant”) to the other party, which notice shall identify the Claimant’s selected arbitrator. The party receiving such notice (the “Respondent”) shall have ten (10) Business Days following its receipt of such notice to agree to the arbitrator selected by the Claimant or to suggest another arbitrator and notify the Claimant of such selection. In the event the parties are unable to agree on an arbitrator within ten (10) Business Days thereafter, the American Arbitration Association shall appoint a neutral arbitrator. The arbitrator shall have the authority to award any remedy or relief that a court in Florida could order or grant, including, specific performance of any obligation created under this Agreement, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration award will be in writing and, if requested by the parties, specify the factual and legal basis for the award.

(b)

It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five (5) Business Days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 10.11 shall not be a basis for challenging the award.

(c)

The arbitrator shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing party. If the arbitrator determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

(d)

Each of SAB and IB hereto hereby agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in the U.S. federal or state courts situated in Florida having jurisdiction, and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each of SAB and IB irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by certified mail, postage prepaid, to such person’s address for notices under this Agreement.

IN WITNESS WHEREOF, SAB, SB and IB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SUN AMERICAN BANCORP

By:	/s/ Michael Golden
Name: Michael Golden
Title: President and CEO

SUN AMERICAN BANK
By:	/s/ Michael Golden
Name: Michael Golden
Title: CEO

INDEPENDENT COMMUNITY BANK
By:	/s/ Timothy L. Leathers
Name: Timothy L. Leathers
Title: President and CEO

[signature page to Agreement and Plan of Merger]

EXHIBIT A

____________, 2006

Sun American Bancorp

1200 North Federal Highway

Suite 111

Boca Raton, FL  33432

RE:  Shareholder Voting Agreement (this “Agreement”)

Dear Ladies and Gentlemen:

The undersigned Shareholder (“Shareholder”) of Independent Community Bank, a Florida commercial bank (“IB”), in order to induce Sun American Bancorp, a Delaware corporation (“SAB”), to enter into the Agreement and Plan of Merger, of even date, by and among SAB, Sun American Bank, a subsidiary of SAB, and IB (the “Merger Agreement”), hereby represents, warrants and agrees as follows:

1.

Shareholder hereby represents and warrants that Shareholder owns of record and beneficially (as defined in Rule 13d-3 under the Exchange Act), good and valid title to all of the shares of the capital stock of IB, shown on Exhibit A attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Exhibit A, and such shares represent all of the shares, or rights to acquire shares, of capital stock of IB owned by Shareholder. For purposes hereof, the shares of capital stock of IB and the options to acquire shares of capital stock of IB set forth on Exhibit A attached hereto, and any such shares and options hereafter acquired by Shareholder, shall be referred to herein as the “Stock.”  It is understood and agreed that the term “Stock” shall not include any securities owned by Shareholder as a trustee or fiduciary of a trust or account of which they are not the principal beneficiary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.

2.

Shareholder will vote, or cause to be voted, all of the Stock in person or by proxy, (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the IB shareholders duly held for such purpose, and (b) against any action or proposal that is intended, or could reasonably be expected, to impede, interfere with, delay, or adversely affect the transactions contemplated by the Merger Agreement. In the event that any vote of any of the Stock does not comply with the terms of this Agreement, such vote shall be considered null and void, and the provisions of Section 3 of this Agreement shall immediately take effect.

3.

Shareholder hereby irrevocably constitutes and appoints SAB, or its designee, from and after the date hereof and until the termination of this Agreement as provided herein (at which point such constitution and appointment shall automatically be revoked) as Shareholder’s attorney, agent and proxy (such constitution and appointment, the  “Irrevocable Proxy”), with full power of substitution, to vote and otherwise act with respect to all such Shareholder’s Shares at any meeting of the shareholders of IB (whether annual or special and whether or not an adjourned or postponed meeting), however called, and in any action by written consent of the shareholders of IB, on the matters and in the manner specified in Section 2 above. Without limiting the foregoing, in any such vote or other action pursuant to such proxy, neither SAB nor any other person listed in the immediately preceding sentence shall in any event have the right (and such proxy shall not confer the right) to vote against the Purchase Transaction. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE (UNTIL TERMINATED AS PROVIDED HEREIN) AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM A SHAREHOLDER MAY TRANSFER ANY OF ITS SHARES IN BREACH OF THIS AGREEMENT. Shareholder hereby revokes all other proxies and powers of attorney with respect to all Shareholder’s Shares that may have heretofore been appointed or granted, and no subsequent proxy or power of attorney shall be given (and if given, shall not be effective) by Shareholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of Shareholder and any obligation of Shareholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Shareholder.

4.

Shareholder will not, nor will Shareholder permit any Person under Shareholder’s “control” (as defined for purposes of Rule 144 under the Securities Act) to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

5.

Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Shareholder’s voting rights with respect to the Stock, except as otherwise disclosed on Exhibit A.

6.

Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, SAB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

7.

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, (ii) the laws of the state or political subdivision applicable to shareholder (“Applicable Law”), or (iii) the organizational documents of Shareholder, if applicable.

8.

Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

9.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto.

10.

This Agreement will be governed by and construed in accordance with the laws of the State of Florida regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.

No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  This Agreement may not be amended except by an instrument in writing signed by Shareholder and SAB.

13.

Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement. Shareholder and SAB shall be deemed to be the sole “parties” to this Agreement.

14.

Shareholder understands and acknowledges that SAB is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

15.

It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder of IB and owner of the Stock and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of IB or any of its Subsidiaries, which responsibilities and fiduciary duties take precedence over Shareholder’s position as a IB Shareholder. Notwithstanding the foregoing, Shareholder acknowledges and agrees that the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of IB shall not, in any respect, affect or alter, or be deemed to permit Shareholder to terminate or circumvent, Shareholder’s obligation to comply with the terms of this Agreement (including, without limitation, Shareholder’s obligations under Section 2 hereof), nor, with respect to the Stock, shall the exercise of any such responsibilities and fiduciary duties by Shareholder affect any of SAB’s rights hereunder.

16.

This Agreement shall terminate on the earliest of (a) the date that the Merger Agreement is terminated in accordance with its terms, or (b) the Effective Time.

Very truly yours,

Printed Name:

ACKNOWLEDGED AND AGREED:

SUN AMERICAN BANCORP

By:
Name:
Title:

EXHIBIT C

EMPLOYMENT AGREEMENT

Employment Agreement, dated as of _________, 2007 (this “Agreement”), by and between _________, a resident of the State of Florida located at _________ (the “Executive”), and Sun American Bank, a Florida corporation (the “Company”).

R E C I T A L S :

The Company is desirous of employing the Executive, and the Executive desires to be employed by the Company, upon the terms and provisions, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Employment; Term. The Company shall employ the Executive, and the Executive shall accept employment by the Company, upon the terms and provisions, and subject to the conditions, of this Agreement. The term of the Executive’s employment hereunder shall commence on and as of the date hereof on terms and conditions reasonably satisfactory to the Executive (the “Employment Date”). The term of the Executive’s employment hereunder shall commence on the Employment Date and terminate on the first (1st) anniversary of the Employment Date (as the same may be extended by the parties by mutual agreement or terminated earlier as provided in this Agreement, the “Employment Term”).

Position and Duties.

The Company shall employ the Executive, and the Executive shall serve, as the _________. The Executive shall be responsible for the duties outlined on Schedule 1 hereof, subject to the ultimate authority of the Board of Directors of the Company. The Executive shall have such additional responsibilities or duties with respect to the Company and its subsidiaries, and their respective operations, as may be determined and assigned to the Executive by the Board of Directors of the Company.

Nothing in this Agreement shall prohibit the Executive from serving as an officer or director of any entity or business enterprise, or otherwise participating in educational, welfare, social, religious and civic organizations; provided, however, that during the Employment Term, the Executive shall not serve as a director or officer of any entity or business enterprise which engages in a business that competes directly with the Business.

Nothing in this Agreement shall prohibit the Executive from making any investments in the securities of any entity or business enterprise; provided, however, that during the Employment Term, the Executive shall not make any investments (other than “passive investments” as defined below) in the securities of any entity or business enterprise which engages in a business that competes directly with the business of the Company (the “Business”). An investment shall be considered a “passive investment” to the extent that such securities (i) are actively traded on a United States national securities exchange, the OTC Bulletin Board or on any foreign securities exchange, and (ii) represent, at the time such investment is made, less than five percent (5%) of the aggregate voting power of such entity or business enterprise.

Base Salary; Signing Bonus; Common Stock Bonus; Sale Bonus; Performance Bonus.

During the Employment Term, the Company shall pay to the Executive an annual salary of _________ dollars and no cents (US $___00,000), ( the “Base Salary”). The Base Salary shall be payable in equal bi-weekly installments during any year of the Employment Term; provided, however, that such payments shall be subject to withholding for applicable taxes and any other amounts generally withheld from compensation paid to salaried senior executives of the Company.

Following the end of each fiscal year of the Company during the Employment Term, the Executive shall receive a fiscal year end bonus as set forth in Schedule 2 hereto (the “Performance Bonus”). The Company shall pay to the Executive the Performance Bonus if the Company attains the financial performance targets for such fiscal year as set forth on the Schedule 2 hereto. The Performance Bonus, if earned, shall be paid by the Company to the Executive within thirty (30) days following the completion of the audited financial statements of the Company for the prior fiscal year.

(c)

During the Employment Period the Executive shall receive a car allowance equal to $____ per month (the “Monthly Allowance).

(d)

As soon as practical after the Employment Date, the Sun American Bancorp Compensation Committee shall have a meeting to approve an option grant to the Executive for the purchase ______ shares of the common stock of Sun American Bancorp for an exercise price equal to the fair market value as of the date the Sun American Bancorp Compensation Committee acts. All other terms and conditions of the option agreement shall be in accordance with the terms and conditions of the standard option agreement issued by Sun American Bancorp pursuant to its 2005 Stock Option Plan.

Expense Allowance; Business Expenses.

The Company shall reimburse the Executive for all necessary and reasonable expenses actually incurred or paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties and obligations to the Company in accordance with this Agreement, in accordance with the Company’s policies from time to time in effect.

Benefits; Indemnification and D&O Insurance.

During the Employment Term, the Executive may (subject to applicable eligibility requirements) participate in such insurance and health and medical benefits as are generally made available to the senior executives of the Company pursuant to such plans as are from time to time maintained by the Company; provided, however, that the Company shall implement and maintain a health and medical plan as soon after the Employment Date as is reasonably practical and maintain such throughout the Employment Term. The Executive acknowledges that his participation in any benefit plan may require the Executive’s co-payment of a periodic premium as a deduction from his salary.

During each full year of the Employment Term, the Executive shall be entitled to __ weeks of vacation. The Executive shall take vacation at such time or times as the Executive desires based upon the then current business needs and activities of the Company.

Covenant Not to Solicit.

The Executive shall not, during the Employment Term and the twelve (12) month period following end of the Employment Term (the “Restriction Period”), directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

The Executive shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause:

any Person who is a customer of the Company at any time during the Restriction Period; or

any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Prohibited Person purchased from, was engaged in with or provided to, the Company or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the Executive shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

For purposes of this Section 6, the terms “employee”, “consultant”, “agent”, and “independent contractor” shall include any Persons with such status at any time during the one (1) month preceding any solicitation in question.

Non-Competition.

 Except as otherwise provided in this Agreement, during the Employment Term and during the Restriction Period, the Executive shall not, anywhere within Palm Beach County, Martin County, Broward County and Miami Dade County (collectively the “Restricted Territory”), directly or indirectly, alone or in association with any other Person, directly or indirectly, (i) acquire, or own in any manner, any interest in any Person that engages in the Business or that engages in any business, activity or enterprise that competes with any aspect of the Business, or (ii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any business, activity or enterprise that competes with any aspect of the Business.

Protection of Confidential Information.

The Executive acknowledges that prior to the date hereof the Executive has had access to, and during the course of the Executive’s employment hereunder will have access to, significant Confidential Information (as hereinafter defined). During the Restriction Period, (i) the Executive shall maintain all Confidential Information in strict confidence and shall not disclose any Confidential Information to any other Person, except as necessary in connection with the performance of the Executive’s duties and obligations under this Agreement, and (ii) the Executive shall not use any Confidential Information for any purpose whatsoever except in connection with the performance of the Executive’s duties and obligations under this Agreement.

“Confidential Information” shall mean any and all information pertaining to the Company and the Business, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret, including, but not limited to, customer data, branch data, sales and marketing information, business and marketing strategies, loan data, loan and deposit account information, files, loan products, deposit account products, business secrets and business techniques. Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes generally available to, or known by, the public through no fault of the Executive, or (ii) is independently acquired or developed by the Executive outside the scope of is employment.

Certain Additional Agreements.

The Executive agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Executive make the covenants contained in Section 6, Section 7 and Section 8 of this Agreement.

The parties acknowledge that (i) the type and periods of restriction imposed in the provisions of Section 6, Section 7 and Section 8 of this Agreement are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the Restricted Territory, and (iii) the time, scope, geographic area and other provisions of Section 6, Section 7 and Section 8 of this Agreement have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

In the event that any covenant contained in this Agreement, including, without limitation, any covenant contained in Section 6, Section 7, or Section 8 of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

Specific Performance. The Executive acknowledges that any breach or threatened breach of the covenants contained in Section 6, Section 7, Section 8 and Section 9 of this Agreement will cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, the Executive agrees that the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as either of them can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach of any of Section 6, Section 7, Section 8 and Section 9 of this Agreement, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law or irreparable harm.

Termination.

In the event of the termination of the Executive during the Employment Term for any reason, except as set forth in Section 11(b), the Executive’s employment hereunder shall automatically terminate as of the date of termination; provided, however, that the Executive or his estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay the Executive or his estate or legal representative, as the case may be, (i) the Base Salary owing to the Executive hereunder through the date of termination and (ii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof, through the date of termination. The Executive or his estate or legal representative, as the case may be, shall be entitled to no further payment upon such termination.

(b)

In the event of the termination of the Executive during the Employment Term (i) by the Company without Cause (as defined below) or (ii) by the Executive for Good Reason (as defined below), the Executive’s employment hereunder shall automatically terminate as of the date of termination; provided, however, that the Executive or his estate or legal representative, as the case may be, shall be entitled to receive, and the Company shall pay the Executive or his estate or legal representative, as the case may be, (i) the Base Salary owing to the Executive hereunder through the date of termination; (ii) any business expenses which were properly reimbursable to the Executive pursuant to Section 4 hereof, through the date of termination; and (iii) severance equal to the remaining Base Salary that would have otherwise been due the Executive through the end of the Employment Term had there been no early termination. The Executive or his estate or legal representative, as the case may be, shall be entitled to no further payment upon such termination.

For purposes of this Agreement, “Cause” shall mean that Executive shall have committed:

(i)

an intentional act of fraud, embezzlement or theft in connection with his duties with, or in the course of his employment with, the Company, or been convicted of a felony or other crime involving moral turpitude;

(ii)

intentional wrongful damage to or misappropriation of property of the Company;

(iii)

an intentional or grossly negligent refusal or failure to perform Executive’s duties, or to carry out the reasonable directions of the Company’s Chief Executive Officer (other than on account of illness or other physical or mental disability), which refusal or failure is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company thereof; or

(iv)

a material breach of any of the provisions of this Agreement applicable to Executive, which breach is not remedied within the 10 calendar days after receipt by the Executive of written notice from the Company of such breach;

and in any case any such act or failure to act shall be determined by the Chief Executive Officer of the Company to have been materially harmful to the Company. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that his action or omission was in the best interests of the Company, as determined by the Board of Directors of the Company in its sole but reasonable discretion.

For purposes of this Agreement, “Good Reason” shall mean any of the following events:

(i)

a significant and material adverse change in the nature or scope of Employee’s duties and responsibilities or other working conditions with Employer,

(ii)

a failure by the Employer to make timely payment to the Employee of any amounts to which he is entitled hereunder or to otherwise provide Employee with any of the benefits to which he is entitled hereunder on the terms provided herein or any other breach of the covenants contained herein, any of which is not remedied within 10 calendar days after receipt by the Employer of written notice from the Employee of Employee’s objection to such change, failure, reduction or breach, as the case may be;

(iii)

an ordered relocation of Executive to an area more than fifty (50) miles from the place where the Executive’s office is situated on the date hereof without Executive’s prior written consent (which consent may be withheld for any reason); or

(iv)

the liquidation, dissolution, merger, consolidation or reorganization of Employer or transfer of a significant amount of the business and/or assets of the Employer to another party, unless the successor or successors (by liquidation, dissolution, merger, consolidation, reorganization or otherwise) or other transferee or transferees to which all or substantially all of such business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Employer to Employee hereunder by an instrument in writing reasonably satisfactory in form and in substance to the Employee.

Miscellaneous.

Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12(a)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Company, to:

Sun American Bank.

Attn: Robert Nichols

1200 N. Federal Highway.

Suite 111

Boca Raton, FL 33432

with a copy to:

Blank, Rome, LLP

Attn: Bruce C. Rosetto, Esq.

1200 Federal Highway

Suite 417

Boca Raton, Florida 33432

If to the Executive, to:

or to such other address as any party may specify by notice given to the other party in accordance with this Section 12(a).

Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

Entire Agreement. This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

Waiver. Any waiver by a party hereto of any breach of or failure to comply with any provision or condition of this Agreement by any other party hereto shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 12(a). No failure or delay by any party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right.

Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction.

Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Florida located in Palm Beach County and the federal district court for the Southern District of Florida located in Palm Beach County with respect to any suit, action or proceeding arising out of or relating to this Agreement, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court or to assert that any such court is an inconvenient forum, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided in Section 13(a) hereof. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any such action, suit or other proceeding.

Binding Effect, No Assignment, etc. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, estate, successors and permitted assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and any attempt to do so shall be void and of no force and effect, except (i) assignments and transfers by operation of law and (ii) that the Company may assign any or all of its respective rights, interests and obligations hereunder to any purchaser of a majority of the issued and outstanding capital stock of the Company or a substantial part of the assets of the Company.

Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto (or persons set forth in Section 14), any rights, privileges or remedies under or by reason of this Agreement.

Headings. The section headings contained in this Agreement  are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile signature, which shall constitute a legal and valid signature), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SUN AMERICAN BANK

By:
Name:
Title:

EXECUTIVE

EXHIBIT D

NON-COMPETITION AGREEMENT

AGREEMENT (this “Agreement”) dated and effective as of [_________], 2006, among Sun American Bancorp, a Delaware business corporation (“SAB”), Sun American Bank, a Florida commercial banking association (“SB”) and a wholly-owned subsidiary of SAB and _________ (“_________”) located at _________.

Reference is made to the Agreement and Plan of Merger, dated as of _________  [___], 2006 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Merger Agreement”), by and among Sun American Bancorp, a Delaware business corporation (“SAB”), Sun American Bank, a Florida commercial banking association (“SB”) and a wholly-owned subsidiary of SAB (collectively, the “Purchaser or the Corporation”), Independent Community Bank, a Florida commercial banking association (the “Seller”) and _________. _________ is a [officer /director/employee] of the Seller and possesses unique knowledge and expertise with respect to the business of the Seller and the industry in which the business has been operated. In order for the Purchaser to avail itself of the full benefits and advantages of its merger and plan of reorganization with the Seller, the Purchaser desires to assure itself that _________ does not engage in competition with the Corporation. The execution and delivery of this Agreement by the Corporation and _________ is a condition to the consummation of, and an integral part of, the transactions contemplated by the Merger Agreement.

In consideration of the mutual promises contained in the Merger Agreement and the significant indirect benefits which thereby are anticipated to accrue to _________ (whether as a shareholder or director of the Seller or otherwise), and to prevent the Purchaser from being economically harmed by a loss of the goodwill associated with the business of the Corporation, _________ has agreed not to compete with the Corporation under the conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.

Certain Defined Terms.

Unless otherwise defined herein or the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

(a)

“Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the indicated Person.

(b)

“Business” shall have the meaning assigned to it in Section 2(a).

(c)

“business day” shall mean a calendar day other than Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

(d)

“Confidential Information” shall have the meaning assigned to it in Section 3(b).

(e)

“Non-Compete Period” shall have the meaning assigned to it in Section 2(a).

(f)

“Designated Counties” shall have the meaning assigned to it in Section 2(b).

(g)

“Persons” shall mean all natural persons, corporations, business trusts, associations, limited liability companies, companies, partnerships, joint ventures, governmental entities and any other entities.

(h)

“Merger Agreement” shall have the meaning assigned to it in the recitals to this Agreement.

(i)

“Related Person” shall mean, with respect to any Person, (a) each Person who serves as a director or officer of such Person (or in a similar capacity), and (b) each Affiliate of each Person referred to in the foregoing clause (a).

(j)

“Restricted Area” shall have the meaning assigned to it in Section 2(b).

(k)

“Subsidiaries” shall mean any subsidiaries of the Corporation, whether or not wholly owned.

Section 2.

Non-Competition, Non-Solicitation and No-Hire.

(a)

_________ covenants and agrees that, for a period of two (2) years following the date hereof (the “Non-Compete Period”), _________ shall not, without the prior written consent of the Corporation, directly or indirectly, (i) do anything to cause or encourage any officer, director, employee or agent of the Corporation or any Subsidiary thereof to terminate his or her employment with the Corporation or such Subsidiary, as the case may be, for the purpose of competing with the Corporation or any of its Subsidiaries, or for the purpose of damaging the Corporation or any of its Subsidiaries in any way, (ii) contact or otherwise act in concert with any other Person, for purposes of (x) competing within the Restricted Area, directly or indirectly, with the business of the Corporation and its Subsidiaries as engaged in or with respect to which the Corporation and its Subsidiaries have incurred significant expense, on the date hereof (collectively, the “Business”) or (y) damaging in any way the Corporation or any of its Subsidiaries, or (iii) engage in, have an interest in, or provide advice or assistance to any business in the Restricted Area which competes with the Business.

(b)

The covenants contained in this Section 2 shall be construed as a series of separate covenants, one for each of the Counties of Broward, Palm Beach, Martin and Miami-Dade (collectively, the “Designated Counties”), (together the Designated Counties comprising, the “Restricted Area”).

(c)

_________ covenants and agrees that, during the Non-Compete Period, _________ shall not, without the prior written consent of the Corporation, directly or indirectly (whether in concert with any other Person or otherwise) for any purpose, (i) solicit for employment any employee of the Corporation or any Subsidiary thereof or (ii) employ, or retain as a consultant or independent contractor, any such employee, in each case whether (x) during such employee’s employment by the Corporation or any Subsidiary thereof or (y) after such employment.

(d)

_________ understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Corporation or any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits (whether as a shareholder or director of the Seller or otherwise) and pursuant to other agreements to which he and the Seller are parties, to clearly justify such restrictions, which in any event he does not believe (given his education, skills and ability) would prevent him from otherwise earning a living.

Section 3.

Confidentiality.

(a)

_________ will not disclose or use at any time, either during the Non-Compete Period or thereafter, any Confidential Information of which _________ is or becomes aware, whether or not such information was developed by him.

(b)

As used in this Agreement, the term “Confidential Information” means information that is not generally known or available to the public and that was used, developed or obtained by _________ in connection with the Business and for use by the Business, including but not limited to (i) information, observations and data obtained by _________ while employed by the Seller concerning the Business, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer and client lists, (xiii) other copyrightable works, (xiv) marketing plans and trade secrets, and (xv) all similar and related information in whatever form.

(c)

Notwithstanding the provisions of this Agreement to the contrary, _________ shall not be subject to the limitations set forth in Section 3(a) with respect to any of the following activities by _________:

(i)

_________’s disclosure or use of Confidential Information, if such Confidential Information is now or hereafter becomes generally known or available to the public other than as the result of a breach of this Section 3 by; _________

(ii)

_________’s disclosure or use of Confidential Information, if such Confidential Information is received after the date of this Agreement from a third party that is not under an obligation of confidentiality to the Corporation or its Subsidiaries; or

(iii)

_________’s disclosure of Confidential Information, if such Confidential Information is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding, provided that such disclosure shall be limited to the extent so required and, to the extent reasonably practicable and except to the extent prohibited by law, _________ shall give the Corporation notice of his intent to so disclose such Confidential Information and shall reasonably cooperate with the Corporation in seeking suitable confidentiality protections.

Section 4.

Representations and Warranties. _________ hereby represents and warrants to the Corporation that (i) the execution, delivery and performance of this Agreement by _________ does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which he is a party or any judgment, order or decree to which he is subject, (ii) _________ is not a party to or bound by any non-competition agreement, non-solicitation agreement, no-hire agreement, confidentiality agreement or similar agreement with any other Person that contains any restrictions or limitations on his ability to execute, deliver and perform this Agreement and (iii) upon the execution and delivery of this Agreement by the Corporation, this Agreement will be a valid and binding obligation of _________.

Section 5.

Enforcement.

(a)

The Corporation and _________ shall each have and retain all rights and remedies existing in its or his favor at law or equity, including, without limitation, all actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.

(b)

Because the relationship between the Corporation, its Subsidiaries and _________ is unique and because _________ has had access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach by _________ of this Agreement, the Corporation shall have the right, in addition to all other rights and remedies it may have, (a) to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement (without posting a bond or other security); (b) to apply for an order requiring _________ to account for and pay over to the Corporation all compensation, profits, moneys, accruals, increments or other benefits derived or received as a direct result of any transactions constituting a breach of the covenants contained herein; and (c) _________specifically agrees that the Corporation shall be granted upon its unilateral application a temporary restraining order and an “injunction pendant lite” since the harm which would otherwise occur from the continuing violation would be irreparable. Nothing contained in this Agreement shall be construed as prohibiting the Corporation from or limiting the Corporation in pursuing any other remedies available for any breach or threatened breach of this Agreement.

(c)

The prevailing party shall recover all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in connection with any action to enforce this Agreement.

Section 6.

General Provisions.

(a)

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the preceding sentence, if at the time of enforcement of Section 2 of this Agreement, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope and geographical area that are reasonable under such circumstances shall be substituted for the stated period, scope and area, respectively.

(b)

Entire Agreement. This Agreement contains all of the agreements between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of _________, the Corporation and their respective successors, assigns, representatives, heirs and estates; provided, that the rights and obligations of _________ under this Agreement shall not be assigned without the prior written consent of the Corporation.

(d)

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER IN THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA. EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN PALM BEACH COUNTY, STATE OF FLORIDA, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPLICABLE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION SHALL BE HEARD AND DETERMINED IN SAID COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION IN THE MANNER PROVIDED IN SECTION 6(M) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(e)

WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH TRANSACTIONS LIKE THIS AGREEMENT ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f)

Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Corporation and _________, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)

Schedules, Headings, etc. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement. _________ confirms and agrees that the statements relating to him contained in the preamble to this Agreement are true and correct and that this Agreement is a material inducement to the Purchaser to proceed with and consummate, and is an integral part of, the transactions contemplated by the Merger Agreement.

(h)

Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Purchaser, the Corporation, its Subsidiaries and _________, and each of their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be. It is the intention of the parties hereto that this Agreement be relied upon by the Purchaser, the Corporation and its Subsidiaries and be enforced by each such Person against _________ as if such Person is a party hereto.

(i)

Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

(j)

Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a business day, the time period for taking action shall be automatically extended to the next business day.

(k)

Survival of Representations and Warranties. All representations and warranties contained herein shall survive in perpetuity the consummation of the transactions contemplated hereby.

(l)

Construction.

(i)

For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; (B) the feminine gender shall include the masculine and neuter genders; and (C) the neuter gender shall include the masculine and feminine genders.

(ii)

Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii)

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(m)

All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally (including by overnight express or messenger), upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, or (iii) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the addresses set forth in the Preamble to this Agreement.

*     *     *     *

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Non-Competition, Non-Solicitation and No-Hire Agreement as of the date first written above.

SUN AMERICAN BANCORP

By:
Name:
Title:

SUN AMERICAN BANK

By:
Name:
Title:

EMPLOYEE

EXHIBIT E

[________], 2006

Sun American Bancorp

1200 North Federal Highway

Suite 111

Boca Raton, FL 33432

Gentlemen and Ladies:

This letter is being furnished in accordance with the Agreement and Plan of Merger dated _________, 2006 (the “Purchase Agreement”), among Sun American Bancorp, a Delaware business corporation (“SAB”), Sun American Bank, a Florida commercial banking association (“SB”) and a wholly-owned subsidiary of SAB (“SB”) and Independent Community Bank, a Florida commercial banking association (“IB”), pursuant to which (i) SB will acquire IB through a merger transaction (the “Merger”), and (ii) the shareholders of IB will receive shares of SAB Common Stock in accordance with the Purchase Agreement. The shares of SAB Common Stock that I receive, directly or indirectly, pursuant to the Merger are referred to herein as the “New Shares.”  Capitalized terms used in this letter have the meaning ascribed to them in the Purchase Agreement unless otherwise stated herein.

Intending to be legally bound, in consideration of the foregoing and the mutual agreements contained in the Purchase Agreement, I hereby represent, warrant, covenant and agree as follows:

1.

I own beneficially or of record, in the capacities indicated, the number of shares of IB’s capital stock set forth on Appendix A attached hereto (the “Existing Shares”). Any shares of IB’s capital stock that I acquire, directly or indirectly, after the date hereof shall be deemed Existing Shares for the purposes of this Agreement.

2.

I understand that I may be deemed an “affiliate” of IB as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”). I agree that I shall not effect any sale, transfer or other disposition of New Shares unless:

(a)

such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Securities Act;

(b)

such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act, as evidenced by a broker’s letter and a representation letter executed by me (satisfactory in form and content to SAB) stating that such requirements have been met;

(c)

counsel reasonably satisfactory to SAB shall have advised SAB in a written opinion letter (satisfactory in form and content to SAB), upon which SAB may rely, that such sale, transfer or other disposition will be exempt from registration under the Securities Act; or

(d)

an authorized representative of the SEC shall have rendered written advice to me to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and all other related communications with the SEC shall have been delivered to SAB.

3.

I acknowledge and agree that (a) stop transfer instructions will be given to SAB’s transfer agent with respect to the New Shares, and (b) each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145(d) OF THE SECURITIES ACT OF 1933 APPLIES AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH RULE OR AS OTHERWISE PROVIDED IN A LETTER AGREEMENT DATED AS

OF [________], 2006, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE ISSUER.”

4.

This Agreement shall be binding on me, my heirs and my personal representatives and shall be enforceable by SAB and its respective successors and assigns. This Agreement may not be amended, supplemented, or waived or terminated except by a written instrument executed by me and SAB. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

5.

I hereby irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts in the State of Florida and irrevocably consent to service of process by first class mail, return receipt requested, postage pre-paid, to my address set forth below. The prevailing party in any action shall be entitled to recover reasonable legal fees and costs from the other party.

6.

I have carefully read this letter, the Purchase Agreement, and, to the extent I felt necessary, discussed with my counsel or counsel for IB the requirements of this letter and its impact upon my ability to acquire or dispose of the New Shares.

Very truly yours,

(Signature)

Print name

Street Address

City, State and Zip Code

APPENDIX B

SECTION 658.44 OF FLORIDA STATUTES

658.44 Approval by stockholders; rights of dissenters; preemptive rights.

(1)

The office shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the office, has been approved:

(a)

By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

(b)

After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

(2)

Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

(a)

Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

(b)

As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

(c)

With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

(3)

On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares,

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and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

(4)

The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

(5)

The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the office shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

(6)

Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

(7)

The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

(8)

The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

(9)

After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the office, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the office, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

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APPENDIX C

November 16, 2006

Board of Directors

Independent Community Bank

250 Tequesta Drive #101

Tequesta, FL 33469

Dear Members of the Board:

We understand that Independent Community Bank (“the Bank”), a Florida corporation and banking association, Sun American Bancorp (“SAB”), a Delaware business corporation, and Sun American Bank, a Florida commercial banking association and a wholly-owned subsidiary of SAB (“SB”) are about to enter into an Agreement and Plan of Merger, to-be-dated on or about November 16, 2006 (the “Agreement”), pursuant to which the Bank will merge with and into SB (the “Merger”). Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement. At the Effective Time, by virtue of the Merger and without any action on the part of IB, SAB, SB or the holder of any of the following securities, subject to Sections 2.4(d) and 2.5 of the Agreement, each share of the Bank’s common stock (“IB Common Stock”), except for shares of IB Common Stock owned by IB or SAB (other than Trust Account Shares) or any of SAB’s Subsidiaries, shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in this Section 2.4 and Section 2.9 of the Agreement, into the right to receive the following, without interest:

(i)

for each share of IB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from SAB an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(ii)

for each share of IB Common Stock with respect to which an election to receive SAB Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from SAB the number of shares of SAB Common Stock (the “Stock Consideration”) as is equal to the Share Ratio (collectively, the “Stock Election Shares”); and

(iii)

for each share of IB Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from SAB such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 2.5(b) of the Agreement.

All of the shares of IB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of IB Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of IB Common Stock represented by such Certificate have been converted pursuant to this Section 2.4 and Section 2.11(f) of the Agreement, as well as any dividends to which holders of IB Common Stock become entitled in accordance with Section 2.11(c) of the Agreement. At the Effective Time, all shares of IB Common Stock that are owned directly or indirectly by IB, SAB or any of SAB’s Subsidiaries (other than Trust Account Shares) shall be cancelled and shall cease to exist and no stock of SAB, cash or other

www.hovde.com

	1824 Jefferson Place, NW	1629 Colonial Parkway	222 N. Sepulveda Boulevard #1306	3908 S. Ocean Boulevard, Suite M122
	Washington, DC 20036	Inverness, IL 60067	El Segundo, CA 90245	Highland Beach, FL 33487
	Telephone 202.775.8109	Telephone 847.991.6622	Telephone 310-535-0030	Telephone 561.279.7199
	Facsimile 202.293.5287	Facsimile 847.991.5928	Facsimile 310-535-9203	Facsimile 561.278.5856

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consideration shall be delivered in exchange therefor. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Bank, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

We were retained by the Bank to act as its financial advisor in connection with the Merger. We will receive compensation from the Bank in connection with our services, a significant portion of which is contingent upon consummation of the Merger. The Bank has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)

reviewed the Agreement and all attachments thereto;

(ii)

reviewed certain historical publicly available business and financial information concerning the Bank and SAB;

(iii)

reviewed certain internal financial statements and other financial and operating data concerning the Bank and SAB;

(iv)

analyzed certain financial projections prepared by the management of the Bank and SAB;

(v)

held discussions with members of the senior management of the Bank and SAB for the purpose of reviewing the future prospects of the Bank and SAB, including financial forecasts;

(vi)

reviewed historical market prices and trading volumes for SAB Common Stock;

(vii)

reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii)

evaluated the pro forma ownership of SAB Common Stock by the Bank’s  shareholders relative to the pro forma contribution of the Bank’s assets, liabilities, equity and earnings to the combined company;

(ix)

performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Bank and SAB and in the discussions with the managements of the Bank and SAB. In that regard, we have assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Bank and SAB and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Bank and SAB are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Bank, SAB or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Bank, SAB or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally

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accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Bank, SAB and its subsidiaries. In rendering this opinion, SAB and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on SAB or the surviving corporations that would have a material adverse effect on the surviving corporation or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of SAB or any of the surviving corporations after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

We are not expressing any opinion herein as to the prices at which shares of SAB Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of the Bank’s Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Bank’s Common Stock.

This letter is solely for the information of the Board of Directors of the Bank and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Bank’s Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of the Bank’s Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Bank.

Sincerely,

/s/ HOVDE FINANCIAL LLC
HOVDE FINANCIAL LLC

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